Filed pursuant to Rule 424(b)(3)
File No. 333-164002

PROSPECTUS

$300,000,000

Salem Communications Corporation

9.625% Senior Secured Second Lien Notes due 2016

Offer to Exchange All of Our Outstanding

9.625% Senior Secured Second Lien Notes due 2016

(CUSIP Nos. 794093 AE4 and U78735 AA2)

For

Our new 9.625% Senior Secured Second Lien Notes due 2016

That Have Been Registered

Under the Securities Act of 1933

This exchange offer will expire at 5:00 p.m., New York City time,

on Monday, March 8, 2010, unless extended.

The Exchange Notes:

•

The terms of the registered 9.625% Senior Secured Second Lien Notes due 2016 to be issued in the exchange offer are substantially identical to the terms of the outstanding 9.625% Senior Secured Second Lien Notes due 2016, except that provisions relating to transfer restrictions, registration rights, and additional interest will not apply to the exchange notes.

•	We are offering the exchange notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the outstanding notes.

•	The exchange notes will bear interest at the rate of 9.625% per year, payable on June 15 and December 15 of each year, commencing on June 15, 2010. The exchange notes will mature on December 15, 2016.

•

The exchange notes will be fully and unconditionally guaranteed on a joint and several basis by all of Salem Communications Corporation’s existing subsidiaries and certain future domestic restricted subsidiaries.

•	We may redeem some or all of the notes as described more fully in this prospectus.

Material Terms of the Exchange Offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on Monday, March 8, 2010, unless extended.

•

Upon completion of the exchange offer, all outstanding notes that are validly tendered and not properly withdrawn will be exchanged for an equal principal amount of exchange notes, the issuance of which are registered under the Securities Act of 1933, as amended (the “Securities Act”).

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	Completion of the exchange offer is subject to customary conditions, some of which we may waive.

•	The exchange of exchange notes for outstanding notes will not be a taxable exchange for U.S. Federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such exchange notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Salem Communications Corporation has agreed that, starting on the effective date of the registration statement to which this prospectus relates and ending on the close of business 90 days after such date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

•	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or quotation system.

See “Risk Factors ” beginning on page 14

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 2, 2010

You should rely only upon the information in this prospectus. We have not authorized anyone to give any information or make any representation about us that is different from or in addition to, that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date on the front cover of this prospectus.

We have filed with the SEC a registration statement on Form S-4 (Registration No. 333-164002) with respect to the exchange notes. This prospectus, which forms part of this registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

You may also obtain this information without charge by writing or telephoning us at the following address and telephone number:

Salem Communications Corporation

4880 Santa Rosa Road

Camarillo, California 93012

Telephone (805) 987-0400

Attention: Christopher J. Henderson, Secretary

In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the exchange offer.

* * * *

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, including in this prospectus, in particular, the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we make “forward-looking statements” within the meaning of federal and state securities laws. Disclosures that use words such as the company “believes,” “anticipates,” “expects,” “estimates,” “intends,” “will,” “may” or “plans” and similar expressions are intended to identify forward-looking statements, as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations and are based upon data available to us at the time the statements are made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These risks, as well as other risks and uncertainties, are detailed in reports on Forms 10-K, 10-Q and 8-K filed with the SEC as well as the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. All forward-looking statements in this prospectus are qualified by these cautionary statements and are made only as of the date of this prospectus. Any such forward-looking statements, whether made in this prospectus or elsewhere, should be considered in context with the various disclosures made by us about our business. The following risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•

We have, and after issuance of the exchange notes we will have, a significant amount of debt, which could restrict our future operating and strategic flexibility and expose us to the risks of financial leverage.

•	Our ability to meet our debt service obligations on the exchange notes and our other debt will depend on our future performance, which will be subject to many factors that are beyond our control.

•	We depend significantly upon the success of the religious and family issues format segment of the radio broadcasting industry.

•

Our ability to successfully grow through acquisitions by acquiring radio stations in new and existing markets, as well as by expanding into non-broadcast media and acquiring businesses that share our commitment to serving our targeted audience, depends on many factors, some of which are beyond our control.

•

We are subject to risks of competition from other commercial and non-commercial radio stations as well as from other media, including broadcast and cable television, the Internet, newspapers, magazines, direct mail and billboard advertising.

•

We are subject to risks and limitations due to government regulation of the broadcasting industry, including Federal Communications Commission (“FCC” or the “Commission”) control over the renewal and transfer of broadcasting licenses, which could materially adversely affect our operations and growth strategy.

We urge you to review carefully the section “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in the exchange notes.

Except as required by law, we assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this prospectus. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

INDUSTRY AND MARKET DATA

This prospectus includes industry data that we obtained from periodic industry publications, including the Fall 2009 Radio Market Survey Schedule & Population Rankings published by Arbitron. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein.

ii

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and does not contain all of the information that is important to you. For a more complete understanding of our company and this exchange offer, we encourage you to read this entire prospectus, including “Risk Factors” and the financial statements included in this prospectus. In addition, certain statements are forward-looking statements, which involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Unless otherwise indicated or required by the context, the terms “Salem,” “we,” “our,” “us” and the “Company” refer to Salem Communications Corporation and all of its subsidiaries that are consolidated under GAAP. Our fiscal years for the years 2006, 2007 and 2008 all ended on December 31, respectively. When we refer to a year, we are referring to the fiscal year ended on those respective dates. Data in this summary is as of December 30, 2009 unless indicated otherwise.

Our Company

General

In 1974, our CEO Edward G. Atsinger, III, launched his first full-time Christian format radio station, KDAR-AM in Oxnard, California. Mr. Atsinger and Stuart W. Epperson, our Chairman of the Board, then partnered together with a goal of establishing a network of radio stations focused on reaching the Christian audience. Through a series of station acquisitions starting with WEZE-AM in Boston in 1978, we developed station clusters throughout the major markets in the United States. Since our initial public offering in July 1999, we have grown from 45 stations to 94 stations.

We believe that we are the largest commercial U.S. radio broadcasting company that provides programming targeted at audiences interested in Christian and family-themed radio content, as measured by number of stations and audience coverage. Our core business is the ownership and operation of radio stations in large metropolitan markets. Upon completion of all announced transactions, we will own a national portfolio of 94 radio stations in 36 markets, which consists of 27 FM stations and 67 AM stations, including 58 stations in 22 of the top 25 markets. We are one of only three commercial radio broadcasters with radio stations in all of the top 10 markets. We are the seventh largest operator measured by number of stations overall and the third largest operator measured by number of stations in the top 25 markets. We also program the Family Talk™ Christian-themed talk format station on XM Radio, channel 170.

In addition to our radio broadcast business, we also own and operate a non-broadcast media division. This division consists of Salem Web Network (“SWN”), a provider of online Christian and conservative-themed content and streaming, Salem Publishing™, a publisher of Christian magazines and Xulon Press™, a provider of print-on-demand publishing services targeting the Christian audience. SWN’s content, both in text and audio, can be accessed through our national portals which include OnePlace.com, Crosswalk.com®, Christianity.com and Townhall.com®. SWN’s content can also be accessed through our local radio station websites, which provide content of interest to local listeners.

We also own and operate Salem Radio Network (“SRN”), a national radio network that syndicates music, news and talk to approximately 2,000 affiliated radio stations, in addition to our owned and operated stations and Salem Media Representatives (“SMR”), a national radio advertising sales firm with offices in 12 U.S. cities.

Radio Broadcasting

Our radio business is focused on the clustering of strategic formats, mainly Christian Teaching and Talk, Contemporary Christian Music and conservative News Talk. In late 2007, we introduced a fourth strategic format, Spanish language Christian Teaching and Talk.

Salem Radio Network®

We own and operate SRN as part of our overall business strategy to develop a national network of affiliated radio stations anchored by our owned and operated radio stations in major markets. SRN, which is headquartered in Dallas, Texas, develops, produces and syndicates a broad range of programming specifically targeted to Christian and family-themed talk and music stations as well as general market News Talk stations. Currently, we have rights to several full-time satellite channels to deliver SRN programs to affiliates via satellite.

SRN has approximately 2,000 affiliate stations, in addition to our owned and operated stations, which broadcast one or more of the offered programming options. These programming options feature talk shows, news and music. The principal source of network revenue is from the sale of advertising time.

SMR is a sales representation company specializing in placing national advertising on religious format radio stations. SRN and our radio stations each have relationships with SMR for the sale of available SRN spot advertising. SMR also contracts with individual radio stations to sell air time to national advertisers desiring to include selected company stations in national buys covering multiple markets. In 2005, we established Vista Media Representatives formerly called Vista Radio Representatives, a sales representation company specializing in placing national advertising on non-religious radio stations.

Non-broadcast Media

Salem Web Network™ and Townhall.com®. Our online strategy centers on creating the premiere Internet platform serving the audience interested in Christian and conservative content. Leveraging our engaged and loyal radio listener base, SWN’s content, both in text and audio, can be accessed through our national portals which include OnePlace.com, Crosswalk.com, Christianity.com, Townhall.com, and through our radio station websites, which provide content of interest to our local radio station listeners. In 2006 we acquired CrossDaily.com and Townhall.com. In 2008 we acquired intercristo.com and theconservativevoice.com. These acquisitions enhanced our web leadership as a provider and distributor of Christian and conservative content and services for our target audience.

Salem Publishing™. Our distribution of Christian and conservative content also extends into print through Salem Publishing, a magazine publisher serving the Christian and conservative audience and Xulon Press™, a provider of print-on-demand publishing services targeted to the Christian audience. Salem Publishing™ is well positioned to grow its magazines: Homecoming® The Magazine, YouthWorker Journal™, The Singing News, FaithTalk Magazine, Preaching and Townhall Magazine™. In 2006, we acquired two target segment-leading magazines, The Singing News magazine and Preaching magazine, and their respective Internet sites. In 2006, we also purchased Xulon Press. During 2007, Salem Publishing acquired the Christian Music Planet® brand, including www.ChristianMusicPlanet.com, a leading Christian music web portal and CMCentral.com, a Christian music website and online community. In 2008, we ceased the publication of CCM Magazine and launched Townhall Magazine™.

Business Strategy

Our principal business strategy is to improve our national radio platform and to invest in and build non-broadcast businesses as the breadth of the media marketplace also expands to deliver compelling content to audiences interested in Christian and family-themed programming and conservative news talk. Our national presence in broadcasting, Internet and publishing gives advertisers a platform that is a powerful way to broadly reach Christian audiences.

We program 42 of our stations with our Christian Teaching and Talk format, which is talk programming with Christian and family themes. A key programming strategy on our Christian Teaching and Talk radio stations is to sell blocks of time to a variety of religious and charitable organizations that create compelling radio programs. Typically, more than 90% of our block programming partners annually renew their respective relationships with us. Based on these renewal rates, we believe that block programming provides a steady and consistent stream of revenue and cash flow. The top ten programmers have averaged over 15 years on the air and have remained relatively constant. Total programming revenue has comprised 35% to 40% of total broadcast revenue from 2006 through the last twelve months ended September 30, 2009. We also program 24 News Talk stations, 11 Contemporary Christian Music stations, and seven Spanish-language Christian Teaching and Talk stations. SRN supports our strategy by allowing us to reach listeners in markets where we do not own or operate stations. Additionally, we operate numerous Internet websites and publish periodicals and books that target similar audiences in order to provide cross-platform synergies.

We are fundamentally committed to broadcasting, Internet and publishing formats and programming emphasizing Christian, conservative news talk and family themes. As part of this business philosophy, we may choose not to switch to other formats or pursue potentially more profitable business opportunities in response to changing audience preferences.

We strive to build clusters of radio stations in each of our markets with each format targeting different demographic segments of the audience interested in Christian and family-themed programming. There are several potential benefits that result from operating multiple radio stations in the same market. First, this clustering and programming strategy allows us to achieve greater penetration into each segment of our target market, and collectively our stations afford our clients a larger percentage of advertising time in that market. We then are able to offer advertisers multiple audiences and to bundle the radio stations for advertising sales purposes when advantageous. Second, we realize cost and operating efficiencies by consolidating sales, technical and administrative support and promotional functions where possible. Finally, the purchase of additional radio stations in an existing market allows us to leverage our market expertise to better serve our advertisers and our listeners through traditional and emerging media.

Both our chief executive officer and our chairman are career radio broadcasters who have each owned and operated radio stations for more than 40 years.

Loyal and Growing Niche Target Audience

We believe our operations focus on a highly attractive and stable market niche. We believe this market is very loyal and has significant growth potential based upon the following demographic data:

•	Christian radio is one of the fastest growing radio formats with a 39% national audience share increase from 2002 to 2008;

•	46% of adults nationally read the bible at least weekly;

•	61% of Americans are members of a church or synagogue;

•	54% of Americans view religion as very important; and

•

Our top 10 Christian Teaching and Talk programs have averaged over 15 consecutive years on our stations—most airing in the same time slots Monday through Friday, enabling us to serve an audience that we believe sees our stations as “must listen daily.”

Growth and Operating Strategies

Continue to Focus on and Serve Targeted Audience. A key attribute of our success is our consistent emphasis on reaching the audiences interested in Judeo-Christian religious and family issues. We have demonstrated a long-term commitment to these audiences by operating radio stations and providing non-broadcast media outlets with formats directed to our listeners’ specific needs and interests. This consistent focus and commitment builds loyalty and trust from our listening audience, block program customers and advertisers.

Emphasize Compelling Program Content. As more listening, reading and viewing options become available to consumers, compelling program content is vital to expanding our listening audience and increasing audience response to block programmers and advertisers. Our national radio network will continue to seek to identify new block programming customers, compete aggressively for talk show talent, expand and refine our music formats, and develop compelling news and public affairs features.

Continue Clustering Development. We build clusters of radio stations in our markets, with each radio station targeting different demographic segments of the audience interested in religious and family issues. This strategy allows us to: (a) broaden our appeal to target audiences by broadcasting a range of formats; (b) offer customers multiple programming options to advertise; (c) achieve cost savings by integrating our operations; (d) offer advertisers multiple audiences; and (e) bundle our radio stations for advertising sales purposes when advantageous.

Build Format Awareness. We seek to build local format awareness for each of our radio stations in order to retain and increase its listening audience, expand our base of advertisers and provide increased audience response to our block program customers. We emphasize the development of a radio station’s identity to allow each radio station to better compete by developing local on-air personalities, improving production quality and technical facilities, and increasing promotional activities.

Corporate Information

We are a Delaware corporation. Our executive offices are located at 4880 Santa Rosa Road, Camarillo, CA 93012, and our telephone number at that location is (805) 987-0400. Our website address is www.salem.cc. The information on our website is not a part of this prospectus.

Organizational Structure

Salem Communications Corporation was formed in 1986 as a California corporation and was reincorporated in Delaware in 1999. Salem Communications Holding Corporation (“Salem Holding”) was formed as a wholly-owned subsidiary of Salem Communications Corporation in May of 2000. In May of 2000, Salem Communications Corporation formed an additional wholly-owned subsidiary, Salem Communications Acquisition Corporation (“AcquisitionCo”), which has since acquired nine radio stations through its wholly-owned subsidiary, SCA License Corporation. In August of 2000, Salem Communications Corporation assigned substantially all of its assets and liabilities (other than the stock of each of Salem Holding and AcquisitionCo) to Salem Holding.

In June 2001, Salem Holding effected a dividend to Salem Communications Corporation of Salem Holding’s publishing and Internet businesses. This transaction was effected as a dividend of the capital stock and membership interests, respectively, of Salem Holding’s wholly-owned subsidiaries CCM Communications, Inc. (“CCM”) and OnePlace, LLC (“OnePlace”). As a result, CCM and OnePlace became direct subsidiaries of Salem Communications Corporation. Subsequently, the membership interests of OnePlace were contributed to SCA License Corporation, and OnePlace became an indirect subsidiary of Salem. On December 12, 2008, we formed Salem Investment Corporation (“SIC”), a wholly-owned subsidiary of Salem Communications Corporation. All of Salem Communications Corporation’s subsidiaries are guarantors of (1) the borrowings under the new $30.0 million senior credit facility (the “senior credit facility”) pursuant to a credit agreement by and among Salem, as Borrower, Bank of America, N.A., as Administrative Agent, Swingline Lender, L/C Issuer and a Lender, the other Lenders party thereto, Banc of America Securities LLC, as Joint Lead Arranger and Sole Book Manager, Barclays Capital and ING Capital LLC, as Joint Lead Arrangers, Barclays Capital, as Syndication Agent, and ING Capital LLC, as Documentation Agent, and (2) the outstanding notes.

The chart below sets forth our current organizational structure.

The Exchange Offer

The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section “The Exchange Offer.” The term “outstanding notes” refers to our outstanding 9.625% Senior Secured Second Lien Notes due 2016, which were issued on December 1, 2009. The term “exchange notes” refers to our 9.625% Senior Secured Second Lien Notes due 2016 offered by this prospectus, the issuance of which have been registered under the Securities Act. The term “notes” refers collectively to the outstanding notes and the exchange notes. The term “indenture” refers to the indenture that governs both the outstanding notes and the exchange notes.

The Exchange Offer	We are offering to exchange $1,000 in principal amount of our new 9.625% Senior Secured Second Lien Notes due 2016, the issuance of which have been registered under the Securities Act, for each $1,000 in principal amount of our outstanding 9.625% Senior Secured Second Lien Notes due 2016 issued on December 1, 2009, subject to a minimum exchange denomination of $2,000. The exchange notes are substantially identical to the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes will not apply to the exchange notes. As of the date of this prospectus, $300,000,000 in aggregate principal amount of outstanding notes is outstanding.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on Monday, March 8, 2010, unless the exchange offer is extended, in which case the expiration time will be the latest date and time to which the exchange offer is extended. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Procedures for Tendering Outstanding Notes	In order to exchange your outstanding notes for exchange notes, you must validly tender them at or before the expiration time. You may tender your outstanding notes through book-entry transfer in accordance with The Depository Trust Company’s Automated Tender Offer Program, known as ATOP. If you wish to accept the exchange offer, you must:

•

Complete, sign, and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your outstanding notes, to the exchange agent at the address set forth under “The Exchange Offer—The Exchange Agent” prior to the expiration time; or

•

arrange for The Depository Trust Company to transmit to the exchange agent certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the outstanding notes being tendered into the exchange agent’s account at The Depository Trust Company prior to the expiration time.

You may tender your outstanding notes for exchange notes in whole or in part in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, you may tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time at or prior to the expiration time by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offer—Withdrawal Rights.”

Special Procedures for Beneficial Owners	If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered. We reserve the right to terminate or amend the exchange offer at any time before the expiration time if any condition to the exchange offer is not met. See “The Exchange Offer—Conditions to the Exchange Offer.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Upon consummation of the exchange offer, we will accept any and all outstanding notes that are validly tendered in the exchange offer and not properly withdrawn at or prior to the expiration time. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the tendered outstanding notes. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Registration Rights Agreement	We are making the exchange offer pursuant to the registration rights agreement that we entered into on December 1, 2009 with the initial purchasers of the outstanding notes.

Resales of Exchange Notes	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold, or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate, and are not participating, in the distribution of the exchange notes within the meaning of the Securities Act;

•	you are not an “affiliate” of ours as such term is interpreted by the SEC;

•	you are not holding outstanding notes that have, or that are reasonably likely to have, the status of an unsold allotment of the initial placement of the outstanding notes;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•

if you are a broker-dealer, you will receive the exchange notes for your own account, the outstanding notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus in connection with any resale of such exchange notes.

•	If you do not meet these requirements, your resale of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act.

•

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer.

•

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

•	See “The Exchange Offer—Consequences of Exchanging Outstanding Notes.”

Broker Dealer Prospectus Delivery Requirements	Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Consequences of Failure to Exchange Your Outstanding Notes	If you do not exchange your outstanding notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer provided in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. If a substantial amount of the outstanding notes is exchanged for a like amount of the exchange notes, the liquidity and the trading market for your untendered outstanding notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes. See “Use of Proceeds.”

Certain U.S. Federal Income Tax Considerations	The exchange of your outstanding notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the exchange notes. See “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent	The exchange agent for the exchange offer is The Bank of New York Mellon Trust Company, N.A. See “The Exchange Offer—The Exchange Agent” and the accompanying letter of transmittal.

The Exchange Notes

The terms of the exchange notes are substantially the same as the outstanding notes, except that provisions relating to transfer restrictions, registration rights, and additional interest will not apply to the exchange notes. The following is a summary of the principal terms of the exchange notes. A more detailed description is contained in the section “Description of Exchange Notes” in this prospectus.

Issuer	Salem Communications Corporation

Notes Offered	$300,000,000 aggregate principal amount of new 9.625% senior secured second lien notes due 2016, the issuance of which have been registered under the Securities Act.

Maturity Date	December 15, 2016.

Interest	Interest on the exchange notes will accrue at a rate of 9.625% per annum, payable semi-annually in cash in arrears on June 15 and December 15 of each year, commencing June 15, 2010.

Guarantees	The exchange notes will be fully and unconditionally guaranteed on a joint and several basis by all of our existing and certain future domestic restricted subsidiaries.

Ranking	The exchange notes and the guarantees will be our and the guarantors’ senior secured obligations and will:

•	rank senior in right of payment to our and the guarantors’ existing and future debt and other obligations that expressly provide for their subordination to the notes and the guarantees;

•

be effectively senior to all of our and the guarantors’ existing and future unsecured debt to the extent of the value of the collateral securing the exchange notes, after giving effect to first-priority liens on the collateral and permitted liens;

•

be effectively junior to our and the guarantors’ debt that is either (i) secured by priority liens on the collateral, including indebtedness under our senior credit facility, or (ii) secured by assets that are not part of the collateral that is securing the exchange notes, in each case to the extent of the value of the collateral securing such debt; and

•	be structurally subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the exchange notes.

At December 1, 2009, the Company and the guarantors had approximately $315 million aggregate principal amount of total debt, all of which is senior debt (including the exchange notes offered hereby), of which approximately $15 million is effectively ranked senior to the notes to the extent of the assets securing such debt. All of our subsidiaries are currently guarantors of the outstanding notes.

Security	The exchange notes and the guarantees will be secured by a second priority lien on the assets owned by us and the guarantors that also secure obligations under our senior credit facility (subject to limited exceptions) and obligations under certain hedging and cash management arrangements, subject to certain exceptions. The lenders under our senior credit facility, and such lenders and their affiliates providing hedging and cash management arrangements, benefit from first priority liens on the collateral. Under the security agreement, we and the guarantors have, subject to certain exceptions, granted security interests in substantially all of our and their real, personal and fixture property, including (i) machinery and equipment, inventory and other goods, accounts receivable, owned real estate, fixtures, bank accounts, general intangibles (other than FCC licenses), financial assets, investment property, license rights, patents, trademarks, trade names, copyrights, other intellectual property, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash, (ii) all of the equity interests held by us in subsidiaries (but, (a) as to the voting stock of any foreign subsidiary, not to exceed 66% of the outstanding voting stock and (b) excluding any capital stock of a subsidiary to the extent necessary for such subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Exchange Act, due to the fact that such subsidiary’s capital stock secured the notes or guarantees, to file separate financial statements with the SEC), (iii) FCC licenses except to the extent prohibited by law or regulation, and (iv) all proceeds and products of the foregoing. For more details, see “Description of Notes—Security.”

The value of collateral at any time depends on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of the notes if collateral is disposed of in a transaction that complies with the indenture and the related security documents or in accordance with the provisions of an intercreditor agreement entered into relating to the collateral securing the notes and our senior credit facility. See “Risk Factors—Risks Relating to the Notes—It may be difficult to realize the value of the collateral securing the notes” and “Description of Notes—Security” and “—Intercreditor Agreement.”

Certain security interests, including mortgages on certain of our owned real properties intended to constitute collateral that secures the exchange notes, may not be in place on the date of issuance of the exchange notes. We were required to file or cause to be filed UCC financing statements to perfect the security interests in the collateral that can be perfected by such filings on the date of issuance of the outstanding notes. With respect to the portion of the collateral securing the notes for which a valid and perfected security interest in favor of the collateral agent was not created or perfected on or prior to December 1, 2009 and which cannot be perfected by the filing of UCC financing statements, we have agreed to use commercially reasonable efforts to complete those actions required to create and perfect such security interests on or before May 30, 2010.

Intercreditor Agreement	Pursuant to an intercreditor agreement, the liens securing the notes are second priority liens that are expressly junior in priority to the liens that secure obligations under our senior credit facility and obligations under certain hedging and cash management arrangements. Pursuant to the intercreditor agreement, the liens securing the exchange notes may not be enforced at any time when first priority lien obligations are outstanding, except for certain limited exceptions. The holders of the first priority lien obligations will receive all proceeds from any realization of the collateral or from the collateral or proceeds thereof in any insolvency or liquidation proceeding, in each case until the first priority lien obligations are paid in full. See “Description of Notes—Intercreditor Agreement.”

Optional Redemption	On or after December 15, 2013 we may redeem the exchange notes, in whole or in part, at any time at the redemption prices described under “Description of Notes—Optional Redemption.” In addition we may redeem up to 35% of the aggregate principal amount of the exchange notes before December 15, 2012 with the net cash proceeds from certain equity offerings at a redemption price of 109.625% of the principal amount plus accrued and unpaid interest, if any, to the redemption date. We may also redeem up to $30 million in aggregate principal amount of the exchange notes per twelve month period before December 15, 2013 at a redemption price of 103% of the principal amount plus accrued and unpaid interest. We may also redeem some or all of the exchange notes before December 15, 2013 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium.

Change of Control	If we experience certain kinds of changes of control, we must offer to purchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest. For more details, see “Description of Notes—Change of Control.”

Mandatory Offer to Repurchase Following Certain Asset Sales and Certain Events of Loss	If we sell certain assets, or upon certain events of loss, under certain circumstances we must offer to repurchase the exchange notes at the prices listed under “Description of Notes—Certain Covenants—Limitation on Asset Sales” and “—Events of Loss.”

Certain Covenants	The indenture contains covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	declare or pay dividends, redeem stock or make other distributions to stockholders;

•	make investments;

•	create liens or use assets as security in other transactions;

•	merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;

•	engage in transactions with affiliates; and

•	sell or transfer assets.

These covenants are subject to a number of important qualifications and limitations. See “Description of Notes—Certain Covenants.”

Absence of an Established Market for the Notes	There is no existing public market for the outstanding notes or the exchange notes. We cannot assure you that a liquid market for the outstanding notes or the exchange notes will develop or be maintained.

Risk Factors	See “Risk Factors” for a discussion of certain risks you should carefully consider.

Summary Historical and Consolidated Financial and Other Data

We have derived the following summary historical financial data for each of the three years ended December 31, 2006, 2007 and 2008 from our audited consolidated financial statements. We have derived the summary historical financial data for the nine months ended September 30, 2008 and 2009 from our unaudited condensed consolidated financial statements, which include all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of our results of operations for such periods. The results of operations for the nine months ended September 30, 2008 and September 30, 2009, are not necessarily indicative of the results for the full year. The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements, and notes thereto, included elsewhere in this prospectus.

The amounts presented below have been reclassified to reflect the operating results of WRFD-AM, Columbus, Ohio in continuing operations from discontinued operations. We had entered into an asset purchase agreement on July 31, 2008, to sell this radio station and exit the Columbus market. At that time, the Consolidated Balance Sheets and Statements of Operations for all periods presented were reclassified to reflect the operating results and net assets of this market as a discontinued operation as of the date of the asset purchase agreement through December 2009. The sale was expected to close in the fourth quarter of 2009. On December 30, 2009, the buyer of the radio station advised us that they would not be able to meet the terms of the asset purchase agreement. Because of the buyer terminating the agreement, and uncertainty surrounding our ability to exit the market, we have reclassified the accompanying Consolidated Balance Sheets and Statements of Operations for all periods presented to reflect the operating results and net assets of this market in continuing operations. In January 2010, we collected a $0.2 million termination fee from the buyer pursuant to the asset purchase agreement.

	Year Ended December 31,			Nine Months Ended September 30,
	(dollars in thousands)
				(Unaudited)
	2006	2007	2008	2008	2009
Statement of Operations Data:
Net broadcast revenue	$206,367	$206,055	$194,113	$146,583	$128,708
Non-broadcast revenue	17,896	24,622	28,377	20,723	19,667

Total revenue	224,263	230,677	222,490	167,306	148,375

Broadcast operating expenses	129,438	130,844	124,881	95,666	81,900
Non-Broadcast operating expenses	16,680	22,921	25,867	19,565	17,400
Corporate expenses	24,043	22,314	20,040	16,314	10,054
Cost of denied tower site, abandoned projects and terminated transactions	—	—	1,275	—	1,111
Impairment of goodwill and indefinite- lived assets	—	—	73,010	20,320	27,809
Depreciation and amortization	15,026	15,082	16,136	12,070	11,423
(Gain) loss on disposal of assets	(18,653)	(2,190)	(6,892)	(5,862)	1,670

Operating income (loss) from continuing operations	57,729	41,706	(31,827)	9,233	(2,992)
Interest income	210	183	247	181	238
Interest expense	(26,342)	(25,488)	(22,381)	(17,015)	(12,929)
Change in fair value of interest rate swaps	—	—	(4,827)	—	1,534
Gain on bargain purchase	—	—	—	—	1,634
Gain (loss) on early redemption of long-term debt	(3,625)	—	4,664	—	660
Other income (expense)	(420)	164	121	178	(72)

Income (loss) from continuing operations before income taxes	27,552	16,565	(54,003)	(7,423)	(11,927)

Provision for (benefit from) income taxes	11,103	7,379	(19,151)	(2,978)	(5,155)

Income (loss) from continuing operations	16,449	9,186	(34,852)	(4,445)	(6,772)
Income (loss) from discontinued operations, net of tax	2,550	(1,011)	1,766	1,950	8

Net income (loss)	$18,999	$8,175	$(33,086)	$(2,495)	$(6,764)

	Year Ended December 31,			Nine Months Ended September 30,
	(dollars in thousands)
				(Unaudited)
	2006	2007	2008	2008	2009
Other Data:
Station Operating Income(1)	$76,929	$75,211	$69,232	$50,917	$46,808
Station Operating Income Margin	37.3%	36.5%	35.7%	34.7%	36.4%
EBITDA(1)	71,260	55,941	(9,140)	23,431	10,661
Adjusted EBITDA(1)	58,016	58,144	55,197	39,269	39,328

	As of December 31,			As of September 30,
	(dollars in thousands, except per share amounts)
				(Unaudited)
	2006	2007	2008	2008	2009
Balance Sheet Data and Other Financial Data:
Cash and cash equivalents	$710	$447	$1,892	$184	$31,666
Total assets	686,264	679,798	607,718	665,568	594,704
Total debt (including current portion)	361,026	354,284	325,375	335,944	321,874
Total stockholders’ equity	237,716	233,178	203,116	233,532	197,125
Book value per share(2)	(10.31)	(10.51)	(9.01)	(10.02)	(8.25)
Book value per share with FCC licenses(3)	9.04	9.02	7.81	9.08	7.55
Cash dividends per share	0.60	0.42	—	—	—

(1)	We define Station Operating Income (“SOI”) as net broadcasting revenues from continuing operations less net broadcasting expenses from continuing operations before depreciation and amortization. We define EBITDA as net operating income from continuing operations before depreciation, amortization and income taxes. We define Adjusted EBITDA as EBITDA exclusive of non-cash stock based compensation expense, impairment charges, costs of denied tower sites, abandoned projects and terminated transaction costs, gains on bargain purchases, gains (losses) on early retirement of debt, and gains (losses) on sales of assets. The table on the following page provides supplemental information reconciling these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP. Although SOI, EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, we believe that they are useful because they are measures widely used in the radio broadcast industry to evaluate a radio company’s operating performance. However, you should not consider SOI, EBITDA and Adjusted EBITDA as substitutes for net income, cash flows from operating activities and other statement of operations or cash flows data prepared in accordance with GAAP as a measure of liquidity or profitability. These measures are not necessarily comparable to similarly titled measures employed by other companies.
(2)	We define book value per share as net assets excluding all intangible assets.
(3)	We have presented a dual calculation of book value per share including the value of our FCC licenses that can be sold separately from the other assets of our business.

	Year Ended December 31,			Nine Months Ended September 30,
	(dollars in thousands)
				(Unaudited)
	2006	2007	2008	2008	2009
Reconciliation of Station Operating Income and Non-Broadcast Operating Income to Operating Income (Loss)
Station operating income	$76,929	$75,211	$69,232	$50,917	$46,808
Non-broadcast operating income	1,216	1,701	2,510	1,158	2,267
Less:
Corporate expenses	(24,043)	(22,314)	(20,040)	(16,314)	(10,054)
Depreciation and amortization	(15,026)	(15,082)	(16,136)	(12,070)	(11,423)
Cost of denied tower site, abandoned projects and terminated transactions	—	—	(1,275)	—	(1,111)
Impairment of goodwill and indefinite-lived assets	—	—	(73,010)	(20,320)	(27,809)
Gain (loss) on disposal of assets	18,653	2,190	6,892	5,862	(1,670)

Operating income (loss)	$57,729	$41,706	$(31,827)	$9,233	$(2,992)

Reconciliation of Adjusted EBITDA to EBITDA to Net Income (Loss)
Adjusted EBITDA	$58,016	$58,144	$55,197	$39,269	$39,328
Less:
Stock-based compensation	(4,334)	(3,382)	(3,374)	(3,330)	(379)
Impairment of goodwill and indefinite-lived assets	—	—	(73,010)	(20,320)	(27,809)
Cost of denied tower site, abandoned projects and terminated transactions	—	—	(1,275)	—	(1,111)
Gain (loss) on early redemption of long-term debt	(3,625)	—	4,664	—	660
Gain on bargain purchase	—	—	—	—	1,634
Discontinued operations, net of tax	2,550	(1,011)	1,766	1,950	8
Gain (loss) on disposal of assets	18,653	2,190	6,892	5,862	(1,670)

EBITDA	$71,260	$55,941	$(9,140)	$23,431	$10,661

Plus:
Interest income	210	183	247	181	238
Less:
Depreciation and amortization	(15,026)	(15,082)	(16,136)	(12,070)	(11,423)
Interest expense	(26,342)	(25,488)	(22,381)	(17,015)	(12,929)
Change in fair value of interest rate swaps	—	—	(4,827)	—	1,534
Provision for (benefit from) income taxes	(11,103)	(7,379)	19,151	2,978	5,155

Net income (loss)	$18,999	$8,175	$(33,086)	$(2,495)	$(6,764)

RISK FACTORS

The exchange notes involve substantial risks similar to those associated with the outstanding notes. To understand these risks you should carefully consider the risk factors set forth below, as well as the other information included in this prospectus.

Risks Related to Us and Our Business

We may choose not to pursue potentially more profitable business opportunities outside of our Christian, conservative news talk and family-themed formats, or not to broadcast programming that violates our programming standards, either of which may have a material adverse effect on our business.

We are fundamentally committed to broadcasting, Internet and publishing formats and programming emphasizing Christian, conservative news talk and family themes. We may choose not to switch to other formats or pursue potentially more profitable business opportunities in response to changing audience preferences. We do not intend to pursue business opportunities or broadcast programming that would conflict with our core commitment to Christian and family themes formats or that would violate our programming standards, even if such opportunities or programming would be more profitable. Our decision not to pursue other formats or broadcast programming inconsistent with our programming standards might result in lower operating revenues and profits than we might otherwise achieve.

We may be adversely affected by a continued deterioration in economic conditions.

The risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. A decline in the level of business activity of our advertisers could have an adverse effect on our revenues and profit margins. During economic slowdowns in the United States, many advertisers have reduced their advertising expenditures. The impact of slowdowns on our business is difficult to predict, but they may result in reductions in purchases of advertising.

Domestic radio revenues continue to decline. We believe this is primarily the result of the struggling United States economy and corresponding reductions in discretionary advertising spending by our customers. Beginning in July 2007, our advertising revenue has been negatively impacted by declining advertising from our customers, particularly in the financial services and auto industries. The decline in advertising revenue impacts both our broadcasting segment and non-broadcasting segment. We expect this trend to continue for as long as the United States economy is weak; however, we cannot quantify the financial impact on our future operating results. In response to these economic challenges, we have initiated several cost reduction strategies including (1) reducing headcount by approximately 15%, (2) temporarily suspending the Company match on 401(k) contributions as of July 2008, (3) temporarily suspending the management bonus program, (4) limiting capital expenditures, (5) reducing the base salary for all employees by 5% as of February 1, 2009 with certain members of executive management reduced by 10%, and (6) requiring all employees to use accrued vacation balances by March 31, 2009. We continue to pursue opportunities to sell assets, particularly stations that are in non-strategic formats or are underperforming. We cannot assure you that our cost reduction initiatives or asset sales will be sufficient to offset any decline in our business.

This period of economic uncertainty increases our exposure to several risks, including but not limited to:

•	Increasing pressure to sell advertising and block programming time at discounted rates;

•	Increasing uncollectible accounts as our customers face tight credit markets;

•	Ministries are experiencing lower levels of donations that could negatively impact their ability to purchase and pay for block programming time;

•	Limiting our ability to obtain additional financing to fund working capital, capital expenditures, acquisitions and other corporate requirements; and

•	Material impairment losses on the value of our FCC licenses and other long-lived intangible assets including goodwill.

We must respond to the rapid changes in technology, services and standards of our industry in order to remain competitive.

The radio broadcast industry is subject to rapid technological change, evolving industry standards and the emergence of competition from new media technologies and services. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Various new media technologies and services are being developed or introduced, including:

•	Satellite-delivered digital audio radio service, which has resulted in the introduction of new subscriber-based satellite radio services with numerous niche formats;

•	Audio programming by cable systems, direct-broadcast satellite systems, personal communications systems, content available over the Internet and other digital audio broadcast formats;

•	In-band on-channel digital radio, which provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services;

•	Low-power FM radio, which could result in additional FM radio broadcast outlets;

•	Mobile telephony;

•	High definition radio; and

•	iPod or similar devices.

We currently program one channel on XM Satellite Radio. We also offer pod-casts and downloads of portions of our programming; however, we cannot assure you that this arrangement will continue, will be successful or enable us to adapt effectively to these new media technologies. We cannot predict the effect, if any, that competition arising from new technologies or regulatory change may have on the radio broadcast industry or on our financial condition and results of operations.

The accounting treatment of goodwill and FCC licenses could cause future losses due to asset impairment.

Under Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 350, “Intangibles—Goodwill and Other,” goodwill and indefinite-lived intangibles, including FCC licenses and mastheads, are not amortized but instead are tested for impairment at least annually, or more frequently if events or circumstances indicate that there may be an impairment. Impairment is measured as the excess of the carrying value of the goodwill or intangible asset over its fair value. Intangible assets that have finite useful lives continue to be amortized over their useful lives and are also measured for impairment if events or circumstances indicate that they may be impaired. Impairment losses are recorded as operating expenses.

We have incurred significant impairment losses with regard to our broadcast non-amortizable intangible assets. These losses are attributable to the following variables as the primary drivers used in our assumptions that lead to our impairment of FCC licenses and goodwill balances associated with our broadcast segment: (1) an increase in the weighted average cost of capital from 8.0% as of the testing period ended December 31, 2007 to 9.5% for the testing period ended September 30, 2009, (2) a decline in the estimated terminal or exit values assigned to the licenses as a result of industry wide declines in radio station transaction multiples, (3) a decrease in projected future cash flows from a range of 2.0% to 3.5% for the testing period ended December 31, 2007 to a range of 1.5% to 2.5% for the testing period ended September 30, 2009, and (4) a significant decline in projected revenues from up to a 12.6% increase projected at the end of 2007 for the 2009 year to a 12.0% decline at the end of 2008 for 2009, followed by a 2.0% projected decline in 2010 as compared to 2009.

We have also incurred significant impairment losses with regard to our non-broadcast non-amortizable intangible assets. These losses were incurred as of the testing period ended June 30, 2009. There was no impairment as of the testing period for the three months ended September 30, 2009. The losses were attributable to the following variables as the primary drivers used in our assumptions that lead to our impairment of mastheads and goodwill balances associated with our non-broadcast segment: (1) an increase in the weighted average cost of capital from 8.0% as of the testing period ended December 31, 2007 to 9.0% for the testing period ended June 30, 2009, (2) a decline in the estimated terminal or exit values assigned to the assets as a result of industry wide declines in the total number of magazines sold, (3) a decrease in projected future cash flows from 2.9% for the testing period ended December 31, 2007 to 2.0% for the testing period ended June 30, 2009, and (4) a significant decline in projected profit margins from a range of 3.0% to 10.0% as of the December 31, 2007 testing period to a range of 0.5% to 6.0% as of the June 30, 2009, testing period.

The valuation of intangible assets is subjective and based on estimates rather than precise calculations. If actual future results are not consistent with the assumptions and estimates used, we may be exposed to impairment charges in the future. The fair value measurements for both our goodwill and broadcast licenses use significant unobservable inputs which reflect our own assumptions about the estimates that market participants would use in measuring fair value including assumptions about risk.

Given the current economic environment and uncertainties surrounding the potential negative impact on our business, there can be no assurance that our estimates and assumptions regarding the duration of the ongoing economic downturn, or the period and strength of recovery, made for the purpose of our non-amortizable intangible fair value estimates will prove to be accurate.

If actual future results are not consistent with the assumptions and estimates used, we may be exposed to impairment charges in the future, the amount of which may be material. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the respective market clusters and reporting units.

The impairment charges recognized to date are non-cash in nature and do not result in a violation of our existing credit facilities. However, the potential of future impairment charges can be viewed as a negative factor with regard to forecasted future performance and cash flows. We believe that we have adequately considered the economic downturn in our valuation models and do not believe that the impairments in and of themselves are a liquidity risk.

We may be unable to integrate the operations and management of acquired stations or businesses, which could have a material adverse effect on our business and operating results.

Since January 1, 2009, we have acquired two radio stations. During 2008, we acquired one radio station and two Internet businesses. We expect to make acquisitions of other stations and related non-broadcast businesses in the future. There can be no assurance that we will be able to successfully integrate the operations or management of acquired stations and businesses and realize anticipated revenue synergies, or the operations or management of stations and businesses that might be acquired in the future. Continued acquisitions of stations will require us to manage a larger and likely more geographically diverse radio station and non-broadcast portfolio than historically has been the case. Our inability to integrate and manage newly acquired stations or non-broadcast businesses successfully could have a material adverse effect on our business and operating results.

If we are unable to implement our cluster strategy, we may not realize anticipated operating efficiencies.

As part of our operating strategy, we attempt to realize efficiencies in operating costs and cross-selling of advertising by clustering the operations of two or more radio stations in a single market. However, there can be no assurance that this operating strategy will be successful. Furthermore, we cannot assure you that the clustering of radio stations in one market will not result in downward pressure on advertising rates at one or more of the existing or new radio stations within the cluster. There can be no assurance that any of our stations will be able to maintain or increase its current listening audiences and operating revenue in circumstances where we implement our clustering strategy.

Additionally, FCC rules and policies allow a broadcaster to own a number of radio stations in a given market and permit, within limits, joint arrangements with other stations in a market relating to programming, advertising sales and station operations. We believe that radio stations that elect to take advantage of these clustering opportunities may, in certain circumstances, have lower operating costs and may be able to offer advertisers more attractive rates and services. The future development of our business in new markets, as well as the maintenance of our business growth in those markets in which we do not currently have radio station clusters, may be negatively impacted by competitors who are taking or may take advantage of these clustering opportunities by operating multiple radio stations within markets.

The restrictions on ownership of multiple stations in each market may prevent us from implementing our cluster strategy.

As part of our growth strategy, we seek to acquire additional radio stations in markets in which we already have existing stations. However, our ability to acquire, operate and integrate any such future acquisitions as part of a cluster is limited by antitrust laws, the Federal Communications Act of 1934 (the “Communications Act”), FCC regulations and other applicable laws and regulations. Changes to any of these laws or regulations may affect our ability to acquire additional stations in radio markets where we already own one or more radio stations.

In 1996, Congress passed legislation that requires the FCC to periodically conduct reviews of its regulations, including ones that govern the maximum number of radio stations an entity may own or have joint arrangements with relating to programming, advertising sales and station operations (the “Ownership Limits”). The FCC has adopted radio multiple ownership rules that depend upon the total number of radio stations located in the market in determining the applicable Ownership Limits. In 2003, the FCC modified its definition of the term “market” and its method of determining the number of radio stations located in a “market.” Specifically, in larger markets the FCC replaced its “signal contour method” of defining a market and determining the number of radio stations located in the market with the use of “geographic markets” delineated by The Arbitron Company (“Arbitron”), which is a commercial ratings service, as reported in the BIA database. For smaller radio markets for which Arbitron has not delineated a geographic market, the “signal contour method” continues to be the method of defining the market and determining the number of radio stations in the market. The methods the FCC uses to define markets affect the number of radio stations an entity may own or have joint arrangements with relating to programming, advertising sales and station operations in areas adjacent to a delineated Arbitron market. In 2010, the FCC will be opening a new phase of rulemaking concerning its broadcast ownership rules. The FCC will seek public comments on the existing rules, including arguments and factual data on their impact on competition, localism, and diversity and is planning to hold public meetings around the country on the issue of media ownership rules.

We cannot predict the impact of possible modifications to the FCC’s local radio multiple ownership rules on our business operations. Likewise, we cannot predict whether there will be a change in the antitrust laws, Communications Act or other laws governing the ownership or operation of radio stations, or whether the FCC, Department of Justice (“DOJ”) or Federal Trade Commission (“FTC”) will modify their regulations and policies governing or affecting the acquisition of additional radio stations in a market. In addition, we cannot predict whether a private party will challenge acquisitions we propose in the future. These events could adversely affect our ability to implement our cluster acquisition strategy.

Government regulation of the broadcasting industry by the FTC, DOJ and FCC may limit our ability to acquire or dispose of radio stations and enter into certain agreements.

The Communications Act and FCC rules and policies require prior FCC approval for transfers of control of, and assignments of, FCC licenses. The FTC and the DOJ evaluate transactions to determine whether those transactions should be challenged under federal antitrust laws. As we have gained a presence in a greater number of markets and percentage of the top 50 markets, our future proposed transactions may be subject to more frequent and aggressive review by the FTC or the DOJ due to market concentration concerns. This increased level of review may be accentuated in instances where we propose to engage in a transaction with parties who themselves have multiple stations in the relevant market. The FCC might not approve a proposed radio station acquisition or disposition when the DOJ has expressed market concentration concerns with respect to the buy or sell side of a given transaction, even if the proposed transaction would otherwise comply with the FCC’s numerical limits on in-market ownership. We cannot be sure that the DOJ or the FTC will not seek to prohibit or require the restructuring of our future acquisitions or dispositions on these or other bases.

Were a complaint to be filed against us or other FCC licensees involved in a transaction with us, or an objection to the transaction itself, the FCC could delay the grant of, or refuse to grant, its consent to an assignment or transfer of control of licenses and effectively prohibit a proposed acquisition or disposition.

As noted in the immediately preceding risk factor, the FCC’s local radio multiple ownership rules limit the maximum number of stations we may own or operate in a market. This may limit our ability to make future radio station acquisitions in certain markets. Additionally, this may limit our ability, in certain markets, to enter into agreements whereby we provide programming to or sell advertising on radio stations that we do not own. It could also limit our ability to sell stations to other entities that already own stations in some markets.

We may be adversely affected by statutes dealing with indecency.

On June 15, 2006, the Broadcast Decency Enforcement Act of 2005 that enhances the FCC’s enforcement of its rules concerning the broadcast of obscene, indecent, or profane material became law. This legislation increased the FCC’s authority in this area to impose substantially higher monetary forfeiture penalties, up to $325,000 per violation and a total of $3,000,000 for any one incident. While we do not anticipate these increased penalties to impact us as significantly as some of our competitors given the nature of our programming, we could face increased costs in the form of fines as a result of this legislation.

If we fail to maintain our licenses with the FCC, we would be prevented from operating affected radio stations.

We operate each of our radio stations pursuant to one or more FCC broadcasting licenses, generally of eight years’ duration. As each license expires, we apply for renewal of the license. However, we cannot be sure that any, of our licenses will be renewed, and renewal is subject to challenge by third parties or to denial by the FCC. In evaluating a broadcasting license renewal application, the FCC must grant the renewal if: (1) the station has served the public interest, convenience and necessity; (2) there have been no serious violations of the Communications Act or the FCC’s rules; and (3) there have been no other violations which, taken together, constitute a pattern of abuse. If, however, the station fails to meet these standards, the FCC may deny the application, after notice and an opportunity for a hearing, or grant the application on terms and conditions that are appropriate, including renewal for less than the maximum term otherwise allowed. The failure to renew any of our licenses would prevent us from operating the affected station and generating revenue from it. If the FCC decides to include conditions or qualifications in any of our licenses, we may be limited in the manner in which we may operate the affected station.

Our advertising revenues in certain markets are ratings sensitive and subject to decline based on agency projections.

Arbitron has developed new technology to collect data for its ratings service. The Portable People MeterTM (PPMTM ) is a small, pager-sized device that does not require active manipulation by the end user and is capable of automatically measuring radio, television, Internet, satellite radio and satellite television signals that are encoded for the service by the broadcaster. The PPM offers a number of advantages over the traditional diary ratings collection system including ease of use, more reliable ratings data and shorter time periods between when advertising runs and when audience listening or viewing habits can be reported. This service is already in a number of our markets and is scheduled to be introduced in more markets in the future. In markets where we subscribe to Arbitron that have switched to PPM, our ratings have been less consistent. It is not yet clear what long-term impact PPM will have on our financial results.

Capital requirements necessary to implement acquisitions could pose risks.

We face competition from other broadcasting companies for acquisition opportunities. If the prices sought by sellers of these companies were to rise, we may find fewer acceptable acquisition opportunities. In addition, the purchase price of possible acquisitions could require additional debt or equity financing on our part. Since the terms and availability of this financing depend to a large degree upon general economic conditions and third parties over which we have no control, we can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. In addition, our ability to obtain financing depends on a number of other factors, many of which are also beyond our control, such as interest rates and national and local business conditions. If the cost of obtaining needed financing is too high or the terms of such financing are otherwise unacceptable in relation to the acquisition opportunity we are presented with, we may decide to forego that opportunity. Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.

If we are unable to execute our acquisition strategy successfully, our business may not continue to grow.

We intend to continue to selectively acquire radio stations and complementary non-broadcast media businesses. With respect to the acquisition of radio stations, our acquisition strategy has been, and will continue to focus primarily on, the acquisition of stations in the top 50 markets. However, we may not be able to identify and consummate future acquisitions successfully, and stations that we do acquire may not increase our station operating income or yield other anticipated benefits. Acquisitions in markets in which we already own stations may not increase our station operating income due to saturation of audience demand. Acquisitions in smaller markets may have less potential to increase operating revenues. With respect to our acquisition strategy of non-broadcast media businesses, we may not be able to identify and consummate the acquisition of future non-broadcast media businesses successfully. Additionally, we may not be able to effectively integrate the operation of newly acquired businesses with our existing businesses which could result in reduced operating income from our non-broadcast media businesses. Our failure to execute our acquisition strategy successfully in the future could limit our ability to continue to grow in terms of number of stations or profitability.

Our business is dependent upon the performance of key employees, on-air talent and program hosts.

Our business is dependent upon the performance and continued efforts of certain key individuals, particularly Edward G. Atsinger III, our Chief Executive Officer, and Stuart W. Epperson, our Chairman of the Board. The loss of the services of either of Messrs. Atsinger or Epperson could have a material adverse effect upon us. We have entered into employment agreements with each of Messrs. Atsinger and Epperson. Both agreements expire in June 2010. Mr. Epperson has radio interests unrelated to Salem’s operations that will continue to impose demands on his time. Mr. Atsinger has an interest in an aviation business unrelated to Salem’s operations that will continue to impose demands on his time.

We also employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences on both a national level and in their respective markets. Although we have entered into long-term agreements with some of our executive officers, key on-air talent and program hosts to protect our interests in those relationships, we can give no assurance that all or any of these key employees will remain with us or will retain their audiences. Competition for these individuals is intense and many of our key employees are at-will employees who are under no legal obligation to remain with us. Our competitors may choose to extend offers to any of these individuals on terms, which we may be unwilling to meet. In addition, any or all of our key employees may decide to leave for a variety of personal or other reasons beyond our control. Furthermore, the popularity and audience loyalty of our key on-air talent and program hosts is highly sensitive to rapidly changing public tastes. A loss of such popularity or audience loyalty is beyond our control and could limit our ability to generate revenues.

If we are not able to obtain financing or generate sufficient cash flows from operations, we may be unable to fund future acquisitions.

We may require significant financing to fund our acquisition strategy. This financing may not be available to us. The availability of funds under our senior credit facility at any time is dependent upon, among other factors, our ability to satisfy financial covenants. Our future operating performance will be subject to financial, economic, business, competitive, regulatory and other factors, many of which are beyond our control. Accordingly, we cannot assure you that our future cash flows or borrowing capacity will be sufficient to allow us to complete future acquisitions or implement our business plan, which could have a material negative impact on our business and results of operations.

If we cannot attract the anticipated listener, programmer and advertiser base for our newly acquired radio stations, we may not recoup associated operating costs or achieve profitability for these radio stations.

We frequently acquire selected assets of radio stations that previously broadcast in formats other than our primary formats. We continue to program some of these stations in non-primary formats and we re-program others to one of our primary formats. During, and for a period after, the conversion of a radio station’s format, the radio station typically generates operating losses. The magnitude and duration of these losses depends on a number of factors, including the promotional and marketing costs associated with attracting listeners and advertisers to our radio station’s new format and the success of these efforts. There is no guarantee that the operation of these newly acquired stations or our operations in new formats will attract a sufficient listener and advertiser base. If we are not successful in attracting the listener and advertiser base we anticipate, we may not recoup associated operating costs or achieve profitability for these radio stations.

If we do not maintain or increase our block programming revenues, our business and operating results may be adversely affected.

The financial success of each of our radio stations that feature Christian Teaching and Talk programming is dependent, to a significant degree, upon our ability to generate revenue from the sale of block programming time to national and local religious organizations, which accounted for 38.6% of our net broadcast revenue for the year ended December 31, 2008, and 40.9% of our net broadcast operating revenue for the nine months ended September 31, 2009. We compete for this program revenue with a number of commercial and non-commercial radio stations. Due to the significant competition for this block programming, we may not be able to maintain or increase our current block programming revenue.

If we are unable to maintain or grow our advertising revenues, our business and operating results may be adversely affected.

Depending on their format, our radio stations are to varying degrees dependent upon advertising for their revenues. In the advertising market, we compete for revenue with other commercial religious format and general format radio stations, as well as with other media, including broadcast and cable television, newspapers, magazines, direct mail, Internet and billboard advertising. Due to this significant competition, we may not be able to maintain or increase our current advertising revenue.

A sustained economic downturn in key Salem markets could negatively impact our ability to generate revenues.

We derive a substantial part of our total revenues from the sale of advertising on our radio stations. For the year ended December 31, 2008, advertising revenue accounted for 46.2% of our total net broadcast revenues, compared to 43.1% of our total net broadcast revenue for the nine months ended September 30, 2009. We are particularly dependent on revenue from stations in the Los Angeles and Dallas markets, which generated 17.2% and 20.5%, respectively of our total net advertising revenues for the year ended December 31, 2008 and 16.8% and 17.5%, respectively of our total net advertising revenues for the nine months ended September 30, 2009. Because substantial portions of our revenues are derived from local advertisers in these key markets, our ability to generate revenues in those markets could be adversely affected by local or regional economic downturns.

Environmental, health, safety and land use laws and regulations may limit or restrict some of our operations.

We must comply with various federal, state and local environmental, health, safety and land use laws and regulations which have a tendency to affect broadcast facilities differently than other uses. We and our properties are subject to such laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances and employee health and safety, as well as zoning restrictions which may affect, among other things, the ability for us to improve or relocate our radio broadcasting facilities. Historically, we have not incurred significant expenditures to comply with these laws. However, existing laws, and those which may be applied in the future, or a finding of a violation of or liability, could require us to make significant expenditures and otherwise limit or restrict some of our operations.

Acts of war and terrorism may reduce our revenue and have other negative effects on our business.

In response to the September 11, 2001 terrorist attacks on New York City and Washington, D.C., we increased our news and community service programming, which consequently decreased the amount of broadcast time available for commercial advertising and block programming. In addition, these events caused advertisers to cancel advertisements on our stations. Future acts of war and terrorism against the United States, and the country’s response thereto, including the current military actions in Iraq and Afghanistan, may also cause a general slowdown in the U.S. advertising market, which could cause our revenues to decline due to advertising and/or programming cancellations, delays or defaults in payment, and other factors. In addition, these events may have other negative effects on our business, the nature and duration of which we cannot predict. If future acts of war or terrorism occur or the current weak economic conditions continue or worsen, our financial condition and results of operations may be materially and adversely affected.

We are controlled by a few controlling stockholders.

As of December 31, 2009, Edward G. Atsinger III, Stuart W. Epperson, Nancy A. Epperson and Edward C. Atsinger controlled approximately 86.2% in aggregate of the voting power of our capital stock. These four stockholders thus have the ability to control fundamental corporate transactions requiring stockholder approval, including but not limited to, the election of all of our directors, approval of merger transactions involving Salem and the sale of all or substantially all of Salem’s assets. The interests of any of these controlling stockholders may differ from the interests of bondholders and other stockholders in a material manner.

Our broadcasts often rely on content owned by third parties; obtaining such content could be costly and require us to enter into disadvantageous license or royalty arrangements.

We rely heavily upon content and software owned by third parties in order to provide programming for our broadcasts. The cost of obtaining all necessary licenses and permission to use this third-party content and software continues to increase. Although we attempt to avoid infringing known proprietary rights of third parties in our broadcasting efforts, we expect that we may be subject to legal proceedings and claims for alleged infringement from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in costly litigation, divert management’s attention and resources, or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making claims may be able to obtain an injunction, which could prevent us from broadcasting all or certain portions of individual radio broadcasts containing content owned by third parties. We also rely on software that we license from third parties, including software that is integrated with internally developed software and used to perform key broadcasting and accounting functions. We could lose the right to use this software or it could be made available to us only on commercially unreasonable terms. Although we believe that alternative software is available from other third-party suppliers or internal developments, the loss of or inability to maintain any of these software licenses or the inability of the third parties to enhance in a timely and cost-effective manner their products in response to changing customer needs, industry standards or technological developments could result in limitations or delays in broadcasting or accounting for programming by us until equivalent software could be developed internally or identified, licensed and integrated, which would harm our business.

Proposed legislation requires radio broadcasters to pay royalties to record labels and recording artists.

On December 18, 2007, legislation was introduced to Congress that would require terrestrial radio broadcasters to pay a royalty to record labels and performing artists for use of their recorded songs. Currently, we pay royalties to song composers and publishers through BMI, ASCAP and SESAC. The proposed legislation would add an additional layer of royalties to be paid directly to the record labels and artists. It is currently unknown what proposed legislation, if any, will become law, and what significance this royalty would have on our results from operations, cash flows or financial position.

We may be unable to increase or maintain our Internet advertising revenues, which could have a material adverse effect on our business and operating results.

We generate advertising revenue from the sale of display advertisements on our Internet sites. Our ability to increase or maintain this advertising revenue is largely dependent upon the number of users actively visiting our Internet sites. We also must increase user engagement with our advertisers in order to increase our advertising revenues. In addition, Internet advertising techniques are evolving, and if our technology and advertisement serving techniques do not evolve to meet the needs of advertisers, our advertising revenue could decline. Changes in our business model, advertising inventory or initiatives could also cause a decrease in our advertising revenue.

In addition, Internet advertisements are reportedly becoming a means to distribute viruses over the Internet. If this practice becomes more prevalent, it could result in consumers becoming less inclined to click through online advertisements, which could adversely affect the demand for Internet advertising. We do not have long-term agreements with most of our advertisers. Any termination, change or decrease in our advertising relationships could have a material adverse affect on our revenues and profitability. If we do not maintain or increase our advertising revenues, our business, results of operations and financial condition would be materially adversely affected.

If we are unable to protect our domain names, our reputation and brands could be adversely affected.

We currently hold various domain name registrations relating to our brands, including Christianity.com, OnePlace.com and Crosswalk.com. The registration and maintenance of domain names generally are regulated by governmental agencies and their designees. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to register or maintain relevant domain names. We may be unable, without significant cost or at all, to prevent third parties from registering domain names that are similar to, infringe upon or otherwise decrease the value of, our trademarks and other proprietary rights. Failure to protect our domain names could adversely affect our reputation and brands, and make it more difficult for users to find our websites and our services.

Risks Related to Our Indebtedness

We have substantial debt and have the ability to incur additional debt. The principal and interest payment obligations of such debt may restrict our future operations and impair our ability to meet our obligations under the notes.

At December 1, 2009, we and the guarantors have approximately $315 million aggregate principal amount of outstanding indebtedness, of which all is senior debt (including the outstanding notes), and of which approximately $15 million effectively ranks senior to the outstanding notes to the extent of the assets securing such debt. In addition, the terms of our senior credit facility and the indenture permit us to incur additional indebtedness, including up to approximately $15 million that would be available under our senior credit facility, subject to our ability to meet certain borrowing conditions.

Our substantial debt may have important consequences to you. For instance, it could:

•	make it more difficult for us to satisfy our financial obligations, including those relating to the exchange notes;

•

require us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under our debt, which will reduce funds available for other business purposes, including capital expenditures and acquisitions;

•	place us at a competitive disadvantage compared with some of our competitors that may have less debt and better access to capital resources; and

•	limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow, and future financings may not be available to provide sufficient net proceeds, to meet these obligations or to successfully execute our business strategy.

The agreements governing our various debt obligations impose restrictions on our business and adversely affect our ability to undertake certain corporate actions.

The agreements governing our various debt obligations, including the indenture governing the exchange notes offered hereby and the agreements governing our senior credit facility, include covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on our ability to, among other things:

•	incur additional debt;

•	declare or pay dividends, redeem stock or make other distributions to stockholders;

•	make investments;

•	create liens or use assets as security in other transactions;

•	merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;

•	engage in transactions with affiliates; and

•	sell or transfer assets.

Our senior credit facility also requires us to comply with a number of financial ratios and covenants and restricts our ability to make certain capital expenditures.

Our ability to comply with these agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. These covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities. The breach of any of these covenants or restrictions could result in a default under the indenture governing the exchange notes offered hereby or the senior credit facility. An event of default under any of our debt agreements could permit some of our lenders, including the lenders under the senior credit facility, to declare all amounts borrowed from them to be immediately due and payable, together with accrued and unpaid interest, which could, in turn, trigger defaults under other debt obligations and the commitments of the lenders to make further extensions of credit under our senior credit facility could be terminated. If we were unable to repay debt to our lenders, or are otherwise in default under any provision governing our outstanding secured debt obligations, our secured lenders could proceed against us and the subsidiary guarantors and against the collateral securing that debt. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the exchange notes and repay the principal amount of or repurchase the exchange notes or may cause the subsidiary guarantors to be unable to make payments under the guarantees.

To service our indebtedness, we will require a significant amount of cash. However, our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on, and to refinance, our indebtedness, including the exchange notes, and to fund planned capital expenditures, will depend on our ability to generate cash in the future, which, in turn, is subject to general economic, financial, competitive, regulatory and other factors, many of which are beyond our control.

Our business may not generate sufficient cash flow from operations and we may not have available to us future borrowings in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. In these circumstances, we may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness, including our senior credit facility and the exchange notes, on commercially reasonable terms, or at all. Without this financing, we could be forced to sell assets or secure additional financing to make up for any shortfall in our payment obligations under unfavorable circumstances. However, we may not be able to secure additional financing on terms favorable to us or at all and, in addition, the terms of our senior credit facility and the indenture governing the exchange notes limit our ability to sell assets and also restrict the use of proceeds from such a sale. In addition, we may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations under the exchange notes.

Risks Related to the Exchange Notes and the Exchange Offer

The lien on the collateral securing the exchange notes and the guarantees is junior and subordinate to the lien on the collateral securing our senior credit facility and certain other first lien obligations.

The exchange notes and the guarantees are secured by second priority liens granted by us and the existing guarantors and any future guarantor on our assets and the assets of the guarantors that secure obligations under our senior credit facility and certain hedging and cash management obligations, subject to certain permitted liens, exceptions and encumbrances described in the indenture governing the exchange notes and the security documents relating to the exchange notes. As set out in more detail under “Description of Notes,” the lenders under our senior credit facility and holders of certain of our hedging and cash management obligations will be entitled to receive all proceeds from the realization of the collateral under certain circumstances, including upon default in payment on, or the acceleration of, any obligations under our senior credit facility, or in the event of our, or any of our subsidiary guarantors’, bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, to repay such obligations in full before the holders of the exchange notes will be entitled to any recovery from such collateral. In addition, the indenture governing the exchange notes permits us and the guarantors to create additional liens under specified circumstances, including liens senior in priority to the liens securing the exchange notes. Any obligations secured by such liens may further limit the recovery from the realization of the collateral available to satisfy holders of the exchange notes.

Holders of the exchange notes will not control decisions regarding collateral.

The lenders under our senior credit facility, as holders of first priority lien obligations, control substantially all matters related to the collateral pursuant to the terms of the intercreditor agreement. The holders of the first priority lien obligations may cause the collateral agent thereunder (the “first lien agent”) to dispose of, release, or foreclose on, or take other actions with respect to, the collateral (including amendments of and waivers under the security documents) with which holders of the exchange notes may disagree or that may be contrary to the interests of holders of the exchange notes, even after a default under the exchange notes. To the extent collateral is released from securing the first priority lien obligations, the intercreditor agreement provides that in certain circumstances, the second priority liens securing the exchange notes will also be released. In addition, the security documents related to the second priority lien generally provide that, so long as the first priority lien obligations are in effect, the holders of the first priority lien obligations may change, waive, modify or vary the security documents governing such first priority liens without the consent of the holders of the exchange notes (except under certain limited circumstances) and that the security documents governing the second priority liens will be automatically changed, waived and modified in the same manner. Further, the security documents governing the second priority liens may not be amended in any manner adverse to the holders of the first-priority obligations without the consent of the first lien agent until the first priority lien obligations are paid in full. The security agreement governing the second priority liens prohibit second priority lienholders from foreclosing on the collateral until payment in full of the first priority lien obligations. We cannot assure you that in the event of a foreclosure by the holders of the first priority lien obligations, the proceeds from the sale of collateral would be sufficient to satisfy all or any of the amounts outstanding under the exchange notes after payment in full of the obligations secured by first priority liens on the collateral.

The right of the collateral agent to foreclose upon and sell the collateral after an event of default has occurred may also be subject to limitations under the Communications Act and the regulations under the FCC.

Under the Communications Act of 1934, as amended (the “Communications Act”), and implementing rules and regulations of the Federal Communications Commission (the “FCC”), the prior consent of the FCC must be obtained prior to any change in direct or indirect control of an entity holding licenses issued by the FCC. We and certain of our subsidiaries hold licenses issued by the FCC. The foreclosure of our capital stock or of the capital stock of our subsidiaries which directly or indirectly hold such licenses could result in a transfer of control of an entity holding FCC licenses. In the event of default, the collateral agent may be required to obtain the prior consent of the FCC prior to exercising foreclosure rights or selling the collateral securing the exchange notes and the guarantees. Furthermore, security interests in FCC licenses are limited to the extent such security interests are prohibited by law or regulation. This limitation could complicate the ability of the second lien collateral agent to foreclose upon and sell the collateral. We can give no assurance that such consent can be obtained by the second lien collateral agent.

Security over all of the collateral may not be in place upon the date of issuance of the exchange notes or may not be perfected on such date.

Certain security interests, including mortgages and related documentation, may not be in place on the date of issuance of the exchange notes or may be not be perfected on such date. We were required as of December 1, 2009 to file or cause to be filed financing statements under the Uniform Commercial Code to perfect the security interests that can be perfected by such filings. We will be required to use commercially reasonable efforts to have all security interests that are required to be perfected by the security documents to be in place perfected no later than May 30, 2010, except to the extent any such security interest cannot be perfected with commercially reasonable efforts. Any issues that we are not able to resolve in connection with the delivery and recordation of such mortgages and security interests may negatively impact the value of the collateral. To the extent a security interest in certain collateral is perfected following the date of the indenture, it might be avoidable in bankruptcy. See below “—Any Future Pledge of Collateral Might be Avoidable in Bankruptcy.”

It may be difficult to realize the value of the collateral securing the exchange notes.

The collateral securing the exchange notes is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the exchange notes and the second lien collateral agent and any other creditors that have the benefit of first liens on the collateral securing the exchange notes from time to time, whether on or after the date the exchange notes are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the exchange notes as well as the ability of the second lien collateral agent to realize or foreclose on such collateral.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the exchange notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition, unforeseen liabilities and other future events. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the exchange notes. Any claim for the difference between the amount, if any, realized by holders of the exchange notes from the sale of the collateral securing the exchange notes and the obligations under the exchange notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables. Additionally, in the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the exchange notes and all other senior secured obligations, interest may cease to accrue on the exchange notes from and after the date the bankruptcy petition is filed.

In the future, the obligation to grant additional security over assets, or a particular type or class of assets, whether as a result of the acquisition or creation of future assets or subsidiaries, the designation of a previously unrestricted subsidiary or otherwise, is subject to the provisions of the intercreditor agreement. The intercreditor agreement sets out a number of limitations on the rights of the holders of the exchange notes offered hereby to require security in certain circumstances, which may result in, among other things, the amount recoverable under any security provided by any subsidiary being limited and/or security not being granted over a particular type or class of assets. Accordingly, this may affect the value of the security provided by us and our subsidiaries. Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the intercreditor agreement the claims of the holders of the exchange notes offered hereby to the proceeds of such enforcement will rank behind the claims of the holders of obligations under our senior credit facility, which are first priority obligations, and holders of additional secured indebtedness (to the extent permitted to have priority by the indenture).

The security interest of the second lien collateral agent is subject to practical problems generally associated with the realization of security interests in collateral. For example, the second lien collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the second lien collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the second lien collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the exchange notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the second lien collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the second lien collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•	how long payments under the exchange notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the exchange notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

In addition, the intercreditor agreement provides that, in the event of a bankruptcy, the trustee and the second lien collateral agent may not object to a number of important matters following the filing of a bankruptcy petition so long as any first priority lien obligations are outstanding. After such a filing, the value of the collateral securing the exchange notes could materially deteriorate and the holders of the exchange notes would be unable to raise an objection. The right of the holders of obligations secured by first priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on first priority lien debt and, thereafter, the exchange notes, the holders of the exchange notes would hold a secured claim only to the extent of the value of the collateral to which the holders of the exchange notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

A court could void our subsidiaries’ guarantees of the exchange notes and the liens securing such guarantees under fraudulent transfer laws.

Although the guarantees provide you with a direct claim against the assets of the subsidiary guarantors and the guarantees will be secured by the collateral owned by the guarantors, under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee or lien could be voided, or claims with respect to a guarantee or lien could be subordinated to all other debts of that guarantor. In addition, a bankruptcy court could void (i.e., cancel) any payments by that guarantor pursuant to its guarantee and require those payments and enforcement proceeds from the collateral to be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor. Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

The bankruptcy court might take these actions if it found, among other things, that when a subsidiary guarantor executed its guarantee or granted its lien (or, in some jurisdictions, when it became obligated to make payments under its guarantee):

•	such subsidiary guarantor received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee or granting of the lien; and

•	such subsidiary guarantor:

•	was (or was rendered) insolvent by the incurrence of the guarantee;

•	was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.

A bankruptcy court would likely find that a subsidiary guarantor received less than fair consideration or reasonably equivalent value for its guarantee or lien to the extent that it did not receive direct or indirect benefit from the issuance of the exchange notes. A bankruptcy court could also void a guarantee or lien if it found that the subsidiary issued its guarantee or granted its lien with actual intent to hinder, delay or defraud creditors.

Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair salable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due.

If a court voided a guarantee or lien, it could require that exchange noteholders return any amounts previously paid under such guarantee or enforcement proceeds from the collateral. If any guarantee or lien were voided, exchange noteholders would retain their rights against us and any other subsidiary guarantors, although there is no assurance that those entities’ assets would be sufficient to pay the exchange notes in full.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the second lien collateral agent, including pursuant to mortgages and other security documents delivered after the date of the indenture governing the exchange notes, might be avoidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the exchange notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period.

The collateral is subject to casualty risks.

We maintain insurance or otherwise insure against certain hazards. There are, however, losses that may be not be insured. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the exchange notes and the guarantees.

The exchange notes will be effectively subordinated to the claims of the creditors of our non-guarantor subsidiaries.

We conduct a substantial portion of our business through our subsidiaries, all of which are currently guarantors of the outstanding notes. However, the indenture governing the exchange notes in certain circumstances permits non-guarantor subsidiaries. Claims of creditors of any non-guarantor subsidiaries, including trade creditors, will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Salem Communications Corporation, including holders of the exchange notes. The indenture governing the exchange notes will permit the incurrence of certain additional indebtedness by our non-guarantor subsidiaries in the future. See “Description of Notes—Subsidiary Guarantees” and “Description of Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

We may be unable to purchase the exchange notes upon a change of control.

Upon the occurrence of a change of control, as defined in the indenture governing the exchange notes, we will be required to offer to purchase the notes in cash at a price equal to 101% of the principal amount of the exchange notes, plus accrued interest and additional interest, if any. A change of control will constitute an event of default under our senior credit facility that permits the lenders to accelerate the maturity of the borrowings thereunder and may trigger similar rights under our other indebtedness then outstanding. Our senior credit facility will prohibit us from repurchasing any exchange notes. The failure to repurchase the exchange notes would result in an event of default under the exchange notes. In the event of a change of control, we may not have sufficient funds to purchase all of the exchange notes and to repay the amounts outstanding under our senior credit facility or other indebtedness.

We cannot be sure that a market for the exchange notes, if any, will develop or continue.

We cannot assure you as to:

•	the liquidity of any trading market for the exchange notes;

•	your ability to sell your exchange notes; or

•	the price at which you may be able to sell your exchange notes.

The exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the exchange notes and the market prices quoted for the exchange notes may be adversely affected by changes in the overall market for high-yield securities.

Prior to completion of this exchange offer for the exchange notes, the outstanding notes may not be publicly offered, sold or otherwise transferred in any jurisdiction where registration may be required. Under the exchange and registration rights agreement applicable to the outstanding notes, we have agreed to use commercially reasonable efforts to exchange the outstanding notes for the exchange notes offered hereby or, if we are unable to effect the exchange offer, to register resales of the outstanding notes under the Securities Act. However, we may not be successful in consummating the exchange or having the registration statement declared effective.

In the event we register the outstanding notes or the exchange notes with the SEC, the capital stock securing the outstanding notes or the exchange notes will automatically be released from the collateral to the extent the pledge of such collateral would require the filing of separate financial statements for any of our subsidiaries with the SEC.

The indenture governing the exchange notes and the security documents provide that, to the extent that any rule would, or is adopted, amended or interpreted which would, require the filing with the SEC (or any other governmental agency) of separate financial statements of any of our subsidiaries due to the fact that such subsidiary’s capital stock or other securities secure the outstanding notes or exchange notes, then such capital stock or other securities will automatically be deemed, for so long as such requirement would be in effect, not to be part of the collateral securing the outstanding notes or the exchange notes to the extent necessary not to be subject to such requirement. In such event, the security documents may be amended, without the consent of the holders of the outstanding notes or the exchange notes, to the extent necessary to evidence the absence of any liens on such capital stock or other securities. As a result, holders of the exchange notes could lose their security interest in such portion of the collateral if and for so long as any such rule is in effect. In addition, the absence of a lien on a portion of the capital stock of a subsidiary pursuant to this provision in certain circumstances could result in less than a majority of the capital stock of a subsidiary being pledged to secure the outstanding notes or the exchange notes, which could impair the ability of the collateral agent, acting on behalf of the holders of the outstanding notes or the exchange notes, to sell a controlling interest in such subsidiary or to otherwise realize value on its security interest in such subsidiary’s stock or assets.

You may have difficulty selling any outstanding notes that you do not exchange.

If you do not exchange your outstanding note for exchange notes in the exchange offer, you will continue to hold outstanding notes subject to restriction on their transfer. Those transfer restrictions are described in the indenture governing the notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under an exemption from the registration requirements of the Securities Act.

In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the outstanding notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.

If a substantial amount of the outstanding notes is exchanged for a like amount of exchange notes in the exchange offer, the liquidity of outstanding notes could be adversely affected. In addition, once the exchange offer is completed, holders of outstanding notes will no longer be entitled to exchange outstanding notes for notes that are registered or, except in certain limited circumstances pursuant to the registration rights agreement, to have those outstanding notes registered under the Securities Act. See “The Exchange Offer – Consequences of Failure to Exchange Outstanding Notes” for a discussion of additional consequences of failing to exchange your outstanding notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive outstanding notes in like principal amount. We will cancel all outstanding notes so received.

The net proceeds from the private placement of the outstanding notes was approximately $291.7 million. We used all of the net proceeds, cash on hand and borrowings under our senior credit facility to repay Salem Holding’s then existing credit facilities and to repurchase all of Salem Holding’s 7 3/4 % Notes due 2010, which were tendered and accepted for payment in a tender offer made upon the terms and conditions of an offer to purchase dated November 21, 2009 that was settled on December 1, 2009 (the “Tender Offer”).

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and capitalization as of September 30, 2009, and as adjusted to give effect to the issuance of the outstanding notes, the completion of the Tender Offer, the commitment of the senior credit facility, and the use of net proceeds therefrom. Please read this table in conjunction with “Use of Proceeds” and “Summary Historical and Consolidated Financial and Other Data” as well as the consolidated financial statements, and notes thereto, included elsewhere in this prospectus.

	As of September 30, 2009
	Actual	As Adjusted
	(dollars in millions)
Cash and cash equivalents	$31.7	$5.0
Long-term debt (including current maturities)
Term Loan B	$71.2	$—
Term Loan C	160.0	—
Senior credit facility(1)	—	15.6
Swingline credit facility	—	—
7 3/4% senior subordinated notes due 2010(2)	89.7	—
Outstanding notes(3)	—	298.1
Capitalized leases and other loans	1.0	1.0

Total long-term debt	321.9	314.7
Stockholders’ equity	197.1	197.1

Total capitalization	$519.0	$511.8

(1)	Our senior credit facility has aggregate commitments of $30.0 million.
(2)	All $89.7 million in aggregate principal amount of the 7 3/4% Notes were tendered and accepted for payment in the Tender Offer as part of the early settlement on the early settlement date thereof.
(3)	The outstanding notes were issued at a price of 99.365% of their face value. This discount of approximately $1.9 million will be amortized over the life of the exchange notes as interest expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. Our consolidated financial statements are not directly comparable from period to period because of our acquisition and disposition of selected assets of radio stations and our acquisitions of non-broadcast businesses. See Note 2 to our consolidated financial statements included in this prospectus.

OVERVIEW

As a radio broadcasting company with a national radio network, we derive our broadcast revenue primarily from the sale of broadcast time and radio advertising on a national and local basis.

Historically, our principal sources of revenue have been:

•	the sale of block program time, both to national and local program producers,

•	the sale of advertising time on our radio stations, both to national and local advertisers, and

•	the sale of advertising time on our national radio network.

The rates we are able to charge for broadcast time and advertising time are dependent upon several factors, including:

•	audience share,

•	how well our stations perform for our clients,

•	the size of the market,

•	the general economic conditions in each market, and

•	supply and demand on both a local and national level.

Our sources of revenue and product offerings also increasingly include non-broadcast businesses, including our Internet and publishing businesses.

The following table shows the percentage of net broadcast revenue for each broadcast revenue source.

	Year Ended December 31,
	2006		2007		2008
Net National Program	41,307	20.0%	45,598	22.1%	42,781	22.0%
Net Local Program	30,805	14.9%	30,740	14.9%	32,099	16.5%

Net Programming	72,112	34.9%	76,338	37.0%	74,880	38.6%

Net National Spot	17,136	8.3%	15,022	7.3%	13,531	7.0%
Net Local Spot	90,424	43.8%	85,527	41.5%	76,137	39.2%

Net Advertising	107,560	52.1%	100,549	48.8%	89,668	46.2%

Net Infomercials	7,798	3.8%	8,511	4.1%	8,691	4.5%
Net Network Revenue	14,834	7.2%	15,247	7.4%	15,583	8.0%
Net Misc	4,063	2.0%	5,410	2.6%	5,291	2.7%

Net Broadcast Revenue	206,367	100.0%	206,055	100.0%	194,113	100.0%

Our broadcast revenue is affected primarily by the program rates our radio stations charge, the level of broadcast air time sold and by the advertising rates our radio stations and networks charge. The rates for block programming time are based upon our stations’ ability to attract audiences that will support the program producers through contributions and purchases of their products. Advertising rates are based upon the demand for advertising time, which in turn is based on our stations’ and networks’ ability to produce results for their advertisers. We do not subscribe to traditional audience measuring services for our Christian Teaching and Talk stations. Instead, we have marketed ourselves to advertisers based upon the responsiveness of our audiences. In selected markets we do subscribe to Arbitron, which develops quarterly reports to measure a radio station’s audience share in the demographic groups targeted by advertisers. Each of our radio stations and our networks has a pre-determined level of time that they make available for block programming and/or advertising, which may vary at different times of the day.

Arbitron has developed new technology to collect data for its ratings service. The Portable People MeterTM (PPMTM ) is a small, pager-sized device that does not require active manipulation by the end user and is capable of automatically measuring radio, television, Internet, satellite radio and satellite television signals that are encoded for the service by the broadcaster. The PPM offers a number of advantages over the traditional diary ratings collection system including ease of use, more reliable ratings data and shorter time periods between when advertising runs and when audience listening or viewing habits can be reported. This service is already in a number of our markets and is scheduled to be introduced in more markets in the future. It is not yet clear what impact, if any, the introduction of the PPM will have on our revenues for stations which subscribe to Arbitron.

As is typical in the radio broadcasting industry, our second and fourth quarter advertising revenue generally exceeds our first and third quarter advertising revenue. This seasonal fluctuation in advertising revenue corresponds with quarterly fluctuations in the retail advertising industry. Quarterly revenue from the sale of block programming time does not tend to vary significantly, however, because program rates are generally set annually and are recognized on a per program basis.

Our cash flow has historically been affected by a transitional period experienced by radio stations when, due to the nature of the radio station, our plans for the market and other circumstances, we find it beneficial to change its format. This transitional period is when we develop a radio station’s listener and customer base. During this period, a station may generate negative or insignificant cash flow.

In the broadcasting industry, radio stations often utilize trade or barter agreements to exchange advertising time for goods or services in lieu of cash. In order to preserve the sale of our advertising time for cash, we generally enter into trade agreements only if the goods or services bartered to us will be used in our business. We have minimized our use of trade agreements and have generally sold most of our advertising time for cash. In 2008, we sold 97% of our advertising time for cash. In addition, it is our general policy not to preempt advertising paid for in cash with advertising paid for in trade.

The primary operating expenses incurred in the ownership and operation of our radio stations include: (i) employee salaries, commissions and related employee benefits and taxes, (ii) facility expenses such as rent and utilities, (iii) marketing and promotional expenses and (iv) music license fees. In addition to these expenses, our network incurs programming costs and lease expenses for satellite communication facilities. We also incur and expect to continue to incur significant depreciation, amortization and interest expense as a result of completed and future acquisitions and existing and future borrowings.

Salem Web Network™ and Townhall.com®, our Internet businesses, earn revenues from the sales of streaming services, sales of advertising and, to a lesser extent, sales of software and software support contracts. Salem Publishing™, our publishing business, earns its revenue by selling advertising in and subscriptions to its publications and by selling books. Xulon Press™ generally earns its revenue from the publishing of books. The revenue and related operating expenses of these businesses are reported as “non-broadcast” on our Consolidated Statement of Operations.

KNOWN TRENDS AND UNCERTAINTIES

Domestic radio revenues continue to decline. We believe this is primarily the result of the struggling United States economy and corresponding reductions in discretionary advertising spending by our customers. Beginning in July 2007, our advertising revenue has been negatively impacted by declining advertising from our customers, particularly in the financial services and auto industries. The decline in advertising revenue impacts both our broadcast segment and non-broadcast segment. We expect this trend to continue as long as the United States economy is weak; however, we cannot quantify the financial impact on our future operating results. In response to these economic challenges, we have initiated several cost reduction strategies including (1) reducing headcount, (2) temporarily suspending the Company match on 401(k) contributions as of July 2008, (3) temporarily suspending the management bonus program, (4) limiting capital expenditures, (5) reducing the base salary for all employees by 5% as of February 1, 2009 with certain members of executive management reduced by 10%, (6) requiring all employees to use accrued vacation balances by March 31, 2009 and (7) consolidating programming on most of our Contemporary Christian Music stations. We continue to pursue opportunities to sell assets, particularly stations that are in non-strategic formats or are underperforming.

This period of economic uncertainty increases our exposure to several risks, including but not limited to:

•	Increasing pressure to sell advertising and block programming time at discounted rates;

•	Increasing uncollectible accounts as our customers face tight credit markets;

•	Ministries are experiencing lower levels of donations that could negatively impact their ability to purchase and pay for block programming time;

•	Limiting our ability to obtain additional financing to fund working capital, capital expenditures, acquisitions and other corporate requirements; and

•	Impairment losses on the value of our FCC licenses and other long-lived intangible assets including goodwill.

SAME STATION DEFINITION

In the discussion of our results of operations below, we compare our results between periods on an as-reported basis (that is, the results of operations of all radio stations and network formats owned or operated at any time during either period) and on a “same-station” basis. With regard to fiscal quarters, we include in our same-station comparisons the results of operations of radio stations or radio station clusters and networks that we own or operate in the same format during the quarter, as well as the corresponding quarter of the prior year. Same-station results for a full year are based on the sum of the same station-results for the four quarters of that year.

Results of Operations

The amounts presented below have been reclassified to reflect the operating results of WRFD-AM, Columbus, Ohio in continuing operations from discontinued operations. We had entered into an asset purchase agreement on July 31, 2008, to sell this radio station and exit the Columbus market. At that time, the Consolidated Balance Sheets and Statements of Operations for all periods presented were reclassified to reflect the operating results and net assets of this market as a discontinued operation as of the date of the asset purchase agreement through December 2009. The sale was expected to close in the fourth quarter of 2009. On December 30, 2009, the buyer of the radio station advised us that they would not be able to meet the terms of the asset purchase agreement. Because of the buyer terminating the agreement, and uncertainty surrounding our ability to exit the market, we have reclassified the accompanying Consolidated Balance Sheets and Statements of Operations for all periods presented to reflect the operating results and net assets of this market in continuing operations. In January 2010, we collected a $0.2 million termination fee from the buyer pursuant to the asset purchase agreement.

Nine months ended September 30, 2009 compared to nine months ended September 30, 2008

NET BROADCAST REVENUE. Net broadcast revenue decreased $17.9 million, or 12.2%, to $128.7 million for the nine months ended September 30, 2009, from $146.6 million for the same period of the prior year. On a same-station basis, net broadcast revenue declined $18.1 million, or 12.7%, to $124.5 million for the nine months ended September 30, 2009, from $142.6 million for the same period of the prior year. Revenue from advertising as a percentage of our net broadcast revenue decreased to 43.1% for the nine months ended September 30, 2009, from 46.2% for the same period of the prior year. Revenue from block program time as a percentage of our net broadcast revenue increased to 40.9% for the nine months ended September 30, 2009, from 38.3% for the same period of the prior year. The decline in net broadcast revenue is comprised of an $12.1 million decrease in local advertising revenues across all formats, a $3.2 million decrease in national program revenue primarily on our Christian Teaching and Talk format and News Talk stations, a $1.2 million decrease in infomercial revenue primarily on our Christian Teaching and Talk and News Talk formats, a $0.4 million decrease in local program revenue across all formats, a $0.3 million decrease in network revenue, and a $0.5 million decrease in event revenue primarily associated with our Celebrate Freedom festivals. The trend in the radio broadcast industry is of declining advertising revenues resulting in the use of block programming or infomercials to offset the declines. The growth of block programming and infomercial revenue has slowed. We expect these trends to continue; however, we cannot quantify the financial impact on our future operating results.

NON-BROADCAST REVENUE. Non-broadcast revenue decreased $1.0 million, or 5.1%, to $19.7 million for the nine months ended September 30, 2009, from $20.7 million for the same period of the prior year. The decrease is comprised of a $0.8 million decrease in publishing revenue associated with books and print magazines and a $0.2 million decrease in advertising revenues associated with our Internet businesses.

BROADCAST OPERATING EXPENSES. Broadcast operating expenses decreased $13.8 million, or 14.4%, to $81.9 million for the nine months ended September 30, 2009, from $95.7 million for the same period of the prior year. On a same-station basis, broadcast operating expense decreased $14.1 million, or 15.3%, to $78.2 million for the nine months ended September 30, 2009, compared to $92.3 million for the same period of the prior year. The decline in broadcast operating expenses reflects our overall cost reduction initiative that includes a $10.5 million decrease in personnel-related costs due to reductions in work force and salary reductions, a $2.0 million decrease in advertising expenses, a $0.2 million decrease in local marketing agreement (“LMA”) fees, a $0.3 million decrease in production and programming, a $0.2 million decrease in facility-related costs, and a $0.2 million reduction in professional services. We expect our staffing levels to remain at reduced levels given the weakened United States economy. We also expect increasing levels of bad debt charges that may have a material impact on our consolidated financial position, results of operations, and cash flows.

NON-BROADCAST OPERATING EXPENSES. Non-broadcast operating expenses decreased $2.2 million, or 11.1%, to $17.4 million for the nine months ended September 30, 2009, compared to $19.6 million for the same period of the prior year. The decrease includes a $1.4 million decline in personnel and circulation expenses associated with print magazines and books on Salem Publishing and a $1.0 million reduction in advertising, promotion and streaming expenses on OnePlace partially offset by an increase of $0.1 million in operating expenses on Salem Consumer Products.

CORPORATE EXPENSES. Corporate expenses decreased $6.2 million, or 38.4%, to $10.1 million for the nine months ended September 30, 2009, compared to $16.3 million for the same period of the prior year. The decrease is attributable to an overall cost reduction initiative, including a reduction in work force, salary reductions and redemption of accrued vacation benefits required by March 31, 2009, resulting in a $3.7 million reduction in personnel-related costs, and a $2.6 million decrease in non-cash stock based compensation expenses, including $1.6 million of non-cash stock-based compensation expense recognized in September 2008 as a result of accelerated vesting of unvested options voluntarily surrendered by members of senior management.

DEPRECIATION. Depreciation expense increased $0.1 million, or 1.0%, to $10.1 million for the nine months ended September 30, 2009, compared to $10.0 million for the same period of the prior year. The increase reflects the impact of recent capital expenditures associated with computer software, data processing and office equipment that have shorter estimated useful lives than towers and broadcast assets.

AMORTIZATION. Amortization expense decreased $0.8 million, or 34.8%, to $1.3 million for the nine months ended September 30, 2009, compared to $2.1 million for the same period of the prior year. The decrease is due to higher amortization recognized in early 2008 on intangibles such as advertising agreements and other business contracts that were acquired in 2007 with an estimated useful life of one year.

COST OF DENIED TOWER SITE, ABANDONED PROJECTS AND TERMINATED TRANSACTIONS. Costs associated with a tower relocation project for radio station KDOW-AM, San Francisco, California, which was rejected by the City of Hayward, of $0.9 million were recognized during the nine months ended September 30, 2009 along with costs of $0.2 million associated with capital projects that will not be pursued.

IMPAIRMENT OF GOODWILL AND INDEFINITE-LIVED ASSETS. We reviewed the recorded values of our FCC broadcast licenses, goodwill, and other non-amortizable intangible assets as of the nine months ended September 30, 2009 due to declining revenues that may indicate impairment. We recorded an impairment charge of $26.6 million associated with the FCC Licenses and goodwill in the Dallas, Atlanta, Detroit, Portland and Cleveland markets and $1.2 million associated with the value of goodwill and Mastheads in the non-broadcast segment during the nine months ended September 30, 2009 compared to a $20.3 million impairment charge as of the same period of the prior year associated with FCC Licenses in our Cleveland, Ohio markets.

The impairment charge resulted from weakening radio station valuations as a result of lower revenues and lower growth expectations. These trends are not specific to any of our individual market clusters, but rather are affecting valuations in the industry as a whole. We acquired radio stations at various times over the last thirty-four years, many of which were amortized prior to the adoption of certain provisions of FASB ASC Topic 350 “Intangibles—Goodwill and Other.” As a result of this prior amortization, the fair value of our FCC licenses and resulting goodwill may exceed the carrying value in certain markets. The markets and entities for which impairment charges were recorded during the nine months ended September 30, 2009 accounted for 14.3% of total revenues for the period.

(GAIN) LOSS ON DISPOSAL OF ASSETS. The loss on disposal of assets of $1.7 million for the nine months ended September 30, 2009, includes the sale of radio station KPXI-FM, Tyler-Longview, Texas for $0.4 million, resulting in a pre-tax loss of $1.6 million. The gain on disposal of assets of $5.9 million for the nine months ended September 30, 2008 includes the sale of radio station KTEK, Houston, Texas for $7.8 million, resulting in a pre-tax gain of $6.1 million, partially offset by various fixed assets disposals.

GAIN ON BARGAIN PURCHASE. In accordance with FASB ASC Topic 805, effective as of January 1, 2009, any excess of fair value of the acquired net assets over the acquisition consideration shall be recognized as a gain on a bargain purchase. Prior to recording a gain, the acquiring entity must reassess whether all acquired assets and assumed liabilities have been identified and recognized and perform re-measurements to verify that the consideration paid, assets acquired, and liabilities assumed have been properly valued. We underwent such a reassessment, and as a result, have recorded a gain on the bargain purchase of WZAB-AM in Miami, Florida, for $1.6 million. If new information is obtained during the measurement period about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized for assets acquired and liabilities assumed, we will retrospectively adjust the amounts recognized as of the acquisition date. We believe that the gain on bargain purchase resulted from various factors that may have impacted the acquisition price of WZAB-AM, including, without limitation, significant declines in broadcast revenues throughout the industry.

OTHER INCOME (EXPENSE). Interest income represents interest earned on excess cash and remained at $0.2 million for the nine months ended September 30, 2009 compared to the same period of the prior year. Interest expense decreased $4.1 million, or 24.0%, to $12.9 million for the nine months ended September 30, 2009, from $17.0 million for the same period of the prior year due to an overall lower outstanding debt balance and lower interest rates. Change in fair value of interest rate swaps of $1.5 million for the nine months ended September 30, 2009, represents the change in the fair market value of our swaps including a discount based on the credit risk associated with our Company. Other expense, net, of $0.1 million consists of bank commitment fees associated with our credit facility offset with royalty income from real estate properties. Other income, net, of $0.2 million for the nine months ended September 30, 2008 consists of non-recurring reimbursements received, including $0.2 million associated with the terminated sale of KKMO-AM in Seattle, Washington, offset with bank commitment fees associated with our existing credit facilities.

BENEFIT FROM INCOME TAXES. In accordance with FASB ASC Topic 740 “Income Taxes,” our benefit from income taxes was $5.2 million for the nine months ended September 30, 2009 compared to $3.0 million for the same period of the prior year. Provision for income taxes as a percentage of income before income taxes (that is, the effective tax rate) was 43.2% for the nine months ended September 30, 2009 compared to 40.1% for the same period of the prior year. The effective tax rate for each period differs from the federal statutory income rate of 35.0% due to the effect of state income taxes, certain expenses that are not deductible for tax purposes, and changes in the valuation allowance from the utilization of certain state net operating loss carryforwards.

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX. The income from discontinued operations of $8,000, net of tax, for the nine months ended September 30, 2009, relates to fixed assets previously abandoned that were placed back in service in other markets. The income from discontinued operations of $2.0 million, net of taxes, for the nine months ended September 30, 2008 includes the pre-tax gain of $2.0 million on the sale of WRRD-AM, Milwaukee, Wisconsin, a $1.4 million pre-tax gain on the sale of WFZH-FM, Milwaukee, Wisconsin, and operating results of our CCM Magazine.

NET LOSS. We recognized a net loss of $6.8 million for the nine months ended September 30, 2009 compared to $2.5 million for the same period of the prior year. The increase of $4.3 million is due to an increase in operating losses of $12.2 million, including a $7.5 million increase in impairment losses and a $7.5 million increase in losses from station sales and an $18.7 million decrease in revenues offset by $22.0 million reduced operating expenses for broadcast, non-broadcast and corporate segments, offset by $4.1 million in lower interest expense, $2.2 million savings in income taxes, a $1.6 million gain on bargain purchase related to the acquisition of WZAB-AM, Miami, Florida, and a $0.7 million gain on the early redemption of 7 3/4% Notes.

Year Ended December 31, 2008 Compared To Year Ended December 31, 2007

NET BROADCAST REVENUE. Net broadcast revenue decreased $12.0 million, or 5.8%, to $194.1 million for the year ended December 31, 2008, from $206.0 million for the same period of the prior year. On a same-station basis, net broadcast revenue declined $12.1 million, or 6.1%, to $186.7 million for the year ended December 31, 2008, from $198.9 million for the same period of the prior year. The decline in revenue includes a $9.4 million decrease in local advertising revenue on all of our radio station formats, a $2.8 million decrease in national program revenue principally on our Christian Teaching and Talk stations, and a $0.5 million decline in event revenue on our Contemporary Christian Music format stations, offset by a $0.2 million increase in infomercial revenue. Revenue from advertising as a percentage of our net broadcast revenue decreased to 46.2% for the year ended December 31, 2008, from 48.8% for the same period of the prior year. Revenue from block program time as a percentage of our net broadcast revenue increased to 38.6% for the year ended December 31, 2008, from 37.0% for the same period of the prior year. Block programming revenue has continued to increase as a percentage of our total broadcast revenue, particularly on our Christian Teaching and Talk stations. The trend in the radio broadcasting industry is of declining advertising revenues resulting in the use of block programming or infomercials to offset the declines. Additionally, the growth of block programming and infomercial revenue has slowed. We expect these trends to continue; however, we cannot quantify the financial impact on our future operating results.

NON-BROADCAST REVENUE. Non-broadcast revenue increased $3.8 million, or 15.2%, to $28.4 million for the year ended December 31, 2008, from $24.6 million for the same period of the prior year. The increase is comprised of a $0.9 million increase in revenue on Xulon Press, a $0.7 million increase in advertising revenue on Townhall.com, a $0.9 million increase in ministry streaming and banner advertising revenue on OnePlace.com, a $0.3 million increase in revenue from Salem Consumer Products, an entity launched in the second half of 2007, a $0.4 million increase in revenue associated with Townhall Magazine, a new publication launched in early 2008, and a $1.0 million increase in revenue generated from our radio station websites that were redesigned and launched beginning in the second half of 2007 offset by a $0.2 million decrease in our CCM Magazine.

BROADCAST OPERATING EXPENSES. Broadcast operating expenses decreased $5.9 million, or 4.6%, to $124.9 million for the year ended December 31, 2008, from $130.8 million for the same period of the prior year. On a same-station basis, broadcast operating expense decreased $7.3 million, or 5.8%, to $118.0 million for the year ended December 31, 2008, compared to $125.2 million for the same period of the prior year. The decline in broadcast operating expenses includes a $4.7 million decrease in advertising expenses, a $5.1 million decrease in personnel-related costs and a $0.3 million decrease in national commissions associated with lower revenues, offset by a $0.3 million increase in music license fees, a $1.6 million increase in bad debt expense, a $1.2 million increase in facility-related expenses of which $0.5 million is attributable to higher utility costs, a $0.3 million increase in production and programming, and a $0.2 million increase in LMA fees associated with operating radio station KTRO-AM in Portland, Oregon. We expect the trend of increasing bad debt expense to continue given the weakened United States economy.

COST OF DENIED TOWER SITE, ABANDONED PROJECTS AND TERMINATED TRANSACTIONS. Terminated transaction costs and abandoned license upgrades of $1.3 million for the year ended December 31, 2008 consist of capital projects that were abandoned during the year and fees associated with the termination of our agreement to purchase KTRO-AM in Portland, Oregon.

NON-BROADCAST OPERATING EXPENSES. Non-broadcast operating expenses increased $3.0 million, or 12.8%, to $25.9 million for the year ended December 31, 2008, compared to $22.9 million for the same period of the prior year. The increase includes $1.2 million of costs associated with Townhall Magazine, a $0.6 million increase in advertising costs, a $0.3 million increase in production costs associated with Xulon Press, a $0.3 million increase in streaming expenses on OnePlace.com, a $0.2 million increase in operating costs associated with Salem Consumer Products, a $0.6 million increase in salary and related expenses on Townhall.com, and a $0.3 million increase in costs associated with maintenance of radio station websites.

CORPORATE EXPENSES. Corporate expenses decreased $2.3 million, or 10.2%, to $20.0 million for the year ended December 31, 2008, compared to $22.3 million for the same period of the prior year. The decrease is attributable to an overall cost reduction initiative, including a reduction in headcount that resulted in lower personnel-related costs of $3.0 million, a decrease of $1.2 million of non-cash stock based compensation expense due primarily to substantially no new grants being offered, and a decrease of $1.3 million in accounting service fees and public reporting costs, offset by a $1.6 million charge for non-cash stock-based compensation expense associated with the accelerated expensing of unvested options voluntarily surrendered by members of senior management in September 2008, a $0.4 million increase in bad debt expenses, and a $1.2 million increase in salary expense associated with employee severance packages as a result of staff reductions. We expect the trend of increasing bad debt expense to continue given the weakened United States economy.

DEPRECIATION. Depreciation expense increased $1.3 million, or 10.9%, to $13.3 million for the year ended December 31, 2008, compared to $12.0 million for the same period of the prior year. The increase reflects the impact of approximately $5.8 million of capital expenditures made during the year ended December 31, 2007, that were primarily associated with computer software, data processing and office equipment that have shorter estimated useful lives.

AMORTIZATION. Amortization expense decreased $0.2 million, or 7.6%, to $2.8 million for the year ended December 31, 2008, compared to $3.0 million for the same period of the prior year. The decrease is due to higher amortization recognized in early 2007 on intangible assets such as advertising agreements and other business contracts that were acquired in 2006 with an estimated useful life of one year.

(GAIN) LOSS ON DISPOSAL OF ASSETS. Gain on disposal of assets of $6.9 million for the year ended December 31, 2008 was primarily comprised of the sale of radio station WRVI-FM, Louisville, Kentucky for $3.0 million resulting in a pre-tax gain of $1.1 million, the sale of radio station KTEK-AM, Houston, Texas for $7.8 million resulting in a pre-tax gain of $6.1 million, partially offset by various fixed assets disposals. A gain on disposal of assets of $2.2 million for the year ended December 31, 2007 was comprised of the sale of selected assets of radio station WKNR-AM in Cleveland, Ohio, for $7.0 million, which resulted in a pre-tax gain of $3.4 million, offset by the loss recognized on the sale of selected assets of radio station WVRY-FM, Nashville, Tennessee for $0.9 million, resulting in a pre-tax loss of $0.5 million, and $0.7 million associated with various fixed asset disposals.

IMPAIRMENT OF GOODWILL AND INDEFINITE-LIVED ASSETS. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, we review the recorded values of our FCC broadcast licenses, goodwill, and other non-amortizable intangible assets on an annual basis or more frequently if conditions indicate that we may have an impairment. During the year ended December 31, 2008, we recorded an impairment charge of $73.0 million associated with the FCC licenses and goodwill in the Boston, Detroit, Cleveland, Louisville, Tampa, Miami, Orlando, Sacramento, Omaha, and Nashville market clusters. The impairment charge resulted from weakening radio station valuations as a result of lower revenues and lower growth expectations. These trends are not specific to any of our individual market clusters, but rather are affecting valuations in the industry as a whole. We acquired radio stations at various times over the last thirty-four years, many of which were amortized prior to the adoption of SFAS No. 142. As a result, the carrying value of our FCC licenses and goodwill may exceed the fair value in many of our markets. For the years ended December 31, 2008, and 2007, the markets for which impairment charges were recorded during 2008, accounted for 16.4% and 16.3% of total net revenues.

OTHER INCOME (EXPENSE). Interest income of approximately $0.2 million for each of the years ended December 31, 2008 and 2007 was primarily from interest earned on excess cash. Interest expense decreased $3.1 million or 12.2% to $22.4 million for the year ended December 31, 2008, compared to $25.5 million for the same period of the prior year due to a lower net outstanding debt balance and lower interest rates during the year. Change in fair value of interest rate swaps of $4.8 million represents the change in the fair market value of our swaps in accordance with SFAS No. 157. Other income, net, of $0.1 million for the year ended December 31, 2008 consists of non-recurring reimbursements received, including $0.2 million associated with the terminated sale of KKMO-AM in Seattle, Washington, partially offset with bank commitment fees associated with our existing credit facilities. Other income, net of $0.2 million for the year ended December 31, 2007 consisted primarily of royalty income from real estate properties partially offset with bank commitment fees associated with our existing credit facilities.

PROVISION FOR (BENEFIT FROM) INCOME TAXES. We adopted the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN No. 48”) as of January 1, 2007. Benefit from income taxes was $19.2 million for the year ended December 31, 2008 compared to a provision for $7.4 million for the same period of the prior year. Provision for income taxes as a percentage of income before income taxes (that is, the effective tax rate) was 35.5% for the year ended December 31, 2008 compared to 44.5% for the same period of the prior year. The effective tax rate for each period differs from the federal statutory income rate of 35.0% due to the effect of state income taxes, certain expenses that are not deductible for tax purposes, and changes in the valuation allowance from the utilization of certain state net operating loss carryforwards.

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX. The income from discontinued operations of $1.8 million, net of taxes, for the year ended December 31, 2008 includes the pre-tax gain of $2.0 million on the sale of WRRD-AM, Milwaukee, Wisconsin, a $1.4 million pre-tax gain on the sale of WFZH-FM, Milwaukee, Wisconsin, and operating results of CCM Magazine. The $1.0 million loss from discontinued operations for the same period of the prior year includes the operating results of these entities as of the period end without the impact of the gain from the sale as well as the $1.9 million loss previously recognized in association with the impairment of goodwill associated with our CCM Magazine.

NET INCOME (LOSS). We recognized a net loss of $33.1 million for the year ended December 31, 2008 compared to net income of $8.2 million for the same period of the prior year. The change of $41.3 million is comprised of the $73.0 million impairment of goodwill and indefinite-lived assets, a $0.5 million decrease in operating income exclusive of the impairment loss, and a $1.7 million increase in interest expense, inclusive of the change in fair value of our interest rate swaps, offset by the change on our tax provision of $26.5 million, a $4.7 million increase in gain on disposal of assets and a $2.8 million increase in income from discontinued operations.

Year Ended December 31, 2007 Compared To Year Ended December 31, 2006

NET BROADCAST REVENUE. Net broadcast revenue decreased $0.3 million or 0.2% to $206.1 million for the year ended December 31, 2007 from $206.4 million for the year ended December 31, 2006. On a same-station basis, net broadcast revenue improved by $0.5 million, or 0.3%, to $201.9 million for the year ended December 31, 2007 from $201.3 million for the year ended December 31, 2006. The decrease is attributable to a $4.4 million decline in local advertising revenue on our News Talk and Christian Teaching Talk stations and a $0.5 million decline in national advertising revenue on our Contemporary Christian Music stations, offset by growth in national program revenue on our Christian Teaching and Talk stations of $4.2 million and growth in local advertising sales on our Contemporary Christian Music station of $1.7 million. Revenue from advertising as a percentage of our net broadcast revenue decreased to 48.8% for the year ended December 31, 2007 from 52.1% for the year ended December 31, 2006. Revenue from block program time as a percentage of our net broadcast revenue increased to 37.0% for year ended December 31, 2007 from 34.9% for the year ended December 31, 2006. Block programming revenue has continued to increase as a percentage of our total broadcast revenue, particularly on our Christian Teaching and Talk stations. Overall, the trend in the radio broadcasting industry is of declining advertising revenues resulting in the use of block programming or infomercials to offset the declines. We expect this trend to continue; however, we cannot quantify the financial impact on our future operating results.

NON-BROADCAST REVENUE. Non-broadcast revenue increased $6.7 million, or 37.6%, to $24.6 million for the year ended December 31, 2007 from $17.9 million for the year ended December 31, 2006. The increase includes $5.0 million of revenue generated from entities acquired during 2006. Specifically, Townhall.com, Preaching Magazine and Xulon Press contributed $8.9 million of revenue for the year ended December 31, 2007 compared to $3.9 million for the year ended December 31, 2006. The increase also includes a $0.9 million increase in banner advertising and streaming revenue on Salem Web Network partially offset by a $0.2 million decline in subscription and advertising revenue on Salem Publishing.

BROADCAST OPERATING EXPENSES. Broadcast operating expenses increased $1.4 million, or 1.1%, to $130.8 million for the year ended December 31, 2007 from $129.4 million for the year ended December 31, 2006. On a same-station basis, broadcast operating expense increased $2.4 million, or 2.0%, to $126.3 million for the year ended December 31, 2007 from $123.9 million for the year ended December 31, 2006. The increase in expenses consist of a $1.0 million increase in rental costs associated with lease renewals, primarily in New York and Boston, a $0.5 million increase in advertising and promotion costs, and a $0.4 million increase in production and programming costs. Additionally, we incurred a $0.2 million increase in LMA fees for the year ended December 31, 2007 compared to the year ended December 31, 2006 associated with the operations of WMCU-AM in Miami, Florida and KTRO-AM in Portland, Oregon.

NON-BROADCAST OPERATING EXPENSES. Non-broadcast operating expenses increased $6.2 million, or 37.4%, to $22.9 million for the year ended December 31, 2007 from $16.7 million for the year ended December 31, 2006. The increase includes a $4.1 million increase in operating expenses generated from entities acquired in 2006, Townhall.com, Preaching Magazine and Xulon Press, which incurred $8.0 million of expenses for the year ended December 31, 2007 compared to $3.9 million for the year ended December 31, 2006, a $0.3 million increase in streaming expenses, a $0.2 million increase in personnel-related costs and a $0.2 million increase in advertising costs on Salem Web Network.

CORPORATE EXPENSES. Corporate expenses decreased $1.7 million, or 7.2%, to $22.3 million for the year ended December 31, 2007 from $24.0 million for the year ended December 31, 2006. The decrease is comprised of a $1.1 million reduction in non-cash stock-based compensation expense associated with stock options, a $0.4 million decrease in accounting and auditing fees resulting from our change in outside audit firms and the use the use of consultants for internal control test work in the prior year, and a $0.2 million decrease in legal fees.

DEPRECIATION. Depreciation expense increased $0.1 million, or 1.2%, to $12.0 million for the year ended December 31, 2007 from $11.9 million for the year ended December 31, 2006. The increase is due to depreciation associated with acquisitions of radio station assets and non-broadcast entities during 2006 for which a full twelve months of depreciation is reported for the year ended December 31, 2007 compared to partial year data for the year ended December 31, 2006.

AMORTIZATION. Amortization expense decreased $0.1 million, or 2.7%, to $3.0 million for the year ended December 31, 2007 from $3.1 million for the year ended December 31, 2006. The decrease is due to higher amortization recognized in 2006 on intangibles such as advertising agreements and other business contracts that were acquired in that year that had an estimated useful life of one year from the date of purchase.

(GAIN) LOSS ON DISPOSAL OF ASSETS. Gain on disposal of assets of $2.2 million for the year ended December 31, 2007 was comprised of the sale of selected assets of radio station WKNR-AM in Cleveland, Ohio, for $7.0 million which resulted in a pre-tax gain of $3.4 million offset by the loss recognized on the sale of selected assets of radio station WVRY-FM, Nashville, Tennessee for $0.9 million resulting in a pre-tax loss of $0.5 million and $0.7 million associated with various fixed asset disposals. The gain on disposal of assets of $18.7 million for the year ended December 31, 2006 resulting from gains recognized on various transactions. Selected assets of KLMG-FM, Sacramento, California, were exchanged for selected assets of radio station KKFS-FM, Sacramento, California, which resulted in a pre-tax gain of $14.6 million. Additionally, we sold selected assets of WCCD-AM in Cleveland, Ohio, for $2.1 million resulting in a pre-tax gain of $1.6 million, which was partially offset by a sale of radio station KBAA-FM, Sacramento, California, for $0.5 million, resulting in a pre-tax loss of $0.6 million. We also exchanged selected assets of KNIT-AM, Dallas, Texas for selected assets of WORL-AM, Orlando, Florida, resulting in a pre-tax gain on the exchange of $3.5 million.

OTHER INCOME (EXPENSE). Interest income of approximately $0.2 million for each of the years ended December 31, 2007 and 2006 was primarily from interest earned on excess cash. Interest expense decreased $0.8 million, or 3.2% to $25.5 million for the year ended December 31, 2007 from $26.3 million for the year ended December 31, 2006. The decrease is primarily due to the redemption of our 9% Notes in July 2006 and an overall decrease in net outstanding debt. Other income of $0.2 million for the year ended December 31, 2007 is comprised of royalty income from real estate properties offset with bank commitment fees associated with our existing credit facilities. Net other expense of $0.4 million for the year ended December 31, 2006 related primarily to bank commitment fees associated with our existing credit facility.

During the year ended December 31, 2006, we recognized a pre-tax loss of approximately $3.6 million on the redemption of our 9% senior subordinated notes due July 2011, which includes the write-off of unamortized bond issue costs and interest rate swap settlement amounts.

PROVISION FOR INCOME TAXES. Provision for income taxes was $7.4 million for the year ended December 31, 2007 compared to $11.1 million for the year ended December 31, 2006. Provision for income taxes as a percentage of income before income taxes (that is, the effective tax rate) was 44.6% for the year ended December 31, 2007 compared to 40.3% for the year ended December 31, 2006. The effective tax rate for each period differs from the federal statutory income rate of 35.0% due to the effect of state income taxes, certain expenses that are not deductible for tax purposes, and changes in the valuation allowance from the utilization of certain state net operating loss carryforwards.

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX. Loss from discontinued operations of $1.0 million, net of tax, for the year ended December 31, 2007 includes the operating results of radio stations WRRD-AM, Milwaukee, Wisconsin and WFZH-FM, Milwaukee, Wisconsin, as well as the $1.9 million loss previously recognized in association with the impairment of goodwill associated with CCM Magazine. The $2.6 million income for the year ended December 31, 2006 includes the operating results these stations, the operating results of CCM Magazine, and the $0.7 million pre-tax gain from the 2006 sale of radio stations WTSJ-AM, Cincinnati, Ohio and WBOB-AM, Cincinnati, Ohio, the pre-tax gain of $0.8 million from the 2006 sale of radio station WBGB-FM, Jacksonville, Florida, the pre-tax gain of $0.6 million from the 2006 sale of radio station WBTK-AM in Richmond, Virginia, the $2.2 million pre-tax gain from the 2006 sale of radio station WITH-AM Baltimore, Maryland, the $0.1 million pre-tax gain from the 2006 sale of radio stations WJGR-AM, WZNZ-AM, and WZAZ-AM, Jacksonville, Florida, as well as the operating results of each of these radio stations up through the date of the sales. These transactions are discussed further in Note 2 to our audited financial statements included elsewhere in this prospectus.

NET INCOME. We recognized net income of $8.2 million for the year ended December 31, 2007 compared to net income of $19.0 million for the year ended December 31, 2006, a decrease of $10.8 million, or 57.0%. This decrease is comprised of $16.5 million decrease in the gain recognized on the disposal of assets, a $1.3 million increase in broadcast operating expenses and a $6.2 million increase in non-broadcast operating expenses, offset by a $1.7 million decrease in corporate expenses, a $6.4 million increase in total net revenue and the impact of the $3.6 million loss on early retirement of debt that was recognized during the 12 months ended December 31, 2006.

Liquidity and Capital Resources

We have historically financed acquisitions through borrowings, including borrowings under credit facilities and, to a lesser extent, from operating cash flow and selected asset dispositions. We expect to fund future acquisitions from cash on hand, proceeds from debt and equity offerings, operating cash flow and possibly through the sale of income-producing assets. We have historically funded, and will continue to fund, expenditures for operations, administrative expenses, capital expenditures and debt service required by the senior credit facility and the notes from operating cash flow, and, if necessary, proceeds from the sale of selected assets or radio stations.

Cash Flows

Cash and cash equivalents were $31.7 million on September 30, 2009 compared to $1.9 million as of December 31, 2008. As of September 30, 2009, we had negative working capital of $33.1 million compared to positive working capital of $16.0 million at December 31, 2008. The negative working capital is due to the classification of Term Loan B under Salem Holding’s prior credit facility as short-term as of March 31, 2009.

Cash Flows from Operating Activities

Our cash flows from continuing operations are primarily derived from our earnings from ongoing operations prior to non-cash expenses such as impairment losses, depreciation, amortization, bad debt, and stock-based compensation and changes in our working capital. Positive cash flow generated from continuing operations was $35.9 million for the nine months ended September 30, 2009 compared to $31.2 million for the same period of the prior year. The increase of $4.7 million in cash generated from continuing operations was primarily the result of a $2.3 million increase in losses from continuing operations and changes in operating assets and liabilities of $0.9 million, a net increase of $2.5 million in non-cash operating expenses including a $7.5 million increase in impairment losses, a $1.5 million decrease in the changes in fair value of our interest rate swaps and a $2.9 million decrease in stock based compensation expense and the $1.3 million impact of other changes, including a $2.3 million decrease in operating income from continuing operations, a $2.8 million decrease in income tax benefits, a $1.6 million gain on bargain purchase, a $0.7 million gain on the early retirement of long-term debt and a $7.5 million increase in (gains) losses on asset sales.

Cash Flows from Investing Activities

Our investing activities primarily relate to capital expenditures, strategic acquisitions or dispositions of radio station’s assets and strategic acquisitions of non-broadcast businesses. Net cash used in investing activities was $2.0 million for the nine months ended September 30, 2009 compared to $23.0 million for the same period of the prior year. The decrease of $21.0 million was due to reduced acquisitions and capital expenditures, including a $8.6 million decrease in purchases of broadcast assets, a $5.0 million decrease due to the 2008 purchase of real estate from principal shareholders and a $1.3 million decrease in non-broadcast business purchases, a $4.9 million decrease in capital expenditures, and the favorable impact of a $1.7 million reimbursement of tower related costs.

Cash Flows from Financing Activities

For the nine months ended September 30, 2009, our financing activities primarily relate to proceeds and repayments under Salem Holding’s prior credit facility, payments of capital lease obligations, payments of dividends and repurchases of our Class A Common Stock. Cash flows from financing activities decreased to $4.1 million for the nine months ended September 30, 2009 from $19.0 million for the same period of the prior year. This decrease was due to net repayments of debt of $2.8 million during the period compared to $17.2 million in the same period of the prior year, a $1.3 million decrease on payments of our capital lease obligations partially offset by a $1.3 million payment of costs related to the amendment of Salem Holding’s prior credit facility.

The Senior Credit Facility and Senior Secured Second Lien Notes

On December 1, 2009, we entered into the senior credit facility and issued the outstanding notes. The senior credit facility is a three-year $30 million revolving credit facility, which includes a $5 million subfacility for standby letters of credit, a subfacility for swingline loans of up to $5 million and an optional $10 million incremental facility under which Salem may increase the commitments available, subject to the terms and conditions of the credit agreement relating to the senior credit facility (the “Credit Agreement”). Amounts outstanding under the senior credit facility bear interest at a rate based on LIBOR plus a spread of 3.50% per annum or at the Base Rate (as defined in the Credit Agreement) plus a spread of 2.50% per annum plus 2.50%, at our option as of the date of determination. Additionally, we will pay a commitment fee on the unused balance of 0.75% per year. If an event of default occurs, the interest rate may increase by 2.00% per annum. Amounts outstanding under the Credit Facility may be paid and then reborrowed at Salem’s discretion without penalty or premium.

With respect to financial covenants, the Credit Agreement includes a maximum leverage ratio of 7.0 to 1.0 and a minimum interest coverage ratio of 1.5 to 1. The Credit Agreement also includes other negative covenants that are customary for credit facilities of this type, including covenants that, subject to exceptions described in the Credit Agreement, restrict the ability of Salem and the guarantors (i) to incur additional indebtedness; (ii) to make investments; (iii) to make distributions, loans or transfers of assets; (iv) to enter into, create, incur, assume or suffer to exist any liens; (v) to sell assets; (vi) to enter into transactions with affiliates; (vii) to merge or consolidate with, or dispose of all or substantially all assets to, a third party; (viii) to prepay indebtedness; and (ix) to pay dividends.

The Credit Agreement provides for the following events of default: (i) default for non-payment of any principal when due or any interest or fees within three days of the due date; (ii) the failure by Salem or any guarantor to comply with any covenant or agreement contained in the Credit Agreement or any other loan document, in certain cases subject to notice and lapse of time; (iii) any representation or warranty made pursuant to the Credit Agreement or any other loan document is materially incorrect or misleading when made; (iv) certain accelerations (including failure to pay within any grace period) of other indebtedness of Salem or any guarantor if the amount accelerated (or so unpaid) is at least $10 million; (v) certain events of bankruptcy or insolvency with respect to Salem or any significant subsidiary; (vi) certain judgments for the payment of money and defaults relating to ERISA plans in excess of $10 million; (vii) a change of control shall have occurred; and (viii) certain defaults relating to the loss of FCC Licenses. If an event of default occurs and is continuing, the Administrative Agent and the lenders may accelerate the amounts outstanding under the senior credit facility and may exercise remedies in respect of the collateral.

We are required to pay $28.9 million per year in interest on the notes. We used the proceeds of the outstanding notes, a portion of the senior credit facility, and approximately $27 million of cash on hand to fully repay the Term Loan B of $71.2 million, the Term Loan C of $160.0 million, and to fully repay all aggregate principal of $89.7 million on the 7 3/4% Notes. We believe that the senior credit facility will allow us to meet our ongoing operating requirements, fund capital expenditures, and satisfy our debt service requirements.

Prior Credit Facility

Our wholly-owned subsidiary, Salem Holding, was the borrower under a prior credit facility. The maximum amount that Salem Holding could borrow under the prior credit facility was limited by a ratio of our consolidated existing total adjusted funded debt to pro forma 12-month cash flow (the “Total Leverage Ratio”). The prior credit facility allowed us to adjust our total debt as used in such calculation by the lesser of (i) 50% of the aggregate purchase price of acquisitions of newly acquired radio stations that we reformat to a religious talk, News Talk or religious music format or (ii) $45.0 million, and the cash flow from such stations was not considered in the calculation of the ratio during the period in which such acquisition gives rise to an adjustment to total debt. The Total Leverage Ratio allowed under the prior credit facility was 5.75 to 1 as of September 30, 2009. The ratio was to decline on December 31, 2009, at which point it would have remained at 5.5 to 1 through the remaining term. The Total Leverage Ratio under the prior credit facility at September 30, 2009, on a pro-forma basis, was 5.16 to 1.

The prior credit facility was amended on March 11, 2009. The amendment resulted in the following primary modifications to the prior credit facility: (a) exclusion of all maturities of debt from the determination of the pro-forma debt service covenant calculation, (b) ability to refinance the 7 3/4% Notes in part or in full, (c) the elimination of Salem’s ability to purchase additional shares of its common stock or to pay a dividend on its common stock unless the Total Leverage Ratio calculated under the prior credit facility was less than or equal to 4.00:1.00, (d) termination of the revolving line of credit that was scheduled to expire on March 31, 2009, and (e) extension through December 31, 2010, of ability to obtain a Term Loan D under the facility, which extension allows the addition of a new Term Loan D subject to the following conditions and restrictions: (1) the use of all proceeds from any such Term Loan D was to be limited to repayment of other term loans under the facility, (2) the aggregate amount of all new and additional Term Loan D commitments was not to exceed Fifty Million Dollars ($50,000,000), and (3) to the extent that applicable interest rates and indices applicable to any new Term Loan D were greater than existing applicable interest rates and indices on the remainder of the amounts outstanding under the facility, the existing applicable interest rates and indices were to be adjusted to match those in effect for the new Term Loan D.

The prior credit facility included a $75.0 million term loan B facility (“term loan B facility”) and a $165.0 million term loan C facility (“term loan C facility”). As of September 30, 2009, the borrowing capacity and aggregate commitments were $71.2 million under the term loan B facility and $160.0 million under the term loan C facility. We repaid the obligations due under the prior credit facility with proceeds from the Tender Offer, our new senior credit facility and cash on hand.

Swingline Credit Facility

On June 1, 2005, we entered into an agreement for a swingline credit facility (“Swingline”) with a borrowing capacity of $5.0 million. The agreement was most recently amended on June 1, 2009 and had a borrowing capacity of $4.3 million. The interest rate was the bank’s prime rate plus 0.75% per annum. As collateral for the Swingline, we pledged our corporate office building. We terminated the Swingline as of December 1, 2009.

7 3/4% Notes

In December 2002, Salem Holding issued $100.0 million principal amount of 7 3/4% Notes. The indenture for the 7 3/4% Notes contained restrictive covenants that, among other things, limited the incurrence of debt by Salem Holding and its subsidiaries, the payment of dividends, the use of proceeds of specified asset sales and transactions with affiliates. Through the use of an unrestricted subsidiary, we repurchased $9.4 million of our 7 3/4% Notes for $4.7 million in December 2008. This transaction resulted in a $4.7 million pre-tax gain on the early retirement of debt. Through the use of an unrestricted subsidiary, we repurchased $1.0 million of our 7 3/4% Notes for $0.3 million in April 2009. This transaction resulted in a $0.7 million pre-tax gain on the early retirement of debt. As of September 30, 2009, there was $89.7 million aggregate principal amount of the 7 3 /4% Notes outstanding. Based on this principal amount, Salem Holding was required to pay $7.0 million per year in interest on the 7 3/4% Notes. We used the net proceeds from the offering of the outstanding notes together with other available funds to fund the payment of consideration and certain costs relating to the early settlement of the Tender Offer and consent solicitation with respect to the outstanding $89.7 million in aggregate principal amount of the 7 3/4% Notes. Accrued interest on the tendered 7 3/4% Notes was also paid. Since all outstanding 7 3/4% Notes were tendered, accepted for payment and cancelled, the indenture relating to the 7 3/4% Notes was discharged.

Summary of Long-Term Obligations

Long-term debt consisted of the following at the balance sheet date indicated:

	As of December 31, 2008	As of September 30, 2009
	(Dollars in thousands)
Term loans under prior credit facility(1)	$232,467	$231,267
7 3/4% senior subordinated notes due 2010(2)	90,605	89,655
Seller financed note to acquire Townhall.com	1,295	—

	As of December 31, 2008	As of September 30, 2009
	(Dollars in thousands)
Capital leases and other loans	1,008	952

	$325,375	$321,874
Less current portion	3,766	72,965

	$321,609	$248,909

(1)	The term loans under the prior credit facility were repaid on December 1, 2009. The senior credit facility established on December 1, 2009 has an outstanding balance of $15.0 million as of December 1, 2009.
(2)

The net proceeds from the offering of the outstanding notes together with other available funds were used to fund the payment of consideration and certain costs relating to the early settlement of the Tender Offer and consent solicitation with respect to the outstanding $89.7 million in aggregate principal amount of the 7 3/4% Notes.

As of December 1, 2009, we have interest payments related to our long-term debt as follows:

•	Outstanding borrowings of $15.0 million under the senior credit facility, with interest payments equal to LIBOR plus 3.50% or 3.73%;

•	$300.0 million notes with semi-annual interest payments at 9.625%; and

•	Commitment fee of 0.75% on the unused portion of the senior credit facility.

Impairment Losses on Non-Amortizable Intangible Assets

We have incurred significant impairment losses with regard to our broadcast non-amortizable intangible assets. These losses are attributable to the following variables as the primary drivers used in our assumptions that lead to our impairment of FCC licenses and goodwill balances associated with our broadcast segment: (1) an increase in the weighted average cost of capital from 8.0% as of the testing period ended December 31, 2007 to 9.5% for the testing period ended September 30, 2009, (2) a decline in the estimated terminal or exit values assigned to the licenses as a result of industry wide declines in radio station transaction multiples, (3) a decrease in projected future cash flows from a range of 2.0% to 3.5% for the testing period ended December 31, 2007 to a range of 1.5% to 2.5% for the testing period ended September 30, 2009, and (4) a significant decline in projected revenues from up to a 12.6% increase projected at the end of 2007 for the 2009 year to a 12.0% decline at the end of 2008 for 2009, followed by a 2.0% projected decline in 2010 as compared to 2009.

We have also incurred significant impairment losses with regard to our non-broadcast non-amortizable intangible assets. These losses were incurred as a result of our impairment tests for the testing period ended June 30, 2009. There was no impairment as of the testing period for the three months ended September 30, 2009. The losses were attributable to the following variables as the primary drivers used in our assumptions that lead to our impairment of mastheads and goodwill balances associated with our non-broadcast segment: (1) an increase in the weighted average cost of capital from 8.0% as of the testing period ended December 31, 2007 to 9.0% for the testing period ended June 30, 2009, (2) a decline in the estimated terminal or exit values assigned to the assets as a result of industry wide declines in the total number of magazines sold, (3) a decrease in projected future cash flows from 2.9% for the testing period ended December 31, 2007 to 2.0% for the testing period ended June 30, 2009, and (4) a significant decline in projected profit margins from a range of 3.0% to 10.0% as of the December 31, 2007 testing period to a range of 0.5% to 6.0% as of the June 30, 2009 testing period.

Cash flows and operating income for each of our reporting units is contingent upon the ability of the entity to generate revenues. Our radio stations are to varying degrees dependent upon advertising for their revenues. Our non-broadcast operating entities are also dependent upon advertising revenue. The economic downturn over the last two years has negatively impacted our ability to generate revenues. Included in our broadcast valuation estimates are a 2% decline in advertising revenue for 2010 as compared to 2009 followed by up to a 0.6% increase in 2011 as compared to 2010. Included in our non-broadcast valuation estimates are projected profit margins of 8.9% to 27.4% as of the end of 2009 declining to 11.5% to 27.0% projected for 2010, projecting a return of up to 27.4% as of 2012. Declines in excess of these amounts, declines that extend beyond calendar year 2010, and/or failure to achieve the anticipated growth rates may result in future impairment losses, the amount of which may be material.

Given the current economic environment and uncertainties surrounding the potential negative impact on our business, there can be no assurance that our estimates and assumptions regarding the duration of the ongoing economic downturn, or the period and strength of recovery, made for the purpose of our non-amortizable intangible fair value estimates will prove to be accurate. Using market indicators from several industry analysts, we anticipate the decline in revenues to level off and begin to show improvements of between 0.4% to 0.5% for the year ended December 31, 2011 as compared to the year ended December 31, 2010.

The valuation of intangible assets is subjective and based on estimates rather than precise calculations. If actual future results are not consistent with the assumptions and estimates used, we may be exposed to impairment charges in the future. The fair value measurements for both our goodwill and broadcast licenses use significant unobservable inputs that reflect our own assumptions about the estimates that market participants would use in measuring fair value including assumptions about risk. If actual future results are not consistent with the assumptions and estimates used, we may be exposed to impairment charges in the future, the amount of which may be material. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the respective market clusters and reporting units.

The impairment charges recognized to date are non-cash in nature and do not result in a violation of our existing credit facilities. However, the potential of future impairment charges can be viewed as a negative factor with regard to forecasted future performance and cash flows. We believe that we have adequately considered the economic downturn in our valuation models and do not believe that the impairments in and of themselves are a liquidity risk.

BUSINESS

General

In 1974, our CEO Edward G. Atsinger, III, launched his first full-time Christian format radio station, KDAR-AM in Oxnard, California. Mr. Atsinger and Stuart W. Epperson, our Chairman of the Board, then partnered together with a goal of establishing a network of radio stations focused on reaching the Christian audience. Through a series of station acquisitions starting with WEZE-AM in Boston in 1978, we developed station clusters throughout the major markets in the United States. Since our initial public offering in July 1999, we have grown from 45 stations to 94 stations.

We believe that we are the largest commercial U.S. radio broadcasting company that provides programming targeted at audiences interested in Christian and family-themed radio content, as measured by number of stations and audience coverage. Our core business is the ownership and operation of radio stations in large metropolitan markets. Upon completion of all announced transactions, we will own a national portfolio of 94 radio stations in 36 markets, which consists of 27 FM stations and 67 AM stations, including 58 stations in 22 of the top 25 markets. We are one of only three commercial radio broadcasters with radio stations in all of the top 10 markets. We are the seventh largest operator measured by number of stations overall and the third largest operator measured by number of stations in the top 25 markets. We also program the Family Talk™ Christian-themed talk format station on XM Radio, channel 170.

In addition to our radio broadcast business, we also own and operate a non-broadcast media division. This division consists of Salem Web Network (“SWN”), a provider of online Christian and conservative-themed content and streaming, Salem Publishing™, a publisher of Christian magazines and Xulon Press™, a provider of print-on-demand publishing services targeting the Christian audience. SWN’s content, both in text and audio, can be accessed through our national portals which include OnePlace.com, Crosswalk.com®, Christianity.com and Townhall.com®. SWN’s content can also be accessed through our local radio station websites, which provide content of interest to local listeners.

We also own and operate Salem Radio Network (“SRN”), a national radio network that syndicates music, news and talk to approximately 2,000 affiliated radio stations, in addition to our owned and operated stations and Salem Media Representatives (“SMR”), a national radio advertising sales firm with offices in 12 U.S. cities.

Radio Broadcasting

Our radio business is focused on the clustering of strategic formats, mainly Christian Teaching and Talk, Contemporary Christian Music and conservative News Talk. In late 2007, we introduced a fourth strategic format, Spanish language Christian Teaching and Talk.

Our Radio Stations

Upon the close of all announced transactions, we will own and/or operate a national portfolio of 94 radio stations in 36 markets, consisting of 27 FM stations and 67 AM stations. The following table sets forth information about each of Salem’s stations, in order of market size:

Market(1)	MSA Rank(2)	Station Call Letters	Year Acquired	Format
New York, NY	1, 17(3)	WMCA-AM	1989	Christian Teaching and Talk
		WNYM-AM	1994	News Talk
Los Angeles, CA	2	KKLA-FM	1985	Christian Teaching and Talk
		KRLA-AM	1998	News Talk
		KFSH-FM	2000	Contemporary Christian Music
		KXMX-AM	2000	Ethnic Brokered Programming
Chicago, IL	3	WYLL-AM	2001	Christian Teaching and Talk
		WIND-AM	2005	News Talk
San Francisco, CA	4, 34(4)	KFAX-AM	1984	Christian Teaching and Talk
		KDOW-AM	2001	News Talk
Dallas-Fort Worth, TX	5	KLTY-FM	1996	Contemporary Christian Music
		KWRD-FM	2000	Christian Teaching and Talk
		KSKY-AM	2000	News Talk
Houston-Galveston, TX	6	KNTH-AM	1995	News Talk
		KKHT-FM	2005	Christian Teaching and Talk
Atlanta, GA	7	WNIV-AM	2000	Christian Teaching and Talk
		WLTA-AM	2000	Christian Teaching and Talk
		WAFS-AM	2000	Spanish Christian Teaching and Talk
		WFSH-FM	2000	Contemporary Christian Music
		WGKA-AM	2004	News Talk
Philadelphia, PA	8	WFIL-AM	1993	Christian Teaching and Talk
		WNTP-AM	1994	News Talk
Washington, D.C.	9	WAVA-FM	1992	Christian Teaching and Talk
Washington, D.C. (cont.)		WAVA-AM	2000	Christian Teaching and Talk
Boston, MA	10	WEZE-AM	1997	Christian Teaching and Talk
		WROL-AM	2001	Christian Teaching and Talk
		WWDJ-AM	2003	Spanish Christian Teaching and Talk
Detroit, MI	11	WDTK-AM	2004	News Talk
		WLQV-AM	2006	Christian Teaching and Talk
Miami, FL	12	WKAT-AM	2004	Spanish Christian Teaching and Talk
		WMCU-AM	2007	Christian Teaching and Talk
		WZAB-AM	2009	Business
Seattle-Tacoma, WA	13	KGNW-AM	1986	Christian Teaching and Talk
		KLFE-AM	1994	Christian Teaching and Talk
		KNTS-AM(5)	1997	Spanish Christian Teaching and Talk
		KKMO-AM	1998	Other
		KKOL-AM	1999	News Talk
Phoenix, AZ	14	KKNT-AM	1996	News Talk
		KPXQ-AM	1999	Christian Teaching and Talk
Minneapolis-St. Paul, MN	15	KKMS-AM	1996	Christian Teaching and Talk
		KYCR-AM	1998	News Talk
		WWTC-AM	2001	News Talk
San Diego, CA	16	KPRZ-AM	1987	Christian Teaching and Talk
		KCBQ-AM	2000	News Talk
Tampa, FL	18	WTWD-AM(6)	2000	Christian Teaching and Talk

Market(1)	MSA Rank(2)	Station Call Letters	Year Acquired	Format
		WTBN-AM(6)	2001	Christian Teaching and Talk
		WGUL-AM	2005	News Talk
Denver-Boulder, CO	19	KRKS-FM	1993	Christian Teaching and Talk
		KRKS-AM	1994	Christian Teaching and Talk
		KNUS-AM	1996	News Talk
		KBJD-AM(7)	1999	Spanish Christian Teaching and Talk
Portland, OR	22	KPDQ-FM	1986	Christian Teaching and Talk
		KPDQ-AM	1986	Christian Teaching and Talk
		KFIS-FM	2002	Contemporary Christian Music
		KRYP-FM	2005	Regional Mexican
Pittsburgh, PA	24	WORD-FM	1993	Christian Teaching and Talk
		WPIT-AM	1993	Christian Teaching and Talk
Riverside-San Bernardino, CA	25	KTIE-AM	2001	News Talk
Sacramento, CA	26	KFIA-AM	1995	Christian Teaching and Talk
		KTKZ-AM	1997	News Talk
		KSAC-FM	2002	Spanish Christian Teaching and Talk
		KKFS-FM	2006	Contemporary Christian Music
Cleveland, OH	28	WHKW-AM	2000	Christian Teaching and Talk
		WFHM-FM	2001	Contemporary Christian Music
		WHK-AM	2005	News Talk
San Antonio, TX	30	KSLR-AM	1994	Christian Teaching and Talk
		KLUP-AM	2000	News Talk
Orlando, FL	33	WORL-AM	2006	News Talk
		WTLN-AM	2006	Christian Teaching and Talk
		WHIM-AM	2006	Christian Teaching and Talk
Columbus, OH	36	WRFD-AM	1987	Christian Teaching and Talk
Nashville, TN	43	WBOZ-FM	2000	Southern Gospel
Nashville, TN (cont.)		WFFH-FM(8)	2002	Contemporary Christian Music
		WFFI-FM(8)	2002	Contemporary Christian Music
Louisville, KY	53	WFIA-FM	1999	Christian Teaching and Talk
		WGTK-AM	2000	News Talk
		WFIA-AM	2001	Christian Teaching and Talk
Honolulu, HI	63	KHNR-AM	2000	News Talk
		KAIM-FM	2000	Contemporary Christian Music
		KGU-AM	2000	Christian Teaching and Talk
		KHCM-FM	2004	Country Music
		KHCM-AM	2006	News Talk
		KHUI-FM	2004	Adult Standards
		KGMZ-FM	2005	Oldies
Omaha, NE	71	KGBI-FM	2005	Contemporary Christian Music
		KOTK-AM	2005	Spanish Christian Teaching and Talk
		KCRO-AM	2005	Christian Teaching and Talk
Sarasota-Bradenton, FL	72	WLSS-AM	2005	News Talk
Colorado Springs, CO	92	KGFT-FM	1996	Christian Teaching and Talk
		KBIQ-FM	1996	Contemporary Christian Music
		KZNT-AM	2003	News Talk
Oxnard-Ventura, CA	117	KDAR-FM	1974	Christian Teaching and Talk
Youngstown-Warren, OH	125	WHKZ-AM	2001	Christian Teaching and Talk
Aberdeen, MD	NR	WAMD-AM	2009	Christian Teaching and Talk

(1)	Actual city of license may differ from metropolitan market served.
(2)	“MSA” means metropolitan statistical area per the Fall 2009 Radio Market Survey Schedule and Population Rankings published by Arbitron, excluding the Commonwealth of Puerto Rico.
(3)	This market includes the Nassau-Suffolk, NY Metro market, which independently has a MSA rank of 17.

(4)	This market includes the San Jose, CA market, which independently has a MSA rank of 34.
(5)	KNTS-AM is an expanded band AM station. Under current FCC rules, we will be required to surrender to the FCC the license for either KNTS-AM or KLFE-AM on January 8, 2010.
(6)	WTBN-AM is simulcast with WTWD-AM, Tampa, FL.
(7)	KBJD-AM is an expanded band AM station. Under current FCC rules, we must request special temporary authority (STA) to operate the station for periods of approximately six months. An STA request was filed on February 12, 2007 that once approved will be requested every six months thereafter pursuant to the FCC requirements.
(8)	WFFH-FM is simulcast with WFFI-FM, Nashville, TN.

Salem Radio Network®

We own and operate SRN as part of our overall business strategy to develop a national network of affiliated radio stations anchored by our owned and operated radio stations in major markets. SRN, which is headquartered in Dallas, Texas, develops, produces and syndicates a broad range of programming specifically targeted to Christian and family-themed talk and music stations as well as general market News Talk stations. Currently, we have rights to several full-time satellite channels to deliver SRN programs to affiliates via satellite.

SRN has approximately 2,000 affiliate stations, in addition to our owned and operated stations, which broadcast one or more of the offered programming options. These programming options feature talk shows, news and music. The principal source of network revenue is from the sale of advertising time.

SMR is a sales representation company specializing in placing national advertising on religious format radio stations. SRN and our radio stations each have relationships with SMR for the sale of available SRN spot advertising. SMR also contracts with individual radio stations to sell air time to national advertisers desiring to include selected company stations in national buys covering multiple markets. In 2005, we established Vista Media Representatives formerly called Vista Radio Representatives, a sales representation company specializing in placing national advertising on non-religious radio stations.

Non-broadcast Media

Salem Web Network™ and Townhall.com®. Our online strategy centers on creating the premiere Internet platform serving the audience interested in Christian and conservative content. Leveraging our engaged and loyal radio listener base, SWN’s content, both in text and audio, can be accessed through our national portals which include OnePlace.com, Crosswalk.com, Christianity.com, Townhall.com, and through our radio station websites, which provide content of interest to our local radio station listeners. In 2006 we acquired CrossDaily.com and Townhall.com. In 2008 we acquired intercristo.com and theconservativevoice.com. These acquisitions enhanced our web leadership as a provider and distributor of Christian and conservative content and services for our target audience.

Salem Publishing™. Our distribution of Christian and conservative content also extends into print through Salem Publishing, a magazine publisher serving the Christian and conservative audience and Xulon Press™, a provider of print-on-demand publishing services targeted to the Christian audience. Salem Publishing™ is well positioned to grow its magazines: Homecoming® The Magazine, YouthWorker Journal™, The Singing News, FaithTalk Magazine, Preaching and Townhall Magazine™. In 2006, we acquired two target segment-leading magazines, The Singing News magazine and Preaching magazine, and their respective Internet sites. In 2006, we also purchased Xulon Press. During 2007, Salem Publishing acquired the Christian Music Planet® brand, including www.ChristianMusicPlanet.com, a leading Christian music web portal and CMCentral.com, a Christian music website and online community. In 2008, we ceased the publication of CCM Magazine and launched Townhall Magazine™.

Business Strategy

Our principal business strategy is to improve our national radio platform and to invest in and build non-broadcast businesses as the breadth of the media marketplace also expands to deliver compelling content to audiences interested in Christian and family-themed programming and conservative news talk. Our national presence in broadcasting, Internet and publishing gives advertisers a platform that is a powerful way to broadly reach Christian audiences.

We program 42 of our stations with our Christian Teaching and Talk format, which is talk programming with Christian and family themes. A key programming strategy on our Christian Teaching and Talk radio stations is to sell blocks of time to a variety of religious and charitable organizations that create compelling radio programs. Typically, more than 90% of our block programming partners annually renew their respective relationships with us. Based on these renewal rates, we believe that block programming provides a steady and consistent stream of revenue and cash flow. The top ten programmers have averaged over 15 years on the air and have remained relatively constant. Total programming revenue has comprised 35% to 40% of total broadcast revenue from 2006 through the last twelve months ended September 30, 2009. We also program 24 News Talk stations, 11 Contemporary Christian Music stations, and seven Spanish-language Christian Teaching and Talk stations. SRN supports our strategy by allowing us to reach listeners in markets where we do not own or operate stations. Additionally, we operate numerous Internet websites and publish periodicals and books that target similar audiences in order to provide cross-platform synergies.

We are fundamentally committed to broadcasting, Internet and publishing formats and programming emphasizing Christian, conservative news talk and family themes. As part of this business philosophy, we may choose not to switch to other formats or pursue potentially more profitable business opportunities in response to changing audience preferences.

We strive to build clusters of radio stations in each of our markets with each format targeting different demographic segments of the audience interested in Christian and family-themed programming. There are several potential benefits that result from operating multiple radio stations in the same market. First, this clustering and programming strategy allows us to achieve greater penetration into each segment of our target market, and collectively our stations afford our clients a larger percentage of advertising time in that market. We then are able to offer advertisers multiple audiences and to bundle the radio stations for advertising sales purposes when advantageous. Second, we realize cost and operating efficiencies by consolidating sales, technical and administrative support and promotional functions where possible. Finally, the purchase of additional radio stations in an existing market allows us to leverage our market expertise to better serve our advertisers and our listeners through traditional and emerging media.

Both our chief executive officer and our chairman are career radio broadcasters who have each owned and operated radio stations for more than 40 years.

Programming Strategy

Through the strength of our Christian Teaching and Talk format, the influence of our News Talk format, the continued popularity of our Contemporary Christian Music format, and the launch of our new Spanish Christian Teaching and Talk format, we believe we remain well-positioned to improve upon our leadership position in Christian and family-themed radio.

Christian Teaching and Talk. Christian Teaching and Talk is our foundational format. Through this format, a listener can hear Bible teachings and sermons, as well as gain answers to questions relating to daily life, from raising children to religious legal rights in education and the workplace. This format serves as both a learning resource and as a personal support for our listeners nationwide. In response to the daily programming of our block programming partners, listeners contact these programs to ask questions, get more materials on a subject and receive study guides based on what they have learned on the radio.

Block Programming. Our national station platform and focused programming strategy provides us with the ability to consistently offer block programmers on our Christian Teaching and Talk stations both scale and targeting efficiencies. Typically, more than 90 percent of our block programming partners annually renew their respective relationships with us. Based on our renewal rates, we believe that our block programming business provides a steady and consistent stream of revenue and cash flow.

News Talk. Our research has shown that our News Talk format is highly complementary to our core format of Christian Teaching and Talk. As programmed by Salem, both of these formats express conservative views and family values. Our News Talk format also provides us with the opportunity to leverage syndicated talk programming produced by our network, SRN. Our nationally syndicated programs are distributed through approximately 2,000 affiliates.

Contemporary Christian Music- The FISH®. Through our Contemporary Christian Music (“CCM”) format, branded The FISH® in most markets, we are able to bring listeners the words of inspirational recording artists, set to upbeat contemporary music. Our music format is branded “Safe for the Whole Family®”, with sounds that everyone enjoys and lyrics that parents appreciate. The CCM genre continues to be popular and was the seventh largest genre in terms of sales based on data available as of 2008. We believe this listener base has been underserved in terms of radio coverage, especially in the larger markets.

Spanish Christian Teaching and Talk. In late 2007, we launched our Spanish Christian Teaching and Talk format on a small number of stations. This format is similar to our core Christian Teaching and Talk format in that it broadcasts biblically based programming. However, almost all of the block programming is local rather than national.

XM Satellite Radio. Our satellite radio station, XM 170, is the exclusive Christian Teaching and Talk channel on SIRIUS XM, reaching the entire nation 24 hours a day, seven days a week.

Audience Growth

We grow our audience by providing high quality, compelling content on our radio stations and in syndication that is tested and fine-tuned to appeal to our listeners in each of our strategic formats. We work to maximize audience share and then convert these audience share ratings to advertising revenue. We rely on a combination of research, marketing, targeted promotions and live events that create visibility and brand awareness for our stations in their local markets.

Technical Improvements

A focus for us has been identifying ways to improve a radio station’s broadcast signal so that it can reach as many listeners as possible, both during the day and at night. We have completed numerous upgrades to increase the coverage of our signals, including several in the top 25 markets. During 2008, we completed a power upgrade in the New York metropolitan market whereby we increased the signal of WNYM-AM from 5,000 watts to 50,000 watts. We also relocated towers for WFIA-AM in Louisville, Kentucky and KRLA-AM in Los Angeles, California. In 2007, we completed the relocation of towers in the San Diego, California and Washington, DC markets. In early 2006, we launched KTRO-FM, a new station in Portland, Oregon. Additionally, during 2006 we completed a tower upgrade project for WLQV-AM in Detroit, Michigan, and relocated our tower for KKOL-AM in Seattle, Washington.

Radio Advertising Sales

We have assembled an effective, highly-trained sales staff responsible for converting audience share into revenue. We operate with a focused, sales-oriented culture that rewards selling efforts through a commission and bonus compensation structure. We hire sales professionals for each of our stations or station clusters, and we provide these professionals with the resources necessary to compete effectively in the markets in which we operate. We utilize various sales strategies to sell and market our stations as stand-alones or in combination with other stations within a given market and across markets, where appropriate.

Marketing Platform to National Advertisers

We have created a national platform of radio stations that reaches more than four million listeners weekly. National companies find advertising on multiple radio stations to be an efficient and cost-effective way to reach this target audience. Through SMR, we bundle and sell this national platform of radio stations to national advertisers, thereby enhancing our revenue-generating opportunities, expanding our base of advertisers, creating greater demand for our advertising time inventory and making our sales effort more efficient.

Significant Community Involvement

We believe our active involvement and significant relationships in the Christian community provide a competitive advantage in targeting Christian audiences. Our proactive involvement in the Christian community in each of our markets significantly improves the marketability of our radio broadcast time to advertisers that are targeting such communities. We believe that a radio station’s image should reflect the lifestyle and viewpoints of the target demographic group it serves. We regularly partner with organizations that serve the Christian and family-themed audience and sponsor and support events important to this group. These events include listener rallies, pastor appreciation events and concerts like Celebrate Freedom® and Fishfest®. These events connect us with our listeners and enable us to create enhanced awareness and name recognition in our markets. Involvement leads to increased effectiveness in developing and improving our programming formats, leading to greater listenership and higher ratings over the long term.

Corporate Structure

The management of our operations is decentralized. Our operations vice presidents, some of whom are also station general managers, oversee several markets on a regional basis. Our operations vice presidents are experienced radio broadcasters with expertise in sales, programming, marketing and production. We anticipate relying on this strategy of decentralization and encourage operations vice presidents to apply innovative techniques to the operations they oversee that, if successful, can be implemented at our other stations. Additionally, we have executive leadership and oversight from our corporate headquarters.

Our corporate headquarters personnel oversee the placement and rate negotiation for all national block programs. Centralized oversight of this component of our revenue is necessary because our key block program customers purchase time in many of our markets. Corporate headquarters personnel also are responsible for centralized accounting and finance functions, information technology, human resources, legal, engineering, real estate, strategic direction and other support functions designed to provide resources to local management.

Recent Events

On December 30, 2009, we were notified that the buyer of our radio station WRFD-AM, Columbus, Ohio, would not meet the terms of the asset purchase agreement that was entered into on July 31, 2008. Based on our plans to sell this radio station and exit the Columbus market, we accounted for this entity as a discontinued operation. The Consolidated Balance Sheets and Statements of Operations were reclassified for all periods presented to reflect the operating results and net assets of this market as a discontinued operation as of the date of this asset purchase agreement through December 2009. Because of the buyer terminating the agreement, and uncertainty surrounding our ability to exit the market, we have reclassified the accompanying Consolidated Balance Sheets and Statements of Operations to reflect the operating results and net assets of this entity for all periods presented in continuing operations. In January 2010, we collected a termination fee from the buyer of $0.2 million pursuant to the asset purchase agreement.

On July 24, 2009, we completed the purchase of radio station WZAB-AM in Miami, Florida for $1.0 million. The accompanying Consolidated Statements of Operations reflect the operating results of this radio station as of the acquisition date. The business combination does not meet the materiality threshold for pro-forma disclosures.

On March 31, 2009, we completed the purchase of radio station WAMD-AM in Aberdeen, Maryland for $2.7 million. The purchase price had been paid into an escrow account on July 18, 2008. The accompanying Consolidated Statements of Operations includes the operating results of this radio station as of the acquisition date. In accordance with FASB ASC Topic #805 “Business Combinations” expenses associated with this business combination were expensed as of the January 2009 effective date. The business combination does not meet the materiality threshold for pro-forma disclosures.

On February 2, 2009, we received reimbursement from the Port of Seattle of approximately $1.7 million of costs associated with a tower relocation project. The tower relocation began in 2001 as a result of the City’s use of eminent domain in which the existing tower land was seized.

On December 12, 2008, we formed Salem Investment Corporation (“SIC”), a wholly-owned unrestricted subsidiary of Salem. SIC issued a promissory note to Salem Holding in the amount of $4.75 million. On December 18, 2008, SIC purchased $9.4 million of Salem Holding’s 7 3/4% Notes at a 50% discount from a group of 7 3/4% Note holders. Salem Holding agreed to cancel the outstanding Promissory Note in exchange for the cancellation by SIC of the 7 3/4% Notes. On a consolidated basis, the transaction resulted in a $4.7 million pre-tax gain on the early retirement of debt.

On December 2, 2008, we sold radio station WRVI-FM in Louisville, Kentucky for $3.0 million resulting in a pre-tax gain of $1.1 million. The operating results of WRVI-FM are excluded from the Consolidated Statement of Operations as of the date of the sale.

In September 2008, an agreement dated February 22, 2008 to sell radio station KKMO-AM in Seattle, Washington for approximately $3.7 million was terminated. The buyer of the station did not meet the terms of the asset purchase agreement. As a result of the buyer terminating the agreement, we recognized income of $0.2 million reported as other income in the Consolidated Statement of Operations.

On June 30, 2008, we completed a reorganization of certain legal entities. Under this reorganization, all operating assets of the Company other than CCM Communications, Inc. are now owned by Salem Holding. The operating assets of CCM Communications, Inc. remain owned by Salem Holding. The reorganization did not impact the Consolidated Balance Sheets or Consolidated Statements of Operations; however the consolidating financial statements presented in Note 13 reflect the revised structure.

On May 30, 2008, we sold radio station WFZH-FM in Milwaukee, Wisconsin for $8.1 million resulting in a pre-tax gain of $1.4 million which is reported as a component of discontinued operations. The accompanying Consolidated Balance Sheets and Consolidated Statements of Operations for the twelve months ended December 31, 2008 reflect WFZH-FM as a discontinued operation. All prior periods have been revised to reflect the operating results of the station as a discontinued operation to conform to the current period presentation.

On April 8, 2008, we acquired land in Seattle, Washington, Denver, Colorado and Pittsburgh, Pennsylvania from entities controlled by our Chairman and by our Chief Executive Officer (“Principal Shareholders”) for approximately $5.0 million. This transaction was approved the independent members of our Board of Directors and was based on the appraised value from a third-party valuation firm. As a result of this transaction, we will reduce rental expense by approximately $148,000 annually and have permanently secured these AM transmitter site locations. We also assumed two income-producing lease agreements as follows: (a) a diplex agreement at the Seattle-Tacoma, Washington site generating annual rental income which is currently $139,000 approximately and (b) a mobile telephone lease at the Pittsburgh, Pennsylvania site generating annual rental income which is currently $26,000. In addition, we entered into new transmitter site leases for eight (8) existing transmitter sites (the “New Transmitter Site Leases”) operated by the Company and leased from the Principal Stockholders. Seven (7) of these New Transmitter Site Leases replace existing transmitter site leases between the Company and the Principal Shareholder which were either scheduled to expire or had option exercise deadlines in 2009 or 2010. As a result, we are not required to renegotiate a new lease or exercise an option on any of its related party leases until 2016.

On April 11, 2008 we completed the purchase of selected assets of WMCU-AM in Miami, Florida, for $12.3 million. We began operating the station under an LMA effective on October 18, 2007. The accompanying Consolidated Statements of Operations includes the operating results of this station as of the LMA date.

On March 28, 2008, we sold radio station KTEK-AM in Houston, Texas for $7.8 million, including $4.5 million in cash, and $3.3 million in notes receivables. The notes included a $1.8 million 90 day promissory note due June 24, 2008 with interest at 8% per annum and a $1.5 million seven year promissory note bearing interest at 8% per annum, with monthly installments due beginning in May 2008. The sale resulted in a pre-tax gain of $6.1 million. The operating results of KTEK-AM were excluded from the Consolidated Statement of Operations beginning on February 1, 2008, the date we stopped operating the station pursuant to a Time Brokerage Agreement with the buyer.

On March 28, 2008, we sold radio station WRRD-AM in Milwaukee, Wisconsin for $3.8 million resulting in a pre-tax gain of $2.0 million which is reported as a component of discontinued operations. The accompanying Consolidated Balance Sheets and Consolidated Statements of Operations for the twelve months ended December 31, 2008 reflect WRRD-AM as a discontinued operation. All prior periods have been revised to reflect the operating results of the station as a discontinued operation to conform to the current period presentation.

As of the March 2008 issue, we ceased publication of CCM Magazine. The decision to cease publication did not affect Salem Publishing’s other magazines, Preaching Magazine, Youthworker Journal, Homecoming Magazine, The Singing News Magazine, Faith Talk Magazine and Townhall Magazine. The accompanying Consolidated Statements of Operations reflect the operating results of this entity as a discontinued operation for the twelve months ended December 31, 2008. All prior periods have been revised to reflect the operating results of this entity as a discontinued operation to conform to the current period presentation.

On February 1, 2007, we entered into an agreement to purchase selected assets of radio station KTRO-AM, in Portland, Oregon subject to certain conditions, for $4.5 million. We began operating the station under an LMA effective the same date. The accompanying Consolidated Statement of Operations includes the operating results of this radio station as of the LMA date. On October 29, 2008, we notified the owner in accordance with the agreement that it would discontinue operating the station under the LMA and would not acquire the station. As a result of terminating this agreement, we recorded a terminated transaction charge of $0.4 million in the fourth quarter of 2008.

Corporate Information

We maintain a website at www.salem.cc. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports are available free of charge through our website as soon as reasonably practicable after those reports are electronically filed with or furnished to the SEC.

Salem Communications Corporation was formed in 1986 as a California corporation and was reincorporated in Delaware in 1999. Salem Holding Salem Holding was formed as a wholly-owned subsidiary of Salem Communications Corporation in May 2000. In May 2000, Salem Communications Corporation formed an additional wholly-owned subsidiary, Salem Communications Acquisition Corporation (“AcquisitionCo”), which has since acquired nine radio stations through its wholly-owned subsidiary, SCA License Corporation. In August 2000, Salem Communications Corporation assigned substantially all of its assets and liabilities (other than stock of Salem Holding and AcquisitionCo) to Salem Holding.

In June 2001, Salem Holding effected a dividend to Salem Communications Corporation of Salem Holding’s publishing and Internet businesses. This transaction was effected as a dividend of the capital stock and membership interests, respectively, of Salem Holding’s wholly-owned subsidiaries CCM and OnePlace, LLC (“OnePlace”). As a result, CCM and OnePlace became direct subsidiaries of Salem Communications Corporation. Subsequently, the membership interests of OnePlace were contributed to SCA License Corporation, and OnePlace became an indirect subsidiary of Salem. On December 12, 2008, we formed Salem Investment Corporation (“SIC”), a wholly-owned unrestricted subsidiary of Salem Communications Corporation. Salem Communications Corporation and all of its subsidiaries (other than Salem Holding and SIC) are guarantors of the borrowings under Salem Holding’s credit facility and Salem Holding’s $89.7 million 7 3/4% Notes.

Development of the Business

During the nine months ended September 30, 2009, we completed the following purchases of broadcast assets:

Acquisition Date	Description	Total Cost
		(Dollars in thousands)
March 31, 2009	WAMD-AM, Aberdeen, Maryland	$2,725
July 24, 2009	WZAB-AM, Miami, Florida	1,020

		$3,745

In 2008, we completed the following purchases of broadcast assets and non-broadcast entities:

Acquisition Date	Description	Total Cost
		(Dollars in thousands)
April 8, 2008	Land purchase from principal stockholders (asset purchase)	$5,013
April 11, 2008	Selected assets of WMCU-AM, Miami, Florida (asset purchase)	12,418
June 6, 2008	Intercristo.com, a faith-based online job posting site (business acquisition)	1,187
August 15, 2008	Conservativevoice.com, customer list (business acquisition)	152

		$18,770

Program Revenue

For the year ended December 31, 2008 we derived 22.0% and 16.5% of our net broadcast revenue, or $42.8 million and $32.1 million, respectively, from the sale of nationally syndicated and local block program time. For the nine months ended September 30, 2009 we derived 22.8% and 18.1% of our net broadcast revenue, or $29.3 million and $23.3 million, respectively, from the sale of nationally syndicated and local block program time. We derive nationally syndicated program revenue from a programming customer base consisting primarily of geographically diverse, well-established non-profit religious and educational organizations that purchase time on stations in a large number of markets in the United States. Nationally syndicated program producers typically purchase 13, 26 or 52 minute blocks on a Monday through Friday basis and may offer supplemental programming for weekend release. We obtain local program revenue from community organizations and churches that typically purchase time primarily for weekend release and from local speakers who purchase daily releases. We believe our management has been successful in identifying and assisting quality local programs expand into national syndication.

Advertising Revenue

For the year ended December 31, 2008, we derived 39.2% of our net broadcast revenue, or $76.1 million, from the sale of local spot advertising and 7.0% of our net broadcast revenue, or $13.5 million, from the sale of national spot advertising. For the nine months ended September 30, 2009, we derived 36.0% of our net broadcast revenue, or $46.2 million from the sale of local spot advertising and 7.1% of our net broadcast revenue, or $9.2 million, from the sale of national spot advertising.

Salem Radio Network®

We recognize our advertising and commission revenue from radio stations as the spots are aired. SRN’s net revenue, including commission revenue for SMR and VMR, for the year ended December 31, 2008 was $15.6 million, or 8.1% of net broadcast revenue. SRN’s net revenue, including commission revenue for SMR and VMR, for the nine months ended September 30, 2009 was $11.3 million, or 8.9% of net broadcast revenue.

Non-broadcast Media

Salem Web Network™ and Townhall.com®. We recognize our Internet related revenues based on the delivery of online impressions or based on the length of time of the advertisement placement. Revenues from the sales of products and services are recognized when the products are shipped or when the services are rendered. Total Internet revenue, including SWN and Townhall.com, for the year ended December 31, 2008 was $16.1 million, or 7.3% of total revenue. For the nine months ended September 30, 2009, total Internet revenue was $11.4 million, or 7.7% of total revenue.

Salem Publishing™. We recognize advertising revenue from our magazines as the publication is issued. Subscription revenues are recognized over the life of the subscription. Revenues from book sales on Xulon Press are recognized when shipment occurs. For the year ended December 31, 2008, our publishing businesses generated revenues of $12.3 million, or 5.6% of total revenue. For the nine months ended September 30, 2009, our publishing businesses generated revenue of $8.3 million, or 5.6% of total revenue.

Competition

RADIO. The radio broadcasting industry, including the segment of this industry that focuses on Christian and family themes, is a highly competitive business. The financial success of each of our radio stations that focuses on Christian Teaching and Talk is dependent, to a significant degree, upon its ability to generate revenue from the sale of block program time to national and local religious and educational organizations. We compete for this program revenue with a number of different commercial and noncommercial radio station licensees. While no commercial group owner in the United States specializing in Christian and family-themed programming approaches Salem in size of potential listening audience and presence in major markets, other religious radio stations exist and enjoy varying degrees of prominence and success in all markets.

We also compete for revenue in the advertising market with other commercial religious format and general format radio station licensees. We compete in the advertising market with non-broadcast media as well, including broadcast television, cable television, newspapers, magazines, direct mail, Internet and billboard advertising, some of which may be controlled by horizontally-integrated companies. There are several factors that can materially impact competitive advantage, including audience ratings, program content, management talent and expertise, sales talent and experience, audience characteristics, signal strength, and the number and characteristics of other radio stations in the same market.

Competition also comes from new media technologies and services. These include delivery of audio programming by cable television and satellite systems, digital audio radio services, mobile telephony, personal communications services and the service of low powered, limited coverage FM radio stations authorized by the FCC. Digital audio broadcasting will deliver multi-format digital radio services by satellite to national and regional audiences. The quality of programming delivered by digital audio broadcasting would be equivalent to compact disc. The delivery of live and stored audio programming through the Internet has also created new competition. In addition, satellite delivered digital audio radio, which deliver multiple audio programming formats to local and national audiences, has created competition. We have attempted to address these existing and potential competitive threats through a more active strategy to acquire and integrate new electronic communications formats including Internet acquisitions made by SWN and our exclusive arrangement to provide Christian and family-themed talk on Sirius XM, a satellite digital audio radio service.

NETWORK. Salem Radio Network® competes with other commercial radio networks that offer news and talk programming to religious and general format stations and other noncommercial networks that offer Christian music formats. SRN also competes with other radio networks for the services of talk show personalities.

NON-BROADCAST MEDIA. Our magazines compete for readers and advertisers with other publications that follow the Christian music industry and publications that address themes of interest to church leadership and the Christian audience. Xulon Press competes for authors with other on-demand publishers and other Christian book publishers. Our Internet business competes for visitors and advertisers with other companies that deliver on-line audio programming and Christian and conservative Internet content as well as providers of general market Internet sites.

Employees

On December 31, 2009, Salem employed 1,037 full-time and 361 part-time employees. None of Salem’s employees are covered by collective bargaining agreements, and we consider our relations with our employees to be good.

Properties and Facilities

Corporate

Our corporate headquarters are located in Camarillo, California where we own an approximately 40,000 square foot office building.

Radio Broadcasting

The types of properties required to support our radio stations include offices, studios, transmitter, antenna and tower sites. A station’s studios are generally located in an office in a downtown or business district. Transmitter, antenna and tower sites are located in areas that provide maximum market coverage. We either own or lease our radio transmitting properties under agreements that generally range from five to twenty-five years. We believe we will be able to renew any such lease that expires or obtain comparable facilities, as necessary. Our SRN and SMR offices and Dallas radio stations are located in an office building in the Dallas, Texas metropolitan area, where we own an approximately 34,000 square foot office building. Our network operations are supported by various offices and studios from which its programming originates or is relayed from a remote point of origination. Our network leases satellite transponders used for delivery of its programming. We also own office buildings in Honolulu, Hawaii, Tampa, Florida, Miami, Florida and Orlando, Florida.

Non-Broadcast

Salem Publishing and Salem Web Network operate from leased office facilities in Nashville, Tennessee; Orlando, Florida; Richmond, Virginia, and Boone, North Carolina. The lease agreements range from two to ten years remaining on the lease term. We believe we will be able to renew any such lease that expires or obtain comparable facilities, as necessary.

We lease certain property from our principal stockholders or trusts and partnerships created for the benefit of the principal stockholders and their families. These leases are described under “Certain Relationships and Related Transactions.” All such leases have cost of living adjustments. Based upon our management’s assessment and analysis of local market conditions for comparable properties, we believe such leases have terms that are as favorable, as or more favorable, to the Company than those that would have been available from unaffiliated parties.

No one physical property is material to our overall operations. We believe that our properties are in good condition and suitable for our operations; however, we continually evaluate opportunities to upgrade our properties. We believe we will be able to renew existing leases when applicable or obtain comparable facilities, as necessary

Legal Proceedings

We and our subsidiaries, incident to our business activities, are parties to a number of legal proceedings, lawsuits, arbitration and other claims. Such matters are subject to many uncertainties and outcomes that are not predictable with assurance. Also, we maintain insurance which may provide coverage for such matters. Consequently, we are unable to ascertain the ultimate aggregate amount of monetary liability or the financial impact with respect to these matters. We believe, at this time, that the final resolution of these matters, individually and in the aggregate, will not have a material adverse effect upon our annual consolidated financial position, results of operations or cash flows.

Federal Regulation of Radio Broadcasting

Introduction. The ownership, operation and sale of broadcast stations, including those licensed to Salem, are subject to the jurisdiction of the FCC, which acts under authority derived from The Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Communications Act”). Among other things, the FCC assigns frequency bands for broadcasting; determines whether to approve certain changes in ownership or control of station licenses; regulates transmission facilities, including power employed, antenna and tower heights, and location of transmission facilities; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations; and has the power to impose penalties for violations of its rules under the Communications Act.

The following is a brief summary of certain provisions of the Communications Act and of specific FCC regulations and policies. Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of “short” (less than the maximum) license renewal terms or, for particularly egregious violations, the denial of a license renewal application, the revocation of a license or the denial of FCC consent to acquire additional broadcast properties. For further information concerning the nature and extent of federal regulation of broadcast stations you should refer to the Communications Act, FCC rules and the public notices and rulings of the FCC.

License Grant and Renewal. Radio broadcast licenses are granted for maximum terms of eight years. Licenses must be renewed through an application to the FCC. Under the Communications Act, the FCC will renew a broadcast license if it finds that the station has served the public interest, convenience and necessity, that there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC, and that there have been no other violations by the licensee of the Communications Act or the rules and regulations of the FCC that, when taken together, would constitute a pattern of abuse.

Petitions to deny license renewals can be filed by certain interested parties, including members of the public in a station’s market. Such petitions may raise various issues before the FCC. The FCC is required to hold hearings on renewal applications if the FCC is unable to determine that renewal of a license would serve the public interest, convenience and necessity, or if a petition to deny raises a “substantial and material question of fact” as to whether the grant of the renewal application would be prima facie inconsistent with the public interest, convenience and necessity. Also, during certain periods when a renewal application is pending, the transferability of the applicant’s license is restricted. License renewal applications filed in December 2004 are currently pending for two of our stations, KBJD(AM) and KRKS(AM) due to those stations’ operation as “expanded band” AM stations. Except for these two stations, we are not currently aware of any facts that would prevent the timely renewal of our licenses to operate our radio stations, although there can be no assurance that our licenses will be renewed.

Ownership Matters. The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast license without the prior approval of the FCC. In determining whether to assign, transfer, grant or renew a broadcast license, the FCC considers a number of factors pertaining to the licensee, including compliance with various rules limiting common ownership of media properties, the “character” of the licensee and those persons holding “attributable” interests therein, and compliance with the Communications Act’s limitation on alien ownership, as well as compliance with other FCC policies, including equal employment opportunity requirements.

Under the Communications Act, a broadcast license may not be granted to or held by a corporation that has more than one-fifth of its capital stock owned or voted by aliens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations. Under the Communications Act, a broadcast license also may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation more than one-fourth of whose capital stock is owned or voted by aliens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations. These restrictions apply in modified form to other forms of business organizations, including partnerships. We therefore may be restricted from having more than one-fourth of our stock owned or voted by aliens, foreign governments or non-U.S. corporations.

Multiple Ownership: The Communications Act and FCC rules also generally restrict the common ownership, operation or control of radio broadcast stations serving the same local market, of a radio broadcast station and a television broadcast station serving the same local market, and of a radio broadcast station and a daily newspaper serving the same local market. The FCC also restricts the number of television stations an entity may own both in local markets and nationwide.

Our current ownership of radio broadcast stations complies with the FCC’s multiple ownership rules; however, these rules may limit the number of additional stations that we may acquire in the future in certain of our markets and could limit the potential buyers of any stations we may attempt to sell. The FCC is also required by the Communications Act to review its broadcast ownership rules every four years. The next such review must occur in 2010, and as part of that proceeding the FCC may again adopt changes to its ownership rules. Previous attempts by the FCC to modify its ownership rules in 2003 and in 2008 also have resulted in court challenges, which remain pending. Any changes to the ownership rules could impact our existing ownership as well as our ability to acquire additional stations or sell existing stations.

Attribution: Because of these multiple and cross-ownership rules, a purchaser of voting stock of the company that acquires an “attributable” interest in the company may violate the FCC’s rule if it also has an attributable interest in other television or radio stations, or in daily newspapers, depending on the number and location of those radio or television stations or daily newspapers. Such a purchaser also may be restricted in the other companies in which it may invest, to the extent that these investments give rise to an attributable interest. If an attributable stockholder of the company violates any of these ownership rules, the company may be unable to obtain from the FCC one or more authorizations needed to conduct its radio station business and may be unable to obtain FCC consents for certain future acquisitions.

The FCC generally applies its television/radio/newspaper cross-ownership rules and its broadcast multiple ownership rules by considering the “attributable,” or cognizable, interests held by a person or entity. A person or entity can have an interest in a radio station, television station or daily newspaper by being an officer, director, partner, member, or stockholder of a company that owns that station or newspaper. Whether that interest is cognizable under the FCC’s ownership rules is determined by the FCC’s attribution rules. If an interest is attributable, the FCC treats the person or entity who holds that interest as an “owner” of the radio station, television station or daily newspaper in question, and therefore subject to the FCC’s ownership rules.

Any officers and directors of a broadcast licensee, cable system owner, or daily newspaper owner are deemed to hold attributable interests in that entity. Generally, the officers and directors of any parent company that holds an attributable interest are themselves also deemed to hold the same attributable interests as that company. In certain situations where a parent company is involved in businesses other than broadcasting, cable system operation, or newspaper publishing, and an individual officer or director has duties and responsibilities wholly unrelated to the company’s broadcast, cable, or newspaper activities, that officer or director may avoid attribution, but will need to submit a statement to the FCC documenting their lack of involvement in the relevant businesses.

Generally, debt interests held in a broadcast licensee, cable system owner, daily newspaper publisher, or parent company are not deemed to be attributable. Debt holders will be subject to attribution, however, where the aggregate value of the equity and debt held in the broadcast, cable, or newspaper company exceeds 33% of that company’s total asset value and the debt holder also holds another attributable interest in the relevant market or the debt holder supplies over 15% of the programming, on a weekly basis, for the station in which the interest is held.

Programming and Operation. The Communications Act requires broadcasters to serve the “public interest.” The FCC has gradually relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station’s community of license. Although in recent years proposals have been put forth by the FCC to reinstitute certain formal procedures, none of these proposals have yet been adopted for radio stations. Licensees continue to be required, however, to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station’s programming will be considered by the FCC when it evaluates the licensee’s renewal application, but such complaints may be filed and considered at any time.

Stations also must pay annual regulatory fees and fees associated with the filing of most applications. Stations also must follow various FCC rules that regulate, among other things, political advertising, advertising for certain products or services (e.g. tobacco advertising), the broadcast of obscene or indecent programming, closed captioning, emergency programming, sponsorship identification and technical operations (including limits on radio frequency radiation) and equal employment opportunity requirements. The broadcast of contests and lotteries is regulated by FCC rules.

Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of “short” (less than the maximum) renewal terms or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

Proposed Changes. As noted above, the FCC in 2010 must review its broadcast ownership rules. The FCC in November 2009 commenced this proceeding by holding a series of public workshops, but has not yet announced any proposed changes to its rules. We can make no determination as to what effect, if any, this proposed rulemaking will have on Salem. The Congress and the FCC from time to time have under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and profitability of the company’s radio stations, result in the loss of audience share and revenue for the company’s radio stations, and affect the ability of the company to acquire additional radio stations or finance such acquisitions. Such matters under consideration include, or may come to include:

•	proposals to require broadcast licensees to broadcast specific types and amounts of local programming;

•	proposals restricting the location of broadcast studios;

•	technical and frequency allocation matters, including potential reallocation of broadcast spectrum to other uses;

•	changes in multiple ownership and cross-ownership rules;

•	changes to broadcast technical requirements; and

•	proposals to require broadcasters to pay copyright royalties for over-the-air performance of sound recordings.

The foregoing summary of certain provisions of the Communications Act and of specific FCC rules and policies does not purport to be comprehensive. For further information concerning the nature and extent of federal regulation of radio broadcast stations you should refer to the Communications Act, the FCC’s rules and the public notices and rulings of the FCC.

Federal Antitrust Considerations. The FTC and the DOJ, which evaluate transactions to determine whether those transactions should be challenged under the federal antitrust laws, are also active in their review of radio station acquisitions, particularly where an operator proposes to acquire additional stations in its existing markets.

For an acquisition meeting certain size thresholds, the Hart-Scott-Rodino Improvements Act (“HSR Act”) and the rules promulgated thereunder require the parties to file Notification and Report Forms with the FTC and the DOJ and to observe specified waiting period requirements before consummating the acquisition. At any time before or after the consummation of a proposed acquisition, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition or seeking divestiture of the business acquired or other assets of the company. Acquisitions that are not required to be reported under the HSR Act may be investigated by the FTC or the DOJ under the antitrust laws before or after consummation. In addition, private parties may under certain circumstances bring legal action to challenge an acquisition under the antitrust laws. The DOJ also has stated publicly that it believes that LMAs and other similar agreements customarily entered into in connection with radio station transfers prior to the expiration of the waiting period under the HSR Act could violate the HSR Act.

Although we do not believe that our acquisition strategy as a whole will be adversely affected in any material respect by antitrust review, we cannot be sure that this will be the case.

COMPANY MANAGEMENT AND DIRECTORS

Directors and Officers

The following table sets forth information about our executive officers and directors.

Name	Age	Position held with Salem Holding
Stuart W. Epperson	73	Chairman of the Board
Edward G. Atsinger III	70	Chief Executive Officer and Director
David Davenport	59	Director
Roland S. Hinz	70	Director
Richard A. Riddle	65	Director
Paul Pressler	79	Director
Dennis M. Weinberg	57	Director
Joe D. Davis[1]	65	President—Radio Division (through 12/31/2009)
David Santrella[1]	47	President—Radio Division (effective 1/1/2010)
David A.R. Evans	47	President—New Business Development, Interactive and Publishing
Christopher J. Henderson	46	VP, Legal and Human Resources, General Counsel and Secretary
Evan D. Masyr	38	Senior Vice President and Chief Financial Officer

Set forth below is certain information concerning the business experience during the past five years of each of the individuals named above.

Mr. Epperson has been Chairman of the Board of the Company since its inception. He is also a director of Salem Communications Holding Corporation, a wholly-owned subsidiary of the Company. Mr. Epperson has been engaged in the ownership and operation of radio stations since 1961. Mr. Epperson has been a member of the board of directors of the National Religious Broadcasters for a number of years; he was re-elected to a three-year term on that board in February 2007. Mr. Epperson is married to Nancy A. Epperson who is Mr. Atsinger’s sister.

Mr. Atsinger has been Chief Executive Officer, a director of the Company and a director of each of the Company’s subsidiaries since their inception. He was President of Salem from its inception through June 2007. He has been engaged in the ownership and operation of radio stations since 1969. Mr. Atsinger has been a member of the board of directors of the National Religious Broadcasters for a number of years; he was re-elected to a three-year term on that board in February 2007. Mr. Atsinger has also been a member of the board of directors of Oaks Christian School since 1999. Mr. Atsinger is the brother-in-law of Mr. Epperson.

Mr. Davenport has been a director of the Company since November 2001. Mr. Davenport is Counselor to the Director of the Hoover Institution (since 2008) and a Research Fellow (since 2001). He was a Distinguished Professor of Public Policy at Pepperdine University from 2003 to 2008. Mr. Davenport was the Chief Executive Officer of Starwire Corporation, a software service company formerly known as Christianity.com, from June 2000 to May 2001. Mr. Davenport served as President of Pepperdine University from 1985 to 2000 and from 1980 through 1985 he served as a Professor of Law, General Counsel, and Executive Vice President of the University. Mr. Davenport currently serves on the boards of Forest Lawn Memorial Parks Association and Common Sense California. Mr. Davenport also serves on the board of directors of Ameron International Corporation.

Mr. Hinz has been a director of the Company since September 1997. Mr. Hinz has been the owner, President and Editor-in-Chief of Hi-Torque Publishing Company, a publisher of magazines covering the motorcycling and biking industries, since 1982. Mr. Hinz is also the managing member of Hi-Favor Broadcasting, LLC, the licensee of radio stations KLTX-AM, Long Beach, California, and KEZY-AM, San Bernardino, California (which were acquired from the Company in August 2000 and December 2001, respectively), and radio station KSDO-AM, San Diego, California. Mr. Hinz also serves on the board of directors of the Association for Community Education, Inc. a not-for-profit corporation operating Spanish Christian radio stations in California. Mr. Hinz also serves on the board of directors of Truth for Life, a non-profit organization that is a customer of the Company.

[1]	As disclosed in the Form 8-K filed by the Company on December 15, 2009, effective January 1, 2010, Mr. Davis transitioned from his position as President—Radio Division to a new position as senior advisor to the Company’s CEO. Effective January 1, 2010, Mr. Santrella was promoted to President—Radio Division.

Judge Pressler has been a director of the Company since March 2002, and is also a board member of the Free Market Foundation and KHCB Network, a non-profit corporation which owns Christian radio stations in Texas and Louisiana, and a board member of National Religious Broadcasters. He has been an active leader in the Southern Baptist Convention and has served as its First Vice President. Additionally, he is a member of the Texas Philosophical Society and on the boards of various non-profit organizations. Since 1995, Judge Pressler has been a partner in the law firm of Woodfill & Pressler and its predecessors. A retired justice of the Texas Court of Appeals, Judge Pressler was appointed Justice of the Texas Court of Appeals in 1978, serving until 1992. Judge Pressler also served as District Judge from 1970 to 1978. From 1958 to 1970, he was associated with the law firm of Vinson & Elkins. From 1957 to 1959, he was a member of the Texas Legislature, House of Representatives.

Mr. Riddle has been a director of the Company since September 1997. Mr. Riddle is an independent businessman specializing in providing financial assistance and consulting to individuals and manufacturing companies. He was President and majority stockholder of I. L. Walker Company from 1988 to 1997 when that company was sold. He also was Chief Operating Officer and a major stockholder of Richter Manufacturing Corp. from 1970 to 1987.

Mr. Weinberg has been director of the Company since November 1, 2005. Mr. Weinberg was one of the founding directors for WellPoint, a health benefits company. From February of 2002 to May 2006, Mr. Weinberg served as President and Chief Executive Officer for ARCUS Enterprises, a WellPoint business development subsidiary. Previously, Mr. Weinberg served for nearly 20 years in a variety of CEO, Group President, and Executive Vice President positions with WellPoint and its various affiliates. Prior to WellPoint, Mr. Weinberg held a variety of business consulting positions with the accounting firm of Touche-Ross and Company (currently Deloitte & Touche) in Chicago. Before that, he was general manager for the CTX Products Division of Pet, Inc. at the time, an I.C. Industries Company in St. Louis, Missouri, a designer and manufacturer of commercial computerized processing equipment. Mr. Weinberg is a General Member of the development companies of FRWII, LLC, SkyView Development, LLC and Allyson Aviation, LLC. He is the co-founder of Cornerstone Network Associates, Life Skills for American Families, and is an advisor for the Pacific Justice Institute. Mr. Weinberg served on the board of directors of Truth for Life from November 2003 to September 2007. Truth for Life is a non-profit organization that is a customer of the Company.

Mr. Davis has been President—Radio Division of the Company since July 2007. Mr. Davis was the Company’s Executive Vice President and Chief Operating Officer from March 2005 to July 2007. Prior to that time, he was Executive Vice President of Radio from 2003 until March 2005, Executive Vice President, Operations from 2001 to 2003, Senior Vice President of the Company from 2000 to 2001, Vice President, Operations of the Company from 1996 to 2000 and General Manager of WMCA-AM from 1989 to 1996. He served concurrently as General Manager of WWDJ-AM from 1994 to 1996. Previously he was President of Davis Eaton Corporation in Phoenix, Arizona and also served as Vice President and Executive Director of one of the Company’s national ministry clients. He has been involved professionally in various aspects of broadcasting since 1967.

Mr. Santrella was promoted to President, Radio Division of the Company effective January 1, 2010. From October 2008 to December 31, 2009, he served as Operational Vice President over the Company’s Minneapolis, Denver and Colorado Springs clusters in addition to his existing responsibility over the Chicago cluster. From March 2006 to October 2008, Mr. Santrella was the Operational Vice President of Chicago and Milwaukee. In November of 2003, he was given additional oversight responsibility of Milwaukee. Mr. Santrella started with the Company in 2001 as the General Manager of the Company’s Chicago cluster.

Mr. Evans has been President—New Business Development, Interactive and Publishing of the Company since July 2007. Mr. Evans was Executive Vice President—Business Development and Chief Financial Officer of the Company from September 2005 to June 2007. Mr. Evans was Executive Vice President and Chief Financial Officer from September 2003 to September 2005. From 2000 to 2003, Mr. Evans served as the Company’s Senior Vice President and Chief Financial Officer. From 1997 to 2000, Mr. Evans served as Senior Vice President and Managing Director-Europe, Middle East, and Africa of Warner Bros. Consumer Products in London, England. He also served at Warner Bros. Consumer Products in Los Angeles, California, as Senior Vice President-Latin America, International Marketing, Business Development from 1996 to 1997 and Vice President-Worldwide Finance, Operations, and Business Development from 1992 to 1996. From 1990 to 1992, he served as Regional Financial Controller-Europe for Warner Bros. based in London, England. Prior to 1990, Mr. Evans was an audit manager with Ernst & Young LLP in Los Angeles, California and worked as a U.K. Chartered Accountant for Ernst & Young in London, England.

Mr. Henderson has been Vice President, Legal and Human Resources, General Counsel and Corporate Secretary of the Company since March 2008. Mr. Henderson was Vice President, Human Resources of the Company from August 2006 to February 2008. From 2001 to August 2006, Mr. Henderson served as Corporate Counsel of the Company. Prior to joining the Company, Mr. Henderson worked for 13 years as Senior Associate Attorney for Cooksey, Toolen, Gage, Duffy & Woog, first as a trial attorney and then as a transactional attorney.

Mr. Masyr has been Senior Vice President and Chief Financial Officer of the Company since July 2007. Mr. Masyr was Vice President—Accounting and Finance of the Company from September 2005 to June 2007. From March 2004 to September 2005, Mr. Masyr was Vice President of Accounting and Corporate Controller of the Company. Prior to that time, Mr. Masyr was Vice President and Corporate Controller of the Company from January 2003 to March 2004. From February 2000 to December 2002, he served as the Company’s Controller. From 1993 to February 2000, Mr. Masyr worked for PricewaterhouseCoopers LLP (formerly, Coopers & Lybrand LLP). Mr. Masyr has been a Certified Public Accountant since 1995.

Committees of the Board of Directors

The Company’s board of directors has three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following table identifies the independent members of the board of directors and lists the members and chairman of each of these committees:

Name	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Stuart W. Epperson
Edward G. Atsinger III
David Davenport	I		C	X
Roland S. Hinz	I	X	X	X
Judge Paul Pressler	I			C
Richard A. Riddle	I	X	X	X
Dennis M. Weinberg	I	C		X

I = Director is independent

X = Current member of committee

C = Current member and chairman of the committee

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by the Named Executive Officers for the Company’s fiscal years ended December 31, 2009 and December 31, 2008:

Name and Principal Positions	Salary ($)	Bonus (1) ($)	Option Awards (2),(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5),(6) ($)	Total ($)
Edward G. Atsinger III	779,000	—	61,478	—	102,518	942,996
Chief Executive Officer (2009)

Edward G. Atsinger III	800,000	170,000	536,480	—	105,528	1,612,008
Chief Executive Officer (2008)

Stuart W. Epperson	345,000	—	30,739	—	80,754	456,493
Chairman of the Board (2009)

Stuart W. Epperson	537,500	65,000	226,242	—	79,510	908,252
Chairman of the Board (2008)

David A. R. Evans	375,000	18,750	53,601	(21,038)	19,484	445,797
President – New Business Development, Interactive and Publishing (2009)

David A. R. Evans	456,250	45,000	1,052,082	(136,510)	23,737	1,440,559
President – New Business Development, Interactive and Publishing (2008)

(1)	Amounts set forth in the Bonus column represent bonuses paid by the Company in 2008 for performance in 2007. Bonuses are given at the discretion of the Company and are not earned by Company employees until they are paid.
(2)	Amounts set forth in the Option Awards column represent the aggregate amount recognized for financial statement reporting purposes with respect to the Named Executive Officers for the fiscal year ended December 31, 2009 and December 31, 2008, respectively, disregarding the estimate of forfeitures related to service-based vesting conditions, but otherwise computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation based upon assumptions set forth in Note 7 to the Company’s consolidated financial statements filed with the SEC on Form 10-K on March 13, 2009, and in comparable financial statement notes filed with the SEC in previous Annual Reports on Form 10-K. For additional information regarding option awards, see the table entitled “Outstanding Equity Awards at Fiscal Year End” below.
(3)	In September 2008, the following option awards were voluntarily surrendered for no value by the Named Executive Officers: Mr. Atsinger surrendered a total of 651,365 options to purchase the Company’s Class A common stock; Mr. Epperson surrendered a total of 411,730 options to purchase the Company’s Class A common stock; and Mr. Evans surrendered a total of 275,859 options to purchase the Company’s Class A common stock. Amounts set forth in the Option Awards column reflect the aggregate amount recognized regarding these surrendered options for financial statement reporting purposes for the fiscal year ended December 31, 2008. Other than these voluntary option surrenders, there were no option award forfeitures by the Named Executive Officers during the Company’s fiscal years ended December 31, 2009 and December 31, 2008.
(4)	Amounts set forth in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column include the reduction in market value during the fiscal year ended December 31, 2008 on compensation deferred by Mr. Evans.
(5)	Amounts set forth in the All Other Compensation column consist of the following:

Item	Mr. Atsinger ($)	Mr. Epperson ($)	Mr. Evans ($)
Perquisites and Other Personal Benefits (2009)	89,996	68,314	1,915
Company Contributions to 401(k) Plan (2009)	—	—	—
Medical, Dental, Life and Disability Premiums (2009)	12,522	12,440	17,569

TOTAL (2009)	102,518	80,754	19,484

Perquisites and Other Personal Benefits (2008)	93,583	67,647	1,943
Company Contributions to 401(k) Plan (2008)	—	—	5,175
Medical, Dental, Life and Disability Premiums (2008)	11,945	11,863	16,619

TOTAL (2008)	105,528	79,510	23,737

(6)	Includes the following perquisites and personal benefits which have been valued by the Company based upon the incremental cost to the Company of providing these perquisites and personal benefits to the Named Executive Officers:

Perquisite or Personal Benefit	Mr. Atsinger ($)	Mr. Epperson ($)	Mr. Evans ($)
Personal Use of Company Vehicle (2009)	10,499	—	—
Split-Dollar Life Insurance Premiums (2009)	74,554	68,314	—
Supplemental Medical, Travel and Expense Reimbursement (2009)	4,943	—	—
Supplemental Life Insurance Premiums (2009)	N/A	—	1,915

TOTAL (2009)	89,996	68,314	1,915

Personal Use of Company Vehicle (2008)	17,677	2,889	N/A
Split-Dollar Life Insurance Premiums (2008)	70,998	64,758	N/A
Supplemental Medical, Travel and Expense Reimbursement (2008)	4,908	N/A	N/A
Supplemental Life Insurance Premiums (2008)	N/A	N/A	1,943

TOTAL (2008)	93,583	67,647	1,943

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2009, in respect of outstanding equity awards made to the Company’s NEOs that are exercisable into the Company’s Class A common stock that may be issued under the Stock Plan, the Company’s only existing equity compensation plan.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Stuart W. Epperson	N/A	50,000	(1)	$0.56	2/24/2015
	N/A	50,000	(2)	$0.67	5/4/2015

Edward G. Atsinger III	N/A	100,000	(3)	$0.56	2/24/2015
	N/A	100,000	(4)	$0.67	5/4/2015

David A. R. Evans	6,250			$11.80	3/14/2013
	6,250			$11.80	3/14/2014
		6,250	(5)	$11.80	3/14/2015
		6,250	(5)	$11.80	3/14/2016
		30,000	(6)	$0.56	2/24/2015
		25,000	(7)	$0.67	5/4/2015

(1)	Mr. Epperson’s unexercisable options vest on February 24, 2010.
(2)	Mr. Epperson’s unexercisable options vest on May 4, 2010.
(3)	Mr. Atsinger’s unexercisable options vest on February 24, 2010.
(4)	Mr. Atsinger’s unexercisable options vest on May 4, 2010.
(5)	Mr. Evans’ unexercisable options vest as follows: (a) 6,250 on March 14, 2010, and (b) 6,250 on March 14, 2011.
(6)	Mr. Evans’ unexercisable options vest on February 24, 2010.
(7)	Mr. Evans’ unexercisable options vest on May 4, 2010.

Material Terms of Company’s Nonqualified Deferred Compensation Plan

The Company maintains a non-qualified deferred compensation plan as a benefit for certain designated employees who are within a select group of key management or highly compensated employees. The primary purpose of the Company’s non-qualified deferred compensation plan is to allow plan participants to defer payment of up to 100% of base salary and bonus compensation until retirement or other employment termination. Plan participants may also elect an in-service distribution during a designated calendar year. Payment is made, at the participant’s election, in a single sum or equal annual installment payments over a five-year period commencing at: (a) retirement after age 60, (b) or one year thereafter, or (c) the date previously elected by the plan participant; provided, however, that distribution in a single sum is automatically made on termination of employment for reasons other than retirement or disability. Previously established plan payment dates may, under certain circumstances, be deferred by participants but such payment dates may not be voluntarily accelerated after they have been designated by a participant. Plan participants may elect to have their contributions in investments that are offered to all plan participants by the plan administrator. Plan accounts are 100% vested at all times. The plan constitutes a fully funded, non-qualified deferred compensation plan.

Material Terms of NEO Employment Agreements Providing For Payment to NEOs upon Termination or Change in Control

Mr. Atsinger’s and Mr. Epperson’s Employment Agreements

Under the terms of their employment agreements, if Mr. Atsinger’s or Mr. Epperson’s employment is terminated by reason of death, his estate is entitled to receive: (a) a payment equal to his base salary through the date of termination to the extent not already paid, (b) a prorated portion of his incentive bonus based on his prior year’s incentive bonus, (c) his actual earned incentive bonus for any period not already paid, (d) amounts to which he is entitled under the Company’s benefit plans, (e) immediate, 100% vesting of outstanding unvested stock options and other equity-based awards, and (f) continued coverage of his dependants by the Company’s health benefit plans for a period of twelve months.

If Mr. Atsinger’s or Mr. Epperson’s employment is terminated upon disability (as defined in his employment agreement), he is entitled to receive: (a) a payment equal to his base salary through the date of termination to the extent not already paid, (b) a severance payment equal to 100% of his then current annual base salary for a period of fifteen (15) months, (c) a prorated portion of his incentive bonus based on his prior year’s incentive bonus, (d) his actual earned incentive bonus for any period not already paid, (e) amounts to which he is entitled under the Company’s benefit plans, and (f) immediate, 100% vesting of outstanding unvested stock options and other equity-based awards.

If Mr. Atsinger’s or Mr. Epperson’s employment is terminated by the Company without cause (as defined in his employment agreement), he is entitled to receive: (a) a payment equal to his base salary earned but unpaid through the date of termination, (b) a prorated portion of his incentive bonus based on the prior year’s incentive bonus, and any incentive bonus amount earned but not yet paid, and, (c) a payment equal to his then current annual base salary for a period of six months.

With the exception of any continued benefits coverage in the event of the death of Mr. Epperson or Mr. Atsinger, all payments to be made by the Company upon termination of employment to Messrs. Epperson or Atsinger will be lump sum payments.

The employment agreements also contain provisions that: (a) grant the Company a right of first refusal on all corporate opportunities presented to Messrs. Atsinger and Epperson; (b) restrict Mr. Atsinger’s and Mr. Epperson’s ability to engage in any business that is competitive with the Company’s business for a period of two years following retirement or termination for cause or without good reason; and (c) restrict Mr. Atsinger’s and Mr. Epperson’s ability to interfere with the business of the Company or solicit Company employees for a period of two years following such retirement or termination. Compliance by Messrs. Atsinger and Epperson with these obligations is a material condition to the Company’s obligation to provide the above termination benefits.

Employment Agreement With Mr. Evans

Under the terms of his employment agreement, if Mr. Evans’ employment is terminated by reason of death, disability or otherwise for cause (as defined in his employment agreement), he or his estate is entitled to receive: (a) a payment equal to his base salary through the date of termination to the extent not already paid, and (b) his actual earned incentive bonus for any period not already paid.

In addition, if Mr. Evans’ employment is terminated without cause (as defined in his employment agreement), certain stock option awards made to Mr. Evans on December 21, 2001, shall have an accelerated vesting schedule (with such options ratably vesting at a rate of 12.5% per year commencing on December 21, 2002 rather than ratably vesting at a rate of 25% per year commencing on December 21, 2005) and the unexercised portion of such options, based upon the accelerated vesting schedule, shall expire and become unexercisable one year from the termination date.

If Mr. Evans’ employment is terminated by the Company without cause (as defined in his employment agreement), he is also entitled to receive: (a) a payment equal to his base salary earned but unpaid through the date of termination, (b) his actual earned incentive bonus for any period not already paid, (c) a severance payment in an amount equal to the base salary Mr. Evans would have otherwise received for a period of nine (9) months from the date of termination had he remained employed with the Company, and (d) professional outplacement assistance for twelve consecutive months from the termination date.

With the exception of professional outplacement services that would be provided by the Company to Mr. Evans over a one-year period in the event of a termination without cause, all payments to be made by the Company upon termination of employment to Mr. Evans would be lump sum payments.

The employment agreement with Mr. Evans also contains a provision that restricts his ability to interfere with the business of the Company or solicit Company employees for a period of six months following termination of employment for any reason. Compliance by Mr. Evans with these obligations is a material condition to the Company’s obligation to provide the above termination benefits.

DIRECTOR COMPENSATION

Non-employee directors of the Company receive an annual retainer and fees. The following table sets forth the compensation earned by the Company’s non-employee directors in 2009:

Name	Fees Earned ($)	Stock Awards (1) ($)	Option Awards (2),(3) ($)	TOTAL (4) ($)
David Davenport	52,925	1,000	—	53,925
Roland S. Hinz	51,775	1,000	—	52,775
Judge Paul Pressler	39,000	1,000	—	40,000
Richard A. Riddle	51,775	1,000	—	52,775
Dennis M. Weinberg	56,200	1,000	—	57,200

(1)	There were no stock award forfeitures by the non-employee directors during the Company’s fiscal year ended December 31, 2009.
(2)	No stock option awards were made to non-employee directors in 2009.
(3)	There were no option award forfeitures by the non-employee directors during the Company’s fiscal year ended December 31, 2009.
(4)	As of December 31, 2009, the Company’s non-employee directors held the following interests in the Company’s class A common stock:

Name	Stock Options (#)	Restricted Shares(1) (#)	Shares Owned Outright (#)	Shares Owned Indirectly (#)	TOTAL (#)
David Davenport	3,000	4,000	—	—	7,000
Roland S. Hinz	3,000	4,000	12,339	53,833	73,172
Judge Paul Pressler	3,000	4,000	8,000	—	15,000
Richard A. Riddle	3,000	4,000	48,891	27,000	82,891
Dennis M. Weinberg	2,000	3,000	22,970	—	27,970

(1)	The restricted shares listed in the above table have vested as of October 13, 2006, September 6, 2007 and September 5, 2008. An additional award of restricted shares will vest on March 11, 2010. All of the restricted grants: (a) are Class A common stock of the Company that entitle the grantee immediately upon vesting the right to vote the shares and to participate in any dividend paid on Class A common stock; and (b) may not be sold or transferred by the grantee after vesting until the sooner to occur of the fifth anniversary of the grant date or the date that the grantee ceases for any reason to be a member of the Company’s board of directors.

The cash compensation paid as of December 31, 2009 to the Company’s non-employee directors (“Designated Directors”) as approved by the Company’s board of directors at the recommendation of the Committee is as follows:

COMPENSATION	AMOUNT	PAYABLE TO	PAYABLE
Annual Retainer	$23,750	Designated Directors	Quarterly

Attendance Fee (Full Company Board)	$2,375	Designated Directors	Per Regularly Scheduled or Noticed Company Board Meeting

Attendance Fee (Board Committee)	$1,425	Designated Director Committee Members	Per Regularly Scheduled or Noticed Committee Meeting

Chairperson Fee (Audit and Compensation Committees)	$1,900	Chairperson of Audit and Compensation Committees	Per Regularly Scheduled or Noticed Committee Meeting

Chairperson Fee (Nominating and Corporate Governance Committee)	$950	Chairperson of Nominating and Corporate Governance Committee	Per Regularly Scheduled or Noticed Committee Meeting

Attendance Fee (Special Committee)	N/A	Special Committee Members	Per Special Committee Meeting or Task

In addition to the above fees, directors are compensated on an ad hoc basis for special committee or subcommittee meetings held or tasks performed by a committee or subcommittee designated by either the full Board of Directors or by a standing committee of the full Board of Directors, with such compensation determined by the establishing body at the time the special committee or subcommittee is established. Designated Directors who are also chairmen of the Company’s board committees shall receive the applicable chairperson fee in addition to a committee attendance fee for each regularly scheduled Company board committee meeting. Designated Directors shall also receive reimbursement for all reasonable out-of-pocket expenses in connection with travel to and attendance at regularly scheduled Company board and board committee meetings.

Company directors who are also employees of the Company (Stuart W. Epperson, Chairman of the Board, and Edward G. Atsinger III, CEO) are not additionally compensated for their services as directors. Compensation for Messrs. Epperson and Atsinger is summarized in the “Summary Compensation Table” appearing in this Prospectus under the heading “EXECUTIVE COMPENSATION.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Class A and Class B common stock as of January 24, 2010 (unless otherwise indicated) by: (a) each person believed by the Company to be the beneficial owner of more than 5% of either class of the outstanding Class A or Class B common stock; (b) each director; (c) each of the Named Executive Officers; and (c) all directors and executive officers as a group.

Name and Address(1)	Class A Common Stock			Class B Common Stock			% Vote of All Classes of Common Stock(2)
	Number		% Vote(2)	Number		% Vote(2)
Stuart W. Epperson	3,865,742	(3)	21.28%	2,776,848	(4)	50.00%	42.92%
Nancy A. Epperson	2,808,222	(3)	15.50%	2,776,848	(4)	50.00%	41.51%
Edward G. Atsinger III	4,052,730	(5)	22.24%	2,776,848	(5)	50.00%	43.14%
Edward C. Atsinger	1,093,078	(6)	6.03%	—		—	1.48%
David A.R. Evans	54,550	(7)	*	—		—	*
David Davenport	7,000	(8)	*	—		—	*
Roland S. Hinz	74,583	(9)	*	—		—	*
Paul Pressler	15,000	(10)	*	—		—	*
Richard A. Riddle	82,891	(11)	*	—		—	*
Dennis M. Weinberg	27,970	(12)	*	—		—	*
All directors and executive officers as a group (11 persons)	8,263,716		44.88%	5,553,696		100.00%	86.62%
Columbia Wanger Asset Management, L.P.	3,085,700	(13)	17.03%	—		—	4.19%
227 West Monroe St., Suite 3000
Chicago, IL 60606
Gamco Investors, Inc., et al	1,787,313	(14)	9.86%	—		—	2.42%
One Corporate Center
Rye, NY 10580
140 Broadway
New York, NY 10005
Epperson Children’s Trusts	1,007,520	(15)	5.56%	—		—	1.37%

*	Less than 1%.
(1)	Except as otherwise indicated, the address for each person is c/o Salem Communications Corporation, 4880 Santa Rosa Road, Camarillo, California 93012. Calculated pursuant to Rule 13d-3(d) under the Exchange Act, shares of Class A common stock not outstanding that are subject to options exercisable by the holder thereof within 60 days of January 24, 2010 are deemed outstanding for the purposes of calculating the number and percentage ownership by such stockholder, but not deemed outstanding for the purpose of calculating the percentage owned by each other stockholder listed. Unless otherwise noted, all shares listed as beneficially owned by a stockholder are actually outstanding.

(2)	Percentage voting power is based upon 18,120,092 shares of Class A common stock and 5,553,696 shares of Class B common stock all of which were outstanding as of January 24, 2010, and the general voting power of one vote for each share of Class A common stock and ten votes for each share of Class B common stock.
(3)	Includes shares of Class A common stock held by a trust of which Mr. and Mrs. Epperson are trustees and shares held directly by Mr. Epperson. As husband and wife, Mr. and Mrs. Epperson are each deemed to be the beneficial owner of shares held by the other and, therefore their combined beneficial ownership is shown in the table. Includes 50,000 shares of Class A common stock subject to options that are exercisable within 60 days.
(4)	Includes shares of Class B common stock held by a trust of which Mr. and Mrs. Epperson are trustees.
(5)	These shares of Class A and Class B common stock are held by trusts of which Mr. Atsinger is trustee. Includes 100,000 shares of Class A common stock subject to options that are exercisable within 60 days.
(6)	Includes 1,090,078 shares of Class A common stock held in a trust for the benefit of Edward C. Atsinger, who is Edward G. Atsinger III’s son. Edward G. Atsinger III is the trustee of the trust and these shares are included in the shares beneficially owned by Edward G. Atsinger III as reflected in this table. Also includes 3,000 shares of Class A common stock held by a trust for the benefit of Edward C. Atsinger. Edward C. Atsinger and his wife are trustees of the trust. These 3,000 shares are not included in shares beneficially owned by Edward G. Atsinger III as reflected in this table.
(7)	Includes 2,450 shares of Class A common stock held by a trust for which Mr. Evans is trustee, 600 shares held in custody for his minor daughter and 2,750 shares held by Mr. Evans’ spouse as a joint tenant with Mr. Evans’ father-in-law. Mr. Evans disclaims beneficial ownership of all of the 2,750 shares of Class A common stock beneficially owned by his father-in-law. Includes 48,750 shares of Class A common stock subject to options that are exercisable within 60 days.
(8)	Includes 3,000 shares of Class A common stock subject to options that are exercisable within 60 days.
(9)	Includes 1,411 shares held by Mr. Hinz’s wife. Mr. Hinz disclaims beneficial ownership of shares of Class A common stock held by his wife. Includes 3,000 shares of Class A common stock subject to options that are exercisable within 60 days.
(10)	Includes 3,000 shares of Class A common stock subject to options that are exercisable within 60 days.
(11)	Includes 27,000 shares of Class A common stock held by a trust for which Mr. Riddle is trustee. Includes 3,000 shares of Class A common stock subject to options that are exercisable within 60 days.
(12)	Includes 2,000 shares of Class A common stock subject to options that are exercisable within 60 days.
(13)	This information is based on the Schedule 13G/A filed by Columbia Wanger Asset Management, L.P. (“CWAM”) and Columbia Acorn Trust (“Acorn” and, together with CWAM, “Columbia”), with the SEC on February 9, 2009. Columbia reported that as of December 31, 2008, it had sole voting power with respect to 2,725,700 shares, shared voting power with respect to 360,000 shares and sole dispositive power with respect to 3,085,700 shares.
(14)	This information is based on a Schedule 13D/A filed on September 30, 2009, which indicates that such Schedule 13D/A has been filed by Mario J. Gabelli (“Mario Gabelli”) and various entities that he directly or indirectly controls or for which he acts as chief investment officer. The Schedule 13D/A indicates that Mario Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the filing persons. Each of the Reporting Persons and Covered Persons (both as defined in the Schedule 13D/A) has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except as noted in the Schedule 13D/A.
(15)	The shares of Class A common stock are held by the Kathryn Epperson Fonville Trust u/d/t 3/31/99, Stuart W. Epperson, Jr. Trust u/d/t 3/31/99, Kristine J. Epperson McBride Trust u/d/t 3/31/99 and Karen Epperson DeNeui Trust u/d/t 3/31/99 (collectively the “Trusts”). There is a voting arrangement in place whereby a majority of the shares held collectively by the Trusts must be voted in order for all the shares of the Trusts to be voted.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Purchase of Transmitter Sites

Salem’s Nominating and Corporate Governance Committee has a longstanding policy and desire to reduce the number of transactions entered into between the Company and its related parties. In March 2008, as part of a review and evaluation of certain upcoming related party lease option exercises or renewals, the committee determined that is was in the best interest of the Company for it to make an integrated offer to: (a) purchase certain transmitter sites from trusts or partnerships created for the benefit of Messrs. Atsinger and Epperson and their families (the “Principal Stockholders”), and (b) enter into new transmitter site leases for eight (8) existing transmitter sites operated by the Company and leased from the Principal Stockholders.

As a result of this offer, in April 2008, the Company purchased three tower and antenna sites (the “Transmitter Site Purchases”) from the Principal Stockholders as follows:

Market	Station Call Letters	Facilities Purchased	Purchase Price	Closing Date
Seattle—Tacoma, WA	KGNW-AM	Antenna/Tower	$3,100,000	April 8, 2008
Denver—Boulder, CO	KRKS-AM	Antenna/Tower	1,400,000	April 8, 2008
Pittsburgh, PA	WORD-FM	Antenna/Tower	475,000	April 8, 2008

			$4,975,000

By purchasing these sites, Salem eliminated approximately $148,000 in annual rental expenses and permanently secured these AM transmitter site locations. Salem also assumed two income-producing lease agreements as a material part of the Transmitter Site Purchases as follows: (a) a diplex agreement at the Seattle-Tacoma, WA site generating current annual rental income of approximately $139,000, and (b) a mobile telephone lease at the Pittsburgh, PA site generating current annual rental income of approximately $26,000.

The purchase price for all three of the Transmitter Site Purchases was paid by Salem in cash at closing. All expenses incurred in connection with securing title insurance, preparation and recording of deeds, and other fees associated with completion of the Transmitter Site Purchases were shared equally by Salem and the Principal Stockholders.

A prerequisite negotiated by Salem as an important condition of the closing of the Transmitter Site Purchases was the entry by Salem into new transmitter site leases for eight (8) existing transmitter sites (the “New Transmitter Site Leases”) operated by Salem and leased from the Principal Stockholders. Seven (7) of these New Transmitter Site Leases replace existing transmitter site leases between Salem and the Principal Stockholders which were either scheduled to expire or had option exercise deadlines in 2009 or 2010. As a result, Salem is not required to renegotiate a new lease or exercise an option on any of its related party leases until 2016.

In order to broadcast an AM radio signal, Salem’s transmitter facilities must be located in areas where the topography and conductivity of the soils is suitable for transmission. In addition, many AM transmitter sites require several towers arrayed at precise locations, each with a large ground radial system, to operate. Securing a site with the requisite characteristics and obtaining necessary permissions to construct a transmission facility can take significant time and money. By entering into these new leases with the Principal Stockholders, Salem was able to secure these difficult-to-relocate AM transmitter sites for at least ten (10) years with an option to extend each of these leases for five (5) years thereafter.

Leases with Principal Stockholders

As of December 31, 2009, Salem leased the studios and tower and antenna sites described in the table below from the Principal Stockholders. All such leases have cost of living adjustments. Based upon management’s assessment and analysis of local market conditions for comparable properties, Salem believes that such leases do not have terms that vary materially from those that would have been available from unaffiliated parties.

Market	Station Call Letters	2009 Annual Rental(1)	2008 Annual Rental(2)	Expiration Date(3)
Leases with both Messrs. Atsinger and Epperson:
Denver-Boulder, CO	KNUS-AM(4)	$23,695	$52,498	2016
Minneapolis-St. Paul, MN	KKMS-AM/KYCR-AM(5)	199,695	176,107	2016
Sacramento, CA	KFIA-AM(4)	108,318	111,772	2016
San Antonio, TX	KSLR-AM(Day site)(4)	43,728	44,155	2017
Los Angeles, CA	KTIE-AM(6)	27,462	28,524	2021
Houston-Galveston, TX	KNTH-AM(4)	45,067	49,368	2023
Philadelphia, PA	WFIL-AM/WNTP-AM(5)	190,375	186,893	2023
Phoenix, AZ	KPXQ-AM(4)	62,593	59,097	2023
Portland, OR	KPDQ-AM(4)	26,539	24,238	2023
Seattle—Tacoma, WA	KLFE-AM(4)	35,048	49,697	2023
Seattle—Tacoma, WA	KNTS-AM(4)	34,999	24,071	2023
San Antonio, TX	KSLR-AM (Night site)(4)	18,027	16,020	2023
San Francisco, CA	KFAX-AM(4)	214,999	208,392	2023
Orlando, FL	WTLN-AM(4)	80,000	80,004	2045

Subtotal		$1,110,545	$1,110,836

Lease with Mr. Atsinger:
San Diego, CA	KPRZ-AM(4)	136,572	144,563	2028

Total		$1,247,117	$1,255,399

(1)	Annual rent calculated as of December 31, 2009.
(2)	Annual rent calculated as of December 31, 2008.
(3)	The expiration date reported for certain facilities represents the expiration date assuming exercise of all lease term extensions at the Company’s option.
(4)	Antenna/Tower Site
(5)	Antenna/Tower/Studio Site
(6)	Office/Studio Site

Rental expense paid by Salem to Messrs. Atsinger and Epperson or trusts or partnerships created for the benefit of their families for 2009 amounted to approximately $1.2 million. Rental expense paid by Salem to Mr. Atsinger or trusts created for the benefit of his family for 2009 amounted to approximately $0.1 million. Rental expense paid by Salem to Messrs. Atsinger and Epperson or trusts or partnerships created for the benefit of their families for 2008 amounted to approximately $1.3 million. Rental expense paid by Salem to Mr. Atsinger or trusts created for the benefit of his family for 2008 amounted to approximately $0.1 million.

Radio Stations Owned by the Eppersons

During 2007, 2008 and 2009, Nancy A. Epperson, the wife of the Chairman of the Board, Stuart W. Epperson, served as an officer, director and stockholder of several radio broadcasting entities as follows:

•

Secretary, Treasurer, and a Director of Truth Broadcasting Corporation, licensee of WDRU-AM, Wake Forest, North Carolina, WTRU-AM, Kernersville, North Carolina, WKEW-AM, Greensboro, North Carolina, WPOL-AM, Winston-Salem, North Carolina, WCRU-AM, Dallas, North Carolina, and WSMX-AM, Winston-Salem, North Carolina. In 2008, Truth Broadcasting Corporation transferred the license for radio station WLVA-AM Lynchburg, Virginia, to Chesapeake- Portsmouth Broadcasting Corporation, an affiliated corporation whose current licenses are described below.

•

President, a Director and 100% stockholder of Chesapeake-Portsmouth Broadcasting Corporation, licensee of WTJZ-AM, Newport News, Virginia, WLES-AM, Bon Air, Virginia, WLVA-AM, Lynchburg, Virginia (received from Truth Broadcasting Corporation in 2008), WPMH-AM, Claremont, Virginia, WBOB-AM, Jacksonville, Florida, and broker of airtime on WRJR-AM, Portsmouth, Virginia. During 2008, Chesapeake-Portsmouth Broadcasting Corporation (“CPBC”) transferred the license to WZNZ-AM, Jacksonville, Florida (currently licensed to Queen of Peace Radio, Inc.) that it operated in 2007 and for a portion of 2008. During 2007, CPBC terminated its relationship as the broker of airtime on WVAB-AM, Virginia Beach, Virginia (currently licensed to Birach Broadcasting Corporation), and WBVA-AM, Bayside, Virginia (currently licensed to Birach Broadcasting Corporation). CPBC is also a 50% member of Northeast Florida Radio, LLC, permittee of BNP20010817AAF (AM), Nassau Village-Ratliff, Florida.

•

President and a Director of Delmarva Educational Association (“DEA”), licensee of noncommercial station WWIP-FM, Cheriton, Virginia. During 2009, DEA assigned the license for noncommercial station WAZP-FM, Cape Charles, Virginia, to Educational Media Corporation.

•	President and a Director of The River Educational Media, Inc., licensee of noncommercial station WCRJ-FM, Jacksonville, Florida and noncommercial station WAYL-FM, St. Augustine, Florida.

The markets in which these radio stations are located are not currently served by stations owned and operated by the Company. Under his employment agreement, Mr. Epperson is required to offer the Company a right of first refusal of opportunities related to our business.

Radio Stations Owned by Mr. Hinz

During 2007, 2008, and 2009, Mr. Hinz, a Salem director, through companies or entities controlled by him, has and continues to operate the following radio stations in Southern California: (a) KLTX-AM, Long Beach, California, and KEZY-AM, San Bernardino, California (which were acquired from the Company in August 2000 and December 2001, respectively); and (b) KSDO-AM, San Diego, California. These radio stations are formatted in Christian Teaching and Talk programming in the Spanish language.

Truth for Life—Mr. Hinz and Mr. Weinberg

Truth for Life is a non-profit organization that is our customer. During 2009, we were paid approximately $2.0 million by Truth for Life. During 2008, we were paid approximately $2.4 million by Truth for Life. Mr. Hinz is an active member of the board of directors of Truth for Life. Mr. Weinberg served on the board of directors of Truth for Life from November 2003 through June 2007.

Split-Dollar Life Insurance

Salem purchased split-dollar life insurance policies for its Chairman and Chief Executive Officer in 1997. The aggregate premiums for these policies were $230,000 in each of the years ended December 31, 2009 and December 31, 2008. We are the owner of the policies and are entitled to recover all of the premiums paid on these policies. Salem records an asset based on the lower of the aggregate premiums paid or insurance case surrender value. As of December 31, 2008, we recorded an asset of $1.9 million. Benefits above and beyond the cumulative premiums paid will accrue to the beneficiary trusts established by each of the Chairman and Chief Executive Officer.

Transportation Services Supplied by Atsinger Aviation

From time to time, Salem rents aircraft from a company that is owned by Edward G. Atsinger III. As approved by the independent members of our board of directors, Salem rents these aircraft on an hourly basis at what we believe are market rates and we use the aircraft for general corporate needs. Total rental expense for these aircraft for 2009 amounted to approximately $135,000. Total rental expense for these aircraft for 2008 amounted to approximately $188,000.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The outstanding notes were issued by Salem Communications Corporation on December 1, 2009 in a private placement to the initial purchasers of the outstanding notes. In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. Subject to the terms and conditions of the registration rights agreement, we agreed, among other matters, to file by June 1, 2010, a registration statement with the SEC for the exchange of the outstanding notes for notes registered under the Securities Act. This prospectus is a part of the registration statement we filed to satisfy that obligation. We also agreed to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC not later than December 2, 2010. We also agreed that, once such registration statement became effective, we would promptly commence the exchange offer. The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer; Expiration Time

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes that are validly tendered at or before the expiration time and are not properly withdrawn as permitted below. The expiration time for the exchange offer is 5:00 p.m., New York City time, on Monday, March 8, 2010, or such later date and time to which we, in our sole discretion, extend the exchange offer.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration time;

•	if any one of the conditions set forth below under “—Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

•	to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination, or amendment as promptly as practicable, with written confirmation of any oral notice to be given promptly thereafter, by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time. The notice of extension will disclose the aggregate principal amount of the outstanding notes that have been tendered as of the date of such notice.

In the event of any material change in the terms of the offer, we will extend the offering period if necessary so that at least five business days remain in the offering period following notice of the material change.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless properly withdrawn.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

How to Tender Outstanding Notes for Exchange

Only a record holder of outstanding notes may tender in the exchange offer. When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who desires to tender outstanding notes for exchange must, at or prior to the expiration time:

•

transmit a properly completed and duly executed letter of transmittal, the outstanding notes being tendered and all other documents required by such letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., the exchange agent, at the address set forth below under the heading “—The Exchange Agent”; or

•

if outstanding notes are tendered pursuant to the book-entry procedures set forth below, an agent’s message must be transmitted by The Depository Trust Company (“DTC”), to the exchange agent at the address set forth below under the heading “—The Exchange Agent,” and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the agent’s message; or

•

if time will not permit the required documentation to reach the exchange agent before the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

The term “agent’s message” means a message that:

•	is transmitted by DTC;

•	is received by the exchange agent and forms a part of a book-entry transfer

•

states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

•	states that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letter of transmittal or agent’s message, and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•

for the account of a recognized member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, such as a firm which is a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), a commercial bank or trust company having an office or correspondent in the United States, or certain other eligible institutions as that term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934 (the “Exchange Act”), each of the foregoing being referred to herein as an “eligible institution.”

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the person who signed the letter of transmittal, the outstanding notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder’s signature guaranteed by an eligible institution.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal, any outstanding notes, any notice of withdrawal or any instruments of transfer such persons should so indicate when signing, and must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), and acceptance of outstanding notes tendered for exchange and all other required documents. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note not validly tendered

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful;

•	waive any defects or irregularities or conditions of the exchange offer as to all or any particular outstanding notes, either before or after the expiration time; and

•	determine the eligibility of any holder who seeks to tender outstanding notes in the exchange offer

Our determinations, either before or after the expiration time, under and of the terms and conditions of, the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any outstanding notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all outstanding notes. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to exchange your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to exchange on your behalf.

WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO EXCHANGE OR REFRAIN FROM EXCHANGING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO EXCHANGE THEIR OUTSTANDING NOTES PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO EXCHANGE, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

Any financial institution that is a participant in DTC’s system must make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer.

The confirmation of such book-entry transfer will include an agent’s message or a validly completed and executed letter of transmittal. The letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” at or prior to the expiration time of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit such holder’s outstanding notes or other required documents to reach the exchange agent at or before the expiration time, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•

at or prior to the expiration time, the exchange agent receives from an eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail, or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, will be transmitted to the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery must be received at or prior to the expiration time.

Withdrawal Rights

You may withdraw tenders of your outstanding notes at any time at or prior to the expiration time.

For a withdrawal to be effective, a written notice of withdrawal, by facsimile or by mail, must be received by the exchange agent, at the address set forth below under “—The Exchange Agent,” at or prior to the expiration time. Any such notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;

•

where certificates for outstanding notes were transmitted, specify the name in which such outstanding notes are registered, if different from that of the withdrawing holder, and the serial numbers of the particular certificates to be withdrawn

•

where outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC; and

•

bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such outstanding notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

We will determine all questions as to the validity, form, and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under “—How to Tender Outstanding Notes for Exchange” above at any time at or prior to the expiration time.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

All of the conditions to the exchange offer must be satisfied or waived at or prior to the expiration of the exchange offer. Promptly following the expiration time, we will accept for exchange all outstanding notes validly tendered and not properly withdrawn as of such date. We will promptly issue exchange notes for all validly tendered outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes for exchange when, as, and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note, the issuance of which is registered under the Securities Act, having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Registered holders of exchange notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the outstanding notes, or if no interest has been paid, from the original issue date of the outstanding notes. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

If we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC promptly after the withdrawal, rejection of tender or termination of the exchange offer, as applicable.

Conditions to the Exchange Offer

The exchange offer is not conditioned upon the tender of any minimum principal amount of outstanding notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by oral or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following circumstances or events occur and are not waived:

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that we determine in good faith might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•

any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended; or

•

any law, rule or regulation is enacted, adopted, proposed, enforced, or interpreted that we determine in good faith might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the contemplated benefits of the exchange offer.

The condition that none of the foregoing circumstances or events have occurred is for the sole benefit of the Company and may be asserted by it in its sole discretion, regardless of the circumstances giving rise to such circumstances or events, and the occurrence of any circumstance or event may be waived by the Company, in whole or in part, in its sole discretion, whether or not any other circumstance or event is also waived. The Company has not made a decision as to what circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by the Company concerning the circumstances or events described in this section shall be final and binding upon all holders of the outstanding notes. The rights of the Company hereunder will be deemed an ongoing right which may be asserted at any time and from time to time by the Company prior to the expiration time.

Accounting Treatment

For accounting purposes, we will not recognize gain or loss upon the issuance of the exchange notes for outstanding notes. We will amortize expenses incurred in connection with the issuance of the exchange notes over the term of the exchange notes.

Fees and Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	all registration and filing fees and expenses (including filings made by any initial purchaser of the outstanding notes or holder with the Financial Industry Regulatory Authority, Inc.;

•	all fees and expenses of compliance with federal securities and state securities or blue sky laws;

•	printing, messenger, delivery and telephone fees;

•	our accounting and legal fees and disbursements;

•	our guarantors’ accounting and legal fees and disbursements;

•	fees of the exchange agent and trustee;

•	legal fees of counsel for the holders of the outstanding notes, subject to certain limitations; and

•	related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance with respect to the procedures for the exchange offer, requests for additional copies of this prospectus or the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at the address below:

Deliver to:

By Mail, by Courier, or by Hand:

The Bank of New York Mellon

Corporate Trust Operations

Reorganization Unit

101 Barclay Street – 7 East

New York, New York 10286

Attention: Randolph Holder

By Facsimile Transmission (for eligible institutions only):	Confirm Facsimile Transmission
(212) 298-1915	(212) 815-5098

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless the transfer is registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Unless obligated to file a shelf registration statement pursuant to the registration rights agreement, we do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the outstanding notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.

Holders of the exchange notes and any outstanding notes that remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the notes have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued in the exchange offer may be offered for sale, resold, or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold, or otherwise transferred by holders of those exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act and as interpreted by the SEC;

•	the holder has no arrangement or understanding with any person to participate, and is not participating, in the distribution of the exchange notes within the meaning of the Securities Act;

•	the exchange notes issued in the exchange offer are acquired in the ordinary course of the holder’s business;

•	the holder is not holding outstanding notes that have, or that are reasonably likely to have, the status of an unsold allotment in the initial offering of the outstanding notes;

•	if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes; and

•	if such a holder is a broker-dealer, such broker-dealer will receive the exchange notes for its own account in exchange for outstanding notes and that:

•	such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•

it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of exchange notes, and will comply with the applicable provisions of the Securities Act with respect to resale of any exchange notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of outstanding notes) by delivery of the prospectus relating to the exchange offer). See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

However, because the SEC has not considered the exchange offer for the outstanding notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to the exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Any holder that is an affiliate of ours or that tenders outstanding notes in the exchange offer for the purpose of participating in a distribution:

•

may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We currently do not intend to register or qualify the sale of the exchange notes in any state.

Filing of Registration Statements

Under the registration rights agreement we agreed, among other matters, that if:

•	due to any change in applicable law or policy of the SEC staff, we are not permitted to conduct the exchange offer as contemplated by the registration rights agreement;

•	for any reason, the exchange offer is not consummated by December 2, 2010; or

•	any holder of Transfer Restricted Securities (as defined in the registration rights agreement):

•	notifies us that it is prohibited by applicable law or policy of the SEC staff from participating in the exchange offer;

•	notifies us that it may not resell the exchange notes to the public without delivering a prospectus and that this prospectus is not permitted or available for use in such resales by such holder; or

•	is a broker-dealer and holds the outstanding notes acquired directly from us or one of our affiliates;

then, upon such holder’s notification and request, we will file with the SEC a shelf registration statement to cover resales of the outstanding notes by the holders of the outstanding notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

If obligated to file the shelf registration statement, we will as promptly as practicable file the shelf registration statement with the SEC and use commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC on or prior to 45 days after such obligation arises.

If the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of outstanding notes during the periods specified in the registration rights agreement, then we will pay additional interest as described below to each holder of Transfer Restricted Securities on the terms provided in the registration rights agreement.

Although we intend, if required, to file the shelf registration statement, we cannot assure you that the shelf registration statement will be filed or, if filed, that it will become or remain effective.

Additional Interest

The registration rights agreement provides that in the event any of the following events occur, each referred to herein as a “registration default,” we will pay additional interest on any Transfer Restricted Securities:

•

neither the registration statement relating to the exchange offer nor a shelf registration statement has been filed with the SEC on or prior to the dates specified in the registration rights agreement;

•	neither the exchange offer registration statement nor the shelf registration statement is declared effective by the SEC on or prior to the dates specified in the registration rights agreement;

•	the exchange offer has not been consummated by on or before December 2, 2010; or

•	any registration statement required by the registration rights agreement is filed and declared effective but thereafter ceases to be effective or becomes unusable.

The additional interest will accrue on the Transfer Restricted Securities at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any of the above listed events and shall increase by 0.25% per annum at the end of each subsequent 90-day period, up to a maximum rate of 1.00% per annum.

The foregoing descriptions are summaries of certain provisions of the registration rights agreement, including those provisions relating to additional interest. They do not restate the registration rights agreement in its entirety. We urge you to read the registration rights agreement, which is an exhibit to the registration statement of which this prospectus forms a part and can also be obtained from us. See “Where You Can Find More Information.”

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility and Term Loans

As of December 1, 2009, we entered into the senior credit facility, which is a revolving credit facility (“Revolver”) with approximately $15.0 million outstanding and an additional $15.0 million available. On December 1, 2009, we repaid in full and terminated our Term Loan B and Term Loan C under Salem Holding’s prior credit facility.

Senior Secured Second Lien Notes

As of December 1, 2009, we had $300.0 million of outstanding notes. The outstanding notes contain certain restrictive covenants, including a limitation on additional indebtedness and a limitation on restricted payments. Under the limitation on additional indebtedness, we are permitted to incur specified categories of indebtedness but are prohibited, aside from those exceptions, from incurring further indebtedness if we do not satisfy either a leverage condition or an interest coverage condition. Exceptions to this limitation include new borrowings of up to $30.0 million under bank credit facilities, non-recourse purchase money indebtedness (subject to available borrowing sources) and indebtedness incurred for the purpose of refinancing or repaying existing indebtedness. Under the limitation on restricted payments, we are prohibited from making restricted payments if we do not satisfy either the leverage condition or interest coverage condition.

DESCRIPTION OF EXCHANGE NOTES

The exchange notes offered hereby are to be issued as “Exchange Notes” in exchange for outstanding notes (the “Outstanding Notes”) under an indenture (as may be amended from time to time, the “Indenture”), dated as of December 1, 2009, among Salem Communications Corporation, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) relating to the 9.625% senior secured second lien notes due 2016 (the “Notes”) issued thereunder. The Exchange Notes will be obligations of Salem Communications Corporation and the Guarantors. The statements under this caption relating to the Indenture, the Notes, the Intercreditor Agreement and the Security Documents are summaries and are not a complete description thereof, and where reference is made to particular provisions, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture, the Notes, the Intercreditor Agreement and the Security Documents. The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” As used in this “Description of Exchange Notes,” the term “Salem” refers to Salem Communications Corporation and any of its Subsidiaries. References to the “Company,” “we,” “us,” or “our” in this “Description of Exchange Notes” refer to Salem Communications Corporation, without its subsidiaries. Certain terms used in the following description are defined under “—Certain Definitions” below.

The terms of the Exchange Notes are substantially identical to the terms of the Outstanding Notes in all material respects, including interest rates and maturity, except that the Exchange Notes (i) will not contain transfer restrictions and registration rights that relate to the Outstanding Notes, and (ii) will not contain provisions relating to the payment of additional interest to be paid to the Holders of Outstanding Notes under circumstances related to the registration of the Outstanding Notes.

The Outstanding Notes and the Exchange Notes will constitute a single class of securities under the Indenture and therefore will vote together as a single class for purposes of determining whether holders of the requisite percentage in principal amount thereof have taken actions or exercised rights they are entitled to take or exercise under the Indenture.

The following is a summary of the material provisions of the Indenture, the Intercreditor Agreement and the Security Documents. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary does not purport to be complete and is qualified in its entirety by reference to the Indenture, the Intercreditor Agreement and the Security Documents. You are referred to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture the Intercreditor Agreement and the Security Documents have been filed with the SEC and are available on EDGAR. We urge you to read these documents carefully because they, and not the following description, govern your rights as a Holder of the Notes.

General

On the Issue Date, the Company issued Notes in an aggregate principal amount of $300,000,000. The Company may issue additional notes under the Indenture (the “Additional Notes”), subject to the limitations described below under the covenant “Limitation on Incurrence of Debt” and “Limitation on Liens” (including the “Permitted Additional Pari Passu Obligations” definition). The Outstanding Notes, the Exchange Notes and any Additional Notes subsequently issued under the Indenture are treated as a single class for all purposes of the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and, except as otherwise specified herein, all references to the “Notes” include any Outstanding Notes, Additional Notes and Exchange Notes. Any Additional Notes will be secured, equally and ratably with the Outstanding Notes and the Exchange Notes, by the Liens on the Collateral described below under the caption “—Security.”

Interest on the Notes is payable at a rate of 9.625% per annum. Interest on the Notes is payable semi-annually in cash in arrears on June 15 and December 15 of each year, commencing on June 15, 2010. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding June 1 and December 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest is calculated based on a 360 day year consisting of 12 months of 30 days.

Principal of and premium, if any, and interest on the Notes is payable, and the Notes are transferable, at the office or agency of the Company maintained for such purposes, which, currently is the corporate trust office of the Trustee or an agent thereof; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The Notes are issued only in fully registered form without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Guarantees

The Notes and the Company’s Obligations under the Indenture are guaranteed (the “Note Guarantees”), on a joint and several basis, by the Guarantors. As of the Issue Date, each of our domestic subsidiaries was a Guarantor. The Note Guarantees are senior secured obligations of each Guarantor, rank equal with all existing and future senior Debt of such Guarantor and are senior to all subordinated Debt of such Guarantor. The obligations of a Guarantor under its Note Guarantee are limited to the maximum amount as will result in the obligations of such Guarantor under the Note Guarantee not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law. This provision may not be effective to protect the Note Guarantees from being voided under fraudulent transfer law, or may eliminate the Guarantor’s obligations or reduce such obligations to an amount that effectively makes the Guarantee worthless. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees. The Note Guarantees are secured by Liens on the Collateral described below under “—Security.”

As of the Issue Date, all of our Subsidiaries were “Restricted Subsidiaries”. Under the circumstances described below under the subheading “—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries,” any of our Subsidiaries may be designated as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture and do not guarantee the Notes. Claims of creditors of non-guarantor Subsidiaries, including trade creditors, and claims of minority stockholders (other than the Company and the Guarantors) of those subsidiaries will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company and the Guarantors, including holders of the Notes.

The Indenture provides that the Note Guarantee of a Guarantor will be automatically and unconditionally released:

(a) in the event of a sale or other transfer (including by way of consolidation or merger) of Capital Interests in such Guarantor in compliance with the terms of the Indenture following which such Guarantor ceases to be a Subsidiary;

(b) upon the designation of such Guarantor as an Unrestricted Subsidiary in compliance with the provisions described under the subheading “—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries”; or

(c) in connection with a legal defeasance or covenant defeasance of the Indenture or upon satisfaction and discharge of the Indenture.

Upon any release of a Guarantor from its Note Guarantee, such Guarantor will also be automatically and unconditionally released from its obligations under the Security Documents.

Ranking

Ranking of the Notes

The Notes are secured obligations of the Company and rank:

•	equally in right of payment with all existing and future senior Debt of the Company;

•	senior in right of payment to all existing and future subordinated Debt of the Company;

•

effectively junior to any obligations of the Company that are secured by a Lien on the Collateral that is senior or prior to the Second Priority Liens, including the First Priority Liens securing obligations under the Credit Agreement referred to below, and potentially any Permitted Liens; and

•	structurally junior to any Debt or Obligations of any non-Guarantor Subsidiaries.

The Notes and the obligations under the Indenture are secured by second-priority security interests in the Collateral (subject as to priority and otherwise to certain exceptions and Permitted Liens). As a result, the Notes and the obligations under the Indenture are effectively (a) junior to any Debt of the Company and the Guarantors which either is (i) secured by the First Priority Liens or (ii) secured by assets which are not part of the Collateral securing the Notes, in each case, to the extent of the value of such assets and (b) equal in rank with any Permitted Additional Pari Passu Obligations. The Debt Incurred under the Credit Agreement is secured by a first-priority security interest in the Collateral. Accordingly, while the Notes rank equally in right of payment with the Debt Incurred under the Credit Agreement and all other liabilities not expressly subordinated by their terms to the Notes, the Notes are effectively subordinated to the Debt outstanding under the Credit Agreement, to the extent of the value of the Collateral.

At December 1, 2009, the Company and its Subsidiaries had approximately $315 million of senior Debt on a consolidated basis, approximately $15 million of which was under the Credit Agreement ranking effectively senior to the extent of the value of the collateral securing the Credit Agreement. In addition, the Company had approximately $15 million of availability under the Credit Agreement.

Ranking of the Note Guarantees

Each Note Guarantee is a senior secured obligation of the Guarantors. As such each Note Guarantee ranks:

•	equally in right of payment with all existing and future senior Debt of the Guarantors;

•	senior in right of payment to all existing and future subordinated Debt of the Guarantors, if any;

•

effectively junior to any obligations of such Guarantor that are secured by a Lien on the Collateral that is senior or prior to the Second Priority Liens securing the Guarantees, including the First Priority Liens securing obligations of the Guarantors under the Credit Agreement, and potentially any Permitted Liens; and

•	structurally junior to any Debt or Obligations of any non-Guarantor Subsidiaries.

Sinking Fund

There are no mandatory sinking fund payment obligations with respect to the Notes.

Security

General

The Notes and the company’s Obligations under the Indenture are secured by Second Priority Liens granted by the Company, the existing Guarantors and any future Guarantor on substantially all of the assets of Company and the Guarantors (whether now owned or hereafter arising or acquired), subject to certain exceptions, Permitted Liens and encumbrances described in the Indenture and the Security Documents.

In the security and pledge agreements, the Company and the Guarantors, subject to certain exceptions, have granted security interests in (collectively, excluding the Excluded Property, the “Collateral”):

(a) all present and future shares of Capital Interests of (or other ownership or profit interests in) each of Borrower’s present and future direct and indirect subsidiaries, held by the Company or a Guarantor;

(b) all present and future intercompany debt owed to the Company or any Guarantor;

(c) all of the present and future property and assets, real and personal, of the Company and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, bank accounts, general intangibles (other than FCC Licenses), financial assets, investment property, license rights, patents, trademarks, trade names, copyrights, other intellectual property, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash;

(d) all FCC Licenses except to the extent (but only to the extent) and for so long as that at such time the Collateral Agent may not validly possess a security interest directly in the FCC License pursuant to applicable Federal law, including the Communications Act of 1934, as amended, and the rules, regulations and policies promulgated thereunder, as in effect at such time, but the Collateral will include at all times all proceeds incident or appurtenant to the FCC Licenses and all proceeds of the FCC Licenses, and the right to receive all monies, consideration and proceeds derived from or in connection with the sale, assignment, transfer, or other disposition of the FCC Licenses; and

(e) all proceeds and products of the property and assets described in clauses (a), (b), (c) and (d) above.

The Indenture and the Security Documents exclude certain property from the Collateral (the “Excluded Property”), including:

(a) any rights or interest in any lease, contract, license or license agreement covering personal property or Real Property of the Company or any Guarantor, so long as under the terms of such lease, contract, license or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein to Collateral Agent is prohibited (or would render such lease, contract, license or license agreement cancelled, invalid or unenforceable) and such prohibition has not been or is not waived or the consent of the other party to such lease, contract, license or license agreement has not been or is not otherwise obtained; provided, that, this exclusion shall in no way be construed to apply if any such prohibition is unenforceable under the UCC or other applicable law or so as to limit, impair or otherwise affect Collateral Agent’s unconditional continuing security interests in and liens upon any rights or interests of the Company or Guarantors in or to monies due or to become due to the Company or Guarantor under any such lease, contract, license or license agreement (including any receivables),

(b) any shares entitled to vote (within the meaning of Treasury Regulation Section 1.956-2) of any direct or indirect Subsidiary of the Company that is a “controlled foreign corporation” in excess of sixty-six (66%) percent of all of the issued and outstanding Capital Interests in such Subsidiary,

(c) any Capital Interests of any Subsidiary of the Company to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Exchange Act, due to the fact that such Subsidiary’s Capital Interests secures the Notes or Note Guarantees, to file separate financial statements with the Securities and Exchange Commission (or any other governmental agency),

(d) any (i) individual parcel of leased real property, or (ii) individual parcel of owned real property of the Company or any Guarantor having an appraised fair market value of less than $2,000,000, and

(e) any FCC License to the extent excluded pursuant to clause (d) of the preceding paragraph.

The Company was required to perfect on the Issue Date the security interests in the Collateral to the extent they could be perfected by the filing of UCC1 financing statements or the delivery of certificates representing Capital Interests or notes representing intercompany debt. To the extent any such security interest could not be perfected by such filing or delivery, the Company is required to use commercially reasonable efforts to have all security interests that are required by the Security Documents to be in place perfected as soon as practicable following the Issue Date, but in any event no later than May 30, 2010, except to the extent any such security interest cannot be perfected with commercially reasonable efforts or to the extent the Security Documents do not require perfection of the security interest. If the Company, or any Guarantor, were to become subject to a bankruptcy proceeding, any Liens recorded or perfected after the Issue Date would face a greater risk of being invalidated than if they had been recorded or perfected on the Issue Date.

Subject to the foregoing, if property that is intended to be Collateral is acquired by the Company or a Guarantor (including property of a Person that becomes a new Guarantor) that is not automatically subject to a perfected security interest under the Security Documents, then the Company or such Guarantor will provide a Second-Priority Lien over such property (or, in the case of a new Guarantor, such of its property) in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof, all as and to the extent required by the Indenture or the Security Documents.

As set out in more detail below, upon an enforcement event or Insolvency or Liquidation Proceeding, proceeds from the Collateral will be applied first to satisfy First Lien Obligations and then ratably to satisfy obligations under the Notes and any Permitted Additional Pari Passu Obligations. In addition, the Indenture will permit the Company and the Guarantors to create additional Liens under specified circumstances. See the definition of “Permitted Liens.”

The Collateral has been pledged to (1) the administrative agent under the Credit Agreement (together with any successor, the “First Lien Agent”), on a first-priority basis, for the benefit of the First Lien Secured Parties to secure the First Lien Obligations and (2) the Collateral Agent, on a second-priority basis, for the benefit of the Trustee and the Holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations to secure the Second Lien Obligations. The Second Lien Obligations constitute claims separate and apart from (and of a different class from) the First Lien Obligations. The Second Priority Liens are junior and subordinate to the First Priority Liens.

Control over Collateral and Enforcement of Liens

The Security Documents provide that, prior to the Discharge of First Lien Obligations, the First Lien Agent will have the sole power to exercise remedies against the Collateral (subject to the right of the Collateral Agent and the Holders of Second Lien Obligations to take limited protective measures with respect to the Second Priority Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Collateral.

Proceeds realized by the First Lien Agent or the Collateral Agent from the Collateral (including proceeds of Collateral in an Insolvency or Liquidation Proceeding) will be applied:

•	first, to amounts owing to the holders of the First Lien Obligations until the Discharge of First Lien Obligations;

•

second, to amounts owing to the Collateral Agent in its capacity as such in accordance with the terms of the Security Documents, to amounts owing to the Trustee in its capacity as such in accordance with the terms of the Indenture

•	third, to amounts owing to any representative for Permitted Additional Pari Passu Obligations in its capacity as such in accordance with the terms of such Permitted Additional Pari Passu Obligations;

•	fourth, ratably to amounts owing to the holders of Second Lien Obligations in accordance with the terms of the Security Documents and the Indenture; and

•	fifth, to the Company and/or other persons entitled thereto.

None of the Collateral has been appraised in connection with the offering of the Notes. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, our ability to implement our business strategy, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay our obligations under the Notes. In addition, the fact that the First Lien Lenders will receive proceeds from enforcement of the Collateral before Holders of the Notes, that other Persons may have first-priority Liens in respect of Collateral subject to Permitted Liens and that the Second Priority Lien held by the Collateral Agent will secure any Permitted Additional Pari Passu Obligations in addition to the Obligations under the Notes and the Indenture could have a material adverse effect on the amount that Holders of the Notes would receive upon a sale or other disposition of the Collateral. Accordingly, there can be no assurance that proceeds of any sale of the Collateral pursuant to the Indenture and the related Security Documents following an Event of Default will be sufficient to satisfy, or will not be substantially less than, amounts due under the Notes. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

If the proceeds from a sale or other disposition of the Collateral are not sufficient to repay all amounts due on the Notes, the Holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) will have only an unsecured claim against the remaining assets of the Company and the Guarantors.

To the extent that Liens (including Permitted Liens), rights or easements granted to third parties encumber assets located on property owned by the Company or the Guarantors, including the Collateral, such third parties may exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral and the ability of the Collateral Agent, the Trustee or the Holders of the Notes to realize or foreclose on Collateral.

Certain Bankruptcy Limitations

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default will be significantly impaired by bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company or any Guarantor prior to the Collateral Agent’s having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at any time during a bankruptcy case or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of such creditor’s interest in the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders of the Notes will hold secured claims only to the extent of the value of the Collateral to which the Holders of the Notes are entitled, and unsecured claims with respect to such shortfall.

Release of Liens

The Security Documents and the Indenture provide that the Second Priority Liens securing the Note Guarantee of any Guarantor will be automatically released when such Guarantor’s Note Guarantee is released in accordance with the terms of the Indenture. In addition, the Second Priority Liens securing the Obligations under the Notes and the Indenture will be released (a) in whole, upon a legal defeasance or a covenant defeasance of the Notes as set forth below under “—Legal Defeasance and Covenant Defeasance,” (b) in whole, upon satisfaction and discharge of the Indenture, (c), in whole, upon payment in full of principal, interest and all other Obligations on the Notes issued under the Indenture, (d) in whole or in part, with the consent of the requisite Holders of the Notes in accordance with the provisions under “—Amendment, Supplement and Waiver,” including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes, (e) in part, as to any asset constituting Collateral (A) that is sold or otherwise disposed of by the Company or any of the Guarantors in a transaction permitted by “—Certain Covenants—Limitation on Asset Sales” and by the Security Documents (to the extent of the interest sold or disposed of) or otherwise permitted by the Indenture and the Security Documents, if all other Liens on that asset securing the First Lien Obligations and any Permitted Additional Pari Passu Obligations then secured by that asset (including all commitments thereunder) are released, (B) that is cash withdrawn from deposit accounts for any purpose not prohibited under the Indenture or the Security Documents (C) that is a Capital Interest of a Subsidiary of the Company to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act, due to the fact that such Subsidiary’s Capital Interest secures the Notes or Guarantees, to file separate financial statements with the Securities and Exchange Commission (or any other governmental agency), (D) that is used to make a Restricted Payment or Permitted Investment permitted by the Indenture, (E) that becomes Excluded Property, or (F) that is otherwise released in accordance with, and as expressly provided for in accordance with, the Indenture and the Security Documents.

The Company must deliver an Officers’ Certificate to the Collateral Agent within 30 calendar days following the end of each six-month period beginning on each interest payment date, to the effect that all such releases and withdrawals during the preceding six-month period (or since the Issue Date, in the case of the first such Officers’ Certificate) as described in clause (d) of the preceding paragraph, were not prohibited by the Indenture.

To the extent applicable, the Company will comply with Section 313(b) of the TIA, relating to reports, and, following qualification of the Indenture under the TIA (if required), Section 314(d) of the TIA, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the Notes. Any certificate or opinion required by Section 314(d) of the TIA may be made by an officer of the Company except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. In every instance that the Trustee or the Collateral Agent is asked to acknowledge a release, the Company shall deliver an opinion and Officer’s Certificate stating that all conditions to the release in the Indenture, the Security Documents and the Intercreditor Agreement have been satisfied.

Intercreditor Agreement

The Company, the Guarantors, the Collateral Agent and the First Lien Agent have entered into the Intercreditor Agreement, which established the second-priority status of the Second Priority Liens relative to the First Priority Liens. In addition to the provisions described above with respect to control of remedies, release of Collateral and amendments to the Security Documents, the Intercreditor Agreement also imposes certain other restrictions and agreements, including the restrictions and agreements described below.

•

Pursuant to the Intercreditor Agreement, the Collateral Agent, the Trustee, the Holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations agree that the First Lien Agent and the other First Lien Secured Parties have no fiduciary duties to them in respect of the maintenance or preservation of the Collateral. The First Lien Agent agrees in the Intercreditor Agreement to hold, until the Discharge of First Lien Obligations, certain possessory collateral also for the benefit of the Trustee, the Collateral Agent and the holders of the Second Lien Obligations. In addition, the Collateral Agent, the Trustee and the Holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations waive any claim against the First Lien Agent and the First Lien Lenders in connection with any actions they may take under the Credit Agreement or with respect to the Collateral. They further waive any right to assert, or request the benefit of, any marshalling or similar rights that may otherwise be available to them.

•

The Intercreditor Agreement provides for the right of the Collateral Agent and the holders of Second Lien Obligations to exercise rights and remedies as unsecured creditors against the Company or any Guarantor, subject to certain terms, conditions, waivers and limitations as more fully set forth in the Intercreditor Agreement.

•

Pursuant to the Intercreditor Agreement, the Collateral Agent and the Trustee, for itself and on behalf of the Holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations, irrevocably constitute and appoint the First Lien Agent and any officer or agent of the First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place of the Trustee, Collateral Agent, Holder of the Notes, holders of any Permitted Additional Pari Passu Obligations or in the First Lien Agent’s own name, from time to time in the First Lien Agent’s discretion, for the purpose of carrying out the terms of certain sections of the Intercreditor Agreement (including those relating to the release of the Second Priority Liens as permitted thereby, including releases upon sales due to enforcement of remedies or otherwise provided for in the Intercreditor Agreement), to take any and all appropriate action and to execute any and all releases, documents and instruments which may be necessary or desirable to accomplish the purposes of such section of the Intercreditor Agreement, including any financing statements, mortgage releases, intellectual property releases, endorsements or other instruments or transfer or release of such liens.

•

Notwithstanding the time, manner, order or method of grant, creation, attachment or perfection of any First Priority Liens or Second Priority Liens, the First Priority Liens rank senior to any Second Priority Liens on the Collateral. The Collateral for the First Priority Liens, the Second Priority Liens and the Permitted Additional Pari Passu Obligations will at all times be the same, provided that the Excluded Property identified in clause (c) of the definition of Excluded Property may secure the First Lien Obligations.

•

The Trustee, the Collateral Agent, the Holders and the holders of any Permitted Additional Pari Passu Obligations agree that (i) in certain circumstances the holders under the Credit Agreement are required by the terms thereof to be repaid with proceeds of dispositions of Collateral prior to repayment of the Indenture (subject to certain reinvestment provisions) and (ii) they will not accept payments from such dispositions of Collateral until applied to repayment of the Credit Agreement as so required. The Trustee, the Collateral Agent, the Holders and the holders of any Permitted Additional Pari Passu Obligations agree that if they receive payments at any time from the Collateral in contravention of the Intercreditor Agreement, they will promptly turn such payments over to First Lien Obligation holders (through the First Lien Agent).

In addition, if the Company or any Guarantor is subject to any Insolvency or Liquidation Proceeding, the Trustee, the Collateral Agent, the Holders and the holders of any Permitted Additional Pari Passu Obligations agree that:

•	they will not object to or otherwise contest (and, as necessary, will consent to) the Company’s or such Guarantor’s use of cash collateral if the First Lien Obligation holders consent to such usage;

•

they shall not seek or require the Company or any Guarantor to provide any adequate protection, or accept any such adequate protection, for Second Lien Obligations except that if, in connection with the use of Collateral constituting cash collateral by the Company and the Guarantors or debtor-in-possession (“DIP”) financing provided to the Company and the Guarantors, the First Lien Obligation holders are granted adequate protection in the form of additional collateral, then the Trustee may seek or request adequate protection in the form of a replacement or additional Lien on such additional collateral and the First Lien Obligation holders will not object to or otherwise contest (and, as necessary will consent to) such adequate protection, so long as all such replacement or additional Liens are fully junior and subordinate both to the Liens securing the First Lien Obligations (and are subject to the terms of the Intercreditor Agreement) and to the Liens securing the DIP financing;

•

if the First Lien Obligation holders consent to a DIP financing, the Trustee and the holders of the Second Lien Obligations will be deemed to have consented to, and will not object to, such DIP financing and to the priming of their Liens in connection therewith in the event that the Liens in favor of the First Lien Obligation holders are primed in connection with such DIP financing (provided that the aggregate principal amount of the DIP financing, plus the aggregate principal amount of First Lien Obligations, does not exceed the sum of (i) the amount permitted under clause (1) of the definition of “Permitted Debt” plus (ii) $15.0 million);

•

prior to the Discharge of First Lien Obligations, without the prior written consent of the First Lien Agent and the required First Lien Lenders, they will not seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding; provided that the Trustee may seek or request adequate protection (i) in the form of a replacement or additional Lien and the First Lien Obligation holders will not object to or otherwise contest (and, as necessary will consent to) such adequate protection, so long as all such replacement or additional Liens are fully junior and subordinate to the Liens securing the First Lien Obligations (and are subject to the terms of the Intercreditor Agreement) or (ii) if a motion for adequate protection by the First Lien Agent or any holder of First Lien Obligations has been denied by the bankruptcy court;

•

they will not oppose any sale or other disposition of the Collateral consented to by the First Lien Obligation holders and shall be deemed to have consented to and released the Liens securing the Second Lien Obligations (provided that (x) the Liens securing the First Lien Obligations are simultaneously being released and (y) the net proceeds of such sale or other disposition of the Collateral are being used to repay First Lien Obligations);

•

none of the Trustee, the Collateral Agent nor any holder of any Second Lien Obligations may support any plan of reorganization in any Insolvency or Liquidation Proceeding unless such plan (i) pays off in cash in full the First Lien Obligations or (ii) is otherwise accepted by the class of holders of the First Lien Obligations voting thereon;

•

until the Discharge of First Lien Obligations, neither the Trustee nor the Collateral Agent, on behalf of itself and the Holders of the Notes or the holders of any Permitted Additional Pari Passu Obligations, will assert or support any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Liens securing the First Lien Obligations for costs and expenses of preserving or disposing of any Collateral (provided that this clause will not preclude the Trustee, the Collateral, the Holders of the Notes or the holders of any Permitted Additional Pari Passu Obligations from supporting a plan of reorganization permitted by the preceding bullet point); and

•	the Trustee, the Collateral Agent and the holders of Second Lien Obligations acknowledge that holders of First Lien Obligations may have rights under Section 1111(b)(2) of the Bankruptcy Code.

No Impairment of the Security Interests

Neither the Company nor any of the Guarantors are permitted to take any action, or knowingly or negligently omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes.

Further Assurances

Subject to the limitations described above under “—General”, the Security Documents and the Indenture provide that the Company and the Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the Second Priority Lien in the Collateral granted to the Collateral Agent and the priority thereof, and to otherwise effectuate the provisions or purposes of the Indenture and the Security Documents.

Optional Redemption

The Notes may be redeemed, in whole or in part, at any time prior to December 15, 2013, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In addition, the Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after December 15, 2013, upon not less than 30 nor more than 60 days’ notice at the redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date), if redeemed during the 12-month period beginning on December 15 of the years indicated:

Year	Redemption Price
2013	104.813%
2014	102.406%
2015 and thereafter	100.00%

In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraphs, prior to December 15, 2012, the Company may, with the net proceeds of one or more Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Notes (including Additional Notes) at a redemption price equal to 109.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the principal amount of Notes then outstanding (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Company or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Equity Offering.

In addition, prior to December 15, 2013, the Company may redeem up to an aggregate $30 million of the Notes in any 12-month period, in connection with up to two redemptions in such 12-month period, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

If less than all of the Notes are to be redeemed, the Trustee will select the Notes or portions thereof to be redeemed by lot, pro rata or by any other method the Trustee shall deem fair and appropriate (subject to the Depository Trust Company’s procedures as applicable).

No Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail (and, to the extent permitted by applicable procedures or regulations, electronically) at least 30 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

The Company may at any time, and from time to time, purchase Notes in the open market or otherwise subject to compliance with applicable securities laws.

Change of Control

Upon the occurrence of a Change of Control, the Company will make an Offer to Purchase all of the outstanding Notes at a purchase price (the “Purchase Price”) in cash equal to 101% of the principal amount tendered, together with accrued interest, if any, to but not including the Purchase Date. For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 30 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Company commences an Offer to Purchase all outstanding Notes at the Purchase Price and (ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase.

The phrase “all or substantially all,” as used in the definition of “Change of Control,” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the Notes elected to exercise their rights under the Indenture and the Company elects to contest such election, there could be no assurance how a court interpreting New York law would interpret such phrase. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an Offer to Purchase the Notes as described above. In addition, under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” that would trigger a Holder’s right to require the Company to make an Offer to Purchase the Notes as described above.

The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of the Company or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified in such definition. The definition of Change of Control may be amended or modified with the written consent of a majority in aggregate principal amount of outstanding Notes. See “—Amendment, Supplement and Waiver.”

The Company is required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws or regulations in connection with any Offer to Purchase as described above and no Default or Event of Default shall be deemed to have occurred as a result of such compliance.

The Company is not required to make an Offer to Purchase upon a Change of Control if (i) a third party makes such Offer to Purchase contemporaneously with or upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements of the Indenture and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase or (ii) a notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption.”

The Company’s ability to pay cash to the Holders of Notes upon a Change of Control may be limited by the Company’s then existing financial resources. Further, the agreements governing the Company’s other Debt contain, and future agreements of the Company may contain, prohibitions of certain events, including events that would constitute a Change of Control. If the exercise by the Holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control occurred at the same time as a change of control event under one or more of either of the Company’s other debt agreements, the Company’s ability to pay cash to the Holders of Notes upon a repurchase may be further limited by the Company’s then existing financial resources. See “Risk Factors—Risks Related to the Notes.”

In addition, an Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of launching the Offer to Purchase.

Certain Covenants

Set forth below are certain covenants contained in the Indenture:

Limitation on Incurrence of Debt

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt); provided that the Company and any of its Restricted Subsidiaries that is a Guarantor may Incur Debt (including Acquired Debt) if, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, (a) the Consolidated Total Debt Ratio would be less than or equal to 6.0 to 1.0 and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt.

Notwithstanding the first paragraph above, the Company and its Restricted Subsidiaries may Incur Permitted Debt.

For purposes of determining compliance with this “Limitation on Incurrence of Debt” covenant, (x) Debt Incurred under the Credit Agreement on the Issue Date shall initially be treated as Incurred pursuant to clause (i) of the definition of “Permitted Debt,” (y) the outstanding principal amount of any Debt shall be counted only once such that (without limitation) any obligation arising under any Guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included and (z) except as provided above, in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, including categories of Permitted Debt and the first paragraph of this “Limitation on Incurrence of Debt” covenant, the Company, in its sole discretion, shall classify, and from time to time may reclassify, all or any portion of such item of Debt.

The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on Debt in the forms of additional Debt or payment of dividends on Capital Interests in the forms of additional shares of Capital Interests with the same terms and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an Incurrence of Debt or issuance of Capital Interests for purposes of this covenant.

The Company and any Guarantor will not Incur any Debt that pursuant to its terms is subordinate or junior in right of payment to any Debt unless such Debt is subordinated in right of payment to the Notes and the Note Guarantees to the same extent; provided that Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(a) no Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

(b) after giving effect to such Restricted Payment on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in the first paragraph under the “Limitation on Incurrence of Debt” covenant; and

(c) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), and (xi) of the next succeeding paragraph), shall not exceed the sum (without duplication) of

(1) 100% of the Consolidated Cash Flow (or if Consolidated Cash Flow shall be a deficit, 100% of such deficit) of the Company for the period (taken as one accounting period) from October 1, 2009 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment less the product of 1.4 times the Company’s Consolidated Interest Expense for the same period, plus

(2) 100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company subsequent to the initial issuance of the Notes either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Restricted Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt or Redeemable Capital Interests of the Company, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than, in each case, Capital Interests or Debt sold to a Subsidiary of the Company), plus

(3) 100% of the amount by which Debt of the Company is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the initial issuance of the Notes of any Debt of the Company for Qualified Capital Interests of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

(4) 100% of the net reduction in Investments (other than Permitted Investments), subsequent to the date of the initial issuance of the Notes, in any Person, resulting from (x) payments of interest on Debt, dividends, distributions, redemptions, repurchases, repayments of loans or advances, or other transfers of assets (but only to the extent such interest, dividends, distributions, redemptions, repurchases, repayments or other transfers were made in cash), in each case to the Company or any Restricted Subsidiary from any Person (including, without limitation, an Unrestricted Subsidiary), (y) the sale or other disposition (other than to the Company or a Restricted Subsidiary) thereof made by the Company and its Restricted Subsidiaries or (z) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case, not to exceed in the case of any Person the amount of Investments (other than Permitted Investments) previously made by the Company or any Restricted Subsidiary in such Person.

Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries may take the following actions; provided that, in the case of clauses (iv) or (ix) immediately after giving effect to such action, no Event of Default has occurred and is continuing:

(i) the payment of any dividend or other distribution on Capital Interests in the Company or a Restricted Subsidiary within 60 days after declaration thereof if at the declaration date such payment would not have been prohibited by the foregoing provisions of this covenant;

(ii) the retirement of any Qualified Capital Interests of the Company by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other Qualified Capital Interests of the Company;

(iii) the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of the Company or a Guarantor that is subordinate in right of payment to the Notes or the applicable Note Guarantee out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of (x) new subordinated Debt of the Company or such Guarantor, as the case may be, Incurred in accordance with the Indenture or (y) of Qualified Capital Interests of the Company;

(iv) the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Company held by employees, officers or directors or by former employees, officers or directors of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment; provided that the aggregate consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $2.0 million in any calendar year; provided that any unused amounts in any calendar year may be carried forward to one or more future periods; provided, further, that the aggregate amount of repurchases made pursuant to this clause (iv) may not exceed $4.0 million in any calendar year;

(v) repurchase of Capital Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Capital Interests represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities;

(vi) the prepayment of intercompany Debt, the Incurrence of which was permitted pursuant to the covenant described under “—Limitation on Incurrence of Debt”;

(vii) cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Interests of the Company or a Restricted Subsidiary;

(viii) the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of the Company or any Restricted Subsidiary issued or Incurred in compliance with the covenant described above under “—Limitation on Incurrence of Debt”;

(ix) upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Debt pursuant to provisions substantially similar to those described under “—Change of Control” and “—Limitation on Asset Sales” at a purchase price not greater than 101% of the principal amount thereof (in the case of a Change of Control) or at a percentage of the principal amount thereof not higher than 100% of the principal amount thereof (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Company has made an Offer to Purchase with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;

(x) other Restricted Payments not in excess of $15.0 million in the aggregate; and

(xi) the repayment, defeasance, redemption or repurchase of the 7 3/4% Notes in connection with the Transactions.

For purposes of the covenant described above, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Company may classify such Investment or Restricted Payment in any manner that complies with this covenant and may later reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with the Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph under this “Limitation on Restricted Payments” covenant, or clause (x) above, in each case to the extent such Investments would otherwise be so counted.

If the Company or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with the “—Limitation on Asset Sales” covenant, which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the first paragraph under this “Limitation on Restricted Payments” covenant, the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the Net Cash Proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the first paragraph under this “Limitation on Restricted Payments” covenant.

For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to the Collateral except Permitted Collateral Liens. Subject to the immediately preceding sentence, the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom other than the Collateral without securing the Notes and all other amounts due under the Indenture and the Security Documents (for so long as such Lien exists) equally and ratably with (or prior to) the obligation or liability secured by such Lien.

Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction (other than pursuant to the Indenture, law, rules or regulation) on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests owned by the Company or any Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any Restricted Subsidiary, (ii) make loans or advances to the Company or any Restricted Subsidiary thereof or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary.

However, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:

(a) any encumbrance or restriction in existence on the Issue Date, including those required by the Credit Agreement or any future Debt incurred in compliance with the Credit Agreement (so long as such restrictions are not materially more restrictive, taken as a whole, than the Credit Agreement) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings thereof; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings, in the good faith judgment of the Company, are not materially more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on the Issue Date or refinancings thereof;

(b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(c) any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(d) any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such refinancing agreement are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Debt being renewed, refunded, replaced, refinanced or extended in the good faith judgment of the Board of Directors of the Company;

(e) customary provisions restricting subletting or assignment of any lease, contract, or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(f) any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property;

(g) any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(h) any encumbrance or restriction under the Indenture, the Notes and the Note Guarantees;

(i) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;

(j) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into the ordinary course of business;

(k) any instrument governing Debt or Capital Interests of a Person acquired by the Company or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Interests was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(l) Liens securing Debt otherwise permitted to be incurred under the Indenture, including the provisions of the covenant described above under the caption “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(m) customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements otherwise permitted by the Indenture, which limitation is applicable only to the assets (including Capital Interests of Subsidiaries) that are the subject of such agreements; and

(n) restrictions that are not materially more restrictive, taken as a whole, than customary provisions in comparable financings and, as determined by management of the Company in its reasonable and good faith judgment, will not materially impair the Company’s ability to make payments required under the Notes.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Interests issued or sold or otherwise disposed of;

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Eligible Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Company or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 365 days of their receipt to the extent of the cash received in that conversion; and

(c) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (when taken together with all other Designated Non-cash Consideration received pursuant to this clause (c)) that does not exceeds 5% of Total Assets at time of receipt of such Designated Non-cash Consideration being measured at the time it was received and without giving effect to subsequent changes in value; and

(3) if such Asset Sale involves the disposition of Collateral, the Company or such Subsidiary has complied with the provisions of the Indenture and the Security Documents.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:

(1) to repay First Lien Obligations;

(2) to acquire assets constituting, or any Capital Interests of, a Permitted Business, if, after giving effect to any such acquisition of Capital Interests, such assets are owned by the Company or a Restricted Subsidiary or the Person owning such Permitted Business is or becomes a Restricted Subsidiary of the Company; provided that if such Net Cash Proceeds are received in respect of Collateral, such assets are pledged as Collateral under the Security Documents;

(3) to make a capital expenditure in or that is used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of the Indenture; provided that if such Net Cash Proceeds are received in respect of Collateral, such assets are pledged as Collateral under the Security Documents;

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; provided that if such Net Cash Proceeds are received in respect of Collateral, such assets are pledged as Collateral under the Security Documents; or

(5) any combination of the foregoing.

provided that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive agreement committing it to apply such Net Cash Proceeds in accordance with the requirements of clause (ii), (iii) or (iv), or any combination thereof, of this paragraph, such 365-day period will be extended up to an additional 180 days with respect to the amount of Net Cash Proceeds so committed. Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce borrowings under the Credit Agreement.

Subject to the next succeeding paragraph, any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million (it being understood that the Company may, in its sole discretion, make an Offer to Purchase pursuant to this covenant prior to the time that the aggregate amount of Excess Proceeds exceeds $10.0 million), within thirty days thereof, the Company will make an Offer to Purchase to all Holders of Notes and (x) in the case of Net Cash Proceeds from Collateral, to the holders of any other Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in the Indenture with respect to asset sales or (y) in the case of any other Net Cash Proceeds, to all holders of other Debt ranking pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to assets sales, in each case, equal to the Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture and such remaining amount shall not be added to any subsequent Excess Proceeds for any purpose under the Indenture. If the aggregate principal amount of Notes and other Permitted Additional Pari Passu Obligations (in the case of Net Cash Proceeds from Collateral) or Notes and other pari passu debt (in the case of any other Net Cash Proceeds) tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Company or its agent shall select the other Permitted Additional Pari Passu Obligations or other pari passu debt, as the case may be, to be purchased on a pro rata basis. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Events of Loss

In the event of an Event of Loss resulting in Net Loss Proceeds in excess of $5.0 million, the Company or the affected Restricted Subsidiary of the Company, as the case may be, may (and to the extent required pursuant to the terms of any lease encumbered by a mortgage shall) apply the Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the property affected by such Event of Loss (the “Subject Property”), with no concurrent obligation to offer to purchase any of the Notes; provided, however, that the Company delivers to the Trustee within 90 days of such Event of Loss an Officer’s Certificate certifying that the Company has applied (or will apply after receipt of any anticipated insurance or similar proceeds) the Net Loss Proceeds or other sources in accordance with this sentence.

Any Net Loss Proceeds that are not reinvested or not permitted to be reinvested as provided in the first sentence of this covenant will be deemed “Excess Loss Proceeds.” When the aggregate amount of Excess Loss Proceeds exceeds $10.0 million, the Company will make an offer (an “Event of Loss Offer”) to all Holders and to the holders of any other Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in the Indenture with respect to events of loss to purchase or repurchase the Notes and such other Permitted Additional Pari Passu Obligations with the proceeds from the Event of Loss in an amount equal to the maximum principal amount of Notes and such other Permitted Additional Pari Passu Obligations that may be purchased out of the Excess Loss Proceeds. The offer price in any Event of Loss Offer will be equal to 100% of the principal amount plus accrued and unpaid interest if any, to the date of purchase, and will be payable in cash. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, the Company may use such Excess Loss Proceeds for any purpose not otherwise prohibited by the Indenture and the Security Documents and such remaining amount shall not be added to any subsequent Excess Loss Proceeds for any purpose under the Indenture; provided that any remaining Excess Loss Proceeds shall remain subject to the Lien of the Security Documents. If the aggregate principal amount of Notes and other Permitted Additional Pari Passu Obligations tendered pursuant to an Event of Loss Offer exceeds the Excess Loss Proceeds, the Trustee will select the Notes and the Company or its agent shall select such other Permitted Additional Pari Passu Obligations to be purchased on a pro rata basis based on the principal amount tendered.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Event of Loss Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the Event of Loss provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the Event of Loss provisions of the Indenture by virtue of such compliance.

Limitation on Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable arm’s length transaction by the Company or such Restricted Subsidiary with an unaffiliated party; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above; and

(iii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Company must obtain and deliver to the Trustee a written opinion of a nationally recognized investment banking, accounting or appraisal firm (an “Independent Financial Advisor”) stating that the transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

The foregoing limitation does not limit, and will not apply to:

(1) Restricted Payments that are permitted by the provisions of the Indenture described above under “—Limitation on Restricted Payments” and Permitted Investments;

(2) the payment of reasonable and customary fees and indemnities to members of the Board of Directors of the Company or a Restricted Subsidiary;

(3) the payment (and any agreement, plan or arrangement relating thereto) of reasonable and customary compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of the Company or any Restricted Subsidiary;

(4) transactions between or among the Company and/or its Restricted Subsidiaries;

(5) the issuance of Capital Interests (other than Redeemable Capital Interests) of the Company otherwise permitted hereunder;

(6) any agreement or arrangement as in effect on the Issue Date and any amendment, extension or modification thereto so long as such amendment, extension or modification is not more disadvantageous to the holders of the Notes in any material respect.

(7) transactions in which the Company delivers to the Trustee a written opinion from an Independent Financial Advisor to the effect that the transaction is fair, from a financial point of view, to the Company and any relevant Restricted Subsidiaries;

(8) any contribution of capital to the Company; and

(9) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Company.

Provision of Financial Information

Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will, subject to the second succeeding paragraph, file with the Commission, within the time periods specified in the Commission’s rules and regulations that would then be applicable to the Company:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Company was required to file such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company was required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the consolidated financial statements of the Company by the certified independent accountants of the Company.

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the Commission within the time periods specified above unless the Commission will not accept such filings. If the Commission will not accept the filings of the Company for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company was required to file those reports with the Commission.

In addition, the Company will furnish to the Holders of Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Additional Note Guarantees

On the Issue Date, each of the Guarantors guaranteed the Notes in the manner and on the terms set forth in the Indenture.

The Company is obligated, after the Issue Date, to cause each of its Restricted Subsidiaries (other than (x) any Foreign Subsidiary and (y) any Restricted Subsidiary that is prohibited by law from guaranteeing the Notes or that would experience adverse regulatory consequences as a result providing a guarantee of the Notes (so long as, in the case of this clause (y), such Restricted Subsidiary has not provided a guarantee of any other Debt of the Company or any Guarantor)) that (A) Incurs Debt in an aggregate principal amount in excess of $5.0 million (other than Debt permitted to be Incurred pursuant to clauses (v), (viii), (ix), (xi), (xii), (xiii) and (xvii) of the definition of “Permitted Debt”) at any time outstanding or (B) guarantees Debt under a Credit Agreement or any other Debt (other than pursuant to the Permitted Debt clauses referred to above) of the Company or the Guarantors, in each case, to guarantee the Notes and the Company’s other obligations under the Indenture.

Each Note Guarantee by a Guarantor is limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—A court could void our subsidiaries’ guarantees of the notes under fraudulent transfer laws.” The Obligations under the Notes, the Note Guarantees and the Indenture and any Permitted Additional Pari Passu Obligations of any Person that is or becomes a Guarantor after the Issue Date are secured equally and ratably by a Second-Priority Lien in the Collateral granted to the Collateral Agent for the benefit of the Holders of the Notes and the holders of Permitted Additional Pari Passu Obligations. Such Guarantor will enter into a joinder agreement to the applicable Security Documents defining the terms of the security interests that secure payment and performance when due of the Notes and take all actions advisable in the opinion of the Company, as set forth in an Officers’ Certificate accompanied by an opinion of counsel to the Company to cause the Second Priority Liens created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable law, including the filing of financing statements in the jurisdictions of incorporation or formation of the Company and the Guarantors.

Limitation on Creation of Unrestricted Subsidiaries

The Company may designate any Subsidiary of the Company to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

“Unrestricted Subsidiary” means:

(1) any Subsidiary designated as such by the Board of Directors of the Company as set forth below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Company; provided that either:

(x) the Subsidiary to be so designated has total assets of $1,000 or less; or

(y) immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph under the “Limitation on Incurrence of Debt” covenant, and provided further that the Company could make a Restricted Payment or Permitted Investment in an amount equal to the greater of the Fair Market Value or book value of such Subsidiary pursuant to the “— Limitation on Restricted Payments”

covenant and such amount is thereafter treated as a Restricted Payment or Permitted Investment for the purpose of calculating the amount available in connection with such covenant.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred under the “—Limitation on Incurrence of Debt” covenant and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to the “—Limitation on Liens” covenant.

Consolidation, Merger, Conveyance, Transfer or Lease

The Company will not in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing Person), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i) either: (a) the Company shall be the continuing Person or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Company (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia, (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Company under the Indenture and (3) shall expressly assume the due and punctual performance of the covenants and obligations of the Company under the Security Documents; provided that at any time the Company or its successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation;

(ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii) immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, the Company (or the Surviving Entity if the Company is not continuing) could Incur $1.00 of additional Debt (other than Permitted Debt) under the first paragraph of the “—Limitation on Incurrence of Debt” covenant; and

(iv) the Company delivers, or causes to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of the Indenture;

(v) the Surviving Entity causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Surviving Entity;

(vi) the Collateral owned by or transferred to the Surviving Entity shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Lien other than Permitted Collateral Liens; and

(vii) the property and assets of the Person which is merged or consolidated with or into the Surviving Entity, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Surviving Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture.

The preceding clause (iii) will not prohibit:

(a) a merger between the Company and a Restricted Subsidiary of the Company; or

(b) a merger between the Company and an Affiliate incorporated solely for the purpose of converting the Company into a corporation organized under the laws of the United States or any political subdivision or state thereof;

so long as, in each case, the amount of Debt of the Company and its Restricted Subsidiaries is not increased thereby, except for Debt incurred in the ordinary course of business to pay fees, expenses and other costs associated with such transaction.

No Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and;

(2) either (a) the Person acquiring the property in any such sale or disposition of the Person formed by or surviving any such consolidated or merger assumes all the obligations of such Guarantor pursuant to a supplemental indenture or (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

For all purposes of the Indenture and the Notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company, under the Indenture with the same effect as if such Surviving Entity had been named as the Company therein; and when a Surviving Person duly assumes all of the obligations and covenants of the Company pursuant to the Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

Limitation on Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to the extent as would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

Events of Default

Each of the following is an “Event of Default” under the Indenture:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) failure to perform or comply with the Indenture provisions described under “Consolidation, Merger, Conveyance, Transfer or Lease”;

(4) except as permitted by the Indenture, (i) any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), shall for any reason cease to be, in full force and effect and enforceable in accordance with its terms (except as specifically provided in the Indenture) for a period of 30 days after written notice thereof by the Trustee or the Holders of 25% in principal amount of the outstanding Notes or (ii) the Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) shall for any reason be asserted by any Guarantor or the Company not to be in full force and effect and enforceable in accordance with its terms;

(5) default in the performance, or breach, of (i) any covenant or agreement of the Company or any Guarantor in the Indenture (other than (x) a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), (3) or (4) above or (y) a covenant or agreement described under “—Provision of Financial Information” above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes or (ii) any covenant or agreement described under “—Provision of Financial Information” above and continuance of such default or breach for a period of 120 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(6) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $15.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $15.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(7) the entry against the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $15.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(8) certain events in bankruptcy, insolvency or reorganization affecting the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(9) (x) with respect to any Collateral having a fair market value in excess of $15.0 million, individually or in the aggregate, (a) any default or breach by the Company or any Guarantor in the performance of its obligations under the Security Documents or the Indenture which adversely affects the condition or value of the collateral or the enforceability, validity, perfection or priority of the Second Priority Liens, taken as a whole in any material respect, and continuance of such default or breach for a period of 60 days after written notice thereof by the Trustee or the Holders of 25% in principal amount of the outstanding Notes, or (b) any security interest created under the Security Documents or under the Indenture is declared invalid or unenforceable by a court of competent jurisdiction or (y) the Company or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any security interest in any Collateral is invalid or unenforceable.

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Debt within 20 business days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (8) above occurs with respect to the Company, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For further information as to waiver of defaults, see “—Amendment, Supplement and Waiver.” The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee, and provided indemnity reasonably satisfactory to the Trustee, to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

The Company is required to furnish to the Trustee annually a statement as to the performance of certain obligations under the Indenture and as to any default in such performance. The Company also is required to notify the Trustee if it becomes aware of the occurrence of any Default or Event of Default.

Amendment, Supplement and Waiver

Without the consent of any Holders, the Company, the Guarantors and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, the Guarantees and the Security Documents for any of the following purposes:

(1) to evidence the succession of another Person to the Company or any Guarantor and the assumption by any such successor of the covenants of the Company or such Guarantor in the Indenture, the Guarantees and the Security Documents and in the Notes;

(2) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company;

(3) to add additional Events of Default;

(4) to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(5) to evidence and provide for the acceptance of appointment under the Indenture and the Security Documents by a successor Trustee or Collateral Agent;

(6) to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;

(7) to add to the Collateral securing the Notes, to add a Guarantor or to release a Guarantor in accordance with the Indenture;

(8) to cure any ambiguity, defect, omission, mistake or inconsistency;

(9) to make any other provisions with respect to matters or questions arising under the Indenture; provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Company; or

(10) to conform the text of the Indenture, the Security Documents or the Notes to any provision of this “Description of Notes” to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in this “Description of Notes”;

(11) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Second Lien Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise;

(12) to provide for the release of Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture; or

(13) to secure any Permitted Additional Pari Passu Obligations under the Security Documents and to appropriately include the same in the Intercreditor Agreement.

With the consent of (i) the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors and the Trustee may enter into an indenture or indentures supplemental to the Indenture (together with the other consents required thereby) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the Notes or of modifying in any manner the rights of the Holders of the Notes under the Indenture, including the definitions therein and (ii) the holders of not less than a majority in aggregate principal amount of the outstanding Notes and the Permitted Additional Pari Passu Obligations, voting as one class, the Company, the Guarantors and the Trustee may amend or otherwise modify in any manner the Security Documents or the obligations thereunder; provided, however, that no such supplemental indenture, modification or amendment shall, without the consent of the Holder of each outstanding Note affected thereby:

(1) change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor,

(2) reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture or amendment, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture,

(3) modify the obligations of the Company to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales or Excess Loss Proceeds from an Event of Loss if such modification was done after the occurrence of such Change of Control, Asset Sale or Event of Loss, as applicable,

(4) subordinate, in right of payment, the Notes to any other Debt of the Company,

(5) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or

(6) release any Guarantees required to be maintained under the Indenture (other than in accordance with the terms of the Indenture).

In addition, any amendment to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes other than in accordance with the Indenture and the Security Documents or modify the Intercreditor Agreement in any manner adverse in any material respect to the Holders of the Notes will require the consent of the holders of at least 66 2/3 % in aggregate principal amount of the Notes and Permitted Additional Pari Passu Obligations then outstanding, voting as one class.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default under the Indenture and its consequences, except a default:

(1) in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

(2) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Satisfaction and Discharge of the Indenture; Defeasance

The Company and the Guarantors may terminate the obligations under the Indenture and the Security Documents (a “Discharge”) when:

(1) either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption;

(2) the Company has paid or caused to be paid all other sums then due and payable under the Indenture by the Company;

(3) the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5) the Company has delivered to the Trustee an Officers’ Certificate and an opinion of counsel reasonably acceptable to the Trustee, each stating that all conditions precedent under the Indenture relating to the Discharge have been complied with.

The Company may elect, at its option, to have its obligations discharged with respect to the outstanding Notes (“legal defeasance”). Such defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1) the rights of Holders of such Notes to receive payments in respect of the principal of and any premium and interest on such Notes when payments are due,

(2) the Company’s obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee,

(4) the Company’s right of optional redemption, and

(5) the defeasance provisions of the Indenture.

In addition, the Company and the Guarantors may elect, at their option, to have their obligations released with respect to the Guarantees and the Security Documents and certain covenants, including, without limitation, the obligation to make Offers to Purchase in connection with Asset Sales and any Change of Control, in the Indenture (“covenant defeasance”) and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding Notes:

(1) the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount, or (B) U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such Notes;

(2) in the case of legal defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4) no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(5) such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Notes are in default within the meaning of such Act);

(6) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company is a party or by which the Company is bound; and

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

In the event of a legal defeasance or a Discharge, under current law a Holder whose taxable year straddles the deposit of funds and the distribution in redemption to such Holder would generally be subject to tax on any gain (whether characterized as capital gain or market discount) in the year of deposit rather than in the year of receipt. In connection with a Discharge, in the event the Company becomes insolvent within the applicable preference period after the date of deposit, monies held for the payment of the Notes may be part of the bankruptcy estate of the Company, disbursement of such monies may be subject to the automatic stay of the bankruptcy code and monies disbursed to Holders may be subject to disgorgement in favor of the Company’s estate. Similar results may apply upon the insolvency of the Company during the applicable preference period following the deposit of monies in connection with legal defeasance.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a legal defeasance need not to be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

The Trustee

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, is the initial paying agent and registrar for the Notes and the Collateral Agent under the Security Document. The Trustee from time to time may extend credit to the Company in the normal course of business. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the continuance of an Event of Default that has not been cured or waived, the Trustee will exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise.

The Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have provided to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

The Indenture provides that neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness, value or protection of any Collateral (except for the safe custody of Collateral in its possession and the accounting for Trust Monies actually received), for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Second Priority Lien.

No Personal Liability of Stockholders, Partners, Officers or Directors

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company under the Notes, any Note Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator.

Governing Law

The Indenture, the Notes, the Intercreditor Agreement and the Security Agreement are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized term used herein for which no definition is provided.

“7 3/4% Notes” means the 7 3/4% Senior Subordinated Notes due 2010 issued by the Company.

“Acquired Debt” means Debt of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing. For purposes of this definition, any Person who owns more than 10% of the outstanding Voting Interests of any Person shall be deemed to be an affiliate of such Person.

“Applicable Premium” means, as calculated by the Company, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at December 15, 2013 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Note through December 15, 2013 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Note.

“Asset Acquisition” means:

(a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or

(b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Restricted Subsidiaries to any Person (other than to the Company or one or more of its Restricted Subsidiaries) in any single transaction or series of transactions of:

(i) Capital Interests in another Person (other than Capital Interests in the Company or directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law);

(ii) any other property or assets (other than in the normal course of business, including any sale or other disposition of obsolete or permanently retired equipment and any sale of inventory in the ordinary course of business);

provided, however, that the term “Asset Sale” shall exclude:

(a) any asset disposition permitted by the provisions described under “Consolidation, Merger, Conveyance, Lease or Transfer” that constitutes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole;

(b) any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $1.0 million;

(c) sales or other dispositions of cash or Eligible Cash Equivalents;

(d) sales of interests in Unrestricted Subsidiaries;

(e) the sale and leaseback of any assets within 90 days of the acquisition thereof;

(f) the disposition of assets that, in the good faith judgment of the Board of Directors of the Company, are no longer used or useful in the business of such entity;

(g) a Restricted Payment or Permitted Investment that is otherwise permitted by the Indenture;

(h) any trade-in of equipment in exchange for other equipment in the ordinary course;

(i) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(j) leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of the Indenture;

(k) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(l) licensing of intellectual property in accordance with industry practice in the ordinary course of business; or

(m) any exchange of assets for assets related to a Permitted Business of a comparable or greater market value, as determined in good faith by the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $5.0 million shall be evidenced by an Officers’ Certificate and (2) $10.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Board of Directors” means (i) with respect to the Company or any Restricted Subsidiary, its board of directors or, other than for purposes of the definition of “Change of Control,” any duly authorized committee thereof; (ii) with respect to any other corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Change of Control” means the occurrence of any of the following events:

(a) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, that is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person or group or Permitted Holder shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Interests in the Company; provided that if such person is a group of investors which group includes one or more Permitted Holders, the shares of Voting Interests of such Person beneficially owned by the Permitted Holders that are part of such group shall not be counted for purposes of determining whether this clause (a) is triggered; or

(b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors or whose nomination for election by the equity holders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s Board of Directors then in office; or

(c) the Company or any Restricted Subsidiary sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of the Company’s and its Restricted Subsidiaries’ assets (determined on a consolidated basis) to any Person (other than a Person that is controlled by any of the Permitted Holders), or the Company merges or consolidates with, a Person other than a Restricted Subsidiary of the Company (unless the shareholders holding Voting Interests of the Company immediately prior to such merger or consolidation control in excess of 50% of the Voting Interests in the surviving Person immediately following such merger or consolidation).

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral” means all of the assets of the Company and the Guarantors, whether real, personal or mixed, with respect to which a Lien is granted (or purported to be granted) as security for any Second Lien Obligations (including proceeds and products thereof).

“Collateral Agent” means the Trustee, in its capacity as Collateral Agent under the Security Documents together with its successors.

“Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses), to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(4) Consolidated Non-cash Charges, to the extent that such Consolidated Non-cash Charges were deducted in computing such Consolidated Net Income; plus

(5) severance costs and charges and closure costs; plus

(6) any expenses or charges related to the Transactions or any equity offering (whether or not successful); plus

(7) non-cash interest expense; plus

(8) interest incurred in connection with Investments in discontinued operations; minus

(9) non-cash items increasing such Consolidated Net Income, other than (a) the accrual of revenue in the ordinary course of business and (b) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Non-cash Charges.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i) the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a) any amortization of debt discount;

(b) the net cost under non-speculative Hedging Obligations (including any amortization of discounts);

(c) the interest portion of any deferred payment obligation;

(d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar activities; and

(e) all accrued interest; plus

(ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; plus

(iii) the interest expense on any Debt guaranteed by such Person and its Restricted Subsidiaries; plus

(iv) all capitalized interest of such Person and its Restricted Subsidiaries for such period; less

(v) interest income of such Person and its Restricted Subsidiaries for such period;

provided, however, that Consolidated Interest Expense will exclude the amortization or write off of debt issuance costs and deferred financing fees, commissions, fees and expenses.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by:

(A) excluding, without duplication

(i) all extraordinary gains or losses (net of fees and expense relating to the transaction giving rise thereto), income, expenses or charges;

(ii) the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not or could not have actually been received by such Person or one of its Restricted Subsidiaries;

(iii) gains or losses in respect of any Asset Sales after the Issue Date by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(iv) the net income (loss) from any operations disposed of or discontinued after the Issue Date and any net gains or losses on such disposition or discontinuance, on an after-tax basis;

(v) solely for purposes of determining the amount available for Restricted Payments under clause (c) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the net income of any Restricted Subsidiary (other than a Guarantor) or such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders;

(vi) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(vii) any fees and expenses, including deferred finance costs, paid in connection with the issuance of the Notes and the entering into of the Credit Agreement contemplated by this prospectus (including, without limitation, ratings agency fees);

(viii) non-cash compensation expense incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary;

(ix) any net after-tax gains or losses attributable to the early extinguishment of Debt; and

(B) including, without duplication, dividends from Persons that are not Restricted Subsidiaries actually received in cash by the Company or any Restricted Subsidiary

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss and excluding any such charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Total Debt” means, as of any date of determination, an amount equal to the aggregate principal amount of all outstanding Debt of the Company and its Restricted Subsidiaries (excluding (x) Hedging Obligations and (y) any undrawn letters of credit issued in the ordinary course of business).

“Consolidated Total Debt Ratio” means, as of any date of determination (the “Determination Date”), the ratio of (a) the Consolidated Total Debt of the Company and its Restricted Subsidiaries on the date of determination to (b) the aggregate amount of Consolidated Cash Flow for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the Determination Date (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”). For purposes of this definition, Consolidated Total Debt and Consolidated Cash Flow shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(a) the Incurrence of any Debt (other than working capital borrowings under any revolving credit facility in the ordinary course of business) of the Company or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Debt (other than working capital borrowings under any revolving credit facility in the ordinary course of business) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(b) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Debt and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis in accordance with Regulation S-X under the Exchange Act associated with any such Asset Acquisition or Asset Sale) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Debt or Acquired Debt) occurred on the first day of the Four Quarter Period;

provided, that no pro forma effect shall be given to the incurrence of any Permitted Debt Incurred on such date of determination or the discharge on such date of determination of any Debt from the proceeds of any such Permitted Debt.

“Credit Agreement” means one or more debt facilities, including the Company’s senior revolving credit agreement, to be dated on or about the Issue Date, among the Company and the guarantors named therein and Bank of America, N.A., as administrative agent and the other agents and lenders named therein, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part from time to time including by or pursuant to any agreement or instrument that extends the maturity of any Debt thereunder, or increases the amount of available borrowings or obligations thereunder (whether pursuant to the same agreement or one or more replacement or additional agreements); provided that such increase in borrowings is permitted under the covenant described above under “Certain Covenants—Limitation on Incurrence of Debt), or adds Subsidiaries of the Company as additional borrowers, issuers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following, if and to the extent the foregoing items (other than clauses (iii), (vi), (vii), (viii) and (ix) below) would appear as liabilities on a balance sheet of such Person prepared in accordance with GAAP: (i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding any trade payables or other current liabilities incurred in the normal course of business and excluding trade accounts payable arising in the ordinary course of business and accrued expenses and any obligations to pay a contingent purchase price as long as such obligation remains contingent; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person for the reimbursement of any obligor on any letters of credit (other than letters of credit that are secured by cash or Eligible Cash Equivalents), bankers’ acceptances or similar facilities (other than obligations with respect to letters of credit securing obligations (other than obligations described under (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon, or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit ; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (excluding trade accounts payable arising in the ordinary course of business and accrued expenses and any obligations to pay a contingent purchase price as long as such obligation remains contingent); (v) all Capital Lease Obligations of such Person (but excluding obligations under operating leases); (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person at the time of determination (but excluding any accrued dividends); (vii) net Obligations under any Hedging Obligations of such Person at the time of determination; and (viii) all obligations of the types referred to in clauses (i) through (vii) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt, dividends or other distributions. For purposes of the foregoing: (a) the maximum fixed repurchase price of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were repurchased on any date on which Debt shall be required to be determined pursuant to the Indenture; provided, however, that, if such Redeemable Capital Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (viii)(A) above shall be the maximum liability under any such Guarantee; (d) the amount of any Debt described in clause (viii)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (e) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Debt” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that, such amount would not be required to be reflected on the face of a balance sheet prepared in accordance with GAAP.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation executed by the principal financial officer of the Company and another officer of the Company, less the amount of cash received in connection with a subsequent sale of, or collection on, such Designated Non-Cash Consideration.

“Discharge of First Lien Obligations” means, subject to any reinstatement of First Lien Obligations in accordance with the Intercreditor Agreement, (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the respective First Lien Document, whether or not such interest would be allowed in any such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness under the First Lien Documents and termination of all commitments of the First Lien Lenders to lend or otherwise extend credit under the First Lien Documents, (b) payment in full in cash of all other First Lien Obligations (including letter of credit reimbursement obligations) that are due and payable or otherwise accrued and owing at or prior to the time such principal, interest, and premium are paid (other than Hedging Obligations so long as arrangements satisfactory to the applicable Hedge Bank shall have been made), and (c) termination or cash collateralization (in an amount and manner, and on terms, reasonably satisfactory to the First Lien Agent) of all letters of credit issued under the First Lien Credit Documents.

“Eligible Bank” means a bank or trust company that (i) is organized and existing under the laws of the United States of America, or any state, territory or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500.0 million and (iii) the senior Debt of which is rated at least “A-2” by Moody’s or at least “A” by Standard & Poor’s.

“Eligible Cash Equivalents” means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank; provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof; provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from Standard & Poor’s or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Company; provided that such Investments have one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s and mature within 180 days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi); and (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in Euros or any other foreign currency comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by the Company.

“Equity Offering” means (i) an underwritten public equity offering of Qualified Capital Interests pursuant to an effective registration statement under the Securities Act of the Company, or any direct or indirect parent company of the Company but only to the extent contributed to the Company in the form of Qualified Capital Interests or (ii) a private equity offering of Qualified Capital Interests of the Company, or any direct or indirect parent company of the Company but only to the extent contributed to the Company in the form of Qualified Capital Interests, other than any public offerings registered on Form S-8.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following:

(i) any loss, destruction or damage of such property or asset;

(ii) any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(iii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(iv) any settlement in lieu of clauses (ii) or (iii) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof, as determined in good faith by the Company, or, in the event of an exchange of assets with a Fair Market Value in excess of $5.0 million, determined in good faith by the Board of Directors of the Company.

“FCC” means the Federal Communications Commission.

“FCC License” means any license, authorization, approval, or permit granted by the FCC pursuant to the Communications Act of 1934, as amended, to the Company or any Guarantor, or assigned or transferred to the Company or any Guarantor pursuant to FCC consent.

“FCC License Rights” means any right, title or interest in, to or under any FCC License, whether directly or indirectly held, including, without limitation, any rights owned, granted, approved or issued directly or indirectly by the FCC or held, leased, licensed or otherwise acquired from or through any party.

“First Lien Credit Documents” means the Credit Agreement, the other Loan Documents (as defined in the Credit Agreement), and each of the other agreements, documents, and instruments providing for or evidencing any other First Lien Obligation and any other document or instrument executed or delivered at any time in connection with any First Lien Obligation (including any intercreditor or joinder agreement among holders of First Lien Obligations but excluding documents governing the Hedging Obligations), to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced or refinanced from time to time.

“First Lien Documents” means the First Lien Credit Documents and any and all documents governing the Hedging Obligations.

“First Lien Lenders” means the “Lenders” from time to time party to, and as defined in, the Credit Agreement, together with their respective successors and assigns; provided that the term “First Lien Lender” shall in any event also include each letter of credit issuer and swingline lender under the Credit Agreement, including, without limitation, the “L/C Issuer”, the “Swingline Lender” and any “Agent” under (and each as defined in) the Credit Agreement.

“First Lien Obligations” means (i) all Obligations under (and as defined in) the Credit Agreement and under any other document relating to the Credit Agreement, and (ii) all Hedging Obligations; provided that the aggregate principal amount of, without duplication, revolving credit loans, letters of credit, term loans, other loans, notes or similar instruments (excluding, in any event, Hedging Obligations) provided for under the Credit Agreement or any other document relating to the Credit Agreement (or any refinancing thereof) in excess of the amount permitted under clause (i) of the definition of Permitted Debt, and any interest relating to such excess amount, shall not constitute First Lien Obligations for purposes of the Indenture. “First Lien Obligations” shall in any event include: (a) all interest accrued or accruing, or which would accrue, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the Bankruptcy Code), on or after the commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant First Lien Document, whether or not the claim for such interest is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding, (b) any and all fees and expenses (including attorneys’ and/or financial consultants’ fees and expenses) incurred by the First Lien Agent and the First Lien Secured Parties on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not the claim for fees and expenses is allowed or allowable under Section 502 or 506(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors as a claim in such Insolvency or Liquidation Proceeding, and (c) all obligations and liabilities of the Company and each Guarantor under each First Lien Document to which it is a party which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due and payable.

“First Lien Secured Parties” has the meaning given to the term “First-Lien Creditors” in the Intercreditor Agreement.

“First Priority Liens” means all Liens that secure the First Lien Obligations.

“Foreign Subsidiary” means any Subsidiary of the Company organized under the laws of any jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Four Quarter Period” has the meaning set forth in the definition of Consolidated Total Debt Ratio.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantee” means, as applied to any Debt of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such Debt of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor” means any Person that executes a Note Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns.

“Hedge Bank” means any Person that is a First Lien Lender or an affiliate of a First Lien Lender at the time it enters into an agreement with respect to Hedging Obligations, in its capacity as a party thereto, and such Person’s successors and assigns.

“Hedging Obligations” of any Person means the obligations of such person pursuant to any interest rate agreement, currency agreement or commodity agreement.

“Holder” means a Person in whose name a Note is registered in the security register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by the Company or a Restricted Subsidiary of Debt Incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt. In addition, the following shall not be deemed a separate Incurrence of Debt:

(1) amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

(3) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(4) unrealized losses or charges in respect of Hedging Obligations.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Company or any Guarantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Company or any Guarantor or with respect to a material portion of its respective assets, (c) any liquidation, dissolution, reorganization or winding up of the Company or any Guarantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company or any Guarantor.

“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; and (ii) the purchase, acquisition or Guarantee of the obligations of another Person or the issuance of a “keep-well” with respect thereto; but shall exclude: (a) accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business. For the avoidance of doubt, any payments pursuant to any Guarantee previously incurred in compliance with the Indenture shall not be deemed to be Investments by the Company or any of its Restricted Subsidiaries.

“Issue Date” means December 1, 2009, the date on which Notes are originally issued under the Indenture.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance or other security agreement on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of: (i) all reasonable out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale, (iii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale (other than in the case of Collateral, any Lien which does not rank prior to the Second Priority Liens); and (iv) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“Net Loss Proceeds” means the aggregate cash proceeds received by the Company or any Guarantor in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct cost in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Debt secured by any Permitted Collateral Lien on the asset or assets that were the subject of such Event of Loss (other than any Lien which does not rank prior to the Second Priority Liens), and any taxes paid or payable as a result thereof.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the security register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five business days after the Expiration Date. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the section of the Indenture pursuant to which the Offer to Purchase is being made;

(2) the Expiration Date and the Purchase Date;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(4) the purchase price to be paid by the Company for each $1,000 principal amount of Notes accepted for payment (as specified pursuant to the Indenture);

(5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $2,000 principal amount;

(6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7) that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8) that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall remain outstanding following such purchase); and

(12) if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Officers’ Certificate” means a certificate signed by two officers of the Company or a Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company or such Guarantor, as applicable.

“Permitted Additional Pari Passu Obligations” means obligations under any Additional Notes or other Debt secured by the Second Priority Liens; provided that the amount of such obligations does not exceed the greater of (a) $50.0 million and (b) an amount such that immediately after giving effect to the Incurrence of such Additional Notes or other Debt, as applicable, and the receipt and application of the proceeds therefrom, the Consolidated Total Debt Ratio of the Company and its Restricted Subsidiaries would be less than or equal to 6.0 to 1.0; provided that (i) the representative of such Permitted Additional Pari Passu Obligation executes a joinder agreement to the Security Agreement and the Intercreditor Agreement, in each case in the form attached thereto agreeing to be bound thereby and (ii) the Company has designated such Debt as “Permitted Additional Pari Passu Obligations” under the Security Agreement and the Intercreditor Agreement.

“Permitted Business” means any business similar in nature to any business conducted by the Company and the Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to the business conducted by the Company and the Restricted Subsidiaries on the Issue Date or a reasonable extension, development or expansion thereof, in each case, as determined in good faith by the Board of Directors of the Company.

“Permitted Collateral Liens” means:

(i) Liens securing the Notes outstanding on the Issue Date, Refinancing Indebtedness with respect to such Notes, the Guarantees relating thereto and any Obligations with respect to such Notes, Refinancing Debt and Guarantees;

(ii) Liens securing Permitted Additional Pari Passu Obligations permitted to be incurred pursuant to the Indenture and Refinancing Indebtedness with respect to such Permitted Additional Pari Passu Obligations which Liens are granted pursuant to the provisions of the Security Documents;

(iii) Liens existing on the Issue Date (other than Liens specified in clause (i) or (ii) above) and any extension, renewal, refinancing or replacement thereof so long as such extension, renewal, refinancing or replacement does not extend to any other property or asset and does not increase the outstanding principal amount thereof (except by the amount of any premium or fee paid or payable or original issue discount in connection with such extension, renewal, replacement or refinancing);

(iv) Liens described in clauses (b) (which Liens shall be subject to the Intercreditor Agreement), (c), (d), (e), (f), (g), (i), (j) (but only with respect to Obligations secured by Liens described in clause (g) referred to therein), (k), (l), (m), (n), (o), (p), (q), (r), (s), (t), (x) and (y) of the definition of “Permitted Liens”;

(v) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not individually or in the aggregate materially adversely affect the value of the property affected thereby or materially impair the use of such property in the operation of the business of such Person;

(vi) other Liens (not securing Debt) incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the property affected thereby or materially impair the use of such property in the operation of the business of the Company or its Restricted Subsidiaries;

(vii) Liens on the Collateral in favor of the Collateral Agent relating to Collateral Agent’s administrative expenses with respect to the Collateral.

“Permitted Debt” means

(i) Debt Incurred pursuant to any Credit Agreement in an aggregate principal, amount at any one time outstanding not to exceed the greater of (a) $40.0 million and (b) 50% of Consolidated Cash Flow for the four full fiscal quarters, treated as one period, for which internal financial information in respect thereof is available immediately preceding the date of the Incurrence;

(ii) Debt outstanding under the Notes (excluding any Additional Notes) and contribution, indemnification and reimbursement obligations owed by the Company or any Guarantor to any of the other of them in respect of amounts paid or payable on such Notes;

(iii) Guarantees of the Notes;

(iv) Debt of the Company or any Restricted Subsidiary outstanding at the time of the Issue Date (other than clauses (i), (ii) or (iii) above or (xvi) below);

(v) Debt owed to and held by the Company or a Restricted Subsidiary; provided that if such Debt is owed by the Company or a Guarantor to a Restricted Subsidiary that is not a Guarantor, such Debt shall be subordinated to the prior payment in full of the Second Lien Obligations;

(vi) Guarantees Incurred by the Company of Debt of a Restricted Subsidiary otherwise permitted to be incurred under the Indenture;

(vii) Guarantees by any Restricted Subsidiary of Debt of the Company or any Restricted Subsidiary, including Guarantees by any Restricted Subsidiary of Debt under the Credit Agreement; provided that (a) such Debt is Permitted Debt or is otherwise Incurred in accordance with the “Limitation on Incurrence of Debt” covenant and (b) such Guarantees are subordinated to the Notes to the same extent as the Debt being guaranteed;

(viii) Debt incurred in respect of workers’ compensation claims, self-insurance obligations, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or incurred (including Guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business;

(ix) Debt under Hedging Obligations entered into to protect the Company and the Restricted Subsidiaries from fluctuations in interest rates, commodity prices and currency exchange rates;

(x) Debt of the Company or any Restricted Subsidiary pursuant to Capital Lease Obligations and Purchase Money Debt under this clause (x); provided that the aggregate principal amount of such Debt outstanding at any time may not exceed $10.0 million in the aggregate;

(xi) Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Interests of a Restricted Subsidiary otherwise permitted under the Indenture;

(xii) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Capital Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (xii);

(xiii) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five business days of Incurrence;

(xiv) Debt of the Company or any Restricted Subsidiary not otherwise permitted pursuant to this definition (including additional Debt under any Credit Agreement), in an aggregate principal amount not to exceed $15.0 million at any time outstanding, which Debt may be Incurred under a Credit Agreement;

(xv) Acquired Debt incurred by a Restricted Subsidiary prior to the time that such Restricted Subsidiary was acquired by or merged into the Company and was not incurred in connection with, or in contemplation of, such acquisition or merger in an aggregate amount not to exceed $5.0 million at any time outstanding;

(xvi) Refinancing Debt in respect of Debt permitted by clauses (ii), (iii) (iv), (xv) above, this clause (xvi) or the first paragraph under “—Certain Covenants—Limitation on Incurrence of Debt”; and

(xvii) Debt of the Company or any of its Restricted Subsidiaries arising from customary cash management services or the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five business days of Incurrence.

Notwithstanding anything herein to the contrary, Debt permitted under clause (i) of this definition of “Permitted Debt” shall not constitute “Refinancing Debt” under clause (xvi) of this definition of “Permitted Debt.”

“Permitted Holders” means (i) any of Stuart W. Epperson and Edward G. Atsinger III; (ii) family members or the relatives of the Persons described in clause (i); (iii) any trusts created for the benefit of the Persons described in clauses (i), (ii) or (iv) or any trust for the benefit of any such trust; or (iv) in the event of the incompetence or death of any of the Persons described in clauses (i) and (ii), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Interests of the Company.

“Permitted Investments” means:

(a) Investments in existence on the Issue Date;

(b) Investments required pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments;

(c) Eligible Cash Equivalents;

(d) Investments in property and other assets, owned or used by the Company or any Restricted Subsidiary in the operation of a Permitted Business;

(e) Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary;

(f) Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Company or a Restricted Subsidiary;

(g) Hedging Obligations entered into to protect the Company and the Restricted Subsidiaries from fluctuations in interest rates, commodity prices and currency exchange rates;

(h) Investments received in settlement of obligations owed to the Company or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary;

(i) Investments by the Company or any Restricted Subsidiary (other than in an Affiliate) not otherwise permitted under this definition, in an aggregate amount not to exceed $20.0 million at any one time outstanding;

(j)(A) loans and advances (including for travel and relocation) to employees in an amount not to exceed $2.0 million in the aggregate at any one time outstanding and (B) loans or advances against, and repurchases of Capital Interests and options of the Company and its Restricted Subsidiaries held by management and employees in connection with any stock option, deferred compensation or similar benefit plans approved by the Board of Directors (or similar governing body) and otherwise issued in accordance with the terms of the Indenture;

(k) Investments the payment for which consists solely of Qualified Capital Interests of the Company;

(l) any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “—Certain Covenants—Limitation on Asset Sales” or any other disposition of Property not constituting an Asset Sale;

(m) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(n) guarantees by the Company or any Restricted Subsidiary of Debt of the Company or a Restricted Subsidiary of Debt otherwise permitted by the covenant described hereunder “—Certain Covenants—Limitation on Incurrence of Debt”; and

(o) the issuance of any letter of credit or similar support for the obligations of any insurance Subsidiary in the ordinary course of business.

“Permitted Liens” means:

(a) Liens existing at the Issue Date;

(b) Liens that secure Obligations (x) incurred pursuant to clause (i) or clause (ix) of the definition of “Permitted Debt” (including cash management obligations and Hedging Obligations owed to a Lender or an affiliate of a Lender and described as “Bank Product Debt” in the Intercreditor Agreement) and (y) in respect of Debt permitted by clause (xiv) of the definition of Permitted Debt; provided that, in each case, such Liens are subject to the provisions of the Intercreditor Agreement;

(c) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(d) any carrier’s, warehousemen’s, materialmen’s, mechanic’s, landlord’s or other similar Liens arising by Law for sums not then due and payable after giving effect to any applicable grace period (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(e) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of such Person;

(f) pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body, or (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts and other similar obligations Incurred in the normal course of business consistent with industry practice; or (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a “plan” (as defined in ERISA) or (iv) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(g) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or a Restricted Subsidiary, or becomes a Restricted Subsidiary or on property acquired by the Company or any Restricted Subsidiary (and in each case not created or Incurred in anticipation of such transaction), including Liens securing Acquired Debt permitted under this Indenture; provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired;

(h) Liens securing Debt of a Restricted Subsidiary that is a Guarantor owed to and held by the Company or a Restricted Subsidiary that is a Guarantor thereof;

(i) other Liens (not securing Debt) incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of such assets or materially impair the operation of the business of the Company or its Restricted Subsidiaries;

(j) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (a) and (g); provided that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not greater than the sum of the outstanding principal amount of the refinanced Debt plus any fees and expenses, including premiums or original issue discount related to such extension, renewal, refinancing or refunding;

(k) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods incurred in the ordinary course of business;

(l) licenses of intellectual property granted in the ordinary course of business;

(m) Liens to secure Capital Lease Obligations or Purchase Money Debt permitted to be incurred pursuant to clause (x) of the definition of “Permitted Debt” covering only the assets financed by or acquired with such Debt;

(n) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(o) Liens securing Debt Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and any proceeds thereof), and the Debt (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(p) Liens on property or shares of Capital Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that (i) the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto and proceeds thereof) and (ii) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary;

(q) Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Company and or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business and (ii) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (Y) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (Z) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(r) Liens securing judgments for the payment of money not constituting an Event of Default under clause (7) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(s) Deposits made in the ordinary course of business to secure liability to insurance carriers;

(t) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business so long as such leases, subleases, licenses or sublicenses are subordinate in all respects to the Liens granted and evidenced by the Security Documents and which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiaries and do not secure any Debt;

(u) Liens arising from UCC financing statement filings regarding operating leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(v) Liens on the assets of a Restricted Subsidiary that is not a Guarantor securing Debt and other obligations of such Restricted Subsidiary incurred in compliance with the Indenture (including Liens on the assets of a Receivables Subsidiary);

(w) Liens on the Collateral granted under the Security Documents in favor of the Collateral Agent to secure the Notes, the Guarantees and the Permitted Additional Pari Passu Obligations;

(x) Liens securing Debt, as measured by principal amount, which, when taken together with the principal amount of all other Debt secured by Liens (excluding Liens permitted by clauses (a) though (w) above) at the time of determination, does not exceed $15 million in the aggregate at any one time outstanding; and

(y) any extensions, substitutions, replacements or renewals of the foregoing.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Interests,” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Debt” means Debt

(i) Incurred to finance the purchase or construction (including additions and improvements thereto) of any assets (other than Capital Interests) of such Person or any Restricted Subsidiary; and

(ii) that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed (and assets or property affixed or appurtenant thereto and any proceeds thereof); and

in either case that does not exceed 100% of the cost and to the extent the purchase or construction prices for such assets are or should be included in “addition to property, plant or equipment” in accordance with GAAP.

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Company or any Restricted Subsidiary to repurchase such equity security upon the occurrence of a change of control or an asset sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Company or such Restricted Subsidiary may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.” The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends. Notwithstanding anything to the contrary set forth in this definition, Capital Interests of the Company shall not be deemed to be “Redeemable Capital Interests” solely as a result of the provisions of the Company’s certificate of incorporation requiring the Company to repurchase such Capital Interests upon such member ceasing to be a member so long as such provisions are not amended in any manner materially adverse to the Holders of Notes.

“Refinancing Debt” means Debt that refunds, refinances, defeases, renews, replaces or extends any Debt permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the terms of the Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that:

(i) the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being refunded, refinanced, defeased, renewed, replaced or extended, if such Debt was subordinated to the Notes,

(ii) the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refunded, refinanced or extended or (b) at least 91 days after the maturity date of the Notes,

(iii) the Refinancing Debt has a weighted average life to maturity at the time such Refinancing Debt is Incurred that is equal to or greater than the weighted average life to maturity of the Debt being refunded, refinanced, defeased, renewed, replaced or extended,

(iv) such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, defeased, renewed, replaced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting optional prepayment provisions on such Debt being refunded, refinanced, defeased, renewed, replaced or extended and (c) the amount of reasonable and customary fees, expenses and costs related to the Incurrence of such Refinancing Debt, and

(v) such Refinancing Debt shall not include (x) Debt of a Restricted Subsidiary of the Company that is not a Guarantor that refinances Debt of the Company or a Guarantor or (y) Debt of the Company or a Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary.

“Registration Rights Agreement” means that certain Registration Rights Agreement, to be dated as of the Issue Date, among, inter alia, the Company, the Guarantors, Banc of America Securities LLC, Barclays Capital Inc., ING Financial Markets LLC, Houlihan Lokey Howard & Zukin Capital, Inc.

“Restricted Payment” is defined to mean any of the following:

(a) any dividend or other distribution declared and paid on the Capital Interests in the Company or on the Capital Interests in any Restricted Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Restricted Subsidiary of the Company; provided that the following shall not be “Restricted Payments”:

(i) dividends, distributions or payments, in each case, made solely in Qualified Capital Interests in the Company; and

(ii) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company or to other holders of Capital Interests of a Restricted Subsidiary on a pro rata basis;

(b) any payment made by the Company or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Company or any of its Restricted Subsidiaries, including any issuance of Debt, in exchange for such Capital Interests or the conversion or exchange of such Capital Interests into or for Debt other than any such Capital Interests owned by the Company or any Restricted Subsidiary;

(c) any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Company) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), (i) prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Company or any Guarantor that is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes or Note Guarantees (excluding any Debt owed to the Company or any Restricted Subsidiary); except (x) payments of principal in anticipation of satisfying a sinking fund obligation or final maturity, in each case, within one year of the due date thereof and (y) any payments in respect of Debt to the extent the issuance of such Debt was a Restricted Payment and (ii) any Debt which would have constituted a Restricted Payment under clause (b) above except for the first parenthetical in such clause;

(d) any Investment by the Company or a Restricted Subsidiary in any Person, other than a Permitted Investment; and

(e) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary.

provided that notwithstanding the foregoing clauses (a) through (e), any payments in respect of Debt, if such Debt was issued prior to the Issue Date or the issuance of such Debt constituted a Restricted Payment under clause (b) above shall not be deemed to be Restricted Payments.

“Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with the Indenture.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Restricted Subsidiary and is thereafter leased back as a capital lease by the Company or a Restricted Subsidiary.

“Second Lien Obligations” means the Debt Incurred and Obligations under the Indenture and any Permitted Additional Pari Passu Obligations.

“Second Priority Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Second Lien Obligations, including, without limitation, any Permitted Additional Pari Passu Obligations.

“Security Agreement” means the security agreement to be dated as of the Issue Date between the Collateral Agent, the Company and the Guarantors granting, among other things, a Second Priority Lien on the Collateral subject to Permitted Collateral Liens and Permitted Liens, in each case in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Security Documents” means the Security Agreement, any mortgages, the Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act, but shall not include any Unrestricted Subsidiary.

“Stated Maturity,” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Interests therein is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Transactions” means the issuance of the Notes on the Issue Date, the repayment, defeasance, redemption or repurchase of the 7 3/4% Notes Senior Subordinated Notes due 2010 issued by the Company and the entering into the Credit Agreement and the transactions related thereto.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, determined in accordance with GAAP, as of the last day of the most recently ended fiscal quarter of the Company for which internal financial statements are available.

“Treasury Rate” means, as obtained by the Company, with respect to the Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 15, 2013; provided, however, that if the period from such redemption date to December 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Monies” means all cash and Cash Equivalents received by the Trustee:

(1) upon the release of Collateral from the Lien of the Indenture or the Security Documents, including all Net Cash Proceeds and Net Loss Proceeds and all moneys received in respect of the principal of all purchase money, governmental and other obligations;

(2) pursuant to the Security Documents;

(3) as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Indenture or any of the Security Documents or otherwise; or

(4) for application as provided in the relevant provisions of the Indenture or any Security Document or which disposition is not otherwise specifically provided for in the Indenture or in any Security Document;

provided, however, that Trust Monies shall in no event include any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of the Indenture or to pay the purchase price of Notes pursuant to an Offer to Purchase in accordance with the terms of the Indenture and shall not include any cash received or applicable by the Trustee in payment of its fees and expenses.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

FORM, DENOMINATION AND REGISTRATION

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

The exchange notes will be represented by one or more global certificates in fully registered, book-entry form without interest coupons, will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and will be registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. The global exchange notes are sometimes referred to individually as a “Global Note” and collectively as the “Global Notes” in this prospectus.

Beneficial interests in the Global Notes may be held directly through DTC or indirectly through organizations which are participants in DTC. Except as set forth below, the record ownership of the Global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Persons who are not participants in DTC may beneficially own interests in a Global Note held by DTC only through participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and have indirect access to the DTC system. So long as Cede & Co. (“Cede”) is the nominee of DTC, as the registered owner of any Global Note, Cede for all purposes will be considered the sole holder of that Global Note. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to receive physical delivery of certificates in definitive form, and will not be considered the Holder of the Global Note.

The Trustee (or any registrar or paying agent) will not have any responsibility for the performance by DTC or any of the participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a Holder of exchange notes only at the direction of one or more participants whose accounts are credited with DTC interests in a Global Note.

DTC has advised the Company that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “banking organization” within the meaning of the New York Banking Law, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participating organizations (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) have ownership interests in DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies (“indirect participants”), that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own the notes held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each note held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Purchases of exchange notes under the DTC system must be made by or through participants, which will receive a credit for the exchange notes on DTC’s records. The ownership interest of each actual purchaser of each exchange note is in turn to be recorded on the participants’ and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participant or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the exchange notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in exchange notes, except in the event that use of the book-entry system for the exchange notes is discontinued.

The deposit of exchange notes with a custodian for DTC and their registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the exchange notes; DTC’s records reflect only the identity of the participants to whose accounts the exchange notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

The Company will make principal and interest payments on the exchange notes to DTC by wire transfer of immediately available funds. DTC’s practice is to credit participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants or indirect participants to owners of beneficial interests in a Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants and indirect participants, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company, disbursement of those payments to participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of participants and indirect participants.

Neither the Company nor the Trustee have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the notes and the Indenture. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have the notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under such Global Note. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder of the notes under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC may discontinue providing its services as securities depositary with respect to the exchange notes at any time by giving reasonable notice to the Company.

Notes represented by a Global Note will be exchangeable for certificated notes with the same terms in authorized denominations only if such transfer complies with the transfer provisions of the Indenture and:

(a) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by the Company within 90 days after notice;

(b) a Default or an Event of Default has occurred and is continuing; or

(c) the Company in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated notes under the Indenture.

Any Global Note that is exchangeable for certificated notes pursuant to the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated notes

(a) certificated notes will be issued only in fully registered form in denominations of $2,000 or integral multiples of $1,000 in excess thereof,

(b) payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registerable, at the office or agency of the Company maintained for such purposes, and

(c) no service charge will be made for any registration of transfer or exchange of the certificated notes although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The information in this section concerning DTC and DTC’s book-entry system has been obtained form sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences of an exchange of outstanding notes for exchange notes in the exchange offer and the purchase, beneficial ownership, and disposition of the exchange notes. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to notes that were purchased at original issuance and are held as capital assets (i.e., generally, property held for investment). This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities and foreign currencies, traders in securities, brokers, persons who hold the notes as a hedge or other integrated transaction or who hedge the interest rate on the notes, “U.S. holders” (as defined below) whose functional currency is not U.S. dollars, or persons subject to the alternative minimum tax). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.

For purposes of this discussion, a “non-U.S. holder” is an individual, corporation, estate, or trust that is a beneficial owner of the notes and that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A U.S. holder is an individual, corporation, estate, or trust that is a beneficial owner of the notes and is not a non-U.S. holder.

The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

HOLDERS OF OUTSTANDING NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES AND THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN THE FEDERAL INCOME TAX LAWS.

U.S. Federal Income Tax Consequences of the Exchange Offer to U.S. Holders and Non-U.S. Holders

The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. U.S. holders and non-U.S. holders will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the exchange notes as they had in the outstanding notes immediately before the exchange.

U.S. Holders

Treatment of Interest

Interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrues in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Additional Interest

Our obligation to pay you additional interest in the event that we failed to comply with specified obligations under the registration rights agreement may have implicated the provisions of Treasury regulations relating to “contingent payment debt instruments.” At the time of the issuance of the original notes, we believed that the likelihood of such additional interest being paid was remote. Therefore, we intend to take the position that the notes should not be treated as contingent payment debt instruments. However, the determination of whether such a contingency is remote or not is inherently factual. Therefore, we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a U.S. holder’s income and could cause the gain from the sale or other disposition of a note to be treated as ordinary income rather than capital gain. Our position for purposes of the contingent debt regulations as to the likelihood of these additional payments being remote is binding on a U.S. holder, unless the U.S. holder discloses in the proper manner to the IRS that it is taking a different position. This disclosure assumes that the notes will not be considered contingent payment debt instruments.

Sale, Exchange, or other Disposition of the Notes

In general, upon the sale, exchange (other than for exchange notes pursuant to this exchange offer or a tax-free transaction), redemption, retirement at maturity, or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received (less any portion allocable to any accrued and unpaid interest, which will be taxable as interest) and (2) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the holder’s cost therefor. Gain or loss realized on the sale, retirement, or other taxable disposition of a note will generally be capital gain or loss. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, a U.S. holder of the notes will be subject to backup withholding with respect to interest on the notes, and the proceeds of a sale of the notes, at the applicable tax rate (currently 28%), unless such holder (a) is an entity that is exempt from withholding (including corporations, tax-exempt organizations and certain qualified nominees) and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder who does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS.

The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Treatment of Interest

Subject to the discussion of backup withholding below, under the “portfolio interest exemption” a non-U.S. holder will generally not be subject to U.S. federal withholding tax on payments of interest on the notes, provided that:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related (directly or indirectly) to us; and

•	certain certification requirements are met.

Under current law, the certification requirement will be satisfied in any of the following circumstances:

•

If a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a United States person;

•

If a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof; or

•

If a financial institution or other intermediary that holds the note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If a non-U.S. holder is engaged in a trade or business in the U.S. and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the duly executed IRS Form W-8ECI is provided to us or our paying agent) generally in the same manner as a U.S. person. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the U.S. and its country of residence, and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the U.S. In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the U.S.

Sale, Exchange, or other Disposition of the Notes

Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity, or other taxable disposition of a note, unless:

•	the non-U.S. holder is an individual present in the U.S. for 183 days or more during the taxable year of disposition, has a “tax home” in the United States and certain other conditions are met; or

•

the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if an applicable income tax treaty so provides, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder or a fixed base in the case of an individual).

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption, retirement at maturity or other taxable disposition of the notes in the same manner as a U.S. person. In addition, corporate non-U.S. holders may be subject to a 30% branch profits tax on any such effectively connected gain. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the IRS and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

Non-U.S. holders who have provided certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding tax on payments of principal or interest if neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Payments of the proceeds from the sale of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a United States person, (b) a “controlled foreign corporation” for U.S. federal income tax purposes, (c) a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with specified connections to the United States.

Payment of the proceeds from a sale of a note to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the effective date of the registration statement to which this prospectus relates and ending on the close of business 90 days after such date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the effective date of the registration statement to which this prospectus relates, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we filed with the SEC registering the offering and issuance of the exchange notes. The registration statement, including the exhibits and schedules, contains additional relevant information about us and the notes that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below. You should read the entire registration statement for further information about us and the exchange notes.

Salem files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Room of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like Salem, who file electronically with the SEC. The address of that web site is www.sec.gov. The information contained on the SEC web site is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

LEGAL MATTERS

Certain matters with respect to the validity of the exchange notes will be passed upon for us by Gibson, Dunn & Crutcher LLP, Irvine, California.

EXPERTS

The consolidated financial statements of Salem Communications Corporation and subsidiaries at December 31, 2008 and 2007, and for each of the two years in the period ended December 31, 2008, which is referred to and made a part of this prospectus and registration statement, have been audited by SingerLewak LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Salem Communications Corporation for the year ended December 31, 2006, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

PAGE
Report of SingerLewak LLP, Independent Registered Public Accounting Firm	F-2

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm	F-3

Consolidated Balance Sheets as of December 31, 2007 and 2008 and September 30, 2009 (Unaudited)	F-4

Consolidated Statements of Operations for the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2008 and 2009 (Unaudited)	F-5

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2009 (Unaudited)	F-7

Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2008 and 2009 (Unaudited)	F-8

Notes to Consolidated Financial Statements	F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Salem Communications Corporation

We have audited the accompanying consolidated balance sheets of Salem Communications Corporation and subsidiaries (collectively, the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Salem Communications Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company has adopted the provisions of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” and Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB Statements No. 115,” on January 1, 2008.

As discussed in Note 1 and Note 2 to the consolidated financial statements, the Company terminated the agreement to sell radio station WRFD-AM in Columbus, Ohio subsequent to the date of our report on the December 31, 2008 consolidated financial statements. These consolidated financial statements have been revised to reclassify the operating results and assets and liabilities of WRFD-AM as part of the continuing operations.

/s/ SingerLewak LLP

Los Angeles, California

March 13, 2009,

except for the effects of accounting for the discontinued operations of WRFD-AM in Columbus, Ohio as discussed in Note 1 and Note 2, as to which the date is January 28, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Salem Communications Corporation

We have audited the accompanying consolidated statements of operations, stockholders’ equity, and cash flows of Salem Communications Corporation for the year ended December 31, 2006. Our audit also included the financial statement schedule in Item 21(b). These financial statements and schedule are the responsibility of Salem Communications Corporation’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of Salem Communications Corporation’s operations and its cash flows for the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Since the initial issuance of our report dated March 15, 2007, Salem Communications Corporation has put plans in place to sell radio stations WRRD-AM, Milwaukee, Wisconsin and WFZH-FM, Milwaukee, Wisconsin, and cease publication of CCM Magazine. These plans are further discussed in Note 1 and Note 2 to the accompanying financial statements. These financial statements have been revised to reflect the operating results of these stations as discontinued operations to conform to the current period presentation.

/s/ Ernst & Young LLP

Los Angeles, California

March 15, 2007,

except for the effects for the accounting for discontinued operations as discussed in Note 1 and Note 2, as to which date is January 26, 2010.

SALEM COMMUNICATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	December 31,		September 30, 2009
	2007	2008
			(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$447	$1,892	$31,666
Trade accounts receivable (less allowance for doubtful accounts of $8,131 in 2007, $8,821 in 2008 and $9,805 in 2009) (unaudited)	30,030	28,530	26,071
Other receivables	635	304	254
Prepaid expenses	2,621	2,540	1,777
Deferred income taxes	5,567	5,670	4,247
Assets of discontinued operations	8,599	—	—

Total current assets	47,899	38,936	64,015

Property, plant and equipment (net of accumulated depreciation of $82,796 in 2007, $94,553 in 2008 and $103,786 in 2009) (unaudited)	131,087	133,910	123,779
Broadcast licenses	464,549	398,135	375,505
Goodwill	18,636	18,230	17,642
Other indefinite-lived intangible assets	2,892	2,892	1,961
Amortizable intangible assets (net of accumulated amortization of $13,882 in 2007, $16,706 in 2008 and $18,072 in 2009) (unaudited)	6,079	4,452	3,092
Bond issue costs	444	268	163
Bank loan fees	1,994	981	1,356
Notes receivable	1,168	2,881	2,805
Other assets	5,050	7,033	4,386

Total assets	$679,798	$607,718	$594,704

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,325	$919	$3,040
Accrued expenses	6,134	5,748	7,157
Accrued compensation and related expenses	7,297	5,463	5,368
Accrued interest	553	983	2,350
Deferred revenue	4,205	5,672	6,051
Income tax payable	109	346	219
Current portion of long-term debt and capital lease obligations	6,667	3,766	72,965

Total current liabilities	26,290	22,897	97,150

Long-term debt and capital lease obligations, less current portion	347,617	321,609	248,909
Fair value of interest rate swap agreements	2,489	7,898	6,364
Deferred income taxes	61,381	43,106	36,548
Deferred revenue	7,500	7,877	7,829
Other liabilities	1,343	1,215	779

Total liabilities	446,620	404,602	397,579

Commitments and contingencies
Stockholders’ Equity
Class A common stock, $0.01 par value; authorized 80,000,000 shares; 20,432,742 issued at December 31, 2007 and 20,437,742 at December 31, 2008 and September 30, 2009 (unaudited), respectively; 18,115,092 outstanding at December 31, 2007 and 18,120,092 outstanding at December 31, 2008 and September 30, 2009 (unaudited), respectively	204	204	204
Class B common stock, $0.01 par value; authorized 20,000,000 shares; 5,553,696 issued and outstanding at December 31, 2007 and 2008 and September 30, 2009 (unaudited)	56	56	56
Additional paid-in capital	224,878	228,251	228,630
Retained earnings	43,538	10,452	3,688
Treasury stock, at cost (2,317,650 shares at December 31, 2007 and 2008 and September 30, 2009) (unaudited)	(34,006)	(34,006)	(34,006)
Accumulated other comprehensive loss	(1,492)	(1,841)	(1,447)

Total stockholders’ equity	233,178	203,116	197,125

Total liabilities and stockholders’ equity	$679,798	$607,718	$594,704

See accompanying notes

SALEM COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

	Year Ended December 31,			Nine Months Ended September 30,
	2006	2007	2008	2008	2009
				(Unaudited)
Net broadcast revenue	$206,367	$206,055	$194,113	$146,583	$128,708
Non-broadcast revenue	17,896	24,622	28,377	20,723	19,667

Total revenue	224,263	230,677	222,490	167,306	148,375

Operating expenses:
Broadcast operating expenses exclusive of depreciation and amortization shown below (including $1,117, $1,239 and $1,255 for the years ended December 31, 2006, 2007 and 2008, respectively, and $945 (unaudited) and $934 (unaudited) for the nine months ended September 30, 2008 and 2009, respectively, paid to related parties)	129,438	130,844	124,881	95,666	81,900
Non-broadcast operating expenses exclusive of depreciation and amortization shown below	16,680	22,921	25,867	19,565	17,400
Corporate expenses exclusive of depreciation and amortization shown below (including $235, $368 and $188 for the years ended December 31, 2006, 2007 and 2008, respectively, and $152 (unaudited) and $112 (unaudited) for the nine months ended September 30, 2008 and 2009, respectively, paid to related parties)	24,043	22,314	20,040	16,314	10,054
Depreciation (including $862, $761 and $1,506 for the years ended December 31, 2006, 2007 and 2008, respectively, and $1,100 (unaudited) and $1,469 (unaudited) for the nine months ended September 30, 2008 and 2009, respectively, for non-broadcast businesses)	11,906	12,047	13,333	10,017	10,084
Amortization (including $2,405, $2,885 and $2,720 for the years ended December 31, 2006, 2007 and 2008, respectively, and $2,003 (unaudited) and $1,304 (unaudited) for the nine months ended September 30, 2008 and 2009, respectively, for non-broadcast businesses)	3,120	3,035	2,803	2,053	1,339
Cost of denied tower site and abandoned projects and terminated transactions	—	—	1,275	—	1,111
Impairment of goodwill and indefinite-lived assets	—	—	73,010	20,320	27,809
(Gain) loss on disposal of assets	(18,653)	(2,190)	(6,892)	(5,862)	1,670

Total operating expenses	166,534	188,971	254,317	158,073	151,367

Operating income (loss) from continuing operations	57,729	41,706	(31,827)	9,233	(2,992)
Other income (expense):
Interest income	210	183	247	181	238
Interest expense	(26,342)	(25,488)	(22,381)	(17,015)	(12,929)
Change in fair value of interest rate swaps	—	—	(4,827)	—	1,534
Gain on bargain purchase	—	—	—	—	1,634
Gain (loss) on early redemption of long-term debt	(3,625)	—	4,664	—	660
Other income (expense), net	(420)	164	121	178	(72)

Income (loss) from continuing operations before income taxes	27,552	16,565	(54,003)	(7,423)	(11,927)
Provision for (benefit from) income taxes	11,103	7,379	(19,151)	(2,978)	(5,155)

Income (loss) from continuing operations	16,449	9,186	(34,852)	(4,445)	(6,772)
Income (loss) from discontinued operations, net of tax	2,550	(1,011)	1,766	1,950	8

Net income (loss)	$18,999	$8,175	$(33,086)	$(2,495)	$(6,764)

Other comprehensive income (loss), net of tax	457	(2,267)	(480)	(480)	—

Comprehensive income (loss)	$19,456	$5,908	$(33,566)	$(2,975)	$(6,764)

See accompanying notes

SALEM COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

(Dollars in thousands, except share and per share data)

	Year Ended December 31,			Nine Months Ended September 30,
	2006	2007	2008	2008	2009
				(Unaudited)
Basic earnings per share data:
Earnings (loss) per share from continuing operations	$0.68	$0.39	$(1.47)	$(0.19)	$(0.29)
Income (loss) per share from discontinued operations	0.11	(0.04)	0.07	0.08	—
Basic earnings (loss) per share	0.78	0.34	(1.40)	(0.11)	(0.28)
Diluted earnings per share data:
Earnings (loss) per share from continuing operations	$0.68	$0.39	$(1.47)	$(0.19)	$(0.29)
Income (loss) from discontinued operations	0.11	(0.04)	0.07	0.08	—
Diluted earnings (loss) per share	0.78	0.34	(1.40)	(0.11)	(0.28)
Basic weighted average shares outstanding	24,215,867	23,785,015	23,671,288	23,670,455	23,760,505

Diluted weighted average shares outstanding	24,223,751	23,788,568	23,671,288	23,670,455	23,760,505

See accompanying notes

SALEM COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except share data)

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount
Stockholders’ equity, January 1, 2006	20,410,992	204	5,553,696	56	217,036	43,043	(11,539)	318	249,118
Options exercised and lapse of restricted shares	13,250	—	—	—	95	—	—	—	95
Tax benefit related to stock options exercised	—	—	—	—	1	—	—	—	1
Class A common stock shares repurchased	—	—	—	—	—	—	(20,679)	—	(20,679)
Dividends	—	—	—	—	—	(14,609)	—		(14,609)
Stock-based compensation	—	—	—	—	4,334	—	—	—	4,334
Net unrealized income on interest rate swaps	—	—	—	—	—	—	—	457	457
Net income	—	—	—	—	—	18,999	—	—	18,999

Stockholders’ equity, December 31, 2006	20,424,242	204	5,553,696	56	221,466	47,433	(32,218)	775	237,716

Options exercised and lapse of restricted shares	8,500	—	—	—	29	—	—	—	29
Tax benefit related to stock options exercised	—	—	—	—	1	—	—	—	1
Class A common stock shares repurchased	—	—	—	—	—	—	(1,788)	—	(1,788)
Adoption of FIN 48	—	—	—	—	—	(2,060)	—	—	(2,060)
Dividends	—	—	—	—	—	(10,010)	—	—	(10,010)
Stock-based compensation	—	—	—	—	3,382	—	—	—	3,382
Net unrealized income on interest rate swaps	—	—	—	—	—	—	—	(2,267)	(2,267)
Net income	—	—	—	—	—	8,175	—	—	8,175

Stockholders’ equity, December 31, 2007	20,432,742	204	5,553,696	56	224,878	43,538	(34,006)	(1,492)	233,178

Lapse of restricted shares	5,000	—	—	—	—	—	—	—	—
Tax benefit related to stock options exercised	—	—	—	—	(1)	—	—	—	(1)
Stock-based compensation	—	—	—	—	3,374	—	—	—	3,374
Net unrealized (loss) on interest rate swaps	—	—	—	—	—	—	—	(480)	(480)
Change in fair value of interest rate swaps	—	—	—	—	—	—	—	131	131
Net loss	—	—	—	—	—	(33,086)	—	—	(33,086)

Stockholders’ equity, December 31, 2008	20,437,742	204	5,553,696	56	228,251	10,452	(34,006)	(1,841)	203,116

Stock-based compensation	—	—	—	—	379	—	—	—	379
Change in fair value of interest rate swaps	—	—	—	—	—	—	—	394	394
Net loss	—	—	—	—	—	(6,764)	—	—	(6,764)

Stockholders’ equity, September 30, 2009 (Unaudited)	20,437,742	204	5,553,696	56	228,630	3,688	(34,006)	(1,447)	197,125

See accompanying notes

SALEM COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,			Nine Months Ended September 30,
	2006	2007	2008	2008	2009
				(Unaudited)
OPERATING ACTIVITIES
Income (loss) from continuing operations	$16,449	$9,186	$(34,852)	$(4,445)	$(6,772)
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Non-cash stock-based compensation	4,334	3,382	3,374	3,330	379
Depreciation and amortization	15,026	15,082	16,136	12,070	11,423
Amortization of bond issue costs and bank loan fees	1,360	1,161	1,161	870	1,022
Amortization and accretion of financing items	(166)	102	49	41	5
Provision for bad debts	3,566	3,233	5,006	3,464	3,568
Deferred income taxes	12,414	6,351	(18,145)	(1,929)	(4,741)
Change in fair value of interest rate swaps	—	—	4,827	—	(1,534)
Cost of denied tower site and abandoned projects and terminated transactions	—	—	1,275	—	1,111
Impairment of goodwill and indefinite-lived assets	—	—	73,010	20,320	27,809
(Gain) loss on disposal of assets	(18,653)	(2,190)	(6,892)	(5,862)	1,670
Gain on bargain purchase	—	—	—	—	(1,634)
(Gain) loss on early redemption of long-term debt	3,625	—	(4,664)	—	(660)
Changes in operating assets and liabilities
Accounts receivable	(3,488)	(1,333)	(3,023)	(2,733)	(1,059)
Prepaid expenses and other current assets	154	(291)	81	(187)	777
Accounts payable and accrued expenses	1,256	(4,535)	(1,396)	4,052	4,796
Deferred revenue	569	592	1,844	2,220	401
Other liabilities	(78)	156	(128)	41	(527)
Income taxes payable	22	87	238	(75)	(128)

Net cash provided by continuing operating activities	36,390	30,983	37,901	31,177	35,906

INVESTING ACTIVITIES
Capital expenditures	(21,070)	(15,895)	(9,084)	(7,951)	(2,995)
Deposits on radio station acquisitions	—	(1,237)	(2,725)	(2,725)	2,725
Purchases of broadcast businesses	(20,229)	—	(12,418)	(12,315)	(3,745)
Purchases of non-broadcast businesses	(11,246)	(987)	(1,339)	(1,337)	—
Purchases of real estate from principal stockholders	—	—	(5,013)	(5,013)	—
Proceeds from the disposal of assets	2,400	7,972	9,253	6,253	353
Reimbursement of tower relocation costs	—	—	—	—	1,742
Other	(364)	(1,165)	(491)	91	(82)

Net cash used in investing activities of continuing operations	(50,509)	(11,312)	(21,817)	(22,997)	(2,002)

SALEM COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(Dollars in thousands)

	Year Ended December 31,			Nine Months Ended September 30,
	2006	2007	2008	2008	2009
				(Unaudited)
FINANCING ACTIVITIES
Payments of costs related to amendment of bank credit facility	—	—	—	—	(1,292)
Repurchase of Class A common stock	(20,679)	(1,788)	—	—	—
Payments to redeem 9% Notes	(94,031)	—	—	—	—
Payments to redeem 7 3/4% Notes	—	—	(4,698)	—	(290)
Payment of bond premium	(4,231)	—	—	—	—
Proceeds from borrowings under credit facilities	156,000	18,000	15,000	15,000	—
Payments of long-term debt and notes payable	(29,250)	(27,331)	(30,402)	(29,210)	(2,497)
Net borrowings and repayment of Swingline credit facility	1,241	1,711	(2,952)	(2,952)	—
Proceeds from exercise of stock options	95	29	—	—	—
Tax benefit related to stock options exercised	1	1	(1)	(1)	—
Payment of cash dividend on common stock	(14,609)	(10,010)	—	—	—
Payments on capital lease obligations and seller financed note	(26)	(32)	(1,396)	(1,363)	(59)
Payments of costs related to bank credit facility and debt financing	(273)	—	—	—	—
Book overdraft	1,989	(1,434)	(555)	(465)	—

Net cash used in financing activities	(3,773)	(20,854)	(25,004)	(18,991)	(4,138)

Cash flows of discontinued operations
Operating cash flows	(2,980)	984	(1,485)	(1,302)	8
Investing cash flows	17,603	(64)	11,850	11,850	—

Total cash inflow from discontinued operations	14,623	920	10,365	10,548	8

Net increase (decrease) in cash and cash equivalents	(3,269)	(263)	1,445	(263)	29,774
Cash and cash equivalents at beginning of period	3,979	710	447	447	1,892

Cash and cash equivalents at end of period	$710	$447	$1,892	$184	$31,666

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$27,496	$28,892	$17,974	$14,434	$10,471
Income taxes	$256	$368	$428	$418	$318
Non-cash investing and financing activities
Assets acquired through capital lease obligations	$—	$800	$—	$—	$—
Capital expenditures	$—	$286	$—	$—	$—
Notes receivable acquired in exchange for radio station	$—	$—	$1,500	$1,500	$—

See accompanying notes.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of Salem Communications Corporation (“Salem,” “we” or the “Company”) include the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

The Company is a holding company with substantially no assets, operations or cash flows other than its investments in subsidiaries. The Company, excluding its subsidiaries, is herein referred to as Parent. In May 2000, the Company formed Salem Holding, a Delaware corporation with substantially no assets, operations or cash flows other than its investments in subsidiaries. Salem Holding is the issuer of the 7 3/4% Senior Subordinated Notes due 2010 (“7 3/4% Notes”) discussed in Note 4. The Guarantors (i) are wholly-owned subsidiaries of the Company, (ii) comprise substantially all the Company’s direct and indirect subsidiaries and (iii) have fully and unconditionally guaranteed on a joint and several basis and the 7 3/4% Notes. On June 30, 2008 the Company completed a reorganization of certain legal entities. Under this reorganization, all operating assets of the Company other than CCM Communications, Inc. are now owned by Salem Holding. The operating assets of CCM Communications, Inc. remain owned by Salem Holding. The reorganization did not impact the Consolidated Balance Sheets and Consolidated Statements of Operations.

On December 12, 2008, the Company formed Salem Investment Corporation (“SIC”), a wholly-owned unrestricted subsidiary of Salem Communications Corporation. SIC issued a promissory note to Salem Holding in the amount of $4.75 million. On December 18, 2008 SIC purchased $9.4 million of Salem Holding’s 7 3/4% Notes at a 50% discount from a group of Holding’s 7 3/4% Notes holders. Salem Holding agreed to cancel the outstanding Promissory Note in exchange for the cancellation by SIC of the Notes. On a consolidated basis, the transaction resulted in a $4.7 million pre-tax gain on the early retirement of debt.

See Note 13 for certain consolidating information with respect to the Company.

Description of Business

Salem is a domestic U.S. radio broadcast company, which has traditionally provided talk and music programming targeted at audiences interested in Christian and family issues. We operated 98 and 94 radio stations across the United States at each of December 31, 2007 and 2008, respectively, and 94 stations (unaudited) as of September 30, 2009. We also own and operate Salem Radio Network® (“SRN”), SRN News Network (“SNN”), Salem Music Network (“SMN”), Reach Satellite Network (“RSN”), Salem Media Representatives® (“SMR”) and Vista Media Representatives (“VMR”). SRN, SNN, SMN and RSN are radio networks, which produce and distribute talk, news and music programming to radio stations in the U.S., including some of Salem’s stations. SMR and VMR sell commercial air time to national advertisers for Salem’s radio stations and networks, and for independent radio station affiliates.

Additionally, we own and operate Internet businesses, including Salem Web Network (“SWN”), Townhall.com®, and Salem Consumer Products and publishing businesses including Salem Publishing and Xulon Press. SWN and Townhall.com® provide Christian and conservative editorial content on the Internet as well as on-demand audio streaming and related services. Salem Publishing and Xulon Press publish magazines and books that serve the Christian and conservative audiences. The revenue and related operating expenses of these businesses are reported as “non-broadcast” on the consolidated Statements of Operations.

Cash and Cash Equivalents

We consider all highly liquid debt instruments, purchased with an initial maturity of three months or less, to be cash equivalents. The carrying value of our cash equivalents approximated fair value at each balance sheet date.

Revenue Recognition

Revenues are recognized when pervasive evidence of an arrangement exists, delivery has occurred or the service has been rendered, the price to the customer is fixed or determinable and collection of the arrangement fee is reasonably assured.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Revenues from radio programs and commercial advertising are recognized when the program or advertisement is broadcast. Revenue is reported net of agency commissions, which are calculated based on a stated percentage applied to gross billing. Salem’s broadcasting customers principally include not-for-profit charitable organizations and commercial advertisers. Internet related revenues are recognized upon the delivery, either through the number of impressions or length of time of the advertisement placement.

Revenues from the sale of products and services from our non-broadcast businesses are recognized when the products are shipped and the services are rendered. Revenues from the sale of advertising in Salem Publishing’s publications are recognized upon publication. Revenues from the sale of subscriptions to Salem Publishing’s publications are recognized over the life of the subscription. Revenues from book sales are recorded by Xulon Press when shipment occurs.

Advertising by the radio stations exchanged for goods and services is recorded as the advertising is broadcast and is valued at the estimated value of goods or services received or to be received. The value of the goods and services received in such barter transactions is charged to expense when used. Barter advertising revenue included in broadcast revenue for the years ended December 31, 2006, 2007 and 2008 was approximately $5.4 million, $5.4 million and $4.9 million, respectively, and barter expenses were approximately the same as barter revenue for each period. We record broadcast advertising time provided in exchange for goods and services as broadcast revenue and the goods or services received in exchange for such advertising as broadcast operating expenses.

Accounting For Stock-Based Compensation

The Company has one employee compensation plan, described more fully in “Note 7. Stock Option Plan.” Effective January 1, 2006, we adopted the provisions of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 “Compensation—Stock Compensation,” formerly referred to as SFAS No. 123 (revised 2004), “Share-Based Payment.” We account for equity awards under the fair value method with share-based compensation measured as of the grant date, based on the fair value of the award. The exercise price of options is equal to the market price of Salem Communications common stock on the date of grant.

Under the modified prospective method of adoption of FASB ASC 718 the compensation cost recognized in 2006 includes (a) compensation cost for all equity incentive awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all equity incentive awards granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FASB ASC 718. We use the straight-line attribution method to recognize share-based compensation costs over the service period of the award. Upon exercise, cancellation, forfeiture, or expiration of stock options, or upon vesting or forfeiture of restricted stock units, deferred tax assets for options and restricted stock units with multiple vesting dates are eliminated for each vesting period on a first-in, first-out basis as if each vesting period was a separate award. To calculate the excess tax benefits available as of the date of adoption for use in offsetting future tax shortfalls, we followed the alternative transition method discussed in the FASB ASC 718.

Accounting For Upgrades Of Radio Station And Network Assets

From time to time we undertake projects to upgrade our radio station technical facilities and/or Federal Communications Commission (“FCC”) licenses. Our policy is to capitalize costs up to the point where the project is complete, at which point we transfer the costs to the appropriate fixed asset and/or intangible asset categories. In certain cases where a project’s completion is contingent upon FCC or other regulatory approval, we will assess the probable future benefit of the asset at the time that it is recorded and monitor it through the FCC or other regulatory approval process. If the required approval is not considered probable or the project is abandoned, we write-off the capitalized costs of the project.

Recent Accounting Pronouncements

In August 2009, the FASB issued Accounting Standards Update No. 2009-05, Fair Value Measurements and Disclosures (“ASU 2009-05”), which is effective for financial statements issued for interim and annual periods ending after August 2009. ASU 2009-05 amends FASB ASC Topic 820-10 (“FASB ASC 820-10”). The update provides clarification on the techniques for measurement of fair value required of a reporting entity when a quoted price in an active market for an identical liability is not available. The adoption of this statement did not have a material impact on our consolidated financial position, results of operations or cash flows.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FAS No. 162 (“SFAS No. 168”), which is effective for financial statements issued for interim and annual periods ending after September 15, 2009. SFAS No. 168 created FASB ASC Topic 105-10 (“FASB ASC 105-10”). FASB ASC 105-10 identifies the sources of accounting principles and the framework for selecting principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with US GAAP (the GAAP hierarchy). This standard had no impact on our financial position, results of operations or cash flows.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”), codified in FASB ASC Topic 855-10, which establishes accounting and disclosure standards for events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It defines financial statements as available to be issued, requiring the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, whether it be the date the financial statements were issued or the date they were available to be issued. We adopted SFAS No. 165 upon issuance. This standard had no impact on our consolidated financial position, results of operations or cash flows.

In April 2009, the FASB issued FASB Staff Position (“FSP”) No. SFAS 115-2 and SFAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (“FSP No. SFAS 115-2 and SFAS 124-2”), which is codified in FASB ASC Topic 320-10. FSP No. SFAS 115-2 and SFAS 124-2 provide guidance to determine whether the holder of an investment in a debt security for which changes in fair value are not regularly recognized in earnings should recognize a loss in earnings when the investment is impaired. This FSP also improves the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the consolidated financial statements. We adopted FSP No. SFAS 115-2 and SFAS 124-2 beginning April 1, 2009. This FSP had no impact on our consolidated financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. SFAS 107-1 and Accounting Principles Board (“APB”) Opinion No. APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP No. SFAS 107-1 and APB 28-1”). FSP No. SFAS 107-1 and APB 28-1, which is codified in FASB ASC Topic 825-10-50, require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. We adopted FSP No. SFAS 107-1 and APB 28-1 beginning April 1, 2009. This FSP had no impact on our consolidated financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. SFAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP No. SFAS 157-4”). FSP No. SFAS 157-4, which is codified in FASB ASC Topics 820-10-35-51 and 820-10-50-2, provides additional guidance for estimating fair value and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. We adopted FSP No. SFAS 157-4 beginning April 1, 2009. This FSP had no impact on our consolidated financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. SFAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies (“FSP No. SFAS 141(R)-1”). FSP No. SFAS 141(R)-1, which is codified in FASB ASC Topic 805, Business Combinations, addresses application issues related to the measurement, accounting and disclosure of assets and liabilities arising from contingencies in a business combination. We adopted FSP No. SFAS 141(R)-1 upon issuance. This FSP had no impact on our consolidated financial position, results of operations or cash flows.

Discontinued Operations

During 2005 and 2006 we entered into agreements to sell radio stations WTSJ-AM, Cincinnati, Ohio, WBOB-AM, Cincinnati, Ohio, WBTK-AM, Richmond, Virginia, WITH-AM, Baltimore, Maryland, WBGB-FM, Jacksonville, Florida, WJGR-AM, Jacksonville, Florida, WZNZ-AM, Jacksonville, Florida, and WZAZ-AM, Jacksonville, Florida. The operating results for these entities were reported as discontinued operations for all periods presented up through the date of the sale. The sale of each of these stations was completed during the year ended December 31, 2006.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

During 2007, we had a plan in place to sell our radio stations in the Milwaukee, Wisconsin market. We sold radio station WRRD-AM in Milwaukee, Wisconsin for $3.8 million on March 28, 2008 and sold radio station WFZH-FM in Milwaukee, Wisconsin for $8.1 million on May 30, 2008. We entered into an LMA with the buyer effective as of February 15, 2008, under which the buyer began programming the station and paying a majority of operational costs of the station. The accompanying Consolidated Balance Sheets and Statements of Operations reflect the operating results and net assets of the entity as a discontinued operation for the year ended December 31, 2008. All prior periods have been revised to reflect the operating results and net assets of the station as a discontinued operation to conform to the current period presentation. As of December 31, 2007, assets held for sale included the FCC license of $7.9 million and property and equipment valued at $0.7 million to be sold with the Milwaukee, Wisconsin radio stations.

We ceased publishing the CCM Magazine as of March 2008. The operating results for CCM Magazine have been reported as a discontinued operation as of the date operations ceased. The accompanying Consolidated Statements of Operations reflect the operating results of this entity as a discontinued operation for the year ended December 31, 2008. All prior periods have been revised to reflect the operating results of this entity as a discontinued operation to conform to the current period presentation.

On July 31, 2008, we entered into an asset purchase agreement to sell radio station WRFD-AM in Columbus, Ohio for $4.0 million. As a result of the sale, we were to exit the Columbus, Ohio market. The Consolidated Balance Sheets and Statements of Operations for all periods presented were reclassified as of the date of the asset purchase agreement to reflect the operating results and net assets of this market as a discontinued operation through December 2009. The sale was expected to close in the fourth quarter of 2009. On December 30, 2009, the buyer of the radio station advised us that they would not be able to meet the terms of the asset purchase agreement. Because of the buyer terminating the agreement, and uncertainty surrounding our ability to exit the market, we have reclassified the accompanying Consolidated Balance Sheets and Statements of Operations for all periods presented to reflect the operating results and net assets of this market in continuing operations. In January 2010, we collected a $0.2 million termination fee from the buyer pursuant to the asset purchase agreement.

The following table sets forth the components of income (loss) from discontinued operations, net of tax, for the years ended December 31, 2006, 2007 and 2008:

	Year Ended December 31,
	2006	2007	2008
	(Dollars in thousands)
Net revenue	$5,478	$3,229	$772
Operating expenses	5,636	4,814	841

Operating income (loss)	$(158)	$(1,585)	$(69)
Gain (loss) on sale of radio station assets	4,326	(2)	3,360

Income (loss) from discontinued operations	$4,168	$(1,587)	$3,291
Provision for (benefit from) income taxes	1,618	(576)	1,525

Income (loss) from discontinued operations, net of tax	$2,550	$(1,011)	$1,766

The following table sets forth the components of income from discontinued operations, net of tax, for the nine months ended September 30, 2008 and 2009:

	Nine Months Ended September 30,
	2008	2009
	(Dollars in thousands)
	(Unaudited)
Net revenue	$776	$(3)
Operating expenses	859	41

Operating income	$(83)	$(44)
Gain on sale of radio station assets	3,360	—

Income from discontinued operations	$3,277	$(44)
Provision for income taxes	1,327	(52)

Income from discontinued operations, net of tax	$1,950	$8

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Property, Plant and Equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Cost includes capitalized interest of $1.0 million and $0.4 million during the years ended December 31, 2007 and 2008, respectively and approximately $36,000 (unaudited) for the nine months ended September 30, 2009. Repair and maintenance costs are charged to expense as incurred. Capital improvements are capitalized. Depreciation is computed using the straight-line method over estimated useful lives as follows:

Category	Life
Buildings	40 years
Office furnishings and equipment	5-10 years
Antennae, towers and transmitting equipment	20 years
Studio and Production equipment	10 years
Computer software and website development costs	3 years
Record and tape libraries	5 years
Automobiles	5 years
Leasehold improvements	Lesser of 15 years or life of lease

The carrying value of property, plant and equipment is evaluated periodically in relation to the operating performance and anticipated future cash flows of the underlying radio stations and businesses for indicators of impairment. When indicators of impairment are present and the cash flows estimated to be generated from these assets is less than the carrying value of these assets, an adjustment to reduce the carrying value to the fair market value of the assets is recorded, if necessary. No adjustments to the carrying amounts of property, plant and equipment have been made during the years ended December 31, 2006, 2007 and 2008 or during the nine months ended September 30, 2009 (unaudited).

Internally Developed Software and Web Site Development Costs

We capitalize costs incurred during the application development stage related to the development of internal-use software as specified in FASB ASC Topic 350-40 Internal-Use Software. Capitalized costs are generally amortized over the estimated useful life of three years. Costs incurred related to the conceptual design and maintenance of internal-use software are expensed as incurred. Web site development activities include planning, design and development of graphics and content for new web sites and operation of existing sites. Costs incurred that involve providing additional functions and features to the web site are capitalized. Costs associated with website planning, maintenance, content development and training are expensed as incurred. Capitalized costs are generally amortized over the estimated useful life of three years. We capitalized $0.2 million, $1.2 million and $1.8 million during the years ended December 31, 2006, 2007 and 2008, respectively, related to internally developed software and web site development costs and $0.8 million (unaudited) for the nine months ended September 30, 2009. Amortization expense of amounts capitalized was $25,000, $0.1 million and $0.7 million for the years ended December 31, 2006, 2007 and 2008, respectively and $0.9 million (unaudited) for the nine months ended September 30, 2009.

Amortizable Intangible Assets

Intangible assets acquired in conjunction with the acquisition of various radio stations and non-broadcast businesses are being amortized over the following estimated useful lives using the straight-line method:

Category	Life
Customer lists and contracts	Lesser of 5 years or life of contract
Favorable and assigned leases	Life of the lease
Other	5-10 years

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following tables provide details, by major category, of the significant classes of amortizable intangible assets:

	As of September 30, 2009
	Cost	Accumulated Amortization	Net
	(Dollars in thousands) (Unaudited)
Customer lists and contracts	$10,938	$(9,760)	$1,178
Domain and brand names	5,577	(4,007)	1,570
Favorable and assigned leases	1,581	(1,348)	233
Other amortizable intangible assets	3,068	(2,957)	111

	$21,164	$(18,072)	$3,092

	As of December 31, 2008
	Cost	Accumulated Amortization	Net
	(Dollars in thousands)
Customer lists and contracts	$10,938	$(9,292)	$1,646
Domain and brand names	5,570	(3,320)	2,250
Favorable and assigned leases	1,581	(1,296)	285
Other amortizable intangible assets	3,069	(2,798)	271

	$21,158	$(16,706)	$4,452

	As of December 31, 2007
	Cost	Accumulated Amortization	Net
	(Dollars in thousands)
Customer lists and contracts	$10,437	$(7,687)	$2,750
Domain and brand names	4,910	(2,458)	2,452
Favorable and assigned leases	1,581	(1,227)	354
Other amortizable intangible assets	3,033	(2,510)	523

	$19,961	$(13,882)	$6,079

Based on the amortizable intangible assets as of September 30, 2009, we estimate amortization expense for the next five years to be as follows:

Twelve Months Ending December 31,	Estimated future Amortization Expense
(Dollars in thousands)
(Unaudited)
2009 (Oct 1 – Dec 31)	$334
2010	1,203
2011	611
2012	245
2013	122
Thereafter	577

Total	$3,092

The carrying value of amortizable intangible assets are evaluated periodically in relation to the operating performance and anticipated future cash flows of the underlying radio stations and businesses for indicators of impairment. In accordance with FASB ASC Topic 360 “Property, Plant and Equipment,” when indicators of impairment are present and the undiscounted cash flows estimated to be generated from these assets are less than the carrying amounts of these assets, an adjustment to reduce the carrying value to the fair market value of these assets is recorded, if necessary. No adjustments to the carrying amounts of amortizable intangible assets have been made during the years ended December 31, 2006, 2007 and 2008.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Goodwill and other non-amortizable intangible assets (unaudited)

Approximately 66% of our total assets consist of non-amortizable intangible assets, such as FCC broadcast licenses, goodwill and mastheads, the value of which depends significantly upon the operating results of our businesses. In the case of our radio stations, we would not be able to operate the properties without the related FCC license for each property. FCC licenses are renewed every eight years for a nominal cost that is expensed as incurred. We continually monitor our stations’ compliance with the various regulatory requirements. Historically, all of our FCC licenses have been renewed at the end of their respective periods, and we expect that all FCC licenses will continue to be renewed in the future. Accordingly, we consider our broadcast licenses to be indefinite-lived intangible assets in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 350, “Intangibles—Goodwill and Other.” We do not amortize goodwill or other indefinite-lived intangible assets, but rather test for impairment at least annually or more frequently if events or circumstances indicate that an asset may be impaired. The unit of accounting used to test broadcast licenses is the cluster level, which we defines as a group of radio stations operating in the same geographic market, sharing the same building and equipment and being managed by a single general manager. Goodwill and mastheads, attributable primarily to our non-broadcast operating segment, are tested at the business unit level, which we define by publication or website.

We account for goodwill and other indefinite-lived intangible assets in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 350, “Intangibles—Goodwill and Other.” We do not amortize goodwill or other indefinite-lived intangible assets, but rather test for impairment annually or more frequently if events or circumstances indicate that an asset may be impaired. Broadcast licenses account for approximately 95% of our indefinite-lived intangible assets. Goodwill and magazine mastheads account for the remaining 5%.

We complete our annual impairment tests in the fourth quarter of each year. However, based on continued deteriorating macro-economic factors, including declining radio industry revenues throughout 2009 and a weakening in prevailing radio station transaction multiples, we concluded that an interim valuation was appropriate in connection with preparing our financial statements for the period ended September 30, 2009.

The valuation of intangible assets is subjective and based on estimates rather than precise calculations. If actual future results are not consistent with the assumptions and estimates used, we may be exposed to impairment charges in the future. The fair value measurements for our indefinite-lived intangible assets use significant unobservable inputs which reflect our own assumptions about the estimates that market participants would use in measuring fair value including assumptions about risk. The unobservable inputs are defined FASB ASC Topic 820 “Fair Value Measurements and Disclosures” as Level 3 inputs discussed in detail in Note 1 to our Consolidated Financial Statements. When performing our impairment testing for FCC licenses we reviewed the financial performance of the market clusters against established internal benchmarks. The first step of our impairment testing process compared the fair value as determined from valuations obtained in prior periods from an independent third-party to the carrying value to determine the degree by which the amounts differ. We have historically discounted the prior period appraised fair values by 25% to 70%, adjusting our discount percentages higher each period beginning with our 2008 testing based on reduced revenues and overall market conditions, including declines in market values associated with radio station sales. If the discounted prior period fair value exceeded the carrying value of the FCC licenses, the assets were deemed not to be impaired. For our impairment review completed as of the reporting period ended September 30, 2009, we did not discount the prior period appraised fair value of any market cluster as in most markets the carrying value has been reduced to equal the fair value. Due to the number of recent appraisals, we compared actual revenues as of the period end to the projected revenues used in the most recent appraisals. Markets with actual operating results that exceeded the projections were deemed not to be impaired.

The second step of our impairment testing process compared the carrying value of the FCC licenses for each market cluster to the station operating income (“SOI”) for each market as of the period end. The SOI as calculated was then annualized, thereby assuming that the declines experienced in the current year-to-date amounts are likely to continue throughout the remainder of the calendar year. If the carrying value of the FCC licenses was less than six times the annualized SOI, the FCC license was deemed not to be impaired. As radio stations are typically sold on the basis of a multiple of projected operating income usually in excess of eight, we believe that a benchmark of six appears conservative even in today’s market. We evaluate the SOI multiples used in our testing based on market data available as of each testing date.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

For the market clusters that did not meet the internal benchmarks, Bond & Pecaro, an independent third-party appraisal and valuation firm, was engaged to perform an appraisal of the indefinite-lived asset(s). Bond & Pecaro utilized an income approach to value FCC licenses. The income approach measures the expected economic benefits that the FCC licenses provides and discounts these future benefits using discounted cash flow analysis. The discounted cash flow analysis assumes that the FCC licenses are held by hypothetical start-up stations and the values yielded by the discounted cash flow analysis represent the portion of the stations value attributable solely to the FCC license. The discounted cash flow model incorporates variables such as projected revenues, operating profit margins, and a discount rate. The variables used reflect historical company growth trends, industry projections, and the anticipated performance of the business. The discounted cash flow projection period was determined to be ten years; which is typically the time radio station operators and investors expect to recover their investments as widely used by industry analysts in their forecasts.

The key assumptions used in the Bond & Pecaro analysis to estimate the fair value of each major category of assets in our broadcast segment as of September 30, 2009 were as follows:

	Broadcast Licenses	Goodwill
	(Unaudited)
As of September 30, 2009:
Discount rate	9.5%	9.5%
2010 Market growth rates	(2.0)%	(2.0)%
Out-year market growth range	0.4% - 0.6%	0.4% - 0.6%
Market share range	0.7% - 15.3%	0.7% - 15.3%
Operating profit margin range	4.7% - 40.7%	4.7% - 40.7%

We also test goodwill balances within the broadcast segment for impairment on an annual basis and between annual tests when there are indications of impairment. The first step of our goodwill impairment test, used to identify potential impairment, compared the discounted prior period appraised fair value of the market cluster to the carrying value of the market cluster, including goodwill. If the discounted prior period appraised fair value exceeded the carrying value, goodwill was deemed not to be impaired. For market clusters that were not appraised, we determined the implied fair value of the market cluster as a multiple of SOI as noted in our second test of the FCC license value. If the carrying value of the market cluster exceeded the discounted prior period appraised value or the implied fair value as determined, a second test was applied.

The second test of the goodwill impairment test, used to measure the impairment loss, compared either the discounted prior period appraised value or the implied fair value of the market cluster to the carrying value of the market cluster. If the carrying value exceeded these amounts, a loss was recognized in an amount equal to the excess. For the reporting period ended September 30, 2009, no market clusters were subject to the second test and there was no goodwill impairment.

The results of our impairment testing process for our broadcast segment as of September 30, 2009 were as follows:

	As of the testing period ended September 30, 2009
	(Unaudited)
Market Cluster	Impairment based on internal benchmarks	Percentage by which fair value exceeds carrying value
Dallas-Fort Worth, TX	Yes	1.1%
Atlanta, GA	Yes	0.0	%(1)
Detroit, MI	Yes	0.0	%(1)
Portland, OR	Yes	0.0	%(1)
Cleveland, OH	Yes	0.0	%(1)

Note (1)	Markets with a 0.0% spread between fair value and carrying value were deemed to be impaired as of the balance sheet date with corresponding adjustments to the FCC license value recorded.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

As a result of our interim review and valuation for the testing period ended September 30, 2009, we recognized a pre-tax impairment charge of $14.1 million (unaudited) associated with the value of broadcast licenses in the Cleveland, Atlanta, Detroit and Portland markets. These charges are in addition to a pre-tax impairment charge of $12.5 million (unaudited) associated with the value of broadcast licenses in the Dallas and Portland markets that were recognized as of the testing period ended June 30, 2009. For the year ended December 31, 2008, we recognized an impairment charge of $73.0 million associated with the FCC Licenses and goodwill in the Boston, Detroit, Cleveland, Louisville, Tampa, Miami, Orlando, Sacramento, Omaha, and Nashville market clusters. The impairments are driven in part by declining revenue at the industry and market levels, declining radio stations transaction multiples and a higher cost of capital. The impairments are indicative of a trend in the broadcast industry and are not unique to the Company.

When performing our impairment testing for our non-broadcast non-amortizable intangible assets, we reviewed the financial performance of the reporting unit against established internal benchmarks. The first step of our impairment testing process compared the fair value as determined from valuations obtained in prior periods from an independent third-party to the carrying value to determine the degree by which the amounts differed. We have historically discounted the prior period appraised fair values by 25% to 70%, adjusting our discount percentages higher each period beginning with our 2008 testing based on reduced revenues and overall market conditions. If the discounted fair value exceeded the carrying value of the non-amortizable intangible assets, the assets were deemed not to be impaired. For our impairment review completed as of the reporting period ended September 30, 2009, we discounted the June 2009 appraised value of CCM by 25%. There was no impairment based on this test.

The second step of our impairment testing process compared the carrying value of the non-amortizable intangible assets, specifically mastheads and goodwill, for each reporting unit as of the testing date to the enterprise value. Enterprise value is defined as six times the net operating income for each reporting unit as of the trailing 12 months plus the net book value of the property, plant and equipment of the operating unit. For the testing period ended September 30, 2009, we used the net operating income for each reporting unit for the nine months ended September 30, 2009 and then annualized this amount, thereby assuming the declines experienced in the current year-to-date amounts are likely to continue throughout the remainder of the calendar year. As media entities are typically sold on the basis of a multiple of projected operating income, usually in excess of eight, we believe that a benchmark of six appears conservative even in today’s market. We evaluate the multiples used in our testing based on market data available as of each testing date. If the carrying value of the intangibles is less than the enterprise value, the intangible assets are deemed not to be impaired.

For the reporting units that did not meet the internal benchmarks, Bond & Pecaro, an independent third-party appraisal and valuation firm, was engaged to perform an appraisal of the indefinite-lived asset(s). Bond & Pecaro utilized an income approach to estimate the fair value of the businesses. The income approach measures the expected economic benefits these assets bring to the holder. The fair value of the business may be expressed by discounting these future benefits. The discounted cash flow model incorporated variables such as projected revenues, operating cash flow margins, and a discount rate. The variables used reflect historical company growth trends, industry projections, and the anticipated performance of the business. The discounted cash flow projection period was determined to be ten years; which is typically the time media and technology property investors expect to recover their investments as widely used by industry analysts in their forecasts.

The key assumptions used in the Bond & Pecaro analysis to estimate the fair value of each major category of assets in our non-broadcast segment as of as of September 30, 2009 were as follows:

	Other indefinite-lived intangible assets	Goodwill
	(Unaudited)
As of September 30, 2009:
Discount rate	17.0%	17.0%
Operating cash flow growth rate	3.5%	3.5%
Long-term growth rate	3.5%	3.5%

We also test goodwill balances within the non-broadcast segment for impairment on an annual basis and between annual dates when there are indications of impairment. The first step of the goodwill impairment test is used to identify potential impairment; by comparing the discounted prior period appraised fair value of the reporting unit to the carrying value of the reporting unit including goodwill. If the discounted prior period appraised fair value exceeded the carrying value, goodwill was deemed not to be impaired. For reporting units that are not appraised, we used the implied fair value of the reporting unit, or enterprise value, as noted in our second test of the internal review. If the implied fair value exceeded the carrying value, goodwill was deemed not to be impaired. If these criteria are not met, a second test was applied.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The second test of the goodwill impairment test, used to measure the impairment loss, compared either the discounted prior period appraised value or the implied fair value of the reporting unit to the carrying value of the reporting unit. If the carrying value exceeded these amounts, a loss was recognized in an amount equal to the excess. For the reporting period ended September 30, 2009, no reporting units were subject to the second test and there was no goodwill impairment. For the year ended December 31, 2008, there were no reporting units were subject to the second test and there was no goodwill impairment.

The results of our impairment testing process for our non-broadcast segment as of September 30, 2009 were as follows:

	As of the testing period ended September 30, 2009
	(Unaudited)
Reporting Unit	Impairment based on internal benchmarks	Percentage by which fair value exceeds carrying value
Salem Web Network	Yes	35.5%
Townhall.com	Yes	57.0%

As a result of our interim review and valuation for the testing period ended September 30, 2009, there was no pre-tax impairment charge associated with the value of non-broadcast non-amortizable intangible assets. However, we did recognize a $1.2 million (unaudited) charge as of the testing period ended June 30, 2009 related to the value of mastheads and goodwill in our non-broadcast segment.

The economic downturn over the last two years has negatively impacted our ability to generate revenues. The discount rate assumptions used are based on an assessment of the risk inherent in the future cash flows of the respective market clusters and reporting units. Cash flows and operating income for each of our reporting units is contingent upon the ability of the entity to generate revenues. Our radio stations are to varying degrees dependent upon advertising for their revenues. Our non-broadcast operating entities are also dependent upon advertising revenue. Included in our broadcast valuation estimates (all unaudited), are a 2% decline in advertising revenue for 2010 as compared to 2009 followed by up to a 0.6% increase in 2011 as compared to 2010. Included in our non-broadcast valuation estimates (all unaudited) are projected profit margins of 8.9% to 27.4% as of the end of 2009 declining to 11.5% to 27.0% projected for 2010, projecting a return of up to 27.4% as of 2012. Declines in excess of these amounts, declines that extend beyond calendar year 2010, and/or failure to achieve the anticipated growth rates may result in future impairment losses, the amount of which may be material.

Gain or Loss on Disposal of Assets

We record gains or losses on the disposal of assets equal to the proceeds, if any, compared to the net book value. Exchange transactions are accounted for in accordance with FASB ASC Topic No. 845 Non-Monetary Transactions. For the nine months ended September 30, 2009, we recorded a loss on disposal of assets of $1.7 million (unaudited) which included the sale of radio station KPXI-FM, Tyler-Longview, Texas for $0.4 million (unaudited) resulting in a pre-tax loss of $1.6 million (unaudited). For the year ended December 31, 2008, we recorded a gain on the disposal of assets of $6.9 million which included the sale of radio station WRVI-FM, Louisville, Kentucky for $3.0 million resulting in a pre-tax gain of $1.1 million, the sale of radio station KTEK-AM, Houston, Texas for $7.8 million resulting in a pre-tax gain of $6.1 million, partially offset by various fixed assets disposals. A gain on disposal of assets of $2.2 million for the year ended December 31, 2007 was comprised of the sale of selected assets of radio station WKNR-AM in Cleveland, Ohio, for $7.0 million which resulted in a pre-tax gain of $3.4 million offset by the loss recognized on the sale of selected assets of radio station WVRY-FM, Nashville, Tennessee for $0.9 million resulting in a pre-tax loss of $0.5 million and $0.7 million associated with various fixed asset disposals. Gain on disposal of assets of $18.7 million for the year ended December 31, 2006 was primarily due to the gains recognized on various exchange transactions accounted for under SFAS No. 153 as explained in Note 2.

Leases

We lease various facilities including broadcast tower and transmitter sites. When a lease is entered, we determine the classification of the lease as either a capital or operating lease based on the factors listed FASB ASC Topic No. 840 Leases. Lease terms generally range from one to twenty-five years with rent expense recorded on a straight line basis for financial reporting purposes. We also sublease owned towers under various agreements with other broadcasters. Lease terms generally cover a sixty year term, over which time we recognize rental income on a straight-line basis. Deferred rent revenue was $5.1 million and $5.0 million at December 31, 2007 and 2008, respectively and $5.0 million (unaudited) as of September 30, 2009.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Leasehold Improvements

We may elect to construct or otherwise invest in leasehold improvements to properties. We capitalize the cost of the improvements that are then amortized over the shorter of the useful life of the improvement or the remaining lease term.

Bond Issue Costs and Bank Loan Fees

Bond issue costs represent costs incurred in conjunction with the issuance of the 7 3/4% Notes. They are being amortized over the term of the Notes as an adjustment to interest expense. During the year ended December 31, 2008, approximately $28,000 of the bond issue costs were written off in conjunction with the early redemption of $9.4 million of the 7 3/4% Notes. Bank loan fees represent costs incurred with our credit facility and related amendments. They are being amortized over the term of the facility as an adjustment to interest expense.

Partial Self-Insurance on Employee Health Plan

We provide health insurance benefits to eligible employees under a self-insured plan whereby the Company pays actual medical claims subject to certain stop loss limits. We record self-insurance liabilities based on actual claims filed and an estimate of those claims incurred but not reported. Any projection of losses concerning our liability is subject to a high degree of variability. Among the causes of this variability are unpredictable external factors such as future inflation rates, changes in severity, benefit level changes, medical costs and claim settlement patterns. Should a different amount of claims occur compared to what was estimated or costs of the claims increase or decrease beyond what was anticipated, reserves may need to be adjusted in the future. The self-insurance liability was $0.7 million and $0.5 million at December 31, 2007 and 2008, respectively and $0.5 million (unaudited) at September 30, 2009.

Local Programming and Marketing Agreement Fees

We enter into Local Marketing Agreements (“LMA”) or Time Brokerage Agreements (“TBA”) in connection with acquisitions of radio stations that are pending regulatory approval of transfer of the FCC licenses. Under the terms of these agreements, we make specified periodic payments to the owner in exchange for the right to program and sell advertising for a specified portion of the station’s inventory of broadcast time. We record revenues and expenses associated with the portion of the station’s inventory of broadcast time it manages. Nevertheless, as the holder of the FCC license, the owner-operator retains control and responsibility for the operation of the station, including responsibility over all programming broadcast on the station. We also enter into LMA’s in connection with dispositions of radio stations. In such cases we may receive periodic payments in exchange for allowing the buyer to program and sell advertising for a portion of the station’s inventory of broadcast time.

Derivative Instruments

We are exposed to fluctuations in interest rates. We actively monitor these fluctuations and use derivative instruments from time to time to manage the related risk. In accordance with our risk management strategy, we use derivative instruments only for the purpose of managing risk associated with an asset, liability, committed transaction, or probable forecasted transaction that is identified by management. Our use of derivative instruments may result in short-term gains or losses that may increase the volatility of our earnings.

Under FASB ASC Topic 815 “Derivatives and Hedging” the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument shall be reported as a component of other comprehensive income (outside earnings) and reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. The remaining gain or loss on the derivative instrument, if any, shall be recognized currently in earnings.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

On April 8, 2005, we entered into an interest rate swap arrangement for the notional principal amount of $30.0 million whereby we will pay a fixed interest rate of 4.99% as compared to LIBOR on a bank credit facility borrowing. Interest expense for the nine months ended September 30, 2009 was approximately $0.9 million (unaudited), as a result of the difference between the interest rates. Effective on October 1, 2008, we elected a one month reset on our Term Loan C rather than the three month reset period. As this interest rate swap agreement contains a three month reset period, the swap is no longer effective and no longer qualifies as a cash flow hedge. As the interest charges to which this hedge relate are still expected to occur, all of the accumulated losses associated with this contract through September 30, 2008 will remain in accumulated other comprehensive income and be recognized pro-ratably over the interest term. Changes in the fair value of this swap as of October 1, 2008 will no longer be deferred in other comprehensive income, but rather impact current period income. As of September 30, 2009, we recorded a liability for the fair value of the interest rate swap of approximately $2.3 million (unaudited). The ineffective portion of this swap reported in expenses for the three months ended September 30, 2009 was $0.3 million (unaudited). An additional $0.1 million (unaudited) of accumulated other comprehensive loss was reclassified into earnings for the three months ended September 30, 2009 in order to recognize the impact over the same periods in which the hedged transaction affects earnings. As of September 30, 2009, we had $0.3 million (unaudited) of accrued interest expense associated with this interest rate swap. As of December 31, 2008, we had recorded a liability for the fair value of the interest rate swap of approximately $2.9 million. The ineffective portion of this swap reported in current period expenses was $1.6 million. An additional $0.1 million of accumulated other comprehensive loss was reclassified into earnings in order to recognize the impact over the same periods in which the hedged transaction affects earnings. The effective date of this interest rate swap was July 1, 2006 and the expiration date is July 1, 2012.

On April 26, 2005, we entered into a second interest rate swap arrangement for the notional principal amount of $30.0 million whereby we will pay a fixed interest rate of 4.70% as compared to LIBOR on a bank credit facility borrowing. Interest expense for the nine months ended September 30, 2009 was approximately $0.9 million (unaudited), as a result of the difference between the interest rates. Effective on October 1, 2008, we elected a one month reset on our Term Loan C rather than the three month reset period. As this interest rate swap agreement contains a three month reset period, the swap is no longer effective and no longer qualifies as a cash flow hedge. As the interest charges to which this hedge relate are still expected to occur, all of the accumulated losses associated with this contract through September 30, 2008 will remain in accumulated other comprehensive income and be recognized pro-ratably over the interest term. Changes in the fair value of this swap as of October 1, 2008 will no longer be deferred in other comprehensive income, but rather impact current period income. As of September 30, 2009, we recorded a liability for the fair value of the interest rate swap of approximately $2.1 million (unaudited). The ineffective portion of this swap reported in expenses for the three months ended September 30, 2009 was $0.3 million (unaudited). An additional $0.1 million (unaudited) of accumulated other comprehensive loss was reclassified into earnings for the three months ended September 30, 2009 in order to recognize the impact over the same periods in which the hedged transaction affects earnings. As of September 30, 2009, we had $0.3 million (unaudited) of accrued interest expense associated with this interest rate swap. As of December 31, 2008, we had recorded a liability for the fair value of the interest rate swap of approximately $2.6 million. The ineffective portion of this swap reported in current period expenses was $1.6 million. An additional $0.1 million of accumulated other comprehensive loss was reclassified into earnings in order to recognize the impact over the same periods in which the hedged transaction affects earnings. The effective date of this interest rate swap was July 1, 2006 and the expiration date is July 1, 2012.

On May 5, 2005, we entered into a third interest rate swap arrangement for the notional principal amount of $30.0 million whereby we will pay a fixed interest rate of 4.53% as compared to LIBOR on a bank credit facility borrowing. Interest expense for the nine months ended September 30, 2009 was approximately $0.8 million (unaudited), as a result of the difference between the interest rates. Effective on October 1, 2008, we elected a one month reset on our Term Loan C rather than the three month reset period. As this interest rate swap agreement contains a three month reset period, the swap is no longer effective and no longer qualifies as a cash flow hedge. As the interest charges to which this hedge relate are still expected to occur, all of the accumulated losses associated with this contract through September 30, 2008 will remain in accumulated other comprehensive income and be recognized pro-ratably over the interest term. Changes in the fair value of this swap as of October 1, 2008 will no longer be deferred in other comprehensive income, but rather impact current period income. As of September 30, 2009, we recorded a liability for the fair value of the interest rate swap of approximately $2.0 million (unaudited). The ineffective portion of this swap reported in expenses for the three months ended September 30, 2009 was $0.3 million (unaudited). An additional $0.1 million (unaudited) of accumulated other comprehensive loss was reclassified into earnings for the three months ended September 30, 2009 in order to recognize the impact over the same periods in which the hedged transaction affects earnings. As of September 30, 2009, we had $0.3 million (unaudited) of accrued interest expense associated with this interest rate swap. As of December 31, 2008, we recorded a liability for the fair value of the interest rate swap of approximately $2.4 million. The ineffective portion of this swap reported in current period expenses was $1.6 million. An additional $0.1 million of accumulated other comprehensive loss was reclassified into earnings in order to recognize the impact over the same periods in which the hedged transaction affects earnings. The effective date of this interest rate swap was July 1, 2006 and the expiration date is July 1, 2012.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

During 2004 and through February 18, 2005, we had an interest rate swap agreement with a notional principal amount of $66.0 million. This agreement related to its $94.4 million 9% senior subordinated notes due 2011 (the “9% Notes.”). This agreement was scheduled to expire in 2011 when the 9% Notes were to mature, and effectively swapped the 9.0% fixed interest rate on $66.0 million of the 9% Notes for a floating rate equal to the LIBOR rate plus 3.09%. On February 18, 2005, we sold our entire interest in this swap and received a payment of approximately $3.7 million, which was amortized as a reduction of interest expense over the remaining life of the 9% Notes. On July 6, 2006, we completed the redemption of the remainder of our outstanding 9% senior subordinated notes. As a result of the redemption, we wrote off the remaining balance of the buyout premium of approximately $2.7 million as a reduction of the loss on the early redemption of long term debt. Interest expense for the year ended December 31, 2006, was reduced by approximately $0.3 million related to the amortization of the buyout premium received.

During 2004, we had a second interest rate swap agreement with a notional principal amount of $24.0 million. This agreement also related to the 9% Notes. This agreement was to expire in 2011 when the 9% Notes were to mature, and effectively swapped the 9.0% fixed interest rate on $24.0 million of the 9% Notes for a floating rate equal to the LIBOR rate plus 4.86%. On August 20, 2004, we sold our interest in $14.0 million of this swap. As a result of this transaction, we paid and capitalized $0.3 million in buyout premium, which was amortized into interest expense over the remaining life of the 9% Notes. On October 22, 2004, we sold our remaining $10.0 million interest in this swap. As a result of this second transaction, we paid and capitalized approximately $110,000 in buyout premium, which was amortized into interest expense over the remaining life of the 9% Notes. On July 6, 2006, we completed the redemption of the remainder of our outstanding 9% Notes. As a result of this redemption, we recorded a loss on the swap of approximately $0.3 million which is included in the loss on early redemption of long-term debt. We recognized approximately $33,000 in interest expense for the year ended December 31, 2006 related to the amortization of capitalized buyout premium.

Fair Value Accounting

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” established a single definition of fair value in generally accepted accounting principles and expanded disclosure requirements about fair value measurements. The provision applies to other accounting pronouncements that require or permit fair value measurements. We adopted the fair value provisions for financial assets and financial liabilities effective January 1, 2008. The adoption had a material impact on our consolidated financial position, results of operations or cash flows. We adopted fair value provisions for nonfinancial assets and nonfinancial liabilities effective January 1, 2009. This includes applying the fair value concept to (i) nonfinancial assets and liabilities initially measured at fair value in business combinations; (ii) reporting units or nonfinancial assets and liabilities measured at fair value in conjunction with goodwill impairment testing; (iii) other nonfinancial assets measured at fair value in conjunction with impairment assessments; and (iv) asset retirement obligations initially measured at fair value. The adoption of the fair value provisions of FASB ASC Topic 820 to nonfinancial assets and nonfinancial liabilities did not have a material impact on our consolidated financial position, results of operations or cash flows.

The fair value provisions include guidance on how to estimate the fair value of assets and liabilities in the current economic environment and reemphasizes that the objective of a fair value measurement remains an exit price. If we were to conclude that there has been a significant decrease in the volume and level of activity of the asset or liability in relation to normal market activities, quoted market values may not be representative of fair value and we may conclude that a change in valuation technique or the use of multiple valuation techniques may be appropriate. The requirements for recognizing other-than-temporarily impaired debt securities and revise the existing impairment model for such securities, by modifying the current intent and ability indicator in determining whether a debt security is other-than-temporarily impaired.

The degree of judgment utilized in measuring the fair value of financial instruments generally correlates to the level of pricing observability. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market, and the characteristics specific to the transaction. Financial instruments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of pricing observability and a lesser degree of judgment utilized in measuring fair value. Conversely, financial instruments rarely traded or not quoted will generally have less (or no) pricing observability and a higher degree of judgment utilized in measuring fair value.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

FASB ASC Topic 820 established a hierarchal disclosure framework associated with the level of pricing observability utilized in measuring fair value. This framework defined three levels of inputs to the fair value measurement process and requires that each fair value measurement be assigned to a level corresponding to the lowest level input that is significant to the fair value measurement in its entirety. The three broad levels of inputs defined by the FASB ASC Topic 820 hierarchy are as follows:

•	Level 1 Inputs—quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;

•

Level 2 Inputs—inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability; and

•

Level 3 Inputs—unobservable inputs for the asset or liability. These unobservable inputs reflect the entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances (which might include the reporting entity’s own data).

As a result of the adoption of the fair value provisions, we modified the assumptions used in measuring the fair value of our derivative positions. Specifically, we now include the impact of our own credit risk on derivative liabilities measured at fair value as defined. Counterparty credit-risk adjustments are applied to derivatives, such as over-the-counter derivatives, where the base valuation uses market parameters based on LIBOR interest rate curves. Not all counterparties have the same credit risk as that implied by the relevant LIBOR curve, so it is necessary to consider the market value of the credit risk of the counterparty in order to estimate the fair value of such an item. Bilateral or “own” credit risk adjustments are applied to our own credit risk when valuing derivatives measured at fair value. Credit adjustments consider the estimated future cash flows between the Company and its counterparties under the terms of the instruments and affect the credit risk on the valuation of those cash flows, rather than a point-in-time assessment of the current recognized net asset or liability.

The fair value of our liabilities was impacted by our credit ratings as established by agencies such as Moody’s Investor Services (“Moody’s) and Standard & Poor’s (“S&P”). The estimated change in the fair value of these liabilities, including the credit risk and all other market variables, was a gain of $1.5 million (unaudited) for the nine months ended September 30, 2009.

As of September 30, 2009, each major category of assets measured at fair value on a non-recurring basis is categorized as follows:

	Total	Level 1	Level 2	Level 3
	(Dollars in thousands)
As of September 30, 2009: (Unaudited)
Non-recurring assets subject to fair value measurement:
Broadcast licenses	$375,505	—	—	$375,505
Goodwill	17,642	—	—	17,642
Other indefinite-lived intangible assets	1,961	—	—	1,961

Total	$395,108	—	—	$395,108

As of September 30, 2009, the financial liabilities reported at fair value in the accompanying Consolidated Balance Sheets were as follows:

	Total	Level 1	Level 2	Level 3
	(Dollars in thousands)
As of September 30, 2009: (Unaudited)
Interest rate swap agreements	$6,364	—	$6,364	—

Total	$6,364	—	$6,364	—

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

As of December 31, 2008, the financial liabilities reported at fair value in the accompanying Consolidated Balance Sheets were as follows:

	Total	Level 1	Level 2	Level 3
	(Dollars in thousands)
As of December 31, 2008:
Interest rate swap agreements	$7,898	—	$7,898	—

Total	$7,898	—	$7,898	—

Interest Rate Caps

On October 18, 2006, we purchased two interest rate caps for $0.1 million to mitigate exposure to rising interest rates based on LIBOR. The first interest rate cap covers $50.0 million of borrowings under the credit facility for a three year period. The second interest rate cap covers $50.0 million of borrowings under the credit facility for a four year period. Both interest rate caps are at 7.25%. The caps do not qualify for hedge accounting and accordingly, all changes in fair value have been included as a component of interest expense. Interest expense of approximately $2 (unaudited) was recognized during the nine months ended September 30, 2009. For the years ended December 31, 2006, 2007 and 2008, interest expense of $53,000, $31,000 and $14,000 was recorded related to our interest rate caps.

Income Taxes and Uncertain Tax Positions

The Company accounts for income taxes in accordance with the liability method of providing for deferred income taxes. Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. We account for income taxes in accordance with FASB ASC Topic 740 “Income Taxes.” Upon the adoption of the provisions on January 1, 2007 we had $3.0 million in liabilities related to uncertain tax positions, including $0.9 million recognized under FASB ASC Topic 450 “Contingencies” and carried forward from prior years and $2.1 million recognized upon adoption of the tax provision changes as a reduction to retained earnings. Included in the $2.1 million accrual was $0.1 million related interest, net of federal income tax benefits. During 2008, we recognized a net decrease of $0.2 million in liabilities and at December 31, 2008, had $3.7 million in liabilities for unrecognized tax benefits. Included in this liability amount were $0.1 million accrued for the related interest, net of federal income tax benefits, and $0.1 million for the related penalty recorded in income tax expense on the Consolidated Statements of Operations. We recorded an increase in our unrecognized tax benefits of $0.3 million (unaudited) as of September 30, 2009.

During 2007, we recognized a net increase of $0.9 million in liabilities and at December 31, 2007, had $3.9 million in liabilities for unrecognized tax benefits. Included in this liability amount were $0.1 million accrued for the related interest, net of federal income tax benefits, and $0.1 million for the related penalty recorded in income tax expense on our Consolidated Statements of Operations.

A summary of the changes in the gross amount of unrecognized tax benefits for the year ended December 31, 2008, is shown below:

Balance at January 1, 2008	$3,894
Additions based on tax positions related to the current year	129
Additions based on tax positions related to prior years	—
Reductions related to tax positions of prior years	(203)
Decrease due to statute expirations	(177)
Related interest and penalties, net of federal tax benefits	16

Balance as of December 31, 2008	$3,659

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Comprehensive Income (Loss)

We recognized the gains and losses on the effective portion of our interest rate swap derivative instruments that were designated as, and qualified as, cash flow hedges as a component of Other Comprehensive Loss as defined by FASB ASC Topic 220 “Comprehensive Income.”

Other comprehensive income (loss) recognized in prior periods reflects changes in the fair value of each of our cash flow hedges for the time that the cash flow hedges qualified as effective as follows:

	Year Ended December 31,
	2006	2007	2008
	(Dollars in thousands)
Mark-to-market gain (loss)	$762	$(3,779)	$(800)
Less tax provision (benefit)	305	(1,512)	(320)

Other comprehensive income (loss), net of tax	$457	$(2,267)	$(480)

Basic and Diluted Net Earnings Per Share

Basic net earnings per share has been computed using the weighted average number of Class A and Class B shares of common stock outstanding during the period. Diluted net earnings per share is computed using the weighted average number of shares of Class A and Class B common stock outstanding during the period plus the dilutive effects of stock options.

Options to purchase 2,146,564, 2,422,024 and 562,175 shares of Class A common stock and unvested restricted stock shares of 6,000 5,000 and zero were outstanding at December 31, 2006, 2007 and 2008. Diluted weighted average shares outstanding exclude outstanding stock options whose exercise price is in excess of the average price of the Company’s stock price. These options are excluded from the respective computations of diluted net income or loss per share because their effect would be anti-dilutive. The number of anti-dilutive shares were 2,138,680, 2,418,471 and 561,964 as of December 31, 2006, 2007, and 2008, respectively.

Options to purchase 1,327,075 shares (unaudited) of Class A common stock and unvested restricted stock shares of 5,000 (unaudited) were outstanding at September 30, 2009. Diluted weighted average shares outstanding exclude outstanding stock options whose exercise price is in excess of the average price of the Company’s stock price. These options are excluded from the respective computation of diluted net income per share because their effect would be anti-dilutive. There were no dilutive shares on September 30, 2009 (unaudited).

The following table sets forth the shares used to compute basic and diluted net earnings per share for the periods indicated:

	Year Ended December 31,
	2006	2007	2008
Weighted average shares	24,215,867	23,785,015	23,671,288
Effect of dilutive securities—stock options	7,884	3,553	211

Weighted average shares adjusted for dilutive securities	24,223,751	23,788,568	23,671,499

Segments

We have one reportable operating segment—radio broadcasting. The remaining non-reportable segments consist of our Internet businesses, SWN, Townhall.com, and Salem Consumer Products and our publishing businesses, Salem Publishing and Xulon Press, which do not meet the reportable segment quantitative thresholds and accordingly are aggregated below as non-broadcast. The radio broadcasting segment also operates various radio networks. We present our segment operating results in Note 12.

Concentrations of Business and Credit Risks

The majority of our operations are conducted in multiple locations across the country. Our credit risk is spread across a large number of customers, none of which account for a significant volume of revenue or outstanding receivables. We do not normally require collateral on credit sales; however, credit histories are reviewed before extending substantial credit to any customer. We establish an allowance for doubtful accounts based on customers’ payment history and perceived credit risks. Bad debt expense has been within management’s expectations.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant areas for which management uses estimates are allowance for bad debts, income tax valuation allowance and impairment analysis for intangible assets including broadcast licenses and goodwill as well as other long-lived assets.

Reclassifications

Certain reclassifications were made to the prior year financial statements to conform to the current year presentation. These reclassifications include the accounting for WRRD-AM, Milwaukee, Wisconsin, WFZH-FM, Milwaukee, Wisconsin, and CCM Magazine, as discontinued operations as discussed in Note 2. The accompanying Consolidated Balance Sheets and Statements of Operations reflect the operating results and net assets of these entities as discontinued operations for the years ended December 31, 2008 and 2007.

All prior periods have been revised to reflect the operating results and net assets of these stations as discontinued operations to conform to the current period presentation.

NOTE 2. SIGNIFICANT TRANSACTIONS

On February 2, 2009, in the unaudited nine-month period ended September 30, 2009, we received reimbursement from the Port of Seattle of approximately $1.7 million (unaudited) of costs associated with a tower relocation project. The tower relocation began in 2001 as a result of the City’s use of eminent domain in which the existing tower land was seized.

On March 31, 2009, in the unaudited nine-month period ended September 30, 2009, we completed the purchase of radio station WAMD-AM in Aberdeen, Maryland for $2.7 million (unaudited). The purchase price had been paid into an escrow account on July 18, 2008. The accompanying Consolidated Statements of Operations includes the operating results of this radio station as of the acquisition date. In accordance with FASB ASC Topic 805 “Business Combinations” expenses associated with this business combination were expensed as of the January 2009 effective date. The business combination does not meet the materiality threshold for pro-forma disclosures.

On July 24, 2009, in the unaudited nine-month period ended September 30, 2009, we completed the purchase of radio station WZAB-AM in Miami, Florida for $1.0 million (unaudited). The accompanying Consolidated Statements of Operations reflect the operating results of this radio station as of the acquisition date. The business combination does not meet the materiality threshold for pro-forma disclosures.

In accordance with FASB ASC Topic 805, effective as of January 1, 2009, any excess of fair value of the acquired net assets over the acquisition consideration shall be recognized as a gain on a bargain purchase. Prior to recording a gain, the acquiring entity must reassess whether all acquired assets and assumed liabilities have been identified and recognized and perform re-measurements to verify that the consideration paid, assets acquired, and liabilities assumed have been properly valued. We underwent such a reassessment, and as a result, have recorded a gain on the bargain purchase of WZAB-AM in Miami, Florida, of $1.6 million (unaudited). If new information is obtained within the measurement period about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized for assets acquired and liabilities assumed, we will retrospectively adjust the amounts recognized as of the acquisition date. We believe that the gain on bargain purchase resulted from various factors that may have impacted the acquisition price of WZAB-AM, including, without limitation, that the previous owner of the license for WZAB-AM did not have the technical facilities from which to broadcast.

A summary of our acquisitions for the nine months ended September 30, 2009, none of which were material to our consolidated financial position as of the date of acquisition, is as follows:

Acquisition Date	Description	Total Cost
		(Dollars in thousands)
		(Unaudited)
March 31, 2009	WAMD-AM, Aberdeen, Maryland	$2,725
July 24, 2009	WZAB-AM, Miami, Florida	1,020

		$3,745

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Under the acquisition method of accounting, in accordance with FASB ASC Topic 805, the total acquisition consideration is allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the date of the transaction. We obtained an independent third-party appraisal of the estimated fair value of the acquired net assets from Bond & Pecaro as of the acquisition date for each of the transactions noted.

The estimated fair value of the total acquisition consideration was allocated to the total assets acquired as follows:

Total Assets Acquired
(Dollars in thousands) (Unaudited)
Asset
Property and equipment	$213
FCC License	5,166

$5,379

On June 1, 2009, in the unaudited nine-month period ended September 30, 2009, we completed the sale of radio station KPXI-FM in Tyler-Longview, Texas for $0.4 million (unaudited) which resulted in a pre-tax loss of $1.6 million (unaudited). The operating results of KPXI-FM were excluded from the Consolidated Statements of Operations as of the date of the sale.

Discontinued Operations:

We entered a plan to sell all radio stations in the Milwaukee market during 2007. We sold radio station WRRD-AM in Milwaukee, Wisconsin for $3.8 million on March 28, 2008 and sold radio station WFZH-FM in Milwaukee, Wisconsin for $8.1 million on May 30, 2008. We entered into an LMA with the buyer of WFZH-FM effective as of February 15, 2008, under which the buyer began programming the station and paying a majority of operational costs of the station. The accompanying Consolidated Balance Sheets and Statements of Operations reflect the operating results and net assets of the Milwaukee stations as a discontinued operation for the three and nine months ended September 30, 2008.

We ceased publishing the CCM Magazine as of March 2008. The operating results for CCM Magazine have been reported as a discontinued operation as of this date. The accompanying Consolidated Statements of Operations reflect the operating results of this entity as a discontinued operation for the three and nine months ended September 30, 2008.

On July 31, 2008, we entered into an asset purchase agreement to sell radio station WRFD-AM in Columbus, Ohio for $4.0 million. As a result of the sale, we were to exit the Columbus, Ohio market. The Consolidated Balance Sheets and Statements of Operations for all periods presented were reclassified as of the date of the asset purchase agreement to reflect the operating results and net assets of this market as a discontinued operation through December 2009. The sale was expected to close in the fourth quarter of 2009. On December 30, 2009, the buyer of the radio station advised us that they would not be able to meet the terms of the asset purchase agreement. Because of the buyer terminating the agreement, and uncertainty surrounding our ability to exit the market, we have reclassified the accompanying Consolidated Balance Sheets and Statements of Operations for all periods presented to reflect the operating results and net assets of this market in continuing operations. In January 2010, we collected a $0.2 million termination fee from the buyer pursuant to the asset purchase agreement.

On March 28, 2008, we sold radio station KTEK-AM in Houston, Texas for $7.8 million, including $4.5 million in cash, and $3.3 million in notes receivables. The notes included a $1.8 million 90 day promissory note due on June 24, 2008 bearing interest at 8% per annum and a $1.5 million seven year promissory note bearing interest at 8% per annum, with monthly installments due beginning in May 2008. The sale resulted in a pre-tax gain of $6.1 million. The operating results of KTEK-AM were excluded from the Consolidated Statement of Operations beginning on February 1, 2008, the date we stopped operating the station pursuant to a Time Brokerage Agreement with the buyer.

On March 28, 2008, we sold radio station WRRD-AM in Milwaukee, Wisconsin for $3.8 million resulting in a pre-tax gain of $2.0 million which is reported as a component of discontinued operations. The accompanying Consolidated Balance Sheets and Consolidated Statements of Operations for the twelve months ended December 31, 2008 reflect WRRD-AM as a discontinued operation. All prior periods have been revised to reflect the operating results of the station as a discontinued operation to conform to the current period presentation.

On May 30, 2008, we sold radio station WFZH-FM in Milwaukee, Wisconsin for $8.1 million resulting in a pre-tax gain of $1.4 million which is reported as a component of discontinued operations. The accompanying Consolidated Balance Sheets and Consolidated Statements of Operations for the twelve months ended December 31, 2008 reflect WFZH-FM as a discontinued operation. All prior periods have been revised to reflect the operating results of the station as a discontinued operation to conform to the current period presentation.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

On April 8, 2008, we acquired land in Seattle, Washington, Denver, Colorado and Pittsburgh, Pennsylvania from entities controlled by its Chairman and by its Chief Executive Officer (“Principal Shareholders”) for approximately $5.0 million. This transaction was approved the independent members of the Company Board of Directors and was based on the appraised value from a third-party valuation firm. As a result of this transaction, we will reduce rental expense by approximately $148,000 annually and has permanently secured these AM transmitter site locations. We also assumed two income-producing lease agreements as follows: (a) a diplex agreement at the Seattle-Tacoma, Washington site generating annual rental income which is currently $139,000 approximately and (b) a mobile telephone lease at the Pittsburgh, Pennsylvania site generating annual rental income which is currently $26,000. In addition, we entered into new transmitter site leases for eight (8) existing transmitter sites (the “New Transmitter Site Leases”) operated by the Company and leased from the Principal Stockholders. Seven (7) of these New Transmitter Site Leases replace existing transmitter site leases between the Company and the Principal Shareholder which were either scheduled to expire or had option exercise deadlines in 2009 or 2010. As a result, we are not required to renegotiate a new lease or exercise an option on any of its related party leases until 2016.

On April 11, 2008 we purchased of selected assets of WMCU-AM in Miami, Florida, for $12.3 million. We began operating the station under a LMA effective on October 18, 2007. The accompanying Consolidated Statements of Operations includes the operating results of this station as of the LMA date.

On June 30, 2008, we completed a reorganization of certain legal entities. Under this reorganization, all operating assets of the Company other than CCM Communications, Inc. are now owned by Salem Holding. The operating assets of CCM Communications, Inc. and SIC remain owned by Salem. The reorganization did not impact the Consolidated Balance Sheets and Consolidated Statements of Operations; however the consolidating financial statements presented in Note 13 reflect the revised structure.

In September 2008, an agreement dated February 22, 2008 to sell radio station KKMO-AM in Seattle, Washington for approximately $3.7 million was terminated. The buyer of the station did not meet the terms of the Asset Purchase Agreement. As a result of the buyer terminating the agreement, we recognized income of $0.2 million reported as other income in the Consolidated Statement of Operations.

On February 1, 2007, we entered into an agreement to purchase selected assets of radio station KTRO-AM, in Portland, Oregon subject to certain conditions, for $4.5 million. We began operating the station under an LMA effective the same date. The accompanying Consolidated Statement of Operations includes the operating results of this radio station as of the LMA date. On October 29, 2008, we notified the owner in accordance with the agreement that it would discontinue operating the station under the LMA and would not acquire the station. As a result of terminating this agreement, we recorded a terminated transaction charge of $0.4 million in the fourth quarter of 2008.

On December 2, 2008, we sold radio station WRVI-FM in Louisville, Kentucky for $3.0 million resulting in a pre-tax gain of $1.1 million. The operating results of WRVI-FM are excluded from the Consolidated Statement of Operations as of the date of the sale.

On December 12, 2008, we formed SIC, a wholly-owned unrestricted subsidiary of Salem Communications Corporation. SIC issued a promissory note to Salem Holding for $4.75 million. On December 18, 2008 SIC purchased $9.4 million of Salem Holding’s 7 3/4% Notes (“Notes”) at a 50% discount from a group of Note holders. Salem Holding agreed to cancel the outstanding Promissory Note in exchange for the cancellation by SIC of the Notes. On a consolidated basis, the transaction resulted in a $4.7 million pre-tax gain on the early retirement of debt.

During the year ended December 31, 2008, we completed the following acquisitions, none of which were material in aggregate or individually to our consolidated financial position as of the date of acquisition:

Acquisition Date	Description	Total Cost
		(Dollars in thousands)
April 8, 2008	Land purchase from principal stockholders (asset purchase)	$5,013
April 11, 2008	Selected assets of WMCU-AM, Miami, Florida (asset purchase)	12,418
June 6, 2008	Intercristo.com, a faith-based online job posting site (business acquisition)	1,187
August 15, 2008	Conservativevoice.com, customer list (business acquisition)	152

		$18,770

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The purchase price was allocated to the total assets acquired as follows:

Amount
(Dollars in thousands)
Asset
Property and equipment	$974
Real estate	7,079
FCC license	9,501
Non-compete agreements	33
Domain and brand names	591
Customer lists and other contracts	499
Goodwill	93

$18,770

The accompanying Consolidated Balance Sheets include the acquired assets and liabilities of each acquired entity as of the acquisition date. The results of operations are included in the accompanying Consolidated Statements of Operations as of the date of acquisition with the exception of WMCU-AM, in Miami, Florida, was included in the Consolidated Statement of Operations beginning October 18, 2007, the date on which we began operating the station under an LMA with the seller pending approval of the acquisition by the FCC.

During the year ended December 31, 2007, we completed the following acquisitions, none of which were material in aggregate or individually to our consolidated financial position as of the date of acquisition:

Acquisition Date	Entity	Description	Acquisition Cost
			(Dollars in thousands)
February 2, 2007	ChristianMusicPlanet.com	Christian music web portal	$311
September 12, 2007	CMCentral.com	Christian music Internet site and online community	360
Various	Various	Other Internet Businesses and domain names	316

			$987

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The purchase price was allocated to the total assets acquired as follows:

Amount
(Dollars in thousands)
Asset
Property and equipment	$196
Domain and brand names	422
Subscriber list	203
Customer lists and other contracts	121
Goodwill	45

$987

The accompanying Consolidated Balance Sheets include the acquired assets and liabilities of each acquired entity as of the acquisition date. The results of operations are included in the accompanying Consolidated Statements of Operations as of the date of acquisition. With the exception of certain domain names, which were acquisitions of assets, the above transactions were acquisitions of businesses.

On February 7, 2007, we sold radio station WKNR-AM in Cleveland, Ohio, for $7.0 million resulting in a pre-tax gain of $3.4 million. The operating results of WKNR-AM were excluded from the Consolidated Statement of Operations beginning on December 1, 2006, the date we stopped operating the station pursuant to a LMA with the buyer.

On May 29, 2007, we sold radio station WVRY-FM, Nashville, Tennessee for $0.9 million resulting in a pre-tax loss of $0.5 million, including the write-off of goodwill associated with this entity of $0.2 million. The operating results of WVRY-FM were excluded from the Consolidated Statement of Operations beginning on March 9, 2007, the date we stopped operating the station pursuant to an LMA with the buyer.

During the year ended December 31, 2006 we completed the following acquisitions, none of which were material in aggregate or individually to our consolidated financial position as of the date of acquisition.

Acquisition Date	Station(s)	Market Served	Acquisition Cost	Format Changed
			(Dollars in thousands)
January 23, 2006	WTLN-AM(1)	Orlando, FL	$5,497	No
January 23, 2006	WHIM-AM(1)	Orlando, FL	4,503	No
February 3, 2006	WORL-AM(2)	Orlando, FL	3,998	Yes
February 10, 2006	WLQV-AM(2)	Detroit, MI	8,813	No
May 12, 2006	KKFS-FM(2)	Sacramento, CA	21,835	Yes
October 1, 2006	KORL-AM(2)	Honolulu, HI	1,546	Yes

			$46,192

(1)	Acquisition was that of a business, all others were acquisitions of assets
(2)	Indicates that the station was acquired through an exchange as detailed below.

The purchase price was allocated to the assets acquired as follows:

Amount
(Dollars in thousands)
Asset
Property and equipment	$4,305
Amortizable intangible assets	406
Goodwill	211
Broadcast licenses	41,270

$46,192

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The accompanying Consolidated Balance Sheets includes the acquired assets and liabilities of each acquired entity as of their respective date of acquisition. With the exception of WTLN-AM, WHIM-AM, and KKFS-FM, the results of operations are included in the accompanying Consolidated Statements of Operations as of the date of acquisition. The operating results for both WTLN-AM and WHIM-AM were included in the accompanying Consolidated Statements of Operations beginning on October 1, 2005, the date on which we began operating each station under an LMA with the seller pending approval of the acquisition by the FCC. The operating results of KKFS-FM were included in the accompanying Consolidated Statements of Operations beginning on July 28, 2005, the date on which we began operating the station under an LMA agreement with the seller pending approval of the exchange by the FCC.

On February 3, 2006, we exchanged radio station KNIT-AM, Dallas, Texas, for selected assets of radio station WORL-AM, Orlando, Florida. The exchange was accounted for under ASC Topic 805, “Exchanges of Nonmonetary Assets an Amendment of APB Opinion No. 29,” which was adopted on January 1, 2006, resulting in a pre-tax gain on the exchange of $3.5 million.

On February 10, 2006, we exchanged radio stations WTSJ-AM, Cincinnati, Ohio, and WBOB-AM, Cincinnati, Ohio and $6.7 million in cash for selected assets of radio station WLQV-AM, Detroit, Michigan. The accompanying Consolidated Statements of Operations for the year ended December 31, 2006 reflect WTSJ-AM and WBOB-AM as discontinued operations. All prior periods have been revised to reflect the operating results of these stations as discontinued operations to conform to the current period presentation. The exchange was accounted for under ASC Topic 805, and resulted in a pre-tax gain on the exchange of $0.7 million.

On May 12, 2006, we exchanged radio station KLMG-FM, Sacramento, California, for selected assets of radio station KKFS-FM, Sacramento, California. The exchange was accounted for under ASC Topic 805 and resulted in a pre-tax gain on the exchange of $14.6 million. Additionally, we sold radio station KBAA-FM, Sacramento, California, for $0.5 million, resulting in a pre-tax loss of $0.6 million.

On May 31, 2006, we sold radio station WCCD-AM in Cleveland, Ohio, for $2.1 million resulting in a pre-tax gain of $1.6 million.

On July 17, 2006, we completed the sale of radio station WBTK-AM, Richmond, Virginia, for $1.5 million resulting in a pre-tax gain of $0.6 million. The accompanying Consolidated Statements of Operations for the year ended December 31, 2006 reflect WBTK-AM as a discontinued operation. All prior periods have been revised to reflect the operating results and net assets of these stations as discontinued operations to conform to the current period presentation.

On September 18, 2006, we completed the sale of radio station WBGB-FM, Jacksonville, Florida for $7.6 million resulting in a pre-tax gain of $0.8 million. The accompanying Consolidated Statements of Operations for the year ended December 31, 2006 reflect WBGB-FM as a discontinued operation. All prior periods have been revised to reflect the operating results and net assets of these stations as discontinued operations to conform to the current period presentation.

On October 1, 2006, we exchanged radio station KHCM-AM, Honolulu, Hawaii and $1.0 million in cash for selected assets of radio station KORL-AM, Honolulu, Hawaii. We retained the call letters of the station. The exchange was accounted for under ASC Topic 805 and resulted in a pre-tax loss on the exchange of $0.04 million.

On December 1, 2006, we completed the sale of radio stations WJGR-AM, Jacksonville, Florida, WZNZ-AM, Jacksonville, Florida and WZAZ-AM, Jacksonville, Florida for $2.8 million resulting in a pre-tax gain of $0.1 million. The assets were sold to Chesapeake-Portsmouth Broadcasting Corporation (“Chesapeake-Portsmouth”). Chesapeake-Portsmouth is a company controlled by Nancy Epperson, wife of Salem’s Chairman of the Board Stuart W. Epperson and sister of CEO Edward G. Atsinger III. The accompanying Consolidated Statements of Operations for the year ended December 31, 2006 reflect WJGR-AM, Jacksonville, Florida, WZNZ-AM, Jacksonville, Florida and WZAZ-AM, Jacksonville, Florida as discontinued operations. All prior periods have been revised to reflect the operating results and net assets of these stations as discontinued operations to conform to the current period presentation.

On December 22, 2006, we completed the sale of radio station WITH-AM, Baltimore, Maryland for $3.0 million resulting in a pre-tax gain of $2.2 million. The accompanying Consolidated Statements of Operations for the year ended December 31, 2006 reflect WITH-AM as a discontinued operation.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Other Completed Transactions:

On January 1, 2006, we acquired The Singing News, a Christian music publication, and its related operations for $4.4 million, which includes $0.2 million of goodwill and $0.6 million of deferred revenue liabilities assumed.

On February 13, 2006, we acquired the Internet website CrossDaily.com and its related operations for $2.3 million, which includes $0.6 million of goodwill.

On April 28, 2006, we acquired the Internet website Townhall.com and its related operations for $4.8 million, upon which a $2.6 million seller financed non-interest bearing note was issued. The purchase price includes $1.3 million of goodwill.

On June 1, 2006, we acquired Preaching Magazine and its companion web properties and related operations for $0.3 million, which includes $10,000 of goodwill.

On June 1, 2006, we acquired Xulon Press, an on-demand digital publisher of books targeting the Christian audience, and its related operations, for $1.5 million, which includes $0.1 million of goodwill and $0.7 million of deferred revenue liabilities.

The purchase price for these transactions was allocated as follows:

Amount
(Dollars in thousands)
Asset
Property and equipment	$391
Amortizable intangible assets	7,806
Goodwill	2,099
Mastheads	2,892

$13,188

NOTE 3. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

	December 31,		September 30, 2009
	2007	2008
		(Dollars in thousands)
			(Unaudited)
Land	$30,426	$37,132	$37,345
Buildings	24,558	25,011	24,865
Office furnishings and equipment	30,810	34,073	34,359
Antennae, towers and transmitting equipment	69,255	73,834	74,097
Studio and production equipment	27,604	28,844	28,715
Computer software and website development costs	5,448	7,966	8,794
Record and tape libraries	64	64	65
Automobiles	1,097	1,148	1,028
Leasehold improvements	14,457	14,921	15,221
Construction-in-progress	10,164	5,470	3,076

	213,883	228,463	227,565
Less accumulated depreciation	82,796	94,553	103,786

	$131,087	$133,910	$123,779

Depreciation expense was approximately $11.9 million, $12.0 million and $13.3 million for the years ended December 31, 2006, 2007, and 2008, respectively and $10.1 million (unaudited) for the nine months ended September 30, 2009.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

NOTE 4. NOTES PAYABLE AND LONG-TERM DEBT

We amended our credit facility on March 11, 2009 and paid $1.2 million (unaudited) in amendment fees. This amendment resulted in the following primary modifications to the credit facility: (a) exclusion of all maturities of debt from the determination of the pro-forma debt service covenant calculation, (b) ability to refinance our 7 3/4% Senior Subordinated Notes due December 2010 in part or in full, (c) the elimination of Salem’s ability to purchase additional shares of its common stock or to pay a dividend on its common stock unless the Total Leverage Ratio calculated under the credit facility is less than or equal to 4.00:1.00, (d) termination of the revolving line of credit that was scheduled to expire on March 31, 2009, and (e) extension through December 31, 2010, of the Company’s ability to obtain a Term Loan D under the facility, which extension allows the addition of a new Term Loan D subject to the following conditions and restrictions: (1) the use of all proceeds from any such Term Loan D shall be limited to repayment of other term loans under the facility, (2) the aggregate amount of all new and additional Term Loan D commitments shall not exceed Fifty Million Dollars ($50,000,000), and (3) to the extent that applicable interest rates and indices applicable to any new Term Loan D are greater than existing applicable interest rates and indices on the remainder of the amounts outstanding under the facility, the existing applicable interest rates and indices shall be adjusted to match those in effect for the new Term Loan D.

In the unaudited nine-month period ended September 30, 2009, through the use of SIC, a wholly owned unrestricted subsidiary, we repurchased $1.0 million of our 7 3/4% Notes for $0.3 million in April 2009. This transaction resulted in a $0.7 million (unaudited) pre-tax gain on the early retirement of debt.

There is $90.6 million and $89.7 million (unaudited) outstanding on the 7 3/4% Notes as of December 31, 2008 and September 30, 2009, respectively.

Long-term debt consisted of the following at the balance sheet date indicated:

	As of December 31, 2007	As of December 31, 2008	As of September 30, 2009
	(Dollars in thousands)
			(Unaudited)
Term loans under credit facility	$234,900	$232,467	$231,267
Revolving line of credit under credit facility	13,000	—	—
Swingline credit facility	2,952	—	—
7 3/4% senior subordinated notes due 2010	100,000	90,605	89,655
Seller financed note to acquire Townhall.com	2,546	1,295	—
Capital leases and other loans	886	1,008	952

	$354,284	$325,375	$321,874
Less current portion	6,667	3,766	72,965

	$347,617	$321,609	$248,909

In addition to the amounts listed above, we also have interest payments related to our long-term debt as follows as of September 30, 2009 (unaudited):

•	Outstanding borrowings of $231.2 million on term loans with interest payments due at LIBOR plus 1.25% to 1.75% or at prime rate plus 0.25% to 0.75%, depending on our Total Leverage Ratio;

•	Swingline credit facility with interest payments due at 0.75% more than the bank’s prime rate;

•	$89.7 million senior subordinated notes with semi-annual interest payments at 7 3/4%; and

•	Commitment fee of 0.375% on the unused portion of our credit facility and 0.5% on the unused portion of our Swingline facility.

Revolving Line of Credit with Banks

        The wholly-owned subsidiary, Salem Communications Holding Corporation (“Salem Holding”), is the borrower under the Company’s credit facilities. The maximum amount that Salem Holding may borrow under the credit facilities is limited by a ratio of the consolidated existing total adjusted funded debt to pro forma twelve-month cash flow (the “Total Leverage Ratio”). The credit facilities allow the Company to adjust its total debt as used in such calculation by the lesser of (i) 50% of the aggregate purchase price of acquisitions of newly acquired radio stations that the Company will reformat to a religious talk, News Talk or religious music format or (ii) $45.0 million, and the cash flow from such stations will not be considered in the calculation of the ratio during the period in which such acquisition gives rise to an adjustment to total debt. The Total Leverage Ratio allowed under the credit facilities was 6.75 to 1 as of December 31, 2008 and 5.75 to 1 (unaudited) as of September 30, 2009 (unaudited). The ratio will decline periodically until December 31, 2009, at which point it will remain at 5.5 to 1 through the remaining term of the credit facilities. The Total Leverage Ratio under the credit facilities on a pro forma basis, was 5.56 to 1 on December 31, 2008 and 5.16 to 1 (unaudited) on September 30, 2009.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The credit facilities include a $75.0 million senior secured reducing revolving credit facility (“revolving credit facility”), a $75.0 million term loan B facility (“term loan B facility”) and a $165.0 million term loan C facility (“term loan C facility”). As of December 31, 2008, the borrowing capacity and aggregate commitments were $71.6 million under its term loan B facility and $160.9 million under the term loan C facility. The amount the Company can borrow, however, is subject to certain restrictions as described below. As of December 31, 2008, the Company could borrow $52.5 million under its credit facilities.

On December 31, 2008, $71.6 million was outstanding under the term loan B facility and $160.9 million was outstanding under the term loan C facility. The borrowing capacity under the revolving credit facility steps down in three 10% increments on June 30, 2007, December 31, 2007 and June 30, 2008, and matures on March 25, 2009. The borrowing capacity under the term loan B facility steps down 0.5% each December 31 and June 30. The term loan B facility matures on the earlier of March 25, 2010, or the date that is six months prior to the maturity of any subordinated indebtedness of Salem or Salem Holding. The borrowing capacity under the term loan C facility steps down 0.5% each December 31 and June 30, commencing December 31, 2008. The term loan C facility matures on the earlier of June 30, 2012, or the date that is six months prior to the maturity of any subordinated indebtedness of Salem or Salem Holding. The credit facilities require the Company, under certain circumstances, to prepay borrowings under the credit facilities with excess cash flow and the net proceeds from the sale of assets, the issuance of equity interests and the issuance of subordinated notes. If the Company is required to make these prepayments, its borrowing capacity and the aggregate commitments under the facilities will be reduced, but such reduction shall not, in any event, reduce the borrowing capacity and aggregate commitments under the facilities below $50.0 million.

Amounts outstanding under the credit facilities bear interest at a rate based on, at Salem Holding’s option, the bank’s prime rate or LIBOR, in each case plus a spread. For purposes of determining the interest rate under the revolving credit facility, the prime rate spread ranges from 0.00% to 1.00%, and the LIBOR spread ranges from 1.00% to 2.00%. For both the term loan B facility and the term loan C facility, the prime rate spread ranges from 0.25% to 0.75%, and the LIBOR spread ranges from 1.25% to 1.75%. In each case, the spread is based on the Total Leverage Ratio on the date of determination. If an event of default occurs, the rate may increase by 2.0%. At December 31, 2008, the blended interest rate on amounts outstanding under the credit facilities was 4.76%.

The credit facilities contain additional restrictive covenants customary for facilities of their size, type and purpose which, with specified exceptions, limits the Company’s ability to incur debt, have liens, enter into affiliate transactions, pay dividends, consolidate, merge or effect certain asset sales, make specified investments, acquisitions and loans and change the nature of its business. The credit facilities also require the Company to satisfy specified financial covenants, which covenants require the Company on a consolidated basis to maintain specified financial ratios and comply with certain financial tests, including ratios for maximum leverage as described above, minimum interest coverage (not less than 2.0 to 1 through March 31, 2009 increasing in increments until June 30, 2009, at which point it will remain at 2.5 to 1 through the remaining term of the credit facilities), minimum debt service coverage (a static ratio of not less than 1.25 to 1), a maximum consolidated senior leverage ratio (currently 5.0 to 1 through March 31, 2009, which will decline periodically until December 31, 2009, at which point it will remain at 4.0 to 1 through the remaining term of the credit facilities), and minimum fixed charge coverage (a static ratio of not less than 1.1 to 1). Salem and all of its subsidiaries, except for Salem Holding, are guarantors of borrowings under the credit facilities. The credit facilities are secured by liens on all of the Company’s assets and its subsidiaries’ assets and pledges of all of the capital stock of its subsidiaries.

Swingline Credit Facility

On June 1, 2005, we entered into an agreement for a swingline credit facility (“Swingline”) with a borrowing capacity of $5.0 million. This agreement was amended on June 1, 2007. As collateral for the Swingline, the Company pledged its corporate office building. Amounts outstanding under the Swingline bear interest at a rate based on the bank’s prime rate. As of December 31, 2008 and September 30, 2009 (unaudited), there was no outstanding balance under the Swingline bearing interest of 7.00%.

9% Senior Subordinated Notes due 2011

In June 2001, Salem Holding issued $150.0 million principal amount of 9% Notes due 2011. Salem Holding used the net proceeds to repay approximately $145.5 million in borrowings under the credit facility. The 9% Notes were redeemable at the option of the Company, in whole or in part, at any time on or after July 1, 2006, at the redemption prices specified in the indenture.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

During the quarter ended June 30, 2004, we repurchased an aggregate amount of $55.6 million of our 9% Notes through a combination of redemptions and open market repurchases (the “Redemption”) pursuant to the terms of the indenture governing the 9% Notes. The Redemption resulted in a loss of approximately $6.6 million. We used the proceeds from its follow-on offering of 2.3 million shares of Class A common stock issued in May 2004, to complete the Redemption.

During the year ended December 31, 2005, we repurchased an aggregate amount of $0.3 million of our 9% Notes through open market repurchases. As a result, we reported $24,000 as a loss on early redemption of long-term debt in the Consolidated Statement of Operations.

On July 6, 2006, we, through the borrowings under its term loan C facility, redeemed the remainder of its outstanding 9% Notes. The redemption price, as set for in the notes, of 104.5% of the principal outstanding of $94.0 million, resulted in a pre-tax loss of approximately $3.6 million, including the write-off of unamortized bond issued costs and interest rate swap settlement amounts, which is reported as a loss on early retirement of long-term debt.

7 3/4% Senior Subordinated Notes due 2010

In December 2002, Salem Holding issued $100.0 million of 7 3/4% Senior Subordinated Notes. The 7 3/4% Notes have interest payment dates on June 15 and December 15. Principal is due on the maturity date, December 15, 2010. The 7 3/4 % Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2007, at the redemption prices specified in the indenture. The 7 3/4% Notes are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by the Guarantors (Salem Communications Corporation and all of its subsidiaries (other than Salem Holding)). The 7 3/4% Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness, including the Company’s obligations under the Credit Agreement. The indenture limits the incurrence of additional indebtedness by the Company, the payment of dividends, the use of proceeds of certain asset sales, and contains certain other restrictive covenants affecting the Company.

Through the use of an unrestricted subsidiary, we repurchased $9.4 million of its 7 3/4% Notes for $4.7 million in December 2008. This transaction resulted in a $4.7 million pre-tax gain on the early retirement of debt. As of December 31, 2008, there is $90.6 million of the 7 3/ 4% Notes outstanding. We repurchased an additional $1.0 million of our 7 3 /4% Notes for $0.3 million (unaudited) in April 2009. This transaction resulted in a $0.7 million (unaudited) pre-tax gain on the early retirement of debt. There is $89.7 million (unaudited) outstanding on the 7 3/4% Notes as of September 30, 2009.

Other Debt

We have several capital leases related to various data processing equipment. The obligation recorded at December 31, 2007 and 2008 and September 30, 2009 (unaudited) represents the present value of future commitments under the lease agreements.

Maturities of Long-Term Debt

Principal repayment requirements under all long-term debt agreements outstanding at September 30, 2009 for each of the next five years and thereafter are as follows:

Twelve Months Ended September 30,	Amount
(Dollars in thousands)
(Unaudited)
2010	$72,965
2011	248,111
2012	84
2013	55
2014	43
Thereafter	616

$321,874

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

NOTE 5. INCOME TAXES

The consolidated provision (benefit) for income taxes from continuing operations for Salem consisted of the following at December 31:

	2006	2007	2008
	(Dollars in thousands)
Current:
Federal	$(46)	$—	$(61)
State	339	448	323

	293	448	262

Deferred:
Federal	9,894	6,392	14,985
State	916	539	(4,428)

	10,810	6,931	(19,413)

Provision for (benefit from) income taxes	$11,103	$7,379	$(19,151)

Discontinued operations are reported net of the tax provision (benefit) of $1.6 million in 2006, $(0.6) million in 2007 and $1.5 million in 2008.

The consolidated deferred tax asset and liability consisted of the following:

	December 31,
	2007	2008
	(Dollars in thousands)
Deferred tax assets:
Financial statement accruals not currently deductible	$5,407	$5,508
Net operating loss, AMT credit and other carryforwards	36,997	34,882
State taxes	158	151
Other	1,655	2,433

Total deferred tax assets	44,217	42,974
Valuation allowance for deferred tax assets	(1,788)	(2,850)
Net deferred tax assets	$42,429	$40,124

Deferred tax liabilities:
Excess of net book value of property, plant, equipment and software for financial reporting purposes over tax basis	$9,521	$9,705
Excess of net book value of intangible assets for financial reporting purposes over tax basis	85,823	65,336
Unrecognized tax benefits	3,894	3,659
Other	(995)	(1,140)

Total deferred tax liabilities	98,243	77,560

Net deferred tax liabilities	$55,814	$37,436

The following table reconciles the above net deferred tax liabilities to the financial statements:

	December 31,
	2007	2008
	(Dollars in thousands)
Deferred income tax asset per balance sheet	$5,567	$5,670
Deferred income tax liability per balance sheet	(61,381)	(43,106)

	$(55,814)	$(37,436)

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

A reconciliation of the statutory federal income tax rate to the provision for income tax is as follows:

	Year Ended December 31,
	2006	2007	2008
	(Dollars in thousands)
Statutory federal income tax rate (at 35%)	$9,643	$5,798	$(18,901)
Effect of state taxes, net of federal	816	642	(2,683)
Permanent items	773	777	2,247
Other, net	(129)	162	186

Provision for (benefit from) income taxes	$11,103	$7,379	$(19,151)

At December 31, 2008, we had net operating loss carryforwards for federal income tax purposes of approximately $67.0 million which expire in 2023 through 2028 and for state income tax purposes of approximately $645.4 million which expire in years 2008 through 2028. For financial reporting purposes at December 31, 2008 we had a valuation allowance of $2.9 million, net of federal benefit, to offset a portion of the deferred tax assets related to state net operating loss carryforwards which may not be realized.

NOTE 6. COMMITMENTS AND CONTINGENCIES

The Company and its subsidiaries, incident to its business activities, are parties to a number of legal proceedings, lawsuits, arbitration and other claims including the purported class action described below. Such matters are subject to many uncertainties and outcomes that are not predictable with assurance. Also, the Company maintains insurance which may provide coverage for such matters. Consequently, the Company is unable to ascertain the ultimate aggregate amount of monetary liability or the financial impact with respect to these matters. The Company believes, at this time, that the final resolution of these matters, individually and in the aggregate, will not have a material adverse effect upon the Company’s annual consolidated financial position, results of operations or cash flows.

Salem leases various land, offices, studios and other equipment under operating leases that generally expire over the next ten to twenty-five years. The majority of these leases are subject to escalation clauses and may be renewed for successive periods ranging from one to five years on terms similar to current agreements and except for specified increases in lease payments. Rental expense included in operating expense under all lease agreements was $13.9 million, $15.1 million and $15.5 million in 2006, 2007 and 2008, respectively.

Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2008, are as follows:

	Related Parties	Other	Total
	(Dollars in thousands)
2009	$1,332	$8,824	$10,156
2010	1,262	8,278	9,540
2011	1,186	7,105	8,291
2012	855	6,842	7,697
2013	775	6,568	7,343
Thereafter	5,225	38,704	43,929

	$10,635	$76,321	$86,956

NOTE 7. STOCK OPTION PLAN

The Company has one stock option plan. The Amended and Restated 1999 Stock Incentive Plan (the “Plan”) allows the Company to grant stock options and restricted shares to employees, directors, officers and advisors of the Company. A maximum of 3.1 million shares are authorized under the Plan. Options generally vest over a four year period and have a maximum term of five years from the vesting date. The Plan provides that vesting may be accelerated in certain corporate transactions of the Company. The Plan provides that the Board of Directors, or a committee appointed by the Board, has discretion, subject to certain limits, to modify the terms of outstanding options. We recognize non-cash stock based compensation expense related to the estimated fair value of stock options granted in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation.”

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table reflects the components of stock-based compensation expense recognized in the Consolidated Statements of Operations for the nine months ended September 30, 2008 and 2009:

	Nine Months Ended September 30,
	2008	2009
	(Dollars in thousands)
	(Unaudited)
Stock option compensation expense included in corporate expenses	$2,763	$193
Restricted stock units compensation expense included in corporate expenses	36	—
Stock option compensation expense included in broadcast operating expenses	393	111
Stock option compensation expense included in non-broadcast operating expenses	138	75

Total stock-based compensation expense, pre-tax	$3,330	$379
Tax benefit from stock-based compensation expense	(1,407)	(170)

Total stock-based compensation expense, net of tax	$1,923	$209

The following table reflects the components of stock-based compensation expense recognized in the Consolidated Statements of Operations for the years ended December 31, 2006, 2007 and 2008:

	Year Ended December 31,
	2006	2007	2008
	(Dollars in thousands)
Stock option compensation expense included in corporate expenses	$3,372	$2,338	$2,727
Restricted stock shares compensation expense included in corporate expenses	91	59	36
Stock option compensation expense included in broadcast operating expenses	798	830	471
Stock option compensation expense included in non-broadcast operating expenses	73	155	140

Total stock-based compensation expense, pre-tax	$4,334	$3,382	$3,374

Tax benefit from stock-based compensation expense	(1,746)	(1,499)	(1,422)

Total stock-based compensation expense, net of tax	$2,588	$1,883	$1,952

Stock option and restricted stock grants

The Plan allows the Company to grant stock options and shares of restricted stock to employees, directors, officers and advisors of the Company. The option exercise price is set at the closing price of the Company’s common stock on the date of grant, and the related number of shares granted is fixed at that point in time. The Plan also provides for grants of restricted stock units. Eligible employees may receive stock options annually with the number of shares and type of instrument generally determined by the employee’s salary grade and performance level. In addition, certain management and professional level employees typically receive a stock option grant upon commencement of employment. Non-employee directors of the Company have received restricted stock grants that vest one year from the date of issuance as well as stock options that vest immediately. The Plan does not allow key employees and directors (restricted persons) to exercise an option during a pre-defined black out period. Employees may participate in a 10b5-1 Plan available to exercise options according to predefined criteria.

We use the Black-Scholes option valuation model to estimate the grant date fair value of stock options. The expected volatility reflects the consideration of the historical volatility of our stock as determined by the closing price over a six to twelve year term that is generally commensurate with the expected term of the option. The expected dividends reflect our payment of special dividends in 2006 and 2007. The expected term of the option is based on evaluations of historical and expected future employee exercise behavior. The risk-free interest rates for periods within the expected term of the option are based on the U.S. Treasury yield curve in effect during the period the options were granted. We use historical data to estimate future forfeiture rates to apply against the gross amount of compensation expense determined using the option valuation model.

During the year ended December 31, 2008, all senior executives voluntarily surrendered options (vested and unvested) to the Company. The voluntary surrender was not accompanied by a concurrent grant of (or offer to grant) a replacement award or other valuable consideration. The surrender was accounted for as a repurchase for no consideration. As a result 1,741,854 options were voluntarily surrendered resulting in approximately a $1.6 million increase in stock-based compensation expense in the third quarter of 2008.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The weighted-average assumptions used to estimate the fair value of stock options granted using the Black-Scholes option valuation model were as follows for the nine months ended September 30, 2008 and 2009:

	Nine Months Ended September 30,
	2008	2009
	(Unaudited)
Expected volatility	44.58%	76.54%
Expected dividends	3.90%	0.00%
Expected term (in years)	8.5	6.1
Risk-free interest rate	3.11%	2.30%

The weighted-average assumptions used to estimate the fair value of the stock options using the Black-Scholes option valuation model were as follows for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2006	2007	2008
Expected volatility	47.2% - 55.0%	43.18% - 46.4%	44.47% - 45.08%
Expected dividends	0.0%	0.0%	4.13%
Expected term (in years)	5 - 8	6 - 9	6 - 12
Risk-free interest rate	4.93%	4.55%	3.33%

Stock option information with respect to our stock-based compensation plans during the three years ended December 31, 2008 is as follows (Dollars in thousands, except share amounts, weighted average exercise price and weighted average grant date fair value):

Options	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2006	1,924,269	$23.82	$10.81		$—
Granted	350,950	13.63	6.27		—
Exercised	(8,250)	11.58	8.74		9
Forfeited or expired	(120,405)	22.19	15.50		—

Outstanding at December 31, 2006	2,146,564	$22.30	$13.88	4.5 years	$—

Exercisable at December 31, 2006	1,347,787	$25.14	$15.82	3.1 years	$—

Outstanding at January 1, 2007	2,146,564	$22.30	$13.88		$—
Granted	395,400	11.78	8.08
Exercised	(2,500)	11.81	—		4
Forfeited or expired	(117,440)	19.59	13.75

Outstanding at December 31, 2007	2,422,024	$20.73	$13.98	4.3 years	$—

Exercisable at December 31, 2007	1,475,337	$24.24	$15.07	2.7 years	$—

Outstanding at January 1, 2008	2,422,024	$20.73	$13.98		$—
Granted	55,000	5.48	1.86		—
Exercised	—	—	—		—
Forfeited or expired	(1,914,849)	22.12	14.04

Outstanding at December 31, 2008	562,175	$14.56	$9.11	4.0 years	$—

Exercisable at December 31, 2008	329,772	$16.57	$10.22	2.4 years	$—

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Stock option information with respect to our stock-based compensation plan for the nine months ended September 30, 2009 is as follows (dollars in thousands, except per share amounts) (unaudited):

Options	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2009	562,175	$14.56	$9.11	4.0 years	$—
Granted	876,000	0.61	0.46		1,441
Exercised	—	—	—		—
Forfeited or expired	(111,100)	16.37	10.77		16

Outstanding at September 30, 2009	1,327,075	5.20	3.27	5.1 years	1,426

Exercisable at September 30, 2009	319,638	15.17	9.21	2.9 years	—

The fair values of shares of restricted stock are determined based on the closing price of our common stock on the grant dates. Information regarding our restricted stock during the three years ended December 31, 2008 is as follows:

Restricted Stock Units	Shares	Weighted Average Grant Date Fair Value
Non-Vested at January 1, 2006	5,000	$17.90
Granted	6,000	11.15
Lapsed	(5,000)	17.90
Forfeited	—	—

Non-Vested at December 31, 2006	6,000	$11.15

Non-Vested at January 1, 2007	6,000	$11.15
Granted	5,000	10.15
Lapsed	(6,000)	11.15
Forfeited	—	—
Non-Vested at December 31, 2007	5,000	$10.15

Non-Vested at January 1, 2008	5,000	$10.15
Granted	—	—
Lapsed	(5,000)	10.15
Forfeited	—	—

Non-Vested at December 31, 2008	—	$—

The fair values of shares of restricted stock are determined based on the closing price of our common stock on the grant dates. Information regarding our restricted stock grants for the nine months ended September 30, 2009 is as follows (dollars in thousands, except per share amounts) (Unaudited):

Restricted Stock	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Non-Vested at January 1, 2009	—	$—	$—	—	$—
Granted	5,000	—	0.36		11
Vested	—	—	—		—
Forfeited	—	—	—		—

Non-Vested at September 30, 2009	5,000	—	0.36	0.4 years	11

As of September 30, 2009, there was $0.4 million (unaudited) of total unrecognized compensation expense related to non-vested awards of stock options and restricted shares. This cost is to be recognized over a weighted average period of 1.2 years (unaudited).

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Additional information regarding options outstanding as of December 31, 2008, is as follows:

Range of Exercise Prices	Options	Weighted Average Contractual Life Remaining (Years)	Weighted Average Exercise Price	Exercisable Options	Weighted Average Exercise Price
$ 4.30 – $ 7.00	55,000	7.6	$5.48	—	$5.48
$ 7.01 – $12.00	140,775	4.6	$11.60	62,287	$11.60
$12.01 – $17.00	245,450	3.8	$14.91	158,660	$14.91
$17.01 – $22.00	75,575	3.0	$20.09	63,450	$20.09
$22.01 – $25.50	45,375	1.0	$23.67	45,375	$23.67

$ 4.30 – $25.50	562,175	4.0	$14.56	329,772	$14.56

NOTE 8. RELATED PARTY TRANSACTIONS

Leases with Principal Stockholders

A trust controlled by the Chief Executive Officer of the Company, Edward G. Atsinger III, owns real estate on which assets of one radio station are located. Salem has entered into a lease agreement with this trust. Rental expense related to this lease included in operating expense for 2006, 2007 and 2008 amounted to $122,000, $138,000 and $145,000, respectively.

Land and buildings occupied by various Salem radio stations are leased from entities owned by the Company’s CEO and its Chairman of the Board. Rental expense under these leases included in operating expense for 2006, 2007 and 2008 amounted to $1.1 million, $1.2 million and $1.3 million, respectively.

On April 8, 2008, we acquired land in Seattle, Washington, Denver, Colorado and Pittsburgh, Pennsylvania from entities controlled by Principal Shareholders for approximately $5.0 million. This transaction was approved the independent members of the Company Board of Directors and was based on the appraised value from a third-party valuation firm. As a result of this transaction, the Company will reduce rental expense by approximately $148,000 annually and has permanently secured these AM transmitter site locations. We also assumed two income-producing lease agreements as follows: (a) a diplex agreement at the Seattle-Tacoma, Washington site generating current annual rental income of approximately $139,000, and (b) a mobile telephone lease at the Pittsburgh, Pennsylvania site generating current annual rental income of approximately $26,000. A prerequisite negotiated by the Company as an important condition of the closing of the Transmitter Site Purchases was the entry by the Company into new transmitter site leases for eight (8) existing transmitter sites (the “New Transmitter Site Leases”) operated by the Company and leased from the Principal Stockholders. Seven (7) of these New Transmitter Site Leases replace existing transmitter site leases between the Company and the Principal Shareholder which were either scheduled to expire or had option exercise deadlines in 2009 or 2010. As a result, we are not required to renegotiate a new lease or exercise an option on any of its related party leases until 2016.

Radio Stations Owned by the Eppersons

Nancy A. Epperson, the wife of the Chairman of the Board, Stuart W. Epperson, currently serves as an officer, director and stockholder of six radio stations in Virginia, five radio stations in North Carolina, and five radio stations in Florida.

On December 1, 2006, we completed the sale of radio stations WJGR-AM, Jacksonville, Florida, WZNZ-AM, Jacksonville, Florida and WZAZ-AM, Jacksonville, Florida for $2.8 million resulting in a pre-tax gain of $0.1 million. The assets were sold to Chesapeake-Portsmouth Broadcasting Corporation (“Chesapeake-Portsmouth”). Chesapeake-Portsmouth is a company controlled by Nancy Epperson, wife of Salem’s Chairman of the Board Stuart W. Epperson and sister of CEO Edward G. Atsinger III.

The markets where these radio stations are located are not currently served by stations owned and operated by the Company. Under his employment agreement, Mr. Epperson is required to offer the Company a right of first refusal of opportunities related to the Company’s business.

Radio Stations Owned by Mr. Hinz

Mr. Hinz, a director of the Company, through companies or entities controlled by him, operates three radio stations in Southern California. These radio stations are formatted in Christian Teaching and Talk programming in the Spanish language. Operating radio stations with such programming in the markets reached by such stations is not currently part of Salem’s current business strategy.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Truth For Life—Mr. Hinz and Mr. Weinberg

Truth For Life is a non-profit organization that is a customer of Salem Communications. During 2006, 2007 and 2008, the Company was paid approximately $2.0 million, $2.2 million and $2.4 million, respectively, by Truth For Life for airtime on its stations. Mr. Hinz is an active member of the board of directors of Truth for Life. Mr. Weinberg served on the board of directors of Truth For Life through June of 2007.

Split-Dollar Life Insurance

The Company purchased split-dollar life insurance policies for its Chairman and Chief Executive Officer in 1997. The premiums were $230,000, for each of the years ended December 31, 2006, 2007 and 2008, respectively. The Company is the owner of the policies and is entitled to recover all of the premiums paid on these policies. The Company records an asset based on the lower of the aggregate premiums paid or insurance cash surrender value. As of December 31, 2007 and 2008, we recorded an asset of $1.5 million and $1.9 million, respectively. Benefits above and beyond the cumulative premiums paid will go to the beneficiary trusts established by each of the Chairman and Chief Executive Officer.

Transportation Services Supplied by Atsinger Aviation

From time to time, the Company rents aircraft from a company which is owned by Edward G. Atsinger III. As approved by the independent members of the Company’s board of directors, the Company rent these aircraft on an hourly basis at what the Company believes are market rates and uses them for general corporate needs. Total rental expense for these aircraft for 2006, 2007 and 2008 amounted to approximately $235,000, $368,000 and $188,000, respectively.

NOTE 9. DEFINED CONTRIBUTION PLAN

We maintain a 401(k) defined contribution plan (the “401(k) Plan”), which covers all eligible employees (as defined in the 401(k) Plan). Participants are allowed to make nonforfeitable contributions up to 60% of their annual salary, but may not exceed the annual maximum contribution limitations established by the Internal Revenue Service. The plan allows a Company match of 50% on the first 3% of the amounts contributed by each participant and 25% on the next 3% contributed but does not match participants’ contributions in excess of 6% of their compensation per pay period. We contributed and expensed $1.0 million, $1.1 million and $0.7 million to the 401(k) Plan in 2006, 2007 and 2008, respectively. The Company match was temporarily suspended in July 2008 as part of an extensive cost reduction program.

NOTE 10. STOCKHOLDERS’ EQUITY

Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share, except for specified related party transactions. Holders of Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of stockholders, except that holders of Class A common stock vote separately for two independent directors.

On May 5, 2004, Salem sold 2,325,000 shares of its Class A common stock at $30.00 per share in a public offering, generating offering proceeds of approximately $65.7 million, net of approximately $4.0 million of offering commissions and costs. In addition, the Chairman and Chief Executive Officer sold 290,000 shares and 485,000 shares of Class A common stock, respectively, in the public offering in May 2004, which was beneficially owned by them. Salem did not receive any monies from the sale of shares by these selling stockholders.

In November 2004, the Company’s Board of Directors authorized a $25.0 million stock repurchase program subject to the Company remaining in compliance with its credit facilities and bond indenture, which limit the Company’s ability to repurchase shares. The Company’s Board of Directors authorized a $25.0 million share repurchase program in May 2005. In February 2006, the Board of Directors increased Salem’s existing share repurchase program to permit the repurchase of up to an additional $25.0 million of shares of Salem’s Class A common stock. This repurchase program terminated on December 31, 2007. The amount the Company may repurchase may be limited by certain restrictions under its credit facilities.

During the year ended December 31, 2007, Salem had repurchased 2,317,650 shares of Class A common stock for approximately $34.0 million at an average price of $14.67 per share, and had 23,668,788 shares of its Class A and Class B common stock outstanding. During the year ended December 31, 2006, Salem had repurchased 1,490,625 shares of Class A common stock for approximately $20.7 million at an average price of $13.87 per share.

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

On August 23, 2007, we paid a special cash dividend of $0.42 per share on its Class A and Class B common stock to shareholders of record as of the close of business on August 20, 2007. The cash payment amounted to approximately $10.0 million. On July 28, 2006, we paid a special cash dividend of $0.60 per share on its Class A and Class B common stock to shareholders of record as of the close of business on July 17, 2006. The cash payment amounted to approximately $14.6 million.

We account for stock-based compensation expense in accordance with FASB ASC Topic No. 718 Compensation—Stock Expense. As a result, $3.4 million, $3.4 million and $4.3 million of non-cash stock-based compensation expense has been recorded to additional paid-in capital for the year ended December 31, 2006, 2007, and 2008, respectively and $0.4 million (unaudited) of non-cash stock-based compensation expense has been recorded to additional paid-in capital for the nine months ended September 30, 2009.

NOTE 11. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

The following table sets forth selected financial results of the Company on a quarterly basis.

The Statements of Operations Data for all prior periods presented have been reclassified to reflect the operating results of WRRD-AM, Milwaukee, Wisconsin and WFZH-FM, Milwaukee, Wisconsin, and CCM Magazine as discontinued operations. In 2007, we had a plan in place to sell these radio stations and completed the sale of these entities during the year ended December 31, 2008.

	March 31		June 30		September 30		December 31
	2007	2008	2007	2008	2007	2008	2007	2008
	(Dollars in thousands, except per share data)
Total revenue	$55,230	$54,497	$59,223	$57,917	$57,326	$54,892	$58,898	$55,184
Operating income (loss)	11,773	12,933	10,918	10,382	10,052	(14,082)	8,963	(41,060)
Net income (loss) before discontinued operations	2,899	3,655	2,915	2,933	2,071	(11,033)	1,301	(30,407)
Net income (loss)	$2,965	$5,023	$2,924	$3,524	$2,098	$(11,042)	$188	$(30,591)
Basic earnings (loss) share from continuing operations	$0.12	$0.15	$0.12	$0.12	$0.09	$(0.47)	$0.05	$(1.28)
Diluted earnings (loss) per share from continuing operations	$0.12	$0.15	$0.12	$0.12	$0.09	$(0.47)	$0.05	$(1.28)
Basic and diluted earnings (loss) per share	$0.12	$0.21	$0.12	$0.15	$0.09	$(0.47)	$0.01	$(1.29)
Basic and diluted earnings (loss) per share	$0.12	$0.21	$0.12	$0.15	$0.09	$(0.47)	$0.01	$(1.29)

NOTE 12. SEGMENT DATA

FASB ASC 280 “Segment Reporting” requires companies to provide certain information about their operating segments. We have one reportable operating segment—radio broadcast. The remaining non-reportable segments consist of Salem Web Network TM and Salem Publishing, which do not meet the reportable segment quantitative thresholds and accordingly are aggregated in the following tables as non-broadcast. The radio broadcast segment also operates various radio networks.

Management uses operating income before depreciation, amortization, impairments of goodwill and indefinite-lived assets, (gain) loss on disposal of assets, and cost of denied tower site and abandoned projects and terminated transaction costs as its measure of profitability for purposes of assessing performance and allocating resources.

	Radio Broadcast	Non-broadcast	Corporate	Consolidated
	(Dollars in thousands)
Year Ended December 31, 2008
Net revenue	$194,113	$28,377	$—	$222,490
Operating expenses	124,881	25,867	20,040	170,788

Operating income (loss) before depreciation, amortization, Cost of denied tower site and abandoned projects and terminated transactions, impairment of goodwill and indefinite-lived assets and (gain) loss on disposal of assets	$69,232	$2,510	$(20,040)	$51,702

Depreciation	10,536	1,506	1,291	13,333
Amortization	68	2,720	15	2,803
Cost of denied tower site and abandoned projects and terminated transactions	1,275	—	—	1,275
Impairment of goodwill and indefinite-lived assets	73,010	—	—	73,010
(Gain) loss on disposal of assets	(6,918)	24	2	(6,892)

Operating income (loss) from continuing operations	$(8,739)	$(1,740)	$(21,348)	$(31,827)

Year Ended December 31, 2007
Net revenue	$206,055	$24,622	$—	$230,677
Operating expenses	130,844	22,921	22,314	176,079

Operating income (loss) before depreciation, amortization and (gain) loss on disposal of assets	$75,211	$1,701	$(22,314)	$54,598

Depreciation	10,174	761	1,112	12,047
Amortization	131	2,885	19	3,035
(Gain) loss on disposal of assets	(2,229)	13	26	(2,190)

Operating income (loss) from continuing operations	$67,135	$(1,958)	$(23,471)	$41,706

Year Ended December 31, 2006
Net revenue	$206,367	$17,896	$—	$224,263
Operating expenses	129,438	16,680	24,043	170,161

Operating income (loss) before depreciation, amortization and (gain) loss on disposal of assets	$76,929	$1,216	$(24,043)	$54,102

Depreciation	9,859	862	1,185	11,906
Amortization	696	2,405	19	3,120
(Gain) loss on disposal of assets	(18,677)	6	18	(18,653)

Operating income (loss) from continuing operations	$85,051	$(2,057)	$(25,265)	$57,729

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	Radio Broadcast	Non-broadcast	Corporate	Consolidated
	(Dollars in thousands)
As of December 31, 2008
Total property, plant and equipment, net	$117,732	$6,176	$10,002	$133,910
Goodwill	4,361	13,861	8	18,230
As of December 31, 2007
Total property, plant and equipment, net	$115,025	$5,524	$10,538	$131,087
Goodwill	4,858	13,770	8	18,636

	Radio Broadcast	Non-broadcast	Corporate	Consolidated
Nine Months Ended September 30, 2008 (Unaudited)
Net revenue	$146,583	$20,723	$—	$167,306
Operating expenses	95,666	19,565	16,314	131,545

Operating income (loss) before depreciation, amortization, impairment of goodwill and indefinite-lived assets and gain (loss) on disposal of assets	$50,917	$1,158	$(16,314)	$35,761

Depreciation	7,952	1,100	965	10,017
Amortization	40	2,003	10	2,053
Impairment of goodwill and indefinite-lived assets	20,320	—	—	20,320
(Gain) loss on disposal of assets	(5,887)	24	1	(5,862)

Operating income (loss) from continuing operations	$28,492	$(1,969)	$(17,290)	$9,233

Nine Months Ended September 30, 2009 (Unaudited)
Net revenue	$128,708	$19,667	$—	$148,375
Operating expenses	81,900	17,400	10,054	109,354

Operating income (loss) before depreciation, amortization, cost of denied tower site and abandoned projects and terminated transactions, impairment of goodwill and indefinite-lived assets and gain (loss) on disposal of assets	$46,808	$2,267	$(10,054)	$39,021

Depreciation	7,825	1,469	790	10,084
Amortization	27	1,304	8	1,339
Cost of denied tower site and abandoned projects and terminated transactions	1,111	—	—	1,111
Impairment of goodwill and indefinite-lived assets	26,650	1,159	—	27,809
(Gain) loss on disposal of assets	1,661	11	(2)	1,670

Operating income (loss) from continuing operations	$9,534	$(1,676)	$(10,850)	$(2,992)

September 30, 2009 (Unaudited)
Total property, plant and equipment, net	$108,105	$5,645	$10,029	$123,779
Goodwill	4,003	13,631	8	17,642

SALEM COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

NOTE 13. CONSOLIDATING FINANCIAL INFORMATION

The following is the consolidating information of Salem Communications Corporation for purposes of presenting the financial position and operating results of Salem Holding as the issuer of the 7 3/4% senior subordinated notes due 2010 (the “7 3/4% Notes”) and its guarantor subsidiaries on a consolidated basis and the financial position and operating results of the other guarantors, which are consolidated within the Company. Separate financial information of Salem Holding on an unconsolidated basis is not presented because Salem Holding has substantially no assets, operations or cash other than its investments in subsidiaries. Each guarantor has given its full and unconditional guarantee, on a joint and several basis, of indebtedness under the 7 3/4% Notes. Salem Holding and CCM are 100% owned by Salem and Salem Holding owns 100% of all of its subsidiaries. CCM and all subsidiaries of Salem Holding are guarantors. The net assets of Salem Holding are subject to certain restrictions which, among other things, require Salem Holding to maintain certain financial covenant ratios, and restrict Salem Holding and its subsidiaries from transferring funds in the form of dividends, loans or advances without the consent of the holders of the 7 3/4% Notes. The restricted net assets of Salem Holding as of December 31, 2008, amounted to $298.8 million. Included in intercompany receivables of Salem Holding presented in the consolidating balance sheet below is $18.9 million of amounts due from CCM as of December 31, 2008. On December 12, 2008, the Company formed SIC, a wholly-owned unrestricted subsidiary of Salem Communications Corporation. The restricted net assets of Salem Holding as of September 30, 2009 amounted to $308.5 million (unaudited). Included in intercompany receivables of Salem Holding presented in the consolidating balance sheet below is $20.1 million (unaudited) of amounts due from CCM as of September 30, 2009.

SALEM COMMUNICATIONS CORPORATION

CONSOLIDATING BALANCE SHEET

(UNAUDITED)

(Dollars in thousands)

	As of December 31, 2008
	Guarantors			Issuer and Guarantor Subsidiaries	Adjustments	Salem Consolidated
	Parent	SIC	Other Media	Salem Holding
Current assets:
Cash and cash equivalents	$—	$—	$19	$1,873	$—	$1,892
Trade accounts receivable, net	—	—	119	28,411	—	28,530
Other receivables	—	6	—	304	(6)	304
Prepaid expenses	—	—	212	2,328	—	2,540
Deferred income taxes	—	—	140	5,530	—	5,670
Total current assets	—	6	490	38,446	(6)	38,936

Investment in subsidiaries	292,530	—	—	—	(292,530)	—

Property, plant and equipment, net	—	—	616	133,294	—	133,910
Broadcast licenses	—	—	—	398,135	—	398,135
Goodwill	—	—	712	17,518	—	18,230
Other indefinite-lived intangible assets	—	—	2,892	—	—	2,892
Amortizable intangible assets, net	—	—	419	4,033	—	4,452
Bond issue costs	—	—	—	268	—	268
Bank loan fees	—	—	—	981	—	981
Intercompany receivables	11,556	—	—	108,605	(120,161)	—
Notes receivable	—	—	—	2,881	—	2,881
Other assets	—	—	19	7,014	—	7,033

Total assets	$304,086	$6	$5,148	$711,175	$(412,697)	$607,718

Current liabilities:
Accounts payable	$—	$—	$30	$889	$—	$919
Accrued expenses	—	—	487	5,261	—	5,748
Accrued compensation and related expenses	—	—	141	5,322	—	5,463
Accrued interest	—	—	—	989	(6)	983
Deferred revenue	—	—	2,157	3,515	—	5,672
Income taxes payable	—	—	4	342	—	346
Current maturities of long-term debt	—	—	—	3,766	—	3,766

Total current liabilities	—	—	2,819	20,084	(6)	22,897

Intercompany payables	101,267	—	18,894	—	(120,161)	—
Long-term debt	—	—	—	321,609	—	321,609
Fair value of interest rate swap agreements	—	—	—	7,898	—	7,898
Deferred income taxes	(297)	(2)	(10,300)	53,705	—	43,106
Deferred revenue	—	—	26	7,851	—	7,877
Other liabilities	—	—	—	1,215	—	1,215

Total stockholders’ equity	203,116	8	(6,291)	298,813	(292,530)	203,116

Total liabilities and stockholders’ equity	$304,086	$6	$5,148	$711,175	$(412,697)	$607,718

SALEM COMMUNICATIONS CORPORATION

CONSOLIDATING STATEMENT OF OPERATIONS

(UNAUDITED)

(Dollars in thousands)

	Year Ended December 31, 2008
	Guarantor			Issuer and Guarantor Subsidiaries	Adjustments	Salem Consolidated
	Parent	SIC	Other Media	Salem Holding
Net broadcast revenue	$—	$—	$—	$194,716	$(603)	$194,113
Non-broadcast revenue	—	—	6,176	22,518	(317)	28,377

Total revenue	—	—	6,176	217,234	(920)	222,490

Operating expenses:
Broadcast operating expenses	—	—	—	124,881	—	124,881
Non-broadcast operating expenses	—	—	7,658	19,129	(920)	25,867
Corporate expenses	—	—	—	20,040	—	20,040
Impairment of goodwill and indefinite-lived assets	—	—	—	73,010	—	73,010
Amortization	—	—	544	2,259	—	2,803
Depreciation	—	—	240	13,093	—	13,333
Cost of denied tower site and abandoned projects	—	—	—	1,275	—	1,275
(Gain) loss on disposal of assets	—	—	23	(6,915)	—	(6,892)

Total operating expenses	—	—	8,465	246,772	(920)	254,317

Operating income (loss)	—	—	(2,289)	(29,538)	—	(31,827)

Other income (expense):
Equity in earnings of consolidated subsidiaries, net	(30,649)	—	—	—	30,649	—
Interest income	3,093	—	—	8,777	(11,623)	247
Interest expense	(7,295)	(5)	(1,230)	(25,474)	11,623	(22,381)
Change in fair value of interest rate swaps	—	—	—	(4,827)	—	(4,827)
Gain on early retirement of debt	—	—	—	4,664	—	4,664
Other income (expense), net	—	—	—	121	—	121

Income (loss) before income taxes	(34,851)	(5)	(3,519)	(46,277)	30,649	(54,003)

Provision (benefit) for income taxes	(1,765)	(2)	(1,448)	(15,936)	—	(19,151)

Income (loss) from continuing operations	(33,086)	(3)	(2,071)	(30,341)	30,649	(34,852)

Income from discontinued operations, net of tax	—	—	88	1,678	—	1,766

Net income (loss)	$(33,086)	$(3)	$(1,983)	$(28,663)	$30,649	$(33,086)

Other comprehensive income (loss)	(480)	—	—	(480)	480	(480)

Comprehensive income (loss)	$(33,566)	$(3)	$(1,983)	$(29,143)	$31,129	$(33,566)

SALEM COMMUNICATIONS CORPORATION

CONSOLIDATING STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)

	Year Ended December 31, 2008
	Guarantors			Issuer and Guarantor Subsidiaries	Adjustments	Salem Consolidated
	Parent	SIC	Other Media	Salem Holding
OPERATING ACTIVITIES
Loss from continuing operations	$(33,086)	$(3)	$(2,071)	$(30,341)	$30,649	$(34,852)
Adjustments to reconcile income from continuing operations to net cash provided by operating activities
Non-cash stock-based compensation	—	—	—	3,374	—	3,374
Depreciation and amortization	—	—	784	15,352	—	16,136
Amortization of bond issue costs and bank loan fees	—	—	—	1,161	—	1,161
Amortization and accretion of financing items	—	—	—	49	—	49
Provision for bad debts	—	—	(54)	5,060	—	5,006
Deferred income taxes	(1,108)	(2)	447	(17,482)	—	(18,145)
Change in fair value of interest rate swaps	—	—	—	4,827	—	4,827
Cost of denied tower site and abandoned projects terminated transactions	—	—	—	1,275	—	1,275
Impairment of goodwill and indefinite-lived assets	—	—	—	73,010	—	73,010
(Gain) loss on disposal of assets	—	—	22	(6,914)	—	(6,892)
(Gain) loss on early redemption of long-term debt	—	—	—	(4,664)	—	(4,664)
Changes in operating assets and liabilities:
Accounts receivable	—	(6)	171	(3,194)	6	(3,023)
Prepaid expenses and other current assets	—	—	70	11	—	81
Accounts payable and accrued expenses	—	—	(61)	(1,331)	(4)	(1,396)
Deferred revenue	—	—	70	1,774	—	1,844
Other liabilities	—	—	—	(128)	—	(128)
Income taxes payable	—	—	3	235	—	238

Net cash provide by (used in) continuing operating activities	(34,194)	(11)	(619)	42,074	30,651	37,901

INVESTING ACTIVITIES
Capital expenditures	—	—	(270)	(8,814)	—	(9,084)
Deposits on radio station acquisitions	—	—	—	(2,725)	—	(2,725)
Purchase of broadcast businesses	—	—	—	(12,418)	—	(12,418)
Purchase of non-broadcast businesses	—	—	—	(1,339)	—	(1,339)
Purchase of real estate from principal stockholders	—	—	—	(5,013)	—	(5,013)
Proceeds from disposal assets	—	—	—	9,253	—	9,253
Other	—	—	11	(502)	—	(491)

Net cash used in investing activities	—	—	(259)	(21,558)	—	(21,817)

FINANCING ACTIVITIES
Payments to redeem 9% Notes	—	—	—	(4,698)	—	(4,698)
Proceeds from borrowing under credit facilities	—	—	—	15,000	—	15,000
Payments of long-term debt and notes payable	—	—	—	(30,402)	—	(30,402)
Net borrowings and repayment on swingline credit facility	—	—	—	(2,952)	—	(2,952)
Tax benefit related to stock options exercised	—	—	—	(1)	—	(1)
Payments on capital lease obligations	—	—	—	(1,396)	—	(1,396)
Intercompany transfers	34,194	11	652	(4,206)	(30,651)	—
Book overdraft	—	—	—	(555)	—	(555)

Net provided by (cash used) in financing activities	34,194	11	652	(29,210)	(30,651)	(25,004)

CASH FLOWS OF DISCONTINUED OPERATIONS
Operating cash flows	—	—	88	(1,573)	—	(1,485)
Investing cash flows	—	—	—	11,850	—	11,850

Net cash provided by discontinued operations	—	—	88	10,277	—	10,365

Net increase (decrease) in cash and cash equivalents	—	—	(138)	1,583	—	1,445
Cash and cash equivalents at beginning of year	—	—	157	290	—	447

Cash and cash equivalents at end of period	$—	$—	$19	$1,873	$—	$1,892

SALEM COMMUNICATIONS CORPORATION

CONSOLIDATING BALANCE SHEET

(UNAUDITED)

(Dollars in thousands)

	As of September 30, 2009
	Guarantors			Issuer and Guarantor Subsidiaries	Adjustments	Salem Consolidated
	Parent	SIC	Other Media	Salem Holding
Current assets:
Cash and cash equivalents	$—	$—	$106	$31,560	$—	$31,666
Trade accounts receivable, net	—	—	123	25,948	—	26,071
Other receivables	—	—	3	251	—	254
Prepaid expenses	—	—	194	1,583	—	1,777
Deferred income taxes	—	—	53	4,194	—	4,247

Total current assets	—	—	479	63,536	—	64,015

Investment in subsidiaries	302,186	—	—	—	(302,186)	—
Property, plant and equipment, net	—	—	504	123,275	—	123,779
Broadcast licenses	—	—	—	375,505	—	375,505
Goodwill	—	—	483	17,159	—	17,642
Other indefinite-lived intangible assets	—	—	1,961	—	—	1,961
Amortizable intangible assets, net	—	—	256	2,836	—	3,092
Bond issue costs	—	—	—	163	—	163
Bank loan fees	—	—	—	1,356	—	1,356
Intercompany receivables	—	5	—	125,426	(125,431)	—
Notes receivable	—	—	—	2,805	—	2,805
Other assets	—	—	12	4,374	—	4,386

Total assets	$302,186	$5	$3,695	$716,435	$(427,617)	$594,704

Current liabilities:
Accounts payable	$—	$—	$177	$2,863	$—	$3,040
Accrued expenses	—	—	566	6,591	—	7,157
Accrued compensation and related expenses	—	—	142	5,226	—	5,368
Accrued interest	—	—	—	2,350	—	2,350
Deferred revenue	—	—	2,238	3,813	—	6,051
Income taxes payable	—	—	2	217	—	219
Current maturities of long-term debt	—	—	—	72,965	—	72,965

Total current liabilities	—	—	3,125	94,025	—	97,150

Intercompany payables	105,358	5	20,068	—	(125,431)	—
Long-term debt	—	—	—	248,909	—	248,909
Fair value of interest rate swap agreements	—	—	—	6,364	—	6,364
Deferred income taxes	(297)	—	(13,182)	50,027	—	36,548
Deferred revenue	—	—	29	7,800	—	7,829
Other liabilities	—	—	—	779	—	779
Total stockholders’ equity	197,125	—	(6,345)	308,531	(302,186)	197,125

Total liabilities and stockholders’ equity	$302,186	$5	$3,695	$716,435	$(427,617)	$594,704

SALEM COMMUNICATIONS CORPORATION

CONSOLIDATING STATEMENT OF OPERATIONS

(UNAUDITED)

(Dollars in thousands)

	Nine Months Ended September 30, 2009
	Guarantors			Issuer and Guarantor Subsidiaries	Adjustments	Salem Consolidated
	Parent	SIC	Other Media	Salem Holding
Net broadcast revenue	$—	$—	$—	$129,082	$(374)	$128,708
Non-broadcast revenue	—	—	4,039	15,755	(127)	19,667

Total revenue	—	—	4,039	144,837	(501)	148,375

Operating expenses:
Broadcast operating expenses	—	—	—	81,900	—	81,900
Non-broadcast operating expenses	—	—	4,611	13,290	(501)	17,400
Corporate expenses	—	—	—	10,054	—	10,054
Depreciation	—	—	149	9,935	—	10,084
Amortization	—	—	163	1,176	—	1,339
Cost of denied tower site and abandoned projects	—	—	—	1,111	—	1,111
Impairment of goodwill and indefinite-lived assets	—	—	1,159	26,650	—	27,809
(Gain) loss on disposal of assets	—	—	—	1,670	—	1,670

Total operating expenses	—	—	6,082	145,786	(501)	151,367

Operating income (loss)	—	—	(2,043)	(949)	—	(2,992)

Other income (expense):
Equity in earnings of consolidated subsidiaries, net	(4,443)	—	—	—	4,443	—
Interest income	—	—	—	5,094	(4,856)	238
Interest expense	(4,086)	—	(770)	(12,929)	4,856	(12,929)
Change in fair value of interest rate swaps	—	—	—	1,534	—	1,534
Gain on bargain purchase	—	—	—	1,634	—	1,634
Gain on early redemption of long-term debt	—	—	—	660	—	660
Other income (expense), net	—	—	—	(72)	—	(72)

Income (loss) before income taxes	(8,529)	—	(2,813)	(5,028)	4,443	(11,927)

Provision (benefit) for income taxes	(1,765)	—	(1,022)	(2,368)	—	(5,155)

Income (loss) from continuing operations	(6,764)	—	(1,791)	(2,660)	4,443	(6,772)

Income (loss) from discontinued operations, net of tax	—	—	(10)	18	—	8

Net income (loss)	$(6,764)	$—	$(1,801)	$(2,642)	$4,443	$(6,764)

Other comprehensive income (loss)	—	—	—	—	—	—

Comprehensive income (loss)	$(6,764)	$—	$(1,801)	$(2,642)	$4,443	$(6,764)

SALEM COMMUNICATIONS CORPORATION

CONSOLIDATING STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)

	Nine Months Ended September 30, 2009
	Guarantors			Issuer and Guarantor Subsidiaries	Adjustments	Salem Consolidated
	Parent	SIC	Other Media	Salem Holding
OPERATING ACTIVITIES
Loss from continuing operations	$(6,764)	$—	$(1,791)	$(2,660)	$4,443	$(6,772)
Adjustments to reconcile income from continuing operations to net cash provided by operating activities
Non-cash stock-based compensation	—	—	—	379	—	379
Depreciation and amortization	—	—	312	11,111	—	11,423
Amortization of bond issue costs and bank loan fees	—	—	—	1,022	—	1,022
Amortization and accretion of financing items	—	—	—	5	—	5
Provision for bad debts	—	—	2	3,566	—	3,568
Deferred income taxes	—	2	(2,795)	(2,342)	394	(4,741)
Change in fair value of interest rate swaps	—	—	—	(1,534)	—	(1,534)
Cost of denied tower site and abandoned projects	—	—	—	1,111	—	1,111
Impairment of goodwill and indefinite-lived assets	—	—	1,159	26,650	—	27,809
(Gain) loss on disposal of assets	—	—	—	1,670	—	1,670
Gain on bargain purchase	—	—	—	(1,634)	—	(1,634)
Gain on early redemption of long-term debt	—	—	—	(660)	—	(660)
Changes in operating assets and liabilities:
Accounts receivable	—	6	(9)	(1,050)	(6)	(1,059)
Prepaid expenses and other current assets	—	—	25	752	—	777
Accounts payable and accrued expenses	—	—	227	4,563	6	4,796
Deferred revenue	—	—	84	317	—	401
Other liabilities	—	—	—	(527)	—	(527)
Income taxes payable	—	—	(2)	(126)	—	(128)

Net cash provide by (used in) continuing operating activities	(6,764)	8	(2,788)	40,613	4,837	35,906

INVESTING ACTIVITIES
Capital expenditures	—	—	(38)	(2,957)	—	(2,995)
Deposits on radio station acquisitions	—	—	—	2,725	—	2,725
Purchase of broadcast businesses	—	—	—	(3,745)	—	(3,745)
Proceeds from disposal assets	—	—	—	353	—	353
Reimbursement of tower relocation costs	—	—	—	1,742	—	1,742
Other	—	—	—	(82)	—	(82)

Net cash used in investing activities	—	—	(38)	(1,964)	—	(2,002)

FINANCING ACTIVITIES
Payments of costs related to amendment of bank credit facility	—	—	—	(1,292)	—	(1,292)
Payments to redeem 7 3/4% Notes	—	—	—	(290)	—	(290)
Payments of long-term debt and notes payable	—	—	—	(2,497)	—	(2,497)
Payments on capital lease obligations	—	—	—	(59)	—	(59)
Intercompany transfers	6,764	(8)	2,923	(4,842)	(4,837)	—

Net provided by (cash used) in financing activities	6,764	(8)	2,923	(8,980)	(4,837)	(4,138)

CASH FLOWS OF DISCONTINUED OPERATIONS
Operating cash flows	—	—	(10)	18	—	8
Investing cash flows	—	—	—	—	—	—

Net cash provided by discontinued operations	—	—	(10)	18	—	8

Net increase in cash and cash equivalents	—	—	87	29,687	—	29,774
Cash and cash equivalents at beginning of year	—	—	19	1,873	—	1,892

Cash and cash equivalents at end of period	$—	$—	$106	$31,560	$—	$31,666

SALEM COMMUNICATIONS CORPORATION

CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

(Dollars in thousands)

	Nine Months Ended September 30, 2008
	Guarantors		Issuer and Guarantor Subsidiaries	Adjustments	Salem Consolidated
	Parent	CCM	Salem Holding
Net broadcast revenue	$—	$—	$147,000	$(417)	$146,583
Non-broadcast revenue	—	4,484	16,429	(190)	20,723

Total revenue	—	4,484	163,429	(607)	167,306

Operating expenses:
Broadcast operating expenses	—	—	95,652	14	95,666
Non-broadcast operating expenses	—	5,797	14,389	(621)	19,565
Corporate expenses	—	—	16,314	—	16,314
Depreciation	—	185	9,832	—	10,017
Amortization	—	408	1,645	—	2,053
Impairment of long-lived assets	—	—	20,320	—	20,320
(Gain) loss on disposal of assets	—	23	(5,885)	—	(5,862)

Total operating expenses	—	6,413	152,267	(607)	158,073

Operating income (loss)	—	(1,929)	11,162	—	9,233
Operating income (expense):
Equity in earnings of consolidated subsidiaries, net	(943)	—	—	943	—
Interest income	3,093	—	63,139	(66,051)	181
Interest expense	(5,768)	(956)	(76,342)	66,051	(17,015)
Other income, net	—	—	178	—	178

Income (loss) before income taxes	(3,618)	(2,885)	(1,863)	943	(7,423)
Provision (benefit from) for income taxes	(1,123)	(1,147)	(708)	—	(2,978)

Income (loss) from continuing operations, net of tax	(2,495)	(1,738)	(1,155)	943	(4,445)
Income from discontinued operations, net of tax	—	57	1,893	—	1,950

Net income (loss)	$(2,495)	$(1,681)	$738	$943	$(2,495)

Other comprehensive income (loss)	(480)	—	(480)	480	(480)

Comprehensive income (loss)	$(2,975)	$(1,681)	$258	$1,423	$(2,975)

SALEM COMMUNICATIONS CORPORATION

CONSOLIDATING STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)

	Nine Months Ended September 30, 2008
	Guarantors			Issuer and Guarantor Subsidiaries	Adjustments	Salem Consolidated
	Parent	SIC	Other Media	Salem Holding
OPERATING ACTIVITIES
Loss from continuing operations	$(2,495)	$—	$(1,738)	$(1,155)	$943	$(4,445)
Adjustments to reconcile income from continuing operations to net cash provided by operating activities
Non-cash stock-based compensation	—	—	—	3,330	—	3,330
Depreciation and amortization	—	—	593	11,477	—	12,070
Amortization of bond issue costs and bank loan fees	—	—	—	870	—	870
Amortization and accretion of financing items	—	—	—	41	—	41
Provision for bad debts	—	—	56	3,408	—	3,464
Deferred income taxes	(466)	—	732	(2,195)	—	(1,929)
Impairment of goodwill and indefinite-lived assets	—	—	—	20,320	—	20,320
(Gain) loss on disposal of assets	—	—	23	(5,885)	—	(5,862)
Changes in operating assets and liabilities:
Accounts receivable	—	—	26	(2,759)	—	(2,733)
Prepaid expenses and other current assets	—	—	141	(328)	—	(187)
Accounts payable and accrued expenses	—	—	(101)	4,153	—	4,052
Deferred revenue	—	—	36	2,184	—	2,220
Other liabilities	—	—	—	41	—	41
Income taxes payable	—	—	3	(78)	—	(75)

Net cash provide by (used in) continuing operating activities	(2,961)	—	(229)	33,424	943	31,177

INVESTING ACTIVITIES
Capital expenditures	—	—	(242)	(7,709)	—	(7,951)
Deposits on radio station acquisitions	—	—	—	(2,725)	—	(2,725)
Purchase of broadcast businesses	—	—	—	(12,315)	—	(12,315)
Purchase of non-broadcast businesses	—	—	—	(1,337)	—	(1,337)
Purchase of real estate from principal stockholders	—	—	—	(5,013)	—	(5,013)
Proceeds from disposal assets	—	—	—	6,253	—	6,253
Other	—	—	10	81	—	91

Net cash used in investing activities	—	—	(232)	(22,765)	—	(22,997)

FINANCING ACTIVITIES
Proceeds from borrowing under credit facilities	—	—	—	15,000	—	15,000
Payments of long-term debt and notes payable	—	—	—	(29,210)	—	(29,210)
Net borrowings and repayment on swingline credit facility	—	—	—	(2,952)	—	(2,952)
Tax benefit related to stock options exercised	—	—	—	(1)	—	(1)
Payments on capital lease obligations	—	—	—	(1,363)	—	(1,363)
Intercompany transfers	2,961	—	299	(2,317)	(943)	—
Book overdraft	—	—	—	(465)	—	(465)

Net provided by (cash used) in financing activities	2,961	—	299	(21,308)	(943)	(18,991)

CASH FLOWS OF DISCONTINUED OPERATIONS
Operating cash flows	—	—	57	(1,359)	—	(1,302)
Investing cash flows	—	—	—	11,850	—	11,850

Net cash provided by discontinued operations	—	—	57	10,491	—	10,548

Net increase (decrease) in cash and cash equivalents	—	—	(105)	(158)	—	(263)
Cash and cash equivalents at beginning of year	—	—	157	290	—	447

Cash and cash equivalents at end of period	$—	$—	$52	$132	$—	$184

NOTE 14. SUBSEQUENT EVENTS (UNAUDITED)

Subsequent events reflect all applicable transactions through November 9, 2009.

$300,000,000

Salem Communications Corporation

9.625% Senior Secured Second Lien Notes due 2016

Offer to Exchange All of Our Outstanding

9.625% Senior Secured Second Lien Notes due 2016

For

Our New 9.625% Senior Secured Second Lien Notes due 2016

PROSPECTUS

February 2, 2010